Offer to Purchase for Cash

by

AQUASITION CORP.

of

Up to 4,995,000 Shares of Common Stock

at a Purchase Price of $10.30 Per Share

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P. M., NEW YORK CITY TIME, ON TUESDAY, JULY 29, 2014
UNLESS THE OFFER IS EXTENDED.

If you support our proposed Acquisition (as defined below), do not tender your Common Stock in this Offer.

Aquasition Corp. (“Aquasition,” the “Company,” “we,” “us” or “our”) hereby offers to purchase up to 4,995,000 of its shares of common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $10.30 per share, net to the seller in cash, without interest (the “Purchase Price”), for an aggregate purchase price of up to $51,448,500, subject to certain conditions described in this Offer to Purchase and in the Letter of Transmittal (which, together with this Offer to Purchase as they may be amended or supplemented from time to time, constitute the “Offer”).

The Purchase Price is equal to the per share amount on deposit in our trust account as of the commencement of the Offer (excluding interest earned thereon), less taxes payable. See “The Offer — General; Purchase Price; No Proration.”

On March 24, 2014, a Share Exchange Agreement and Plan of Liquidation (the “Agreement”) was entered into by and among Aquasition, KBS International Holdings, Inc., a Nevada corporation (“KBS”), Hongri International Holdings Ltd., a company organized and existing under the laws of the British Virgin Islands and wholly owned subsidiary of KBS (“Hongri” or the “Target”), and Cheung So Wa and Chan Sun Keung, each an individual and shareholder of KBS (each, a “Principal Stockholder”). Upon the closing of the transactions contemplated in the Agreement, the Company will acquire 100% of the issued and outstanding equity interest in Target from KBS in exchange for the transaction consideration consisting of shares of Aquasition common stock (the “Acquisition”) and KBS will liquidate immediately thereafter. The number of shares comprising the transaction consideration will be calculated in accordance with the terms of the Agreement, and is estimated to be approximately 22,957,455 shares of Common Stock.

This Offer is being made in connection with the Acquisition pursuant to our organizational documents to provide our public stockholders with an opportunity to redeem their Common Stock for a pro-rata portion of our Trust Account (as defined below). The holders of Common Stock issued prior to our IPO, which consists of our officers and directors and their affiliates (the “founders”), have agreed not to tender their shares in this Offer.

THE OFFER IS CONDITIONED ON SATISFACTION OF THE ACQUISITION CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE), AND NO MORE THAN 4,995,000 SHARES OF COMMON STOCK BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN AND CERTAIN OTHER CONDITIONS. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

Only Common Stock validly tendered, and not properly withdrawn, will be purchased pursuant to the Offer. Common Stock tendered pursuant to the Offer but not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See “The Offer — Procedures for Tendering Common Stock.”

We will fund the purchase of Common Stock in the Offer with our cash resources and cash available to us from the Trust Account in the event the Acquisition is consummated on or prior to August 1, 2014. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of shares of Common Stock being tendered. The Offer is, however, subject to certain other conditions. See “The Offer — Purchase of Common Stock and Payment of Purchase Price” and “— Conditions of the Offer.”

The Common Stock is traded and listed on the Nasdaq Capital Market under the symbol “AQU.” The Common Stock may be delisted if we fail to maintain certain Nasdaq listing requirements. Aquasition received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that Nasdaq’s staff had determined that Aquasition was not in compliance with Listing Rule 5550(a)(3), which rule requires that the Company maintain a minimum of 300 public holders for continued listing of its securities on Nasdaq. On May 5, 2014 the Company provided the Nasdaq with a plan to regain compliance. Aquasition included a description of the Acquisition and this tender offer as part of its plan to regain compliance. While the tender offer will reduce the number of currently public shares outstanding, Aquasition believes that the Acquisition will increase the total number of shares outstanding. Aquasition believes that, in addition to directly increasing the number of public shareholders by issuing shares at the closing, the Acquisition is an attractive business opportunity that will attract additional shareholders at or immediately after closing, and Aquasition is actively marketing the Acquisition to encourage shareholders to not tender their shares. On June 2, 2014, Aquasition received a letter from Nasdaq indicating that it had until August 15, 2014, to provide evidence to Nasdaq that it had a minimum of 300 round lot shareholders. There can be no assurance that Aquasition will be able to regain compliance with the Nasdaq continued listing requirements, including the minimum public holder requirement, or that its securities will continue to be listed on the Nasdaq Capital Market. See “Risk Factors — Nasdaq may delist our securities, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.”

Aquasition anticipates issuing an aggregate of approximately 22,957,455 shares of Common Stock as consideration to the sellers of the Target in the Acquisition. These shares are being issued pursuant to the exemption from registration included in Section 4(a)(2), or Regulation S under of the Securities Act. Assuming all of these shares are issued, a total of 4,995,000 shares are tendered in this offer, and none of Aquasition’s warrants or options are exercised, Aquasition’s current shareholders will own approximately 9.1% of the post-Acquisition company.

On June 17, 2014, the last reported sale price of the Common Stock was $10.26 per share. Shareholders are urged to obtain current market quotations for the Common Stock before deciding whether to tender their Common Stock pursuant to the Offer. See “Market Price Information.”

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Aquasition’s shareholders. If you tender your Common Stock in the Offer, you will not be a shareholder of the Company after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Common Stock. The Board took into consideration that Target has a solid track record of consistent and high revenues. However, you must make your own decision as to whether to tender your Common Stock and, if so, how many shares of Common Stock to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Common Stock with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer, and “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the our founding shareholders, and the pro forma book value per share.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

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IMPORTANT

If you desire to tender all or any portion of your Common Stock, you must do one of the following before the Offer expires:

•	if your Common Stock is registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your Common Stock for you;

•	if you hold certificates for Common Stock registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Common Stock and any other documents required by the Letter of Transmittal, to the Depositary; or

•	if you are an institution participating in The Depository Trust Company, you must tender your Common Stock according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Common Stock” of this Offer to Purchase.

To validly tender Common Stock pursuant to the Offer, other than Common Stock registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered Common Stock from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Common Stock pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

HOW TO OBTAIN ADDITIONAL INFORMATION

This Offer to Purchase incorporates important business and financial information about Aquasition that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents filed by Aquasition with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll Free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com

If you would like to request documents, please do so no later than June 24, 2014 to ensure that you receive them prior to the closing of the Offer. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about Aquasition.

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SUMMARY TERM SHEET

This summary term sheet highlights important information regarding the Offer and the Acquisition. To understand the Offer and the Acquisition fully and for a more complete description of the terms of the Offer and the Acquisition, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Structure of the Offer	The Offer consists of the offer to purchase shares of common stock, par value $0.0001 per share, of Aquasition Corp. (the “Common Stock”) upon the closing of the Offer.

Securities Subject to the Offer	Up to 4,995,000 shares of Common Stock.

Price Offered Per share of Common Stock in the Offer	$10.30 net to the seller in cash, without interest thereon (the “Purchase Price”). We expressly reserve the right, in our sole discretion, to increase or decrease the Purchase Price pursuant to the Offer to Purchase, subject to applicable law, our Amended and Restated Articles of Incorporation and by-laws (the “Articles of Incorporation”) and the Acquisition.

Scheduled Expiration of Offer	5:00 p.m., New York City time, on Tuesday, July 29, 2014, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Party Making the Offer	Aquasition Corp., an exempt company with limited liability organized under the laws of the Republic of the Marshall Islands.

Conditions to the Offer

Our obligation to purchase Common Stock validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•    the Acquisition having been consummated; and

•    no more than 4,995,000 shares of Common Stock having been validly tendered and not properly withdrawn prior to the Expiration Date.

See “The Offer — Conditions of the Offer” and “The Acquisition - Conditions to the Acquisition.”

For further information regarding the Offer, see “The Offer” beginning on page 8.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.           Who is offering to purchase the securities?

A:            Aquasition Corp. (“Aquasition”, the “Company,” “we,” “us” or “our”) is offering to purchase the Common Stock.

Q.           What securities are sought?

A.           We are offering to purchase (the “Offer”) up to 4,995,000 outstanding shares of Common Stock.

Q.           Why are we making the Offer?

A.           On March 24, 2014, the Agreement was entered into by and among Aquasition, KBS, the Target and the Principal Stockholders. Upon the closing of the transactions contemplated in the Agreement, the Company will acquire 100% of the issued and outstanding equity interest in Target from KBS in exchange for the transaction consideration consisting of shares of Aquasition common stock, which we refer to herein as the Acquisition, and KBS will liquidate immediately thereafter. The number of shares comprising the Transaction Consideration (as defined below) will be calculated in accordance with the terms of the Agreement, and is estimated to be approximately 22,957,455 shares of Common Stock.

This Offer is being made in connection with the Acquisition pursuant to our organizational documents to provide our public stockholders with an opportunity to redeem their Common Stock for a pro-rata portion of our Trust Account. The holders of Common Stock issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied or waived, promptly after the Expiration Date and contemporaneous with the completion of the Acquisition, Aquasition shall purchase and pay the Purchase Price for each share of Common Stock validly tendered and not properly withdrawn. The Acquisition must be consummated pursuant to our Articles of Incorporation. See “The Acquisition.”

Q.           What is the background of Aquasition?

A.           We are a blank check company formed on January 26, 2012, pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, or similar acquisition transaction, one or more operating businesses or assets. On November 1, 2012, our initial public offering of 5,000,000 units was consummated. Each unit issued in the IPO (the “Units”) consisted of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $11.50. Immediately prior to the consummation of the IPO, we completed a private placement of 337,750 Units to our founding stockholders (also referred to in this offer letter as our “founders” or the “Founders”) generating gross proceeds of $3,377,500. On November 7, 2012, the underwriters of the IPO exercised their over-allotment option in part, for a total of an additional 550,000 Units (over and above the 5,000,000 Units sold in the IPO). Our founding stockholders acquired an additional 30,250 Units at $10.00 per Unit, generating gross proceeds of $302,500, in accordance with the terms of the private placement agreement entered into immediately prior to the IPO to ensure that the amount of funds initially held in the trust account is equal to $10.30 per unit sold in the IPO. The 5,550,000 Units sold in the IPO, including the 550,000 Units subject to the over-allotment option, were sold at an offering price of $10.00 per Unit, generating gross proceeds of $55,500,000. A total of $57,165,000, which includes a portion of the $3,680,000 of proceeds from the private placement of Units to the founding stockholders, has been placed in trust (the “Trust Account”) pending completion by Aquasition of an initial business combination. On January 23, 2013, the common stock and warrants underlying the units sold in the IPO began to trade separately.

If Aquasition does not consummate its initial business combination by August 1, 2014, it must liquidate the Trust Account to the holders of Common Stock and dissolve in accordance with Aquasition’s Amended and Restated Articles of Incorporation. Aquasition anticipates such a dissolution and liquidation would be completed within 15 days; however, no assurance can be made that such dissolution and liquidation could be completed within that time period.

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Q.           Is there a business combination agreement related to the Offer?

A.           Yes. On March 24, 2014, the Agreement was entered into by and among Aquasition, KBS, the Target and the Principal Stockholders. Upon the closing of the transactions contemplated in the Agreement, the Company will acquire 100% of the issued and outstanding equity interest in Target from KBS in exchange for the transaction consideration consisting of shares of Aquasition common stock, which we refer to herein as the Acquisition, and KBS will liquidate immediately thereafter. The number of shares comprising the Transaction Consideration will be calculated in accordance with the terms of the Agreement, and is estimated to be approximately 22,957,455 shares of Common Stock. See “The Acquisition.”

Q.           Are the Offer and the Acquisition conditioned on one another?

A.           Yes. Pursuant to the terms of the Acquisition, it is a condition to the consummation of the Acquisition that the Offer is conducted in accordance with the terms of the Acquisition and that Aquasition shall have accepted the Common Stock validly tendered and not properly withdrawn pursuant to the Offer and no more than 4,995,000 shares of Common Stock be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Acquisition Condition (as described below) is satisfied. Under no circumstances will the number of shares of Common Stock tendered be prorated. If the Acquisition Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Common Stock, at our expense, that were delivered pursuant to the Offer. See “The Acquisition.”

Q.           What are the most significant conditions to the Offer and the Closing?

A.           Our obligation to purchase Common Stock validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things:

•	the Acquisition having been consummated (we refer to this condition, which is not waivable, as the “Acquisition Condition”); and

•	no more than 4,995,000 shares of Common Stock having been validly tendered and not properly withdrawn prior to the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

In addition, the Agreement provides that Aquasition have no less than $10 million, after deducting liabilities, available for the use of the post transaction company. This condition is waivable by KBS. Aquasition hopes to meet its funding obligations by explaining to its shareholders the value of the transaction with KBS so that they do not exercise their redemption rights.

The Acquisition is conditioned on completion of the Offer and a number of other customary conditions. We refer to the conditions to the Offer, including the Acquisition Condition and the Maximum Tender Condition, as the “offer conditions.” See “The Offer — Conditions of the Offer” and “The Acquisition - Conditions to the Acquisition.”

Q.           How will Aquasition fund the payment for the Common Stock?

A.           We will use funds raised in connection with our IPO and the sale of units to our directors and officers which are currently held in the Trust Account for the benefit of our shareholders, a portion of which will become available to us upon consummation of the Acquisition, to purchase Common Stock tendered in the Offer. See “The Offer — Source and Amount of Funds.”

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Q.           How long do I have to tender my Common Stock?

A.           You may tender your Common Stock pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, Aquasition may need to extend the Offer depending on the timing and process of the SEC’s staff review of the Offer to Purchase and related materials. The Offer will expire on Tuesday, July 29, 2014, at 5:00 p.m., New York City time, unless we extend or terminate the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your Common Stock, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Common Stock.”

Q.           Can the Offer be extended, amended or terminated and, if so, under what circumstances?

A.           We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law or regulation, subject to the restriction in our Articles of Incorporation that requires us to voluntarily wind-up and cease our corporate existence on August 1, 2014. Certain amendments to the Offer may require an extension of the Offer if deemed material. If we extend the Offer, we will delay the acceptance of any Common Stock that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” occur, or the occurrence thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.           How will I be notified if the Offer is extended or amended?

A.           If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.           How do I tender my Common Stock?

A.           If you hold your Common Stock in your own name as a holder of record and decide to tender your Common Stock, you must deliver your Common Stock by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Common Stock”) to American Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on Tuesday, July 29, 2014, or such later time and date to which we may extend the Offer.

If you hold your Common Stock in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your Common Stock. See “The Offer — Procedures for Tendering Common Stock” and the instructions to the Letter of Transmittal.

If you are an institution participating in The Depository Trust Company, you must tender your Common Stock, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Common Stock” of this Offer to Purchase.

You may contact Advantage Proxy (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Common Stock” and the instructions to the Letter of Transmittal.

Q.           Until what time can I withdraw previously tendered Shares of Common Stock?

A.           You may withdraw your tendered share of Common Stock at any time prior 5:00 p.m., New York City time, on Tuesday, July 29, 2014, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Common Stock for payment, you may withdraw your tendered Aquasition Common Stock at any time after 5:00 p.m., New York City time, on Tuesday, July 29, 2014. See “The Offer — Withdrawal Rights.”

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Q.           How do I properly withdraw Common Stock previously tendered?

A.           You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your Common Stock. Your notice of withdrawal must specify your name, the number of shares of Common Stock to be withdrawn and the name of the registered holder of such Common Stock. Certain additional requirements apply if the certificates for Common Stock to be withdrawn have been delivered to the Depositary or if your Common Stock have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Common Stock.” See “The Offer — Withdrawal Rights.”

Q.           Has Aquasition or its board of directors adopted a position on the Offer?

A.           Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Aquasition’s shareholders. If you tender your Common Stock into the offer, you will not be a shareholder of Aquasition after the Acquisition, and therefore, our board of directors recommends that you do not accept the offer with respect to your Common Stock. The Board took into consideration that Target has a solid track record of consistent and high revenues. However, you must make your own decision as to whether to tender your Common Stock and, if so, how many, to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer.

Q.           When and how will Aquasition pay for the Common Stock I tender that are accepted for purchase?

A.           We will pay the Purchase Price in cash, without interest, for the Common Stock we purchase promptly after (i) the expiration of the Offer if the offer conditions are satisfied, and (ii) our acceptance of the Common Stock for payment. We will pay for the Common Stock accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your Common Stock accepted for payment. See “The Offer — Purchase of Common Stock and Payment of Purchase Price.”

Q.           Will I have to pay brokerage fees and commissions if I tender my Common Stock?

A.           If you are a holder of record of your Common Stock and you tender your Common Stock directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Common Stock in street name through a broker, bank or other nominee and your broker tenders Common Stock on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Common Stock.”

Q.           What are the U.S. federal income tax consequences if I tender my Common Stock?

A.           The receipt of cash for your tendered Common Stock will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. See “Material U.S. Federal Income Tax Consequences,” below.

Q.           Will I have to pay stock transfer tax if I tender my Common Stock?

A.           We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the Common Stock to anyone other than the registered holder, you may incur domestic stock transfer tax. See “The Offer — Purchase of Common Stock and Payment of Purchase Price.”

Q.           Who do I contact if I have questions about the Offer?

A.           For additional information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at 877-870-8565 or 206-870-8565.

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Q.           How many shares of Common Stock is Aquasition offering to purchase?

A.           We are offering to purchase up to 4,995,000 shares of Common Stock validly tendered in the Offer. See “The Offer — General; Purchase Price; No Proration” and “— Purpose of the Offer; Certain Effects of the Offer.”

The Offer is not conditioned on any minimum number of shares of Common Stock being tendered by shareholders. However, the Offer is conditioned on no more than 4,995,000 shares of Common Stock being validly tendered and not properly withdrawn. See “The Offer — General; Purchase Price; No Proration.”

Q.           If more than 4,995,000 shares of Common Stock are validly tendered and not properly withdrawn, will Aquasition purchase the Common Stock tendered on a pro rata basis?

No. The Offer contains a Maximum Tender Condition that no more than 4,995,000 shares of Common Stock are validly tendered and not properly withdrawn prior to the Expiration Date. Accordingly, if more than 4,995,000 shares of Common Stock are validly tendered and not properly withdrawn we will terminate or extend the Offer. See “The Offer — General; Purchase Price; No Proration.”

Q.           What will be the purchase price for the Common Stock and what will be the form of payment?

A.           The Purchase Price for the Offer is $10.30 per share, which is equal to the per share amount held in the Trust Account as of the commencement of this Offer excluding interest earned on the Trust Account. All Common Stock we purchase will be purchased at the Purchase Price. See “The Offer — General; Purchase Price; No Proration.” If your Common Stock are purchased in the Offer, you will be paid the Purchase Price, in cash, without interest, promptly after the Expiration Date (as defined in “Introduction”).

Q.           How will the Offer affect the number of shares of Common Stock outstanding and the number of holders of Aquasition?

A.           As of June 20, 2014, we had 7,305,500 outstanding shares of Common Stock, of which 5,550,000 shares were issued in the IPO. In addition, we had outstanding warrants to acquire 5,918,000 shares of Common Stock at an exercise price of $11.50 per share. If 4,995,000 shares of Common Stock are purchased by us pursuant to the Offer, we will have approximately 2,310,500 shares of Common Stock outstanding following the purchase of Common Stock tendered and not validly withdrawn pursuant to the Offer (excluding Common Stock issuable upon exercise of outstanding warrants and the Transaction Consideration). Warrants are not subject to the Offer and therefore the number of warrants outstanding will not be affected by the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “Beneficial Ownership of Aquasition Securities.”

To the extent any of our shareholders validly tender their Common Stock (without subsequently properly withdrawing such tendered Common Stock) and that tender is accepted, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q.           What will happen if I do not tender my Common Stock?

A.           Shareholders who choose not to tender their Common Stock will retain their Common Stock.

Continuing shareholders that do not tender their Common Stock will also be subject to several other risks including:

•	reduced public float and therefore reduced liquidity;

•	the Common Stock could be delisted from Nasdaq if we do not meet applicable requirements;

•	concentration of ownership among the company’s founders and their affiliates;

•	risks associated with Aquasition’s business following the business combination; and

•	share price declines.

In addition, assuming the Acquisition closes, your beneficial interest in Aquasition would be significantly limited.

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See “Risk Factors—Risk Factors Relating to Aquasition and the Target Business.”

Q.           If I object to the price being offered for my Common Stock, will I have appraisal rights?

A.           No appraisal rights will be available to you in connection with the Offer or the Acquisition. See “Appraisal Rights.”

Q:            What happens if the Acquisition is not consummated?

A:            If Aquasition does not consummate the Acquisition by August 1, 2014 then pursuant to its Articles of Incorporation, Aquasition will automatically dissolve as promptly as practicable and liquidate and release only to its holders of Common Stock, as part of its plan of distribution, the amount in the Trust Account, including the deferred underwriting discounts and commission and accrued but undistributed interest, net of (i) taxes payable, and (ii) interest income earned on the Trust Account previously released to us to fund Aquasition’s working capital and general corporate requirements (any amounts in the Trust Account in excess of $10.30 per public share). Aquasition anticipates such a dissolution and liquidation would be completed within 15 days; however, no assurance can be made that such dissolution and liquidation could be completed within that time period. Aquasition’s founders have agreed to waive their rights to participate in any liquidating distribution as part of its plan of distribution with respect to the founders’ shares, but not with respect to any public shares they acquire in the IPO or aftermarket. There will be no distribution from the Trust Account with respect to Aquasition’s warrants, and all rights of our warrants will terminate upon its liquidation.

Q:            What happens to the funds deposited in the Trust Account following the Acquisition?

A:            Following the consummation of the Acquisition, funds in the Trust Account will be released to Aquasition to pay the Purchase Price to Aquasition shareholders tendering their Common Stock in the Offer. The balance of the funds will be released to Aquasition to fund its working capital. The trust fund balance at closing is estimated to be approximately $57,165,000. Assuming the maximum 4,995,000 shares are tendered for redemption, the remaining balance will be reduced to approximately $5,716,500.

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SUMMARY

This summary highlights selected information from this Offer to Purchase but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. Please read these documents carefully as they are the legal documents that govern the Offer and Acquisition. Unless the context otherwise requires, references to “Aquasition,” “we,” “us” or “our” in this Offer to Purchase refers to Aquasition Corp., including its consolidated subsidiaries.

Background Information

Aquasition Corp. is a blank check company formed on January 26, 2012, pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, or similar acquisition transaction, one or more operating businesses or assets. To date, our efforts have been limited to organizational activities and financing activities. The address of the Company’s principal executive office is c/o Seacrest Shipping Co. Ltd., 8-10 Paul Street, London EC2A 4JH, England.

On November 1, 2012, our initial public offering of 5,000,000 units was consummated. Each unit issued in the IPO (the “Units”) consisted of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $11.50. Immediately prior to the consummation of the IPO, we completed a private placement of 337,750 Units to our founding stockholders generating gross proceeds of $3,377,500. On November 7, 2012, the underwriters of the IPO exercised their over-allotment option in part, for a total of an additional 550,000 Units (over and above the 5,000,000 Units sold in the IPO). Our founding stockholders acquired an additional 30,250 Units at $10.00 per Unit, generating gross proceeds of $302,500, in accordance with the terms of the private placement agreement entered into immediately prior to the IPO to ensure that the amount of funds initially held in the trust account is equal to $10.30 per unit sold in the IPO. The 5,550,000 Units sold in the IPO, including the 550,000 Units subject to the over-allotment option, were sold at an offering price of $10.00 per Unit, generating gross proceeds of $55,500,000. A total of $57,165,000, which includes a portion of the $3,680,000 of proceeds from the private placement of Units to the founding stockholders, has been placed in trust (the “Trust Account”) pending completion by Aquasition of an initial business combination. On January 23, 2013, the common stock and warrants underlying the units sold in the IPO began to trade separately.

On March 24, 2014, a Share Exchange Agreement and Plan of Liquidation (the “Agreement”) was entered into by and among Aquasition, KBS International Holdings, Inc., a Nevada corporation (“KBS”), Hongri International Holdings Ltd., a company organized and existing under the laws of the British Virgin Islands and wholly owned subsidiary of KBS (“Hongri” or the “Target”); and Cheung So Wa and Chan Sun Keung, each an individual and shareholder of KBS (each, a “Principal Stockholder”). Upon the closing of the transactions contemplated in the Agreement, the Company will acquire 100% of the issued and outstanding equity interest in Target from KBS in exchange for the transaction consideration consisting of shares of Aquasition common stock (the “Acquisition”) and KBS will liquidate immediately thereafter. The number of shares comprising the transaction consideration will be calculated in accordance with the terms of the Agreement, and is estimated to be approximately 22,957,455 shares of Common Stock (the “Transaction Consideration”).

This Offer is being made in connection with the Acquisition pursuant to our organizational documents to provide our public stockholders with an opportunity to redeem their Common Stock for a pro-rata portion of our Trust Account. The holders of Common Stock issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

We will have until August 1, 2014 to consummate a business combination. If we are unable to consummate a business combination by such date, our Articles of Incorporation require us to dissolve as promptly as practicable and liquidate and release to our holders of Common Stock, as part of our plan of distribution, the amount in our trust account and any remaining net assets.

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Share Exchange Agreement and Plan of Liquidation

Upon the closing of the transactions contemplated in the Agreement, the Company will acquire 100% of the issued and outstanding equity interest in Target from KBS in exchange for the transaction consideration consisting of shares of Company common stock (the “Acquisition”) and KBS will liquidate immediately thereafter. The number of shares comprising the transaction consideration will be calculated as follows: (a) (i) EBITDA multiplied by 5, less (ii) Long Term Debt, plus (iii) cash held by Target; divided by (b) $10.30 (the “Transaction Consideration”). The Agreement defines EBITDA as Target’s 2013 stand-alone and adjusted earnings before interest, taxes, depreciation and amortization, as calculated based upon the audited Target financial statements for the year ended December 31, 2013, and defines “Long Term Debt” as Target’s existing net long-term debt as of one business day before the closing date of the Acquisition. Upon consummation of the Acquisition, KBS will dissolve and distribute all its assets to its shareholders in liquidation.

The Agreement provides that immediately after closing, the Company’s board of directors will consist of seven directors, two of whom will be designated by the Principal Stockholders, and one of which will be designated by Aquasition Investments Corp., a company incorporated in the Republic of the Marshall Islands (“AQU Invest”) and controlled by Aquasition’s founders. The remaining four directors will be “independent” and have experience with public companies listed in the United States. Three of the independent directors will be designated by KBS, and the remaining independent director will be designated by AQU Invest. Concurrently with the closing, the Company, AQU Invest and the Principal Stockholders will enter into a voting agreement regarding the election of director designees following the closing, and the Company will purchase director’s and officer’s insurance.

See “The Acquisition” for a summary of the material terms of the Agreement.

Finder’s and Financial Services Agreements

On September 10, 2013, Aquasition entered into a Master Finder’s Fee Agreement (as amended from time to time, the “Finder’s Agreement”) with SNV Global Ltd. (“SNV”), pursuant to which SNV agreed to provide introductions to potential target companies to Aquasition, including KBS, among other services. Pursuant to an addendum to the Finder’s Agreement, dated February 26, 2014, the parties agreed that SNV would be entitled to a finder’s fee equal to 1.5% of the pre-closing equity value of Target to be paid in newly issued shares of the combined company, payable if, and only if, an acquisition transaction with an introduced target is completed.

On May 8, 2014, Aquasition entered into an agreement (the “STRH Agreement”) with SunTrust Robinson Humphery, Inc. (“STRH”), pursuant to which STRH will provide Aquasition certain financial advisory services in connection with the Acquisition. Pursuant to the STRH Agreement, STRH will be entitled to a cash fee equal to $1,250,000 upon completion of an acquisition transaction prior to August 1, 2014 or during the term of STRH’s engagement. If an acquisition transaction is not completed within such period, then for a period of 24 months thereafter, if Aquasition is entitled to a breakup fee related to an acquisition transaction, then STRH will be entitled to 10% of any such breakup fee. In addition, Aquasition will reimburse STRH its out-of-pocket expenses related to the STRH Agreement, up to a maximum of $50,000.

On May 12, 2014, Aquasition entered into an agreement (the “EBC Agreement”) with Early Bird Capital, Inc. (“EBC”), pursuant to which EBC will provide Aquasition certain financial advisory services in connection with the Acquisition. Pursuant to the EBC Agreement, EBC will be entitled to a cash fee equal to $200,000, equity fee in the amount of 35,000 newly issued shares of the combined company, and an additional fee equal to 4% of the amount of the gross proceeds held in the trust account at closing of the Acquisition (after the payment of tender offer consideration and excluding amounts attributable to Aquasition’s sponsors or investors introduced by such sponsors), all payable upon closing of the Acquisition. In addition, Aquasition will reimburse EBC its out-of-pocket expenses related to the EBC Agreement.

Reduction of Deferred Underwriting Discounts and Commissions

On May 30, 2014, Aquasition and the underwriter of its IPO agreed to reduce the amount of deferred underwriting discounts and commissions payable to the underwriter upon closing of the Acquisition from $1,387,500 to $350,000.

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Description of Target’s Business

Target is engaged in the design, manufacturing, marketing, distribution and sale of casual menswear in China, including apparel and accessories, which it markets under the “KBS” brand. The KBS brand was developed in 2006.

Target’s apparel products include cotton and down jackets, sweaters, shirts, T-shirts, jeans and trousers. Accessories include shoes, bags, socks and caps. In 2013, the suggested retail prices of its products ranged from RMB 168 to RMB 1,699 (approximately $27.55 to $278.67) for its apparel products and RMB 15 to RMB 599 (approximately $2.46 to $98.25) for its accessory products. Since 2006, Target has launched 450 collections of new products, each year with a different theme to highlight the current trends in menswear for the season.

Target’s marketing concept is “French origin, Korean design and made for Chinese.” Its target customers are middle-class consumers in the 20-40 age range, primarily located in tier two and tier three cities in China. Tier two cities generally refer to major cities located in each province of China other than the capital city of such province. Tier three cities generally refer to county-level cities in China. The tier three cities that Target focuses on are the national top 100 county cities identified by the State Statistics Bureau each year. These cities are characterized by higher GDP, higher disposable income, better education and better infrastructure as compared with other county-level cities. Target has adopted “KBS” as a uniform brand name and image for all stores in its distribution network and on all products sold in those stores. It believes that the KBS brand has become a recognized brand name in the cities where its products are sold.

Target has established a nationwide distribution network covering 14 of China’s 32 provinces and centrally administered municipalities. As of December, 2013, this network was comprised of 18 corporate stores owned and operated by Target and 96 franchised stores operated by 23 third-party distributors or their sub-distributors. The number of stores has grown significantly in recent years, from 1 corporate store and 7 franchised stores as of December 31, 2006 to 18 corporate stores and 96 franchised stores as of December 31, 2013. In the years ended December 31, 2013 and 2012, sales through Target’s corporate stores accounted for 19.2% and 43.7% of its revenues, respectively, and sales through distributors accounted for 78.5% and 52.4% of its revenues, respectively. The increase in revenue from distribution sales and the decrease in revenue from corporate store sales reflects a shift in focus on the distribution business as a result of significant increase in rent expense associated with corporate stores in 2013. Target acts as an original design manufacturer, or ODM, upon request. Income from such services accounted for 2.3% and 3.9% of revenue for the years ended December 31, 2013 and 2012, respectively. By the end of 2015, it plans to increase its corporate stores and franchised stores to 48 and 196, respectively.

Relocated from Shishi City, Fujian, China in March 2011, Target’s production facility is currently located in Taihu City in Anhui Province, China. The facility has a production capacity of 2 million pieces per year and is on a year-on-year renewable lease basis. By relocating from the coastal area to Anhui Province, Target’s new facility takes advantage of lower labor costs and a more stable labor supply. Since Target’s original production team was not ready to produce the new style KBS products, Target has outsourced its product manufacturing to other established ODM manufacturers. As such, Target’s own production facility in Taihu mainly takes ODM orders from other sportswear companies, like Xtep. Target is acquiring land adjacent to its current facility consisting of 110,557 square meters to build a new facility. Target obtained a portion of such land use rights for two pieces of land of 7,405 square meters and 2,440 square meters on March 19, 2012 and May 28, 2012, respectively and is in the process of obtaining approval from the relevant government bureau for the remaining land use right transfer. Once completed, total production capacity of the facility is expected increase to 20 million pieces per year from the current capacity of 2 million pieces per year. Due to the local government’s need for additional time to conclude negotiations with local residents over appropriate resettlement terms, the timeline of the construction of the adjacent facility has been delayed. Target will schedule its construction plan once it acquires the land use right and expects the construction of new production facilities to be completed by 2018.

Target has experienced rapid growth in recent years. For the years ended December 31, 2009 through 2013, total net sales increased from $28.1 million to $99.6 million, and a net income increased from $9 million to $25.8 million. The compounded annual growth rate for total net sales and net income from 2009 to 2013 is 37.2% and 30.1%, respectively.

Tender Offer

In connection with the Acquisition, Aquasition is providing its shareholders with the opportunity to redeem Common Stock issued in Aquasition’s IPO for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account set up to hold the net proceeds of Aquasition’s IPO pursuant to the Investment Management Trust Agreement, dated as of October 25, 2012, as amended, (the “Offer”). The redemption amount in the Offer is $10.30 per share. The Offer is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a shareholder in the assets or earnings and profits of the Company.

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Pursuant to the terms of the Acquisition, it is a condition to the consummation of the Acquisition that the Offer is conducted in accordance with the terms of the Acquisition and that Aquasition shall have accepted the Common Stock validly tendered and not properly withdrawn pursuant to the Offer and no more than 4,995,000 shares of Common Stock be validly tendered and not properly withdrawn through this Offer, and, the Offer is subject to the condition that the Acquisition Condition (as described below) is satisfied. Under no circumstances will the number of shares of Common Stock tendered be prorated. If the Acquisition Condition is not satisfied, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any Common Stock, at our expense, that were delivered pursuant to the Offer.

Post-Closing Ownership of Aquasition

The following tables show what our ownership structure would look like assuming no redemptions, assuming that $10 million remains in the trust account at closing, and assuming maximum redemptions.

Post Closing Ownership Structure – No redemptions
	Shares	%
KBS	22,957,455	75.43%
Management and Directors	1,755,500	5.77%
Early Bird Capital	35,000	0.12%
SNV Global ltd	136,641	0.45%
Aquasition Public Share holders	5,550,000	18.24%
Total	30,434,596	100.00%
% of shares owned by KBS		75.4%
% of shares owned by other Aquasition stockholders		24.0%
% of shares owned by advisors		0.6%

Post Closing Ownership Structure - $10 million remaining
	Shares	%
KBS	22,957,455	87.93%
Management and Directors	1,755,500	6.72%
Early Bird Capital	35,000	0.13%
SNV Global ltd	136,641	0.52%
Aquasition Public Share holders	1,225,213	4.69%
Total	26,109,809	100.00%
% of shares owned by KBS		87.9%
% of shares owned by other Aquasition stockholders		11.4%
% of shares owned by advisors		0.7%

Post Closing Ownership Structure – Maximum redemptions
	Shares	%
KBS	22,957,455	90.24%
Management and Directors	1,755,500	6.90%
Early Bird Capital	35,000	0.14%
SNV Global ltd	136,641	0.54%
Aquasition Public Share holders	555,000	2.18%
Total	25,439,596	100.00%
% of shares owned by KBS		90.2%
% of shares owned by other Aquasition stockholders		9.1%
% of shares owned by advisors		0.7%

Recommendations of the Boards of Directors and Reasons for the Acquisition and Offer

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Aquasition’s shareholders. If you tender your Common Stock in the Offer, you will not be a shareholder of the Company after the Acquisition and therefore, our board of directors recommends that you do not accept the Offer with respect to your Common Stock. The Board took into consideration that Target has a solid track record of consistent and high revenues. However, you must make your own decision as to whether to tender your Common Stock and, if so, how many shares of Common Stock to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Common Stock with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer, and “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

Interests of Certain Persons in the Acquisition

When you consider the recommendations of the Company’s board of directors in favor of the Acquisition and against the Offer, you should keep in mind that the Company’s pre-IPO shareholders, directors and officers (“the Company Inside Shareholders”) have interests in the Acquisition and Offer that may be different from, or in addition to, your interests as a shareholder. See “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

Common Stock Held by the Company Inside Shareholders

Immediately prior to the consummation of the IPO, we completed a private placement of 337,750 Units to our founding stockholders generating gross proceeds of $3,377,500. On November 7, 2012, the underwriters of the IPO exercised their over-allotment option in part, for a total of an additional 550,000 Units (over and above the 5,000,000 Units sold in the IPO). Our founding stockholders acquired an additional 30,250 Units at $10.00 per Unit, generating gross proceeds of $302,500, in accordance with the terms of the private placement agreement entered into immediately prior to the IPO to ensure that the amount of funds initially held in the trust account is equal to $10.30 per unit sold in the IPO. As a result, our officers and directors and certain of their affiliates own an aggregate of 1,387,500 founder shares and 368,000 units comprising 368,000 shares of Common Stock and 368,000 warrants, each to purchase one share of Common Stock, for an aggregate consideration of $3,680,000. We refer to the holders of our securities prior to our IPO as our founders, the units they hold as the founder units and the underlying Common Stock and warrants as the founder shares and founder warrants, respectively.

If the Acquisition is not consummated, the Company will be required to commence proceedings to dissolve and liquidate following distribution of the amounts in the Trust Account. There will be no distribution from the Trust Account with respect to the Company’s pre-IPO shareholders’ securities, which would expire worthless if the life of the Company is not extended. The holders of shares of Common Stock issued prior to the Company’s IPO, which consists of the Company’s officers and directors and their affiliates, have agreed not to tender their shares in this Offer. See “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

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Compensatory Arrangements for Board of Directors and Management

None of our directors or officers have received any cash compensation for services rendered to us during the years ended December 31, 2012 and 2013. We believe that because our officers and directors own an aggregate of 1,387,500 founders shares and 368,000 founders’ units, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

Immediately after the IPO, we began paying fees of $7,500 per month to Seacrest Shipping Co. Ltd., an agent of Remi Maritime Corp., an affiliate of our founders, and expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Seacrest Shipping Co. Ltd. has agreed that after 4 months the monthly fee will begin to accrue and will only be payable thereafter upon completion of an acquisition transaction. This arrangement was agreed to by Seacrest Shipping Co. Ltd. for our benefit and is not intended to provide the founders compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Seacrest Shipping Co. Ltd. will approximate the monthly reimbursement. As of May 30, 2014, we owed Seacrest Shipping Co. Ltd. an aggregate of $135,000 under this arrangement. We would not be able to repay this amount in the event that the Acquisition does not close.

Other than this $7,500 per month fee no compensation of any kind, including finder’s and consulting fees, will be paid to our officers, or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination. Since our IPO, our founders have, from time to time, advanced us funds to cover our operating expenses in exchange for promissory notes that are non-interest bearing and due upon the consummation of an acquisition transaction or our dissolution and liquidation. As of May 30, 2014, we had promissory notes due to our founders and their affiliates in the aggregate principal amount of $330,000. We would not be able to repay this amount in the event that the Acquisition does not close.

Officer and Director Liability

If we are unable to complete a business combination and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Certain Other Interests in the Acquisition

In addition to the interests of our directors and officers in the Acquisition, you should keep in mind that certain individuals promoting the Acquisition have interests in the Acquisition that may be different from, or in addition to, your interests as a shareholder. The underwriters in the IPO agreed to defer payment of a portion of the underwriting discount equal to 2.5% of the gross proceeds, or $1,387,500. On May 30, 2014 the underwriters in the IPO agreed to reduce the deferred underwriting discount from $1,387,500 to $350,000. This amount will be held in trust and not released until the earlier to occur of (i) the completion of our initial business combination or (ii) our liquidation, in which case such proceeds will be distributed to the holders of Common Stock, together with all other funds held in the Trust Account.

Material U.S. Federal Income Tax Consequences

The receipt of cash for your tendered Common Stock will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. As discussed under “Material U.S. Federal Income Tax Consequences – U.S. Holders – Taxation of Redemption of Common Stock Pursuant to the Offer,” the treatment for U.S. federal income tax purposes of the tender (or redemption) of a shareholder’s Common Stock pursuant to the Offer as a sale or exchange transaction or as a distribution generally will depend on whether and the extent to which the shareholder’s percentage ownership in Aquasition (including shares the shareholder is deemed to own under certain constructive ownership rules) has decreased by reason of the redemption. Since this generally will depend upon the particular circumstances of each shareholder, each shareholder is urged to consult its own tax advisor concerning the specific tax consequences to such shareholder of tendering its shares pursuant to the Offer. See “Material U.S. Federal Income Tax Consequences,” below.

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Regulatory Approvals

The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

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MARKET PRICE INFORMATION

Aquasition’s Common Stock, warrants and units are traded on Nasdaq Stock Market, under the symbols “AQU,” “AQUUW” and “AQUUU,” respectively. Each of Aquasition’s units consists of one share of Common Stock and one warrant, each to purchase an additional share of Aquasition’s Common Stock. Aquasition’s units commenced to trade on Nasdaq Stock Market on October 26, 2012. Aquasition’s Common Stock and warrants commenced to trade separately from its units on January 23, 2013.

The following tables set forth, for the periods indicated, the high and low sale prices for our shares, warrants and units, respectively, as reported on the Nasdaq Stock Market.

	Units		Common Stocks		Warrants
	High	Low	High	Low	High	Low
Annual Highs and Lows
2012	$10.05	$9.97	N/A	N/A	N/A	N/A
2013	10.38	10.00	$10.98	$9.00	$0.33	$0.20
2014	10.60	10.26	10.40	10.12	0.39	0.21

Fiscal Quarterly Highs and Lows 2012
Fourth Quarter	$10.05	$9.97	N/A	N/A	N/A	N/A

Fiscal Quarterly Highs and Lows 2013
First Quarter	$10.05	$10.00	$9.95	$9.00	$0.33	$0.33
Second Quarter	10.17	10.05	10.00	9.00	0.33	0.20
Third Quarter	10.38	10.11	10.05	9.88	0.32	0.20
Fourth Quarter	10.38	10.26	10.98	10.09	0.32	0.22

Fiscal Quarterly Highs and Lows 2014
First Quarter	$10.60	$10.26	$10.28	$10.12	$0.39	$0.24
Second Quarter (through June 20, 2014)	10.50	10.29	10.40	10.17	0.26	0.21

The Common Stock may be delisted if we fail to maintain certain Nasdaq listing requirements. Aquasition received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that Nasdaq’s staff had determined that Aquasition was not in compliance with Listing Rule 5550(a)(3), which rule requires that the Company maintain a minimum of 300 public holders for continued listing of its securities on Nasdaq. On May 5, 2014 the Company provided the Nasdaq with a plan to regain compliance. Aquasition included a description of this tender offer as part of its plan to regain compliance. While the tender offer will reduce the number of currently public shares outstanding, Aquasition believes that the Acquisition will increase the total number of shares outstanding. Aquasition believes that, in addition to directly increasing the number of public shareholders by issuing shares at the closing, the Acquisition is an attractive business opportunity that will attract additional shareholders at or immediately after closing, and Aquasition is actively marketing the Acquisition to encourage shareholders to not tender their shares. On June 2, 2014, Aquasition received a letter from Nasdaq indicating that it had until August 15, 2014, to provide evidence to Nasdaq that it had a minimum of 300 round lot shareholders. There can be no assurance that Aquasition will be able to regain compliance with the Nasdaq continued listing requirements, including the minimum public holder requirement, or that its securities will continue to be listed on the Nasdaq Capital Market. See “Risk Factors — Nasdaq may delist our securities, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.”

Aquasition anticipates issuing an aggregate of approximately 22,957,455 shares of Common Stock as consideration in the Acquisition. These shares are all being issued pursuant to the exemption from registration included in Section 4(a)(2) of the Securities Act. Assuming all of these shares are issued, a total of 4,995,000 shares are tendered in the tender offer related to our initial acquisition transaction, and none of Aquasition’s warrants or options are exercised, Aquasition’s current shareholders will own approximately 9.1% of the post-Acquisition company.

Dividends

As required by the Agreement, promptly following the closing of this transaction, the Board of Directors of the combined company will adopt a dividend policy for the payment of an annual dividend for the first two fiscal years post-closing in an amount equal to at least twenty percent (20%) of its distributable profits after tax and after compulsory statutory reserves, which can be no less than 10% of after-tax income in China. After the first two years, the Board of Directors may elect to modify the dividend policy.

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RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender Common Stock in this Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

The risks and uncertainties described below include all of the material risks applicable to Aquasition; however they are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations or the Acquisition.

Risk Factors Relating to the Tender Offer

There is no guarantee that your decision whether or not to tender your Common Stock will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its Common Stock in the future following the completion of the Offer. If you choose to tender your Common Stock in the Offer, certain future events may cause an increase in our share price, and may result in a lower value realized now than you might realize in the future had you not agreed to tender your Common Stock. Similarly, if you do not tender your Common Stock, you will continue to bear the risk of ownership of your Common Stock after the closing of the Offer, and there can be no assurance that you will be able to sell your Common Stock in the future at a price equal to or higher price than the Purchase Price. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

If certain conditions are not met, Aquasition may terminate or extend the Offer.

Upon the consummation of the Acquisition, we plan to use the cash available from the funds held in the Trust Account to purchase the Common Stock validly tendered and not properly withdrawn pursuant to the Offer, and the balance will be released to us to fund our working capital. The trust fund balance at closing is estimated to be approximately $57,165,000. Assuming maximum 4,995,000 shares are tendered for redemption, the remaining balance will be further reduced to approximately $5,716,500. However, if the conditions to the Acquisition or the Offer, including the Acquisition Condition and the condition that Aquasition have no less than $10 million, after deducting liabilities, available for the use of the post transaction company (which may be waived by KBS), are not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer. See “The Offer — Conditions of the Offer.”

The Offer presents potential risks and disadvantages to us and our continuing shareholders.

Although our board of directors has determined that the Acquisition and making the Offer are in the best interests of our shareholders, the Offer exposes us to a number of risks including:

•	the use of a substantial portion of the cash in our Trust Account, which reduce the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our shareholders (approximately $5.7 million would remain in the Trust Account if 4,995,000 shares of Common Stock were tendered in the Offer);

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•	the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and the number of our shareholders, which may reduce the volume of trading in the Common Stock and may result in lower share prices and reduced liquidity in the trading of the Common Stock following completion of the Offer and limit our ability to meet the Nasdaq Capital Market listing standards.

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Risk Factors Relating to Aquasition and the Target Business

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern.”

As of June 20, 2014, we had no present revenue, and our cash and working capital as of December 31, 2013 were not sufficient to complete our planned activities for the upcoming year. These conditions raise substantial doubt about our ability to continue as a going concern. Management’s plans to address this need for capital are discussed in the section of this Offer titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  We cannot assure you that our plans to consummate an initial acquisition transaction will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this Offer do not include any adjustments that might result from our inability to consummate the Acquisition or our inability to continue as a going concern.

We may not be able to consummate an acquisition transaction within the required time frame, in which case we would automatically dissolve and liquidate our assets, and you may not be able to recover your full investment.

Pursuant to our Amended and Restated Articles of Incorporation and by-laws, we must complete an acquisition transaction with a fair market value of at least 80% of the balance of the trust account at the time of the acquisition transaction (excluding deferred underwriting discounts and commissions of $350,000, and taxes payable) on or prior to August 1, 2014. Prior to an acquisition transaction or our liquidation, if we are unable to consummate an acquisition transaction within the allotted time, amounts in trust may not be released, except for (i) interest earned on the trust account that may be released to us to pay any taxes we incur, and (ii) interest earned by the trust account that may be released to us from time to time to fund our working capital and general corporate requirements (any amounts in the trust account in excess of $10.30 per public share). If we fail to consummate an acquisition transaction within the required time frame, we will, in accordance with our Amended and Restated Articles of Incorporation and by-laws, automatically dissolve, liquidate and wind up. The foregoing requirements are set forth in Article VIII of our Amended and Restated Articles of Incorporation and by-laws and may not be eliminated without the vote of our board of directors and the vote of at least 90% of the voting power of our outstanding shares of common stock. We may not be able to find and complete an acquisition transaction with a suitable acquisition target within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential acquisition target may be reduced as we approach the deadline for the consummation of our initial acquisition transaction. Although $10.30 per share is initially placed in trust, if third parties bring claims against us that are not subject to a valid and enforceable waiver, the proceeds held in the trust account may be reduced and the per share liquidation price received by you will be less than $10.30 per share. If so, you will not be able to recover your full investment.

You will not have any rights or interest in funds from the trust account, except under certain limited circumstances, and therefore may not have access to such funds on or prior to August 1, 2014.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our liquidation or if they seek to redeem their respective shares of common stock for cash in connection with an acquisition transaction that is consummated by us. In no other circumstances will a stockholder have any right or interest of any kind in the trust account. Therefore, you may not be able to obtain access to such funds prior to August 1, 2014.

Under Marshall Islands law, the requirements and restrictions contained in our Amended and Restated Articles of Incorporation and by-laws may be amended, which could reduce or eliminate the protection afforded to our stockholders by such requirements and restrictions.

Our Amended and Restated Articles of Incorporation and by-laws set forth certain requirements and restrictions that apply to us until the consummation of our initial acquisition transaction. Specifically, our Amended and Restated Articles of Incorporation and by-laws provide, among other things, that:

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•	since we entered into a letter of intent, agreement in principle or definitive agreement (i.e. the Agreement) with respect to an acquisition transaction within 18 months of the completion of our IPO, the period of time to consummate an acquisition transaction was automatically extended to August 1, 2014;

•	we may consummate our initial acquisition transaction only if public stockholders owning no more than 90% of the shares of common stock sold in our IPO, exercise their redemption rights;

•	if our initial acquisition transaction is consummated, stockholders who exercised their redemption rights will receive their pro rata share of the trust account;

•	if we have not completed an initial acquisition transaction on or prior to August 1, 2014, our corporate existence will cease except for the purposes of winding up our affairs and liquidating and we will distribute to all of our public stockholders their pro rata share of the trust account. This has the same effect as if our board of directors and stockholders had formally voted to approve our voluntary winding up and dissolution. As a result, no vote would be required from our stockholders to commence such a voluntary winding up and dissolution;

•	our management will take all actions necessary to liquidate our trust account to our public stockholders as part of our plan of dissolution if an acquisition transaction is not consummated within the time periods specified in this Offer;

•	our stockholders’ rights to receive a portion of the trust account are limited such that they may only receive a portion of the trust account upon liquidation of our trust account to our public stockholders as part of our plan of distribution or upon the exercise of their redemption rights;

•	we may not consummate any other merger, capital stock exchange, stock purchase, asset acquisition or similar transaction or control through contractual arrangements other than an acquisition transaction that meets the conditions specified in this Offer, including the requirement that our initial acquisition transaction be with one or more operating businesses whose fair market value, either individually or collectively, is equal to at least 80% of the amount in the trust account (excluding deferred underwriting discounts and commissions and taxes payable) at the time of such acquisition transaction;

•	prior to our initial acquisition transaction, we may not issue any units, shares of common stock, warrants or any options or other securities convertible into or exchangeable for shares of common stock, or any preferred shares, that participate in any manner in the proceeds of the trust account, or that vote as a class with the shares of common stock sold in our IPO on an acquisition transaction;

•	the board of directors shall review and approve all payments made to our founders, officers, directors, and their respective affiliates, other than the payment or accrual of an aggregate of $7,500 per month to Seacrest Shipping Co. Ltd., an agent of Remi Maritime Corp., an affiliate of our founders, for office space, administrative services and secretarial support, with any interested director abstaining from such review and approval;

•	we may not enter into any transaction with any of our officers, directors or any of our or their respective affiliates without the prior approval by a majority of our disinterested directors, who had access, at our expense, to our attorneys or independent legal counsel, and unless our disinterested directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties; and

•	we may not (i) consummate an acquisition transaction with an acquisition target that is a portfolio company of, or has otherwise received a financial investment from, our founders or their affiliates, or that is affiliated with our founders or our directors, or officers, or (ii) consummate an acquisition transaction with any underwriter, or underwriting selling group member, or any of their affiliates, unless we obtain an opinion from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or FINRA, that an acquisition transaction with such acquisition target is fair to our stockholders from a financial point of view.

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Pursuant to our Amended and Restated Articles of Incorporation and by-laws, the foregoing provisions may be amended by at least 90% of the voting power of our outstanding shares of common stock. In addition, the relevant portions of the agreement governing the trust account can only be amended with the consent of 90% of the voting power of public shares. Except for the shares issued immediately prior to our IPO and the shares underlying the units issued in connection with our IPO, we will not issue securities with voting rights to vote on any proposals to amend our Amended and Restated Articles of Incorporation and by-laws prior to an acquisition transaction. If any of these provisions are amended, our stockholders:

•	may not have all of the rights they previously had;

•	might not receive the amount anticipated in connection with a redemption or liquidation; and

•	might not receive amounts from the trust account in the time frames specified in this Offer.

We have no intention of amending our Amended and Restated Articles of Incorporation to reduce or remove such limitation or to allow us a longer period of time to complete our initial acquisition transaction prior to our consummation of such initial acquisition transaction. Notwithstanding the foregoing, if we do seek to amend such provisions, we will provide dissenting public stockholders with the opportunity to redeem their public shares in connection with any such vote. Our founders have agreed to waive any redemption rights with respect to any founders’ shares and any public shares they may hold in connection with any such vote to amend our Amended and Restated Articles of Incorporation.

Stockholders may be liable for claims of third party creditors to the extent you receive distributions in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution or the settlement of claims, litigation or proceedings begun prior to or during the three year period.

Under Marshall Islands law, stockholders might, in certain circumstances, be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If we complied with the procedures set forth in Section 106 of the Marshall Islands Business Corporations Act, which are intended to ensure that we make reasonable provision for all claims against us, including a six month notice period during which any third-party claims can be brought against us before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution should be limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder should be barred after the period set forth in such notice. However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after dissolution. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution or the settlement of claims, litigation or proceedings begun prior to or during the three year period. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

As a foreign private issuer, we are exempt from certain rules that are applicable to U.S. companies, and while we have agreed with the underwriters in our IPO to comply with certain of these requirements, such agreement can be waived without your consent and you may receive less information about us and our operations than you would receive if such agreements were not waived or we were a U.S. company.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to stockholders, and our executive officers, directors and principal stockholders are exempt from certain of the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Therefore you may receive less information about us than you would receive if we were a U.S. company. For example, we are making use of the exemption available to foreign private issuers to not seek shareholder approval of a transaction such as the Acquisition in the event that such approval is not required under Marshall Islands law.

We have agreed with the underwriters that, for the period commencing with the date of our IPO and ending on the consummation of our initial acquisition transaction, we will:

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•	in the event we hold a stockholder vote in connection with an acquisition transaction, comply with the procedural and disclosure requirements in the United States federal securities laws applicable to domestic issuers registered under the Exchange Act with respect to the furnishing and content of our proxy statement in connection with the stockholder vote for the proposed acquisition transaction; and

•	furnish to American stockholders an English language version of our annual financial statements and all other materials regularly provided to other stockholders, and publish, at least semi-annually, an English language version of our interim financial statements filed with the SEC.

However, the agreement to provide such information to our stockholders may be waived, in whole or in part, by the representative of the underwriters.

The representative may have a conflict of interest in granting a waiver if such requirements prevent or delay an acquisition transaction from occurring because a substantial portion of the underwriter’s discount is deferred until, and subject to, the closing of an acquisition transaction.

If third parties bring claims against us, the proceeds held in the trust account may be reduced and the per share liquidation price received by you will be less than $10.30 per share.

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all prospective acquisition targets we enter into agreements with and all vendors and service providers that we contract to provide services to us, which we collectively refer to as the contracted parties, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders. There is no guarantee that we will be able to get waivers from the contracted parties and there is no guarantee that even if the contracted parties executed such agreements with us that such waivers will be enforceable by operation of law or that the contracted parties would be prevented from bringing claims against the trust account. In the event that a potential contracted party were to refuse to execute such a waiver, we will execute an agreement with that person only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another person willing to execute such a waiver. Accordingly, the proceeds held in the trust account may be subject to claims which would take priority over the claims of our public stockholders and, as a result, the per share liquidation price could be less than $10.30 per share due to claims of such creditors. If we are unable to complete an acquisition transaction and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Only claims based on agreements that do not include a valid and enforceable waiver of claims against the trust account are covered by the indemnification provided by our founders, and any claim based on an agreement that includes a valid and enforceable waiver of claims against the trust account will not be covered by such indemnification. Under these circumstances, our board of directors would have a fiduciary obligation to our stockholders to bring a claim against our founders to enforce their indemnification obligations. We are not currently aware of any claims against the trust account.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts due them.

We allow up to 90% of our public stockholders to exercise their redemption rights, which could result in very little money remaining in trust for the post-transaction company.

We are offering each stockholder the right to have his, her or its shares of common stock converted to cash if the initial acquisition transaction is consummated. Our founders have agreed not to redeem any shares of common stock held by them. We will consummate the initial acquisition transaction only if public stockholders owning no more than 90% of the shares sold in our IPO exercise their redemption rights. Because we permit a larger number of stockholders to exercise their redemption rights, it will be easier for us to consummate an initial acquisition transaction with an acquisition target in the face of strong stockholder dissent. Depending on the number of shares that are redeemed in connection with our initial acquisition transaction, we may have very little money in our trust account with which to consummate our initial acquisition transaction, which may result in our having to obtain additional financing to consummate our initial acquisition transaction, result in less money being available for use as working capital post acquisition transaction, or result in our failure to consummate an initial acquisition transaction.

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Our redemption threshold of 90% may reduce the liquidity of our securities in the open market.

Since we have a redemption threshold of 90%, a high number of public shares may be redeemed in connection with our initial acquisition transaction, which would result in significantly fewer public shares issued and outstanding, and which would in turn significantly reduce the liquidity of our securities, including our public shares that are not redeemed.

Stockholders are entitled to redeem up to 90% of the public shares, as a result of which our public stockholders will have limited information regarding the combined company’s capital structure prior to the acquisition transaction.

Depending on the number of stockholders who choose to exercise their redemption rights in connection with our initial acquisition transaction, pursuant to our Amended and Restated Articles of Incorporation and by-laws, we could be required to redeem for cash up to 90% of the shares of common stock sold in our IPO, or 4,995,000 shares of common stock at an initial per share redemption price of $10.30 per share for approximately $51,448,500 in the aggregate.

We are only providing pro forma financial information assuming no redemption, maximum redemptions permitted assuming that acquisition has $10 million available in the trust account and full redemptions by public stockholders in order to provide our stockholders with the range of possible capital structures for the combined company. Given the relatively high redemption threshold, the difference in capital structure assuming no redemptions and full redemptions will be significant. Furthermore, we will not be able to provide stockholders with any assurance of where, within the possible range disclosed, the combined company will fall following consummation of an acquisition transaction. As a result, our public stockholders will have limited information regarding the combined company’s capital structure at the time of the acquisition transaction.

Because we are incorporated under the laws of the Marshall Islands, you may face difficulty protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are a company incorporated under the laws of the Marshall Islands, and certain of our assets may in the future be located outside the United States. In addition, all of our directors and officers, and their assets, are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. You may also have difficulty bringing an original action in the appropriate court of the Marshall Islands to enforce liabilities against us or any person based upon the U.S. federal securities laws.

Your only opportunity to evaluate and affect the investment decision regarding a potential acquisition transaction may be limited to exercising your redemption rights in connection with our initial acquisition transaction.

You will be relying on the ability of our officers and directors, with the assistance of employees, advisors and consultants, to choose a suitable acquisition transaction. At the time of your investment in us, you will not be provided with an opportunity to evaluate the specific merits or risks of any potential acquisition target, and we do not intend on holding a stockholder vote to approve our initial acquisition transaction. Accordingly, your only opportunity to evaluate and affect the investment decision regarding a potential acquisition transaction may be limited to exercising your redemption rights in connection with our initial acquisition transaction.

We are not required to obtain a fairness opinion from an independent investment banking firm as to the fair market value of the acquisition target.

Our initial acquisition transaction must be with one or more acquisition targets whose fair market value, individually or collectively, is equal to at least 80% of the balance in the trust account (excluding deferred underwriting discounts and commissions of $350,000, and taxes payable) at the time of such acquisition. The fair market value of the acquisition target we acquire has been determined by our board of directors based upon an analysis conducted by them (which may include an analysis of actual and potential sales, earnings, cash flow and/or book value). Accordingly, we have no obligation to obtain or provide you with a fairness opinion, and our stockholders must rely solely on the judgment of our board of directors with respect to the determination of the fair market value of our initial acquisition transaction.

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Your equity interest in us will be diluted and there will be a change in control of our company if the Acquisition closes.

Our Amended and Restated Articles of Incorporation authorizes the issuance of up to 150,000,000 shares of common stock, par value $0.0001 per share and 5,000,000 shares of preferred stock, par value $0.0001 per share. Immediately after our IPO, there were 136,276,500 authorized but unissued shares of common stock available for issuance (after appropriate reservation for the issuance of shares upon (i) full exercise of the underwriters’ unit purchase option, and (ii) our outstanding warrants, including the redeemable warrants issued in our IPO, the warrants included in the private placement warrants, and the warrants included in the units underlying the underwriters’ unit purchase option) and 5,000,000 authorized but unissued shares of preferred stock. We will issue approximately 22,957,455 additional shares of common stock as consideration for the Acquisition transaction. Except for the agreements with SNV, EBC and STRH described under “The Acquisition — Finder’s and Financial Services Agreements,” we have no other commitments as of the date of this Offer to issue any additional securities except in connection with the Acquisition. Our issuance of additional shares of common stock, including upon redemption of any debt securities:

•	will significantly reduce your equity interest in us;

•	will cause a change in control, which may affect, among other things, our ability to use any net operating loss carry forwards, if any, and result in the resignation or removal of our current officers and directors; and

•	will adversely affect the then-prevailing market price for our shares of common stock.

The value of your investment in us may decline if any of these events occur.

The underwriting agreement and our Amended and Restated Articles of Incorporation and by-laws prohibit us, prior to our initial acquisition transaction, from issuing additional units, additional shares of common stock, preferred shares, additional warrants, or any options or other securities convertible or exchangeable into shares of common stock, or preferred shares, that participate in any manner in the proceeds of the trust account, or which votes as a class with the shares of common stock on an acquisition transaction.

Some of our executive officers and directors may remain with us following our initial acquisition transaction, which may result in a conflict of interest in determining whether a particular acquisition target is appropriate for an acquisition transaction and in the public stockholders’ best interests.

We intend that at least one executive officer and one independent director will continue to be involved in our management following our initial acquisition transaction, and we expect two such persons will be appointed as directors of the combined company. Our executive officers and directors were negotiating the terms and conditions of the Acquisition on our behalf at the same time that they, as individuals, were negotiating the terms and conditions related to employment and continued participation on the Board of Directors. As a result, there was a conflict of interest in the negotiation of the terms and conditions related to such continuing relationships as our executive officers and directors may be influenced by their personal and financial interests rather than the best interests of our public stockholders.

Our founders currently control us and may influence certain actions requiring a stockholder vote.

Our founders beneficially own, in the aggregate, approximately 24% of our issued and outstanding shares of Common Stock. In connection with a stockholder vote to approve our initial acquisition transaction and/or amend Article VIII of our Amended and Restated Articles of Incorporation (the article that contains all of the special provisions applicable to us prior to and in connection with our initial acquisition transaction) prior to consummation of our initial acquisition transaction, our founders have agreed to vote the founders’ shares and shares included in the placement units in the same manner as a majority of the public stockholders who vote at the special or annual meeting called for such purpose. In addition, each of our founders, directors, and officers has agreed that if he, she or it acquires shares of common stock in or following our IPO, he, she or it will vote all such acquired shares in favor of any acquisition transaction presented to our stockholders by our board of directors, and not to exercise redemption rights in connection with any shares held by such person. With respect to a vote to amend Article VIII of our Amended and Restated Articles of Incorporation and by-laws, our founders, directors, and officers may vote any shares acquired by them in or following our IPO in any way they wish.

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Because our founders and their designees, will hold, in the aggregate, warrants to purchase 368,000 shares of common stock after an acquisition transaction, the exercise of those warrants may increase the ownership of our founders. This increase could allow our founders to influence the outcome of matters requiring stockholder approval, including the election of directors and executive officers, approval of benefits plans, mergers and significant corporate transactions after consummation of our initial acquisition transaction. Moreover, except to the extent stockholder proposals are properly and timely submitted, our directors will determine which matters, including prospective acquisition transactions, to submit to a stockholder vote. As a result, they will exert substantial control over actions requiring a stockholder vote both before and following our initial acquisition transaction.

Our one-third quorum threshold may make it easier for our founders to influence actions requiring a stockholder vote.

In accordance with our Amended and Restated Articles of Incorporation and by-laws, two stockholders representing at least one-third of our issued and outstanding shares of common stock (whether or not held by public stockholders) will constitute a quorum at a stockholders meeting. Our founders hold approximately 24% of our outstanding shares of common stock. Accordingly, if only a small proportion of public stockholders participate in a stockholders meeting and all of our founders participate, the quorum requirement may be satisfied and our founders could cast a majority of the votes at such meeting.

Certain obligations of our founders are memorialized in agreements between the founders, the underwriters of our IPO and us, and these agreements may be amended to change these obligations or eliminate them entirely.

In connection with our IPO, the founders have agreed to certain obligations pursuant to the Securities Escrow Agreement between us, American Stock Transfer & Trust Company and the founders, including: to transfer restrictions on, and the placement in escrow of, the founders’ shares, placement units and underlying securities, and to forfeit for no consideration all of the founders’ shares in the event we are unable to complete an acquisition transaction.

In connection with our IPO, the founders have agreed to certain obligations pursuant to the Letter Agreements between us, Lazard Capital Markets LLC and each of the founders, including:

•	in connection with a stockholder vote to approve our initial acquisition transaction and/or amend Article VIII of our Amended and Restated Articles of Incorporation and by-laws (the article that contains all of the special provisions applicable to us prior to and in connection with our initial acquisition transaction) prior to consummation of our initial acquisition transaction, to vote the founders’ shares and shares included in the placement units in the same manner as a majority of the public stockholders;

•	if he, she or it acquires shares of common stock in or following our IPO, he, she or it will vote all such acquired shares in favor of any acquisition transaction presented to our stockholders by our board of directors, and not to exercise redemption rights in connection with such shares;

•	that he, she or it will not exercise redemption rights in connection with any shares held by such person;

•	to waive their rights to participate in any liquidation distribution with respect to the founders’ shares if we fail to consummate an initial acquisition transaction;

•	that they will not exercise redemption rights with respect to the founders’ shares and have agreed not to tender their shares in an issuer tender offer in connection with our initial acquisition transaction;

•	to advance us the funds necessary to complete a liquidation in the event we do not consummate an acquisition transaction and not to seek repayment for such expenses;

•	if we are unable to complete an acquisition transaction and are forced to dissolve and liquidate, to jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties (we have not, however, sought information nor received information from the founders relating to their ability to satisfy any indemnification obligation); and

•	not to participate in a co-investment in an acquisition target unless the terms of such co-investment are no more favorable than the terms of our investment and such investment will require the prior approval by a majority of our disinterested directors.
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These agreements are filed with the registration statement from our IPO. Each of these agreements, by their terms, are governed by New York law. In addition, each agreement may be amended or terminated with the consent of each of the parties thereto. Accordingly, if each of the parties to an agreement determine that these obligations are no longer in their best interest, then the agreements may be amended or terminated and these obligations may be changed or eliminated entirely.

Because our founders own or will own securities in us that will not participate in liquidating distributions, they may have a conflict of interest in deciding if a particular acquisition target is an attractive candidate for an acquisition transaction.

Aqua Investments Corp. acquired an aggregate of 1,437,500 founders’ shares for an aggregate purchase price of $25,000, of which 50,000 shares were cancelled upon partial execution of the over-allotment option by the underwriters of our IPO, and our founders and their designees purchased 368,000 placement units in connection with the IPO. The $3,680,000 purchase price of the placement units was included in the trust account that is distributed to our public stockholders in the event of our dissolution and liquidation. In the event of our dissolution and liquidation, our founders will not receive distributions from the trust account with respect to the placement units and the warrants included in the placement units will expire worthless. Therefore, our directors’ and officers’ personal and financial interests may influence their motivation in identifying and selecting acquisition target and consummating our initial acquisition transaction in a timely manner. This may also result in a conflict of interest when they determine whether the terms, conditions and timing of a particular acquisition transaction are appropriate and in our stockholders’ best interest.

Unless we complete an acquisition transaction, neither our officers, directors, nor any of their respective affiliates, will receive reimbursement for any out-of-pocket expenses they incur if such expenses exceed the amount available to us for working capital and general corporate purposes. Therefore, they may have a conflict of interest in determining whether a particular acquisition target is appropriate for an acquisition transaction and in the public stockholders’ best interest.

We shall provide reimbursement of out-of-pocket expenses reasonably incurred by our officers, directors, or any of their respective affiliates, in connection with identifying, investigating and consummating an acquisition transaction, for which there is no maximum amount of out-of-pocket expenses that may be incurred. Notwithstanding, neither our officers, directors, nor any of their respective affiliates, will receive reimbursement for any out-of-pocket expenses reasonably incurred by them to the extent that such expenses exceed the amount not required to be retained in the trust account unless an acquisition transaction is consummated. Our officers and directors may negotiate the repayment of some or all of any such expenses. If the acquisition target’s owners do not agree to such repayment, this could cause our management to view such potential acquisition transaction unfavorably, thereby resulting in a conflict of interest. The financial interest of our officers, directors, or any of their respective affiliates, could influence their motivation in selecting an acquisition target and thus, there may be a conflict of interest when determining whether a particular acquisition transaction is in the stockholders’ best interest.

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Nasdaq may delist our securities, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.

The Common Stock is traded and listed on the Nasdaq Capital Market under the symbol “AQU.” The Common Stock may be delisted if we fail to maintain certain Nasdaq listing requirements. Aquasition received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC stating that Nasdaq’s staff had determined that Aquasition was not in compliance with Listing Rule 5550(a)(3), which rule requires that the Company maintain a minimum of 300 public holders for continued listing of its securities on Nasdaq. On May 5, 2014 the Company provided the Nasdaq with a plan to regain compliance. Aquasition included a description of the Acquisition and this tender offer as part of its plan to regain compliance. While the tender offer will reduce the number of currently public shares outstanding, Aquasition believes that the Acquisition will increase the total number of shares outstanding. Aquasition believes that, in addition to directly increasing the number of public shareholders by issuing shares at the closing, the Acquisition is an attractive business opportunity that will attract additional shareholders at or immediately after closing, and Aquasition is actively marketing the Acquisition to encourage shareholders to not tender their shares. On June 2, 2014, Aquasition received a letter from Nasdaq indicating that it had until August 15, 2014, to provide evidence to Nasdaq that it had a minimum of 300 round lot shareholders. There can be no assurance that Aquasition will be able to regain compliance with the Nasdaq continued listing requirements, including the minimum public holder requirement, or that its securities will continue to be listed on the Nasdaq Capital Market.

Additionally, the Nasdaq will require us to meet its initial listing requirements, as opposed to its more lenient continued listing requirements, at the time of our initial acquisition transaction. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the Nasdaq delists our securities from trading, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a determination that our shares of common stock is a “penny stock,” which will require brokers trading in our shares of common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our shares of common stock;

•	limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, we would no longer be subject to Nasdaq rules, including rules requiring us to meet certain corporate governance standards.

We intend to meet the Nasdaq’s listing standards without making use of the exemptions for foreign private issuers which make the listing standards less stringent than those for U.S. filers, other than the exemption to the requirement to obtain stockholder approval of a business combination, which exemption the Company plans to utilize. However, in the future we may rely on other exemptions.

If we are unable to comply with the rules applicable to for foreign private issuers, we may be delisted. If we are delisted, then we will no longer be required to meet the Nasdaq’s listing standards.

If our shares of common stock become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected.

If at any time our shares are not listed on the Nasdaq Capital Market and we have net tangible assets of $5,000,000 or less and our shares of common stock have a market price per share of less than $5.00, transactions in our shares of common stock may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

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If our shares of common stock become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Following the Acquisition we may discover or otherwise become aware of adverse information regarding Target, and we may be required subsequently to take write-downs or write-offs, restructuring, and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We have conducted a due diligence investigation of Target. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process. Even though we have conducted extensive due diligence on Target, we cannot assure you that this diligence will identify all material issues that may be present inside Target, or that factors outside of the Target and outside of our control will not later arise. In addition, our management team has limited experience in China and in the retail industry and therefore may not have uncovered potential issues with KBS that a more experienced management team would have. If our diligence fails to discover or identify material issues relating to Target, industry or the environment in which Target operates, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming debt held by Target or by virtue of our obtaining post-combination debt financing.

We may enter into agreements with consultants or financial advisers that provide for the payment of fees upon the consummation of our initial acquisition transaction, and, therefore, such consultants or financial advisers may have conflicts of interest.

We have entered into agreements with consultants or financial advisers that provide for the payment of fees upon the consummation of our initial acquisition transaction. See “The Acquisition – Finder’s and Financial Securities Agreements” for a description of these agreements. Because we are paying consultants and financial advisers fees that are tied to the consummation of our initial acquisition transaction, they may have conflicts of interest when providing services to us, and their interests in such fees may influence their advice with respect to a potential acquisition transaction. For example, if a consultant’s or financial advisor’s fee is based on the size of the transaction, then they may be influenced to present us larger transactions that may have lower growth opportunities or long-term value versus smaller transactions that may have greater growth opportunities or provide greater value to our stockholders. Similarly, consultants whose fees are based on consummation of an acquisition transaction may be influenced to present potential acquisition transactions to us regardless of whether they provide longer-term value for our stockholders. While we will endeavor to structure agreements with consultants and financial advisors to minimize the possibility and extent of these conflicts of interest, we cannot assure you that we will be able to do so and that we will not be impacted by the adverse influences they create.

Our outstanding warrants may adversely affect the market price of our shares of common stock and make it more difficult to effect an acquisition transaction.

There are currently 5,918,000 Aquasition redeemable warrants outstanding, including 368,000 warrants underlying the placement units. Each redeemable warrant entitles the holder to purchase one share of common stock at a price of $11.50 and will become exercisable on the consummation of an acquisition transaction. The warrants included in the placement units are identical to those redeemable warrants sold as part of the units in our IPO except that such warrants may be exercised on a cashless basis at any time after an acquisition transaction and even if there is not an effective registration statement relating to the shares underlying the warrants and the placement units and underlying securities are subject to certain transfer restrictions. We also issued to the representative of the underwriters, concurrently with our IPO, for a purchase price of $100, an option to purchase 250,000 units, each unit representing one share of common stock and one redeemable warrant. The sale or possibility of sale of the shares underlying the warrants could have an adverse effect on the market price for our shares of common stock or our units or our ability to obtain future financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

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You will not be able to exercise your redeemable warrants if we do not have an effective registration statement and a prospectus in place when you desire to do so.

No redeemable warrants will be exercisable, and we will not be obligated to issue shares of common stock upon exercise of redeemable warrants by a holder unless, at the time of such exercise, we have a registration statement or post-effective amendment under the Securities Act covering the shares of common stock issuable upon the exercise of the redeemable warrants and a current prospectus relating to shares of common stock. Under the terms of a redeemable warrant agreement between American Stock Transfer & Trust Company as warrant agent, and us, we have agreed to use our best efforts to have a registration statement in effect covering shares of common stock issuable upon exercise of the redeemable warrants from the date the redeemable warrants become exercisable and to maintain a current prospectus relating to shares of common stock until the redeemable warrants expire or are redeemed, and to take such action as is necessary to qualify the shares of common stock issuable upon exercise of the redeemable warrants for sale in those states in which the IPO was initially qualified. However, we cannot assure you that we will be able to do so. We may be unable to have a registration statement in effect covering shares of common stock issuable upon exercise of the redeemable warrants or to maintain a current prospectus relating to such shares of common stock if, for example, we lack the current financial statements necessary to be included in such registration statement or prospectus. We have no obligation to settle the redeemable warrants for cash, in any event, and the redeemable warrants may not be exercised and we will not deliver securities therefor in the absence of an effective registration statement and a prospectus available for use. The redeemable warrants may be deprived of any value, the market for the redeemable warrants may be limited if there is no registration statement in effect covering the shares of common stock issuable upon the exercise of the redeemable warrants or the prospectus relating to the shares of common stock issuable upon the exercise of the redeemable warrants is not current and the redeemable warrants may expire worthless. If you are unable to exercise or sell your redeemable warrants, you will have paid the full unit price for only the shares of common stock underlying the units.

Holders of warrants included in the placement units may exercise these warrants even if an effective registration statement and a prospectus is not in place, which means they may be able to exercise such warrants while public warrants might not be exercisable and may expire worthless.

Unlike the warrants underlying the units issued in connection with our IPO, the warrants included in the placement units will not be restricted from being exercised in the absence of a registration statement under the Securities Act in effect covering the shares of common stock issuable upon the exercise of the such warrants and a current prospectus relating to shares of common stock. Therefore, once the warrants included in the placement units become exercisable, the holders thereof will be able to exercise such warrants regardless of whether the issuance of the underlying shares of common stock is registered under the Securities Act, while public warrants might not be exercisable and may expire worthless.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to consummate our initial acquisition transaction or operate over the near term or long-term in our intended manner.

We do not plan to operate as an investment fund or investment company, or to be engaged in the business of investing, reinvesting or trading in securities. Our plan is to acquire, hold, operate and grow for the long-term one or more operating businesses or a portion of such business or businesses. We do not plan to operate as a passive investor or as a merchant bank seeking dividends or gains from purchases and sales of securities. Our founders are experienced as officers and directors of operating companies. However, we may be deemed to be an investment company under the Investment Company Act if, following our IPO and prior to the consummation of our initial acquisition transaction, we are viewed as engaging in the business of investing in securities or we own “investment securities” having a value exceeding 40% of our total assets, and may be required to register as an investment company or a registered investment adviser under the U.S. securities laws.

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If we are deemed to be an investment company under the Investment Company Act, we may be subject to certain restrictions that may make it difficult for us to complete an acquisition transaction, including:

•	corporate governance requirements and requirements regarding mergers and share exchanges;

•	restrictions on the nature of our investments;

•	restrictions on our capital structure and use of multiple classes of securities; and

•	restrictions on our use of leverage and collateral;

each of which may make it difficult for us to consummate our initial acquisition transaction.

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy, and disclosure requirements, and other rules and regulations;

compliance with which would reduce the funds we have available outside the trust account to consummate our initial acquisition transaction.

We do not believe that our anticipated activities will subject us to the Investment Company Act as the net proceeds of our IPO and sale of units in our private placement offering that are held in the trust account may only be invested by the trust agent in United States government treasury bills having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and that invest solely in U.S. treasuries. By restricting the investment of the trust account to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expense for which we have not allotted.

We are dependent upon each of Messrs. Polemis, Los, Sougioultzoglou, Frangos and Kalapotharakos and the loss of one or more of them could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, upon Messrs. Polemis, Los, Sougioultzoglou, Frangos and Kalapotharakos. Each of these persons has played a key role in our search for an acquisition target, and we believe that our success in identifying and completing an acquisition transaction with an attractive acquisition target depends on the continued service of these persons, at least until we have consummated our initial acquisition transaction.

We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. In addition, none of Messrs. Polemis, Los, Sougioultzoglou, Frangos and Kalapotharakos are required to commit any specified amount of time to our affairs and, accordingly, they will have conflicts of interest in allocating management time among various business activities, including identifying potential acquisition transactions and monitoring the related due diligence. We do not have employment or consulting agreements with, or key-man insurance on the life of, one or more of these individuals. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us and impair our ability to identify and complete an acquisition transaction with an attractive acquisition target.

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We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We are an emerging growth company as defined in the JOBS Act, and will continue to be an emerging growth company until: (i) the last day of our fiscal year following the fifth anniversary of our IPO, (ii) the date on which we become a large accelerated filer, or (iii) the date on which we have issued an aggregate of $1 billion in non-convertible debt during the preceding 3 years. As an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

There is a risk that we could be treated as a domestic (U.S.) corporation for U.S. federal income tax purposes, which (among other things) could result in significantly greater U.S. federal income tax liability to us.

Section 7874(b) of the Internal Revenue Code of 1986, as amended (the “Code”) generally provides that a corporation organized outside the United States that acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States, will be treated as a U.S. corporation for U.S. federal income tax purposes if (i) the acquiring corporation, together with all corporations connected to it by a chain of greater than 50% ownership by vote and value (the “expanded affiliated group”), does not have substantial business activities in the country in which the acquiring corporation is organized, compared to the total worldwide business activities of the expanded affiliated group, and (ii) shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. For this purpose, options and warrants with respect to a corporation generally are treated as stock in the corporation with a value equal to the value of the stock that may be acquired pursuant to the option or warrant, less the exercise price thereof (but not less than zero), and excluding the amount of any property the holder of the option or warrant would be required to provide to the corporation under the terms of the option or warrant if such option or warrant were exercised. If Section 7874(b) of the Code applies to the Acquisition and related transactions, among other things, we would be subject to U.S. federal income tax on our worldwide taxable income following the Acquisition and related transactions as if we were a domestic (U.S.) corporation for U.S. federal income tax purposes.

After the completion of the Acquisition and related transactions, although it is expected that the expanded affiliated group that would include us will not conduct substantial business activities in the Marshall Islands as compared to the total worldwide business activities of such expanded affiliated group, it is not clear at this time whether the stockholders of KBS will own, by reason of owning stock of KBS, at least 80% of the voting power or value of our Common Stock after the Acquisition (taking into account any redemptions of stock pursuant to the Offer and any options and warrants that may be treated as stock under the above rules). Accordingly, it is not clear at this time whether Section 7874(b) of the Code would apply to the Acquisition and related transactions and whether we will be treated as a U.S. corporation or a foreign corporation for U.S. federal income tax purposes from the date of the Acquisition. See the discussion under “Material U.S. Federal Income Tax Consequenses—Our Treatment as a U.S. Corporation or a Foreign Corporation for U.S. Federal Income Tax Purposes,” below.

Even if Section 7874(b) of the Code were to apply to us and our conversion from a foreign corporation to a domestic corporation for U.S. federal income tax purposes qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder generally may still recognize gain with respect to its Common Stock at the effective time of such conversion.

In general, the conversion of a foreign corporation to a domestic corporation by reason of Section 7874(b) of the Code constitutes a deemed reorganization pursuant to Section 368(a)(1)(F) of the Code that generally occurs at the end of the day immediately preceding the date of the acquisition, directly or indirectly, of substantially all of the assets of the acquired corporation (a “Deemed Reorganization”).

Even if any such Deemed Reorganization that applied to us qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder (as that term is defined in the section entitled “Material U.S. Federal Income Tax Consequences — General”) of Common Stock may still recognize gain (but not loss) upon the deemed exchange of its Common Stock solely for common stock of a domestic corporation pursuant to the Deemed Reorganization under the “passive foreign investment company,” or “PFIC,” rules of the Code or under Section 367(b) of the Code, equal to the excess, if any, of the fair market value of the common stock of the domestic corporation deemed received in the Deemed Reorganization and the U.S. Holder’s adjusted tax basis in the Common Stock deemed surrendered in the Deemed Reorganization. In such event, the U.S. Holder’s aggregate tax basis in the domestic corporation stock deemed received in connection with a Deemed Reorganization should be the same as the aggregate tax basis of the Common Stock deemed surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code. See the discussion under “Material U.S. Federal Income Tax Consequences—U.S. Holders —PFIC Considerations” and “—Effect of Section 367 of the Code,” below. In addition, the holding period of the domestic corporation stock deemed received in a Deemed Reorganization generally should include the holding period of the Common Stock deemed surrendered in a Deemed Reorganization.

If Section 7874(b) of the Code did not apply to us, and we remained a foreign corporation for U.S. federal income tax purposes from and after the date of the Acquisition, we may still qualify as a passive foreign investment company, or “PFIC,” which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, if Section 7874(b) of the Code did not apply to us and we remained a foreign corporation for U.S. federal income tax purposes from and after the date of the Acquisition, we would be treated as a PFIC for any taxable year ending after the date of the Acquisition in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences – General”) of our Common Stock, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Our actual PFIC status for our current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see “Material U.S. Federal Income Tax Consequences – U.S. Holders – PFIC Considerations.”

Current economic conditions and the global tightening of credit may adversely affect the financial condition of our business following the consummation of the Acquisition.

Since the onset of the “credit crisis” in mid-2007, the number of banks advancing new loans against Southern European properties has fallen substantially and that decline, together with a tightening of lending policies, has resulted in a significant contraction in the amount of debt available to fund re-financings, acquisitions, developments and other commercial real estate investments. Assuming the Acquisition is successfully consummated, there can be no assurance that the continuation of current economic conditions will not impact certain of the properties in Southern Europe we may acquire following the Acquisition. Such properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such properties, which could adversely impact the financial performance of our post-Acquisition company.

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Your only opportunity to affect the investment decision regarding a potential business combination will be limited to the exercise of your right to redeem your shares of Common Stock us for cash in this Offer.

Because our board of directors may consummate an acquisition transaction without seeking shareholder approval in accordance with our Articles of Incorporation, holders of shares of Common Stock will not have the right or opportunity to vote on the business combination, unless we seek such shareholder vote. Accordingly, your only opportunity to affect the investment decision regarding the Acquisition may be limited to exercising your redemption rights within the period of time set forth in this Offer, as amended. In addition, your election to exercise your redemption rights could still be rejected if the conditions to this Offer are not satisfied.

We had a material weakness in our internal control in financial reporting, and our disclosure controls and procedures were not effective, for the year ended December 31, 2013 due to the lack of requisite U.S. GAAP experience of our management team and a lack of internal resources to complete required filings in a timely fashion.

In our assessment of the effectiveness of our internal control over financial reporting as of December 31, 2013, we determined that we had a material weakness in our internal control in financial reporting, and our disclosure controls and procedures were not effective, because the Company did not employ an individual with the necessary qualifications to prepare a complete set of financial statements and related footnotes in accordance with generally accepted accounting principles, including all applicable Securities and Exchange Commission pronouncements, and the Company has a lack of internal resources to account for the completeness of transactions to ensure that information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act, is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and regulations, and that such information is accumulated and communicated to the Company’s management, including the Company’s CEO, as appropriate, to allow timely decisions regarding required disclosure.

A material weakness makes it a reasonable possibility that a material misstatement of our company’s annual or interim financial statements will not be prevented or detected on a timely basis.

In the event that the material weakness described above led to our financial statements not being prepared properly (which we currently do not believe to be the case), we would be required to restate our financial statements. In addition, the lack of effectiveness of our disclosure controls and procedures could result in our failing to file required disclosure documents in a timely fashion and being delisted from the Nasdaq Stock Market.

Risk Factors Relating to Aquasition’s Business Following the Acquisition

General economic conditions, including a prolonged weakness in the economy, may affect consumer discretionary spending, which could adversely affect Target’s business and financial performance.

The apparel industry has historically been subject to substantial cyclical variations. Target’s business and financial performance are dependent on a number of factors impacting consumer discretionary spending, including general economic and business conditions; consumer confidence; wages and employment levels; the housing market; consumer debt levels; availability of consumer credit; credit and interest rates; fuel and energy costs; energy shortages; taxes; general political conditions, both domestic and abroad. Consumer product purchases, including purchases of our products, may decline during recessionary periods. Target’s ability to access the capital markets may be restricted at a time when Target would like, or need, to raise capital, which could impair on Target’s ability to open additional stores or build additional manufacturing lines. In addition, as domestic and international economic conditions change, trends in consumer spending on discretionary items, including Target’s merchandise, become unpredictable and subject to reductions due to economic uncertainties. A prolonged economic recovery or an uncertain outlook in the economy could result in additional declines in consumer discretionary spending, which could materially affect Target’s financial performance.

A contraction in apparel sales and production could impair Target’s results of operations and liquidity and jeopardize Target’s supply base.

Apparel sales and production are cyclical and depend, among other things, on general economic conditions and consumer spending and preferences. As the volume of apparel production fluctuates, the demand for Target’s products also fluctuates. A contraction in apparel sales could harm Target’s results of operations and liquidity. In addition, Target’s suppliers would also be subject to many of the same consequences which could pressure their results of operations and liquidity. Depending on an individual supplier’s financial condition and access to capital, its viability could be challenged which could impact its ability to perform as Target expects and consequently Target’s ability to meet Target’s own commitments.

If Target is unable to anticipate consumer preferences and develop new menswear products, Target may not be able to maintain or increase Target’s net revenues and profits.

Target’s success depends on Target’s ability to identify, originate and define apparel trends as well as to anticipate, gauge and react to changing consumer demands for menswear in a timely manner. Target’s target market of consumers comprises urban males between the ages of 20 and 40 with moderate-to-high levels of disposable income. Target’s business is particularly sensitive to their fashion preferences, which cannot be predicted with certainty. Target’s new products may not receive consumer acceptance as consumer preferences could shift rapidly, and Target’s future success depends in part on Target’s ability to anticipate and respond to these changes. If Target fails to anticipate accurately and respond to trends and shifts in consumer preferences by adjusting the mix of existing product offerings, developing new products, designs, styles and categories, Target could experience lower sales, excess inventories and lower profit margins. In a distressed economic and retail environment, many of Target’s competitors may engage in aggressive activities, such as markdowns or other promotional sales to dispose of excess, slow-moving inventory, further increasing the need to react appropriately to changing consumer preferences and fashion trends. Failure to do so could adversely affect the level of acceptance of our products, our brand image and our relationship with our distributors, and therefore have a material adverse effect on our financial condition or results of operations.

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The apparel industry is highly competitive, and if Target fails to compete effectively, Target could lose Target’s market position.

The menswear industry is highly competitive in China and worldwide. Target competes with various domestic brands with similar business models and target markets. Target also competes with a growing number of international brands trying to expand their market share in China to take advantage of rising consumer spending on casual menswear. Target’s primary international and domestic competitors include Exceed, Xiniya, Cabbeen, and NQ. Some of Target’s competitors are significantly larger and have greater financial resources than Target does. In order to compete effectively, Target must: (1) maintain the image of Target’s brands and Target’s reputation for innovation and high quality; (2) be flexible and innovative in responding to rapidly changing market demands on the basis of brand image, style, performance and quality; and (3) offer consumers a wide variety of high quality products at competitive prices.

The purchasing decisions of consumers are highly subjective and can be influenced by many factors, such as brand image, marketing programs and product features. Some of Target’s competitors enjoy competitive advantages, including greater brand recognition and greater financial resources for competitive activities, such as sales, marketing and strategic acquisitions. The number of Target’s direct competitors and the intensity of competition may increase as Target expands into other product lines or as other companies expand into Target’s product lines. Target’s competitors may enter into business combinations or alliances that strengthen their competitive positions or prevent Target from taking advantage of such combinations or alliances. Target’s competitors also may be able to respond more quickly and effectively than Target can to new or changing opportunities, standards or consumer preferences. Target’s results of operations and market position may be adversely impacted by Target’s competitors and the competitive pressures in the menswear industries.

Failure to effectively promote or develop Target’s brand could materially and adversely affect Target’s sales and profits.

Target sells all Target’s products under the KBS brand, from which Target derives most of Target’s revenues. Brand image is an important factor that affects a customer’s purchasing decision for menswear products. Target’s success therefore depends on, among other things, market recognition and acceptance of the KBS brand and the culture, lifestyle, and images associated with the brand, some of which may not be within Target’s control. We have limited control over our distributors that we rely upon to sell our products, which may limit our ability to ensure a consistent brand image. See “-Risks Factors Relating to Aquasition’s Business Following the Acquisition -Target has limited control over the ultimate retail sales by Target’s distributors and Target’s image and business may be adversely affected if Target’s distributors fail to adhere to, or fail to cause the third party retail outlet operators to adhere to, Target’s retail policies and standards.” Target began designing, promoting, and selling KBS branded products in China in 2006. To effectively promote KBS brand, Target needs build and maintain the brand image by focusing on a variety of promotional and marketing activities to promote brand awareness, as well as to increase its presence in the markets in which Target competes. There is no assurance that Target will be able to effectively promote or develop KBS brand, and if Target fails to do so, the goodwill of KBS brand may be undermined and Target’s business as well as Target’s financial results may be adversely affected. In addition, negative publicity or disputes regarding KBS brand, products, company, or management could materially and adversely affect public perception of KBS brand. Any impact on Target’s ability to continue to sell KBS brand or any significant damage to KBS brand’s image could materially and adversely affect Target’s sales and profits.

Target’s business depends substantially on the continuing efforts of Target’s senior executives and other key personnel, and Target’s business may be severely disrupted if Target loses their services.

Target’s future success heavily depends on the continued service of Target’s senior executives and other key employees. In particular, Target relies on the expertise, experience, and business contacts, of Mr. Keyan Yan, Target’s Chairman and Chief Executive Officer, and Mr. Stanley Wong, Target’s Chief Financial Officer. If one or more of Target’s senior executives are unable or unwilling to continue to work for Target in their present positions, Target may have to spend a considerable amount of time and resources searching, recruiting, and integrating the replacements into Target’s operations, which would substantially divert management’s attention from Target’s business and severely disrupt Target’s business. This may also adversely affect Target’s ability to execute Target’s business strategy. Moreover, if any of Target’s senior executives joins a competitor or forms a competing company, Target may lose customers, suppliers and key employees.

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Failure to execute Target’s business expansion plan could adversely affect Target’s financial condition and results of operations.

A large part of Target’s initial growth resulted from an increase in the number of Target’s retail sales outlets, including corporate and franchised stores, and the increased sales volume and profitability provided by these sales outlets. The number of Target’s sales outlets increased from 8 in 2006 to 114 in 2013. In the future, Target will depend upon the addition of new retail stores to increase Target’s sales volume and profitability. Target plans to open approximately 30 corporate stores and 100 franchised stores by 2015. Opening these stores will significantly increase Target’s expenses and Target may encounter problems in opening these new stores that would affect Target’s profitability. Moreover, Target cannot assure you that Target will be able to timely open and operate Target’s new sales outlets or that any such expansion will be profitable.

Target’s production facility is located in Taihu City in Anhui Province, China. Currently the facility has a production capacity of 2 million pieces of clothes per year and the facility is on a leased term. This production facility mainly produces ODM products for famous sportswear producers. Target is in the process of acquiring land use rights for land adjacent to their current facility consisting of 110,557 square meters to build a new facility, a portion of which already been acquired. Upon completion, the new facility is expected to have a production capacity of 20 million pieces and accommodate 5,000 workers. The construction commenced in 2011 and is to occur in four phases: Phase 1 consists of a 5-story dormitory which was completed in 2012. Phase 2 is to add facilities with annual production capacity of five million pieces of clothes, and is expected to be completed by the end of 2014. Phase 3 construction work is to add additional facilities with annual production capacity of 5 million pieces and is expected to be finished by the end of 2015. Phase 4 will include production facilities with annual production capacity of 10 million pieces, an office building, staff quarters and living facilities, and is expected to be completed by the end of 2018. Due to the local government’s need for additional time to conclude negotiations with local residents over appropriate resettlement terms, the timeline of the construction of the adjacent facility has been delayed. As a result, Target’s commitments to this facility may reduce Target’s liquidity for an indefinite period and until it is completed. Target may also indefinitely lose opportunities to expand Target’s sales due to this delay.

The decision to increase Target’s production capacity was based in part on Target’s projections of market demand for Target’s products and ODM orders from other brand name owners. If actual customer demand does not meet Target’s projections, Target will likely suffer overcapacity problems and may have to leave capacity idle or need to contract out Target’s facilities at an unfavorable price, which may reduce Target’s overall profitability and adversely affect Target’s financial condition and results of operations. Target’s future success depends on Target’s ability to expand Target’s business to address growth in demand for Target’s current and future products.

Target’s ability to expand Target’s business is subject to significant risks and uncertainties, including:

•	the unavailability of additional funding to open new stores, expand Target’s production capacity, purchase additional fixed assets and purchase raw materials on favorable terms or at all;

•	Target’s inability to identify and obtain suitable store locations, hire qualified personnel and establish distribution methods;

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•	conditions in the commercial real estate market existing at the time Target seeks to expand;

•	delays and cost overruns as a result of a number of factors, many of which may be beyond Target’s control, such as problems with equipment vendors and ODM contract manufacturers;

•	failure to maintain high quality control standards;

•	shortage of raw materials;

•	Target’s inability to obtain, or delays in obtaining, required approvals by relevant government authorities;

•	diversion of significant management attention and other resources; and

•	failure to execute Target’s expansion plan effectively.

The expansion of Target’s business may place significant strain on Target’s personnel, management, financial systems and operational infrastructure and may impede Target’s ability to meet any increased demand for Target’s products. To accommodate Target’s growth, Target will need to implement a variety of new and upgraded operational and financial systems, procedures, and controls, including improvements to Target’s accounting and other internal management systems, by dedicating additional Target’s resources to Target’s reporting and accounting function and improvements to Target’s record keeping and contract tracking system. Target will also need to recruit more personnel and train and manage Target’s growing employee base. Furthermore, Target will need to maintain and expand Target’s relationships with Target’s current and future customers, suppliers, distributors and other third parties, and there is no guarantee that Target will succeed.

If Target encounters any of the risks described above or if Target is otherwise unable to establish or successfully operate additional stores or additional production capacity, Target may be unable to grow Target’s business and revenues, reduce Target’s operating costs, maintain Target’s competitiveness or improve Target’s profitability and, consequently, Target’s business, financial condition, results of operations and prospects will be adversely affected.

If Target is unable to fund capital expenditures or obtain additional sources of liquidity when Target needs it, Target’s business may be adversely affected. In addition, if Target obtains equity financing, the issuance of Target’s equity securities could cause dilution for Target’s stockholders. To the extent Target obtains the financing through the issuance of debt securities, Target’s debt service obligations could increase and Target may become subject to restrictive operating and financial covenants.

Target anticipates that Target will make substantial capital investments to expand Target’s business within the next 3 years. For the fiscal years ended December 31, 2013 and 2012, Target paid approximately $11.9 million and $14.1 million, respectively, for capital expenditures. Target estimates that Target’s capital expenditures for the fiscal year ended December 31, 2014 will be approximately $16 million, which includes expenditure on Target’s second phase construction, opening of new stores, commencing e-commerce project, upgrading of Target’s point-of-sale and enterprise resource planning systems.

According to the agreement, Aquasition should have no less than $10 million of cash on hand immediately following the closing of the Acquisition, there is no assurance that Target will have sufficient cash to fund its anticipated capital expenditures. If Target is unable to obtain adequate financing or financing on terms favorable to us, Target may be unable to successfully maintain Target’s operations and accomplish Target’s growth strategy. In addition, Target may be unable to generate sufficient cash internally or obtain alternative sources of capital to fund Target’s proposed capital expenditures, take advantage of business opportunities or respond to competitive pressures. As a result, we may seek to sell additional equity securities, debt securities, or borrow from lending institutions. Any issuance of equity securities could cause dilution for our stockholders. Any incurrence of indebtedness could increase Target’s debt service obligations and cause Target to be subject to restrictive operating and finance covenants. Target’s ability to obtain external financing in the future is also subject to a number of uncertainties, including:

•	Target’s future financial condition, results of operations and cash flows;

•	general market conditions for financing activities by companies in Target’s industry;

•	economic, political and other conditions in China and elsewhere; and

•	the uncertain economic prospect and tightened credit markets resulting from the recent global economic slowdown and financial market crisis.

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If Target is unable to obtain funding in a timely manner or on commercially acceptable terms, or at all, Target’s growth prospects and future profitability may be materially adversely affected. Adverse changes in the capital markets could make it difficult to obtain capital or obtain it at attractive rates.

Due to Target’s rapid growth in recent years, Target’s past results may not be indicative of Target’s future performance and evaluating Target’s business and prospects may be difficult.

Target’s business has grown and evolved rapidly in recent years as demonstrated by Target’s growth in net sales, from $71 million for the year ended December 31, 2012 to $99.6 million for the year ended December 31, 2013. Target may not be able to achieve similar growth in future periods, and Target’s historical operating results may not provide a meaningful basis for evaluating Target’s business, financial performance and prospects. Moreover, Target’s ability to achieve satisfactory production results at higher volumes is unproven. Therefore, you should not rely on Target’s past results or Target’s historical rate of growth as an indication of Target’s future performance.

Target experiences fluctuations in operating results.

Target’s annual and quarterly operating results have fluctuated, and are expected to continue to fluctuate. Among the factors that may cause Target’s operating results to fluctuate are customers’ response to merchandise offerings, the timing of the rollout of new sales outlets, seasonal variations in sales, the timing of merchandise receipts, the level of merchandise returns, changes in merchandise mix and presentation, Target’s cost of merchandise, unanticipated operating costs, and other factors beyond Target’s control, such as general economic conditions and actions of competitors.

Target has historically experienced seasonal fluctuations in Target’s sales. A substantial portion of Target’s revenues are typically earned during the second and fourth quarters and Target generally experiences lowest revenues during the first and third quarters. If sales during the second and fourth quarters are lower than expected, Target’s operating results would be adversely affected, and it would have a disproportionately large impact on Target’s annual operating results. The sales of Target’s products are also affected by local spending behavior, which are typically affected by seasonal shopping patterns during major Chinese holidays. Extreme changes in weather patterns could also affect customers’ purchasing behavior, which may lead to fluctuations in Target’s net sales. For example, extended periods of unusually warm temperatures during the winter season or cool weather during the summer season could render a portion of our inventory incompatible with such unusual weather conditions. These extreme or unusual weather conditions could have a material adverse effect on our results of operations.

As a result of these factors, Target believes that period-to-period comparisons of historical and future results will not necessarily be meaningful and should not be relied on as an indication of future performance.

Target’s failure to collect the trade receivables or untimely collection could affect Target’s liquidity

Target extends credit to some of Target’s customers while generally requiring no collateral. Depending on the size and creditworthiness of a customer, Target typically expects and receives payment within 30-90 days of product delivery. Target performs ongoing credit evaluations of Target’s customers’ financial condition and as of December 31, 2013, Target generally has no difficulties in collections. However, Target sales going forward may rely more heavily on credit, and if Target encounters future problems collecting amounts due from Target’s clients or if Target experiences delays in the collection of amounts due from Target’s clients, Target’s liquidity could be negatively affected.

Target relies on distributors for a substantial portion of Target’s sales and the loss of any of Target’s large distributors would harm Target’s business.

A substantial portion of Target’s sales are made to distributors that resell Target’s products. For the year ended December 31, 2013, such distributors accounted for approximately 78.5% of Target’s total sales and Target’s top five distributors accounted for approximately 67% of Target’s total sales. The marketing efforts of Target’s distributors are critical for Target’s success. If Target fails to attract additional distributors, and Target’s existing distributors do not promote Target’s products at the same or at a greater level than the products of Target’s competitors, Target’s business, financial condition and results of operations could be adversely affected.

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Furthermore, there is no assurance that any of Target’s distributors will satisfy the sales targets set forth in their distribution agreements and Target or they may not wish to renew the distribution agreements in future years. Moreover, Target’s distributors are not obliged to continue to place orders with Target at the same level as before or at all and there is no assurance that Target would be able to obtain orders from other distributors to replace any such lost sales on terms satisfactory to Target or all. If any of Target’s five largest distributors substantially reduces its purchases from us, or otherwise fails to renew its distribution agreement with us, Target may suffer a significant loss of sales and Target’s business, results of operations, and financial condition may be materially and adversely affected.

Target has limited control over the ultimate retail sales by Target’s distributors and Target’s image and business may be adversely affected if Target’s distributors fail to adhere to, or fail to cause the third party retail outlet operators to adhere to, Target’s retail policies and standards.

Target relies on the contractual obligations set forth in the distribution agreements that Target enter into with Target’s distributors, as well as policies and standards Target formulates from time to time, to impose Target’s retail policies on these distributors in respect of the franchisee retail outlets. In addition, as Target does not enter into any agreements with the third party retail outlet operators, Target relies on Target’s distributors to ensure that these franchisee retail outlets operate in accordance with Target’s retail policies. As such, Target’s control over the ultimate retail sales by Target’s distributors and the franchisee retail outlet operators is limited. There is no assurance that Target’s distributors or the third party franchisee retail outlet operators will comply with, or that the distributors will enforce, Target’s retail policies. As a result, Target may not be able to effectively manage Target’s sales network or maintain a uniform brand image, and cannot assure you that franchisee retail outlets would continue to offer quality services to consumers.

In addition, if any of the distributors or third party franchisee retail outlet operators experiences difficulties in selling Target’s products in the retail market, they may attempt to disregard Target’s pricing policies and liquidate their excessive inventory buildup through aggressive discounts, which may damage the image and the value of Target’s brand. There is no assurance that Target will be able to, in a timely manner, impose penalties on or replace any distributors who consistently fail to comply with, or fail to cause the third party franchisee retail outlet operators appointed by them to comply with, Target’s retail policies in their operation of franchisee retail outlets. In such event, Target’s business, results of operations, and financial condition may be materially and adversely affected.

Target may not be able to accurately track the inventory levels at Target’s distributors, retailers or department store concessions.

Target’s ability to track the sales by Target’s distributors to third-party retailers and the ultimate retail sales by the retailers, and consequently their respective inventory levels, is limited. Target implements a policy to require Target’s distributors to provide Target with their sales reports on a weekly basis and Target carry out random on-site inspections of Target’s distributors to track their inventories. The purpose of tracking the inventory level is mainly to gather information regarding the market acceptance of Target’s products so that Target can reflect consumers’ preferences in the design and development of Target’s products for the next season. The tracking of inventory level also helps Target to understand the market recognition of Target’s products in a particular region, and thus allows Target to adjust Target’s marketing strategy if necessary. The implementation of the policy, however, requires the distributors to accurately report the relevant data to Target in a timely manner, which is largely dependent on the cooperation of Target’s distributors. Target may not always obtain the required data in time and the data provided to Target by Target’s distributors may be inaccurate or incomplete.

Target plans to implement an enterprise resource planning system, or ERP system, in 2014 that will allow Target to track sales at the authorized retail outlets on a timely basis. Such system is expected to facilitate the processing of basic replenishment orders from Target’s distributors, the movement of products through Target’s authorized retail network, and the collection of information for planning and forecasting purposes. If Target is unable to roll out the ERP system as planned, Target would not be able to accurately track Target’s inventory levels on a timely basis. Inaccurate, mistaken, incomplete or delayed data regarding inventory levels may mislead Target to make wrong business judgments for Target’s production, marketing efforts and sales strategies. If that happens, Target’s operations and financial results may be materially adversely affected. In addition, if Target cannot manage inventory levels properly, future orders of Target’s products may be reduced, which would materially adversely affect Target’s future business, financial condition, results of operation and prospects.

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Target’s operations could be materially adversely affected if Target fails to effectively manage Target’s relationships with, or lose the services of, Target’s ODM contract manufacturers.

The production of Target’s brand name products are 100% outsourced to PRC-based third party ODM contract manufacturers. In the years ended December 31, 2013 and 2012, Target had 6 and 10 contract manufacturers, respectively. Purchases from Target’s top five ODM contract manufacturers accounted for approximately 98% and 99% of Target’s total purchases in 2013 and 2012, respectively. As Target does not enter into long-term contracts with Target’s ODM contract manufacturers, Target’s ODM contract manufacturers may decide not to accept Target’s future ODM orders on the same or similar terms, or at all. If an ODM contract manufacturer decides to substantially reduce its volume of supply to Target or to terminate its business relationship with us, Target may not be able to find a proper replacement in a timely manner and may be forced to default on the agreements with Target’s distributors that sell Target’s products. This may negatively impact Target’s revenues and adversely affect Target’s reputation and relationships with Target’s distributors that sell Target’s products, causing a material adverse effect on Target’s financial condition, results of operations and prospects.

Further, if any of Target’s ODM contract manufacturers fails to provide the required number of products meeting Target’s quality standards, Target may have to delay delivery of products to Target’s distributors, become unable to supply products at all, or even recall products previously dispatched. This could cause Target to lose revenues or market share and damage Target’s reputation, any of which could have a material adverse effect on Target’s business, financial condition, results of operations and prospects. In addition, some ODM contract manufacturers may not fully comply with certain laws, such as labor and environmental laws. If any of Target’s ODM contract manufacturers is found to have violated laws and regulations in the PRC, media reports on such violations may negatively affect Target’s reputation and image, resulting in material adverse impact on Target’s business, financial condition and results of operations.

Since Target provides the designs of Target’s products to the ODM contract manufacturers, as well as guidance for manufacturing the products ordered by us. Target does not have direct control over the ODM contract manufacturers. If any of them is involved in unauthorized production and sale of goods using the KBS brand, Target’s reputation, financial condition and results of operations may be materially adversely affected.

As Target grows, Target’s reliance on ODM contract manufacturers may also grow as Target’s added production capacity may not be sufficient to keep pace with the increased production requirements driven by Target’s growth. Target may not be able to find sufficient additional ODM contract manufacturers to produce Target’s products on the same or similar terms as Target’s existing ODM contract manufacturers, and Target may not be able to achieve Target’s growth and development goals.

Any interruption in Target’s operations could impair Target’s financial performance and negatively affect Target’s brand.

Target’s operations are complicated and integrated, involving the coordination of third party ODM contract manufacturers and external distribution processes. While these operations are modified on a regular basis in an effort to improve outsourcing and distribution efficiency and flexibility, Target may experience difficulties in coordinating the various aspects of Target’s operations processes, thereby causing downtime and delays. In addition, Target may encounter interruption in Target’s operations processes due to a catastrophic loss or events beyond Target’s control, such as fires, explosions, labor disturbances or violent weather conditions. Any interruptions in Target’s operations or capabilities at Target’s facilities could result in Target’s inability to procure Target’s products, which would reduce Target’s net sales and earnings for the affected period. If there is a delays in delivery times to Target’s customers, Target’s business and reputation could be severely affected. Any significant delays in deliveries to Target’s customers could lead to increased returns or cancellations and cause Target to lose future sales. Target currently does not have business interruption insurance to offset these potential losses, delays and risks so a material interruption of Target’s business operations could severely damage Target’s business.

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Target relies heavily on Target’s management information system for inventory management, distribution and other functions. If Target’s system fails to perform these functions adequately or if Target experiences an interruption in Target’s operation, Target’s business and results of operations could be materially adversely affected.

The efficient operation of Target’s business is dependent on Target’s management information systems. Target relies heavily on Target’s management information systems to manage Target’s order entry, order fulfillment, pricing, point-of-sale and inventory replenishment processes.

Target cannot assure you that Target’s management information system will operate properly or without interruption. Any malfunction to any part or all of Target’s management information system for a prolonged period may cause delays in operations or impairment of Target’s overall business efficiency. Target also cannot ensure that the level of security currently maintained will be sufficient to protect the system from third party intrusions, viruses, lost or stolen data, or similar situations. Additionally, as part of Target’s growth and development strategy over the next few years, Target plans to upgrade and improve Target’s management information system. Target cannot assure you that there will be no interruptions to Target’s management information system during the upgrades or that the new management information system will be able to integrate fully with the existing information system.

The failure of Target’s management information system to perform as Target anticipates could disrupt Target’s business and could result in decreased revenue, increased overhead costs and excess or out-of-stock inventory levels, causing Target’s business and results of operations to suffer materially.

Failure to protect the integrity, security and use of Target’s customers’ information and media could expose Target to litigation and materially damage Target’s standing with Target’s customers.

Increasing costs associated with information security — such as increased investment in technology, the costs of compliance with consumer protection laws and costs resulting from consumer fraud — could cause Target’s business and results of operations to suffer materially. While Target has taken significant steps to protect customer and confidential information, including entering into confidentiality agreements with relevant employees and incorporate confidentiality clauses in Target’s policies, there can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will prevent the compromise of Target’s customer transaction processing capabilities and personal data. If any such compromise of Target’s security were to occur, it could have a material adverse effect on Target’s reputation, operating results and financial condition. Any such compromise may materially increase the costs Target incurs to protect against such information security breaches and could subject Target to additional legal risk. Procurement specialists and managers are required to sign a confidentiality agreement.

Target has limited insurance coverage in China and may not be able to recover insurance proceeds if Target experiences uninsured losses.

Operation of Target’s facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Target does not carry any business interruption insurance, product recall or third-party liability insurance for Target’s production facilities or with respect to Target’s products to cover claims pertaining to personal injury or property or environmental damage arising from defects in Target’s products, product recalls, accidents on Target’s property or damage relating to Target’s operations. While business interruption insurance and other types of insurance are available to a limited extent in China, Target has determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for Target to have such insurance. Therefore, Target’s existing insurance coverage may not be sufficient to cover all risks associated with Target’s business. As a result, Target may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond Target’s control, out of Target’s own funds, which could have a material adverse effect on Target’s business, financial condition and results of operations.

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Target’s inability to protect Target’s trademarks and other intellectual property rights may prevent Target from successfully marketing Target’s products and competing effectively.

We believe our trademarks and other intellectual property rights are important to our success and competitive position and recognize the importance of registering the trademarks related to our KBS brand for protection against infringement. Target currently holds two registered trademarks. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending Target’s intellectual property rights, including Target’s trademarks, patents, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. Target produces, market and sell Target’s products under registered trademarks. Target regards Target’s intellectual property, particularly Target’s trademarks and trade secrets to be of considerable value and importance to Target’s business and Target’s success. Target relies on a combination of trademark, patent, and trade secrecy laws, and contractual provisions to protect Target’s intellectual property rights. There can be no assurance that the steps taken by Target to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate Target’s trademarks, trade secrets or similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against us, and Target may have to pursue litigation against other parties to assert Target’s rights. Any such claim or litigation could be costly and Target may lack the resources required to defend against such claims. In addition, any event that would jeopardize Target’s proprietary rights or any claims of infringement by third parties could have a material adverse affect on Target’s ability to market or sell Target’s brands, and profitably exploit Target’s products.

Environmental regulations impose substantial costs and limitations on Target’s operations.

Target uses chemicals and produces significant emissions in Target’s manufacturing operations. As such, Target is subject to various national and local environmental laws and regulations in China concerning issues such as air emissions, wastewater discharges, and solid waste management and disposal. These laws and regulations can restrict or limit Target’s operations and expose Target to liability and penalties for non-compliance. While Target believes that Target’s facilities are in material compliance with all applicable environmental laws and regulations, the risks of substantial unanticipated costs and liabilities related to compliance with these laws and regulations are an inherent part of Target’s business. It is possible that future conditions may develop, arise or be discovered that create new environmental compliance or remediation liabilities and costs. While Target believes that Target can comply with existing environmental legislation and regulatory requirements and that the costs of compliance have been included within budgeted cost estimates, compliance may prove to be more limiting and costly than anticipated.

We may be unable to establish and maintain an effective system of internal control over financial reporting, and, as a result, we may be unable to accurately report our financial results or prevent fraud.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on their internal controls over financial reporting in their annual reports. In addition, the independent registered public accounting firm auditing the financial statements of a company that is not a non-accelerated filer under Rule 12b-2 of the Exchange Act must also attest to the operating effectiveness of the company’s internal controls.

Target is a private company not subject to SOX 404 and Target’s current internal control system may not be in compliance with the requirements of SOX 404. Upon closing of the Acquisition, Target’s business will be consolidated into our financial statements. We can provide no assurance that our management will conclude that our internal controls over financial reporting are effective, or that our independent registered public accounting firm will issue a positive opinion on our internal controls over financial reporting .

Failure to achieve and maintain an effective internal control environment could result in our inability to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial and other information pursuant to the reporting obligations we have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. Further, it could cause our investors to lose confidence in the information we report, which could adversely affect our stock price.

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Risks Related To Doing Business In China Following the Acquisition

Target’s business operation may be affected if Target is forced to relocate Target’s manufacturing facilities and stores.

Target leased the premises for Target’s manufacturing facilities and corporate stores. However, none of Target’s lease agreements have been registered with the relevant governmental agencies. According to Grandall Law Firm (Beijing), without registration, Target’s rights to use and occupy the premises may not be secured if any third parties such as other tenants who have registered their lease agreements challenge Target under PRC law. Moreover, while Target has taken various measures to verify the ownership of property such as checking utility bills and search government records, most of Target’s landlords have declined to confirm whether they possess the property ownership certificates and land use rights certificates for Target’s properties. As a result, Target has been unable to verify whether third parties may assert their ownership rights under PRC law against most of Target’s landlords or challenge most of Target’s leases in the future. If Target’s rights to use the premises are challenged, Target may be forced to relocate to other premises. Target may not be able to relocate to a suitable premise promptly or lease alternative premises on terms at least as favorable as Target’s existing ones. In addition, relocation costs and interruption of production may have a material adverse effect on Target’s business operation and financial performance.

Changes in the economic and political policies of the PRC government could have a material and adverse effect on our business and operations.

Target conducts substantially all its business operations in China. Accordingly, Target’s results of operations, financial condition and prospects are significantly dependent on economic and political developments in China. China’s economy differs from the economies of developed countries in many aspects, including the level of development, growth rate and degree of government control over foreign exchange and allocation of resources. While China’s economy has experienced significant growth in the past 30 years, the growth has been uneven across different regions and periods and among various economic sectors in China. Target cannot assure you that China’s economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on its business and results of operations.

The PRC government exercises significant control over China’s economic growth through the allocation of resources, control over payment of foreign currency-denominated obligations, implementation of monetary policy, and preferential treatment of particular industries or companies. Certain measures adopted by the PRC government may restrict loans to certain industries, such as changes in the statutory deposit reserve ratio and lending guidelines for commercial banks by the People’s Bank of China, or PBOC. These current and future government actions could materially affect our liquidity, access to capital, and ability to operate our business.

The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. Since 2012, growth of the Chinese economy has slowed. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy but may also have a negative effect on Target. Target’s financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to Target. In addition, any stimulus measures designed to boost the Chinese economy, may contribute to higher inflation, which could adversely affect Target’s results of operations and financial condition. See “-Risks Related To Doing Business In China Following the Acquisition -Future inflation in China may inhibit Target’s ability to conduct business in China.”

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

Target conducts substantially all of Target’s business through Target’s operating subsidiary in the PRC. Target’s operating subsidiary is generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, most of Target’s executive officers and directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against Target’s Chinese operations and subsidiary.

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You may have difficulty enforcing judgments against us in China.

Most of Target’s assets are located outside of the United States and most of Target’s current operations are conducted in the PRC. In addition, most of Target’s directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against Target and Target’s officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Target’s counsel as to PRC law, Grandall Law Firm (Beijing), has advised Target that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against Target or Target’s directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security, or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

Future inflation in China may inhibit Target’s ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. According to the National Bureau of Statistics of China, the annual average percent changes in the consumer price index in China for 2011, 2012 and 2013 were increases of 5.4%, 2.6% and 2.6%, respectively. High inflation may erode disposable incomes and consumer spending. Furthermore, certain components of our cost of sales, including direct raw material costs, direct labor costs and design costs may increase as a result of an increase in the cost of materials and labor resulting from general inflation. However, we cannot guarantee that we can pass on increased costs to customers through increases in retail prices. This could adversely impact our business, financial condition and results of operations.

Restrictions on currency exchange may limit Target’s ability to receive and use Target’s sales effectively.

The majority of Target’s sales will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit Target’s ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. Target cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB following the Acquisition.

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In addition, the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, issued by the PRC State Administration of Foreign Exchange, or SAFE, and effective as of August 29, 2008, or Circular 142, regulates the conversion by foreign-invested enterprises of foreign currency into RMB by restricting how the converted RMB may be used. Circular 142 requires that RMB converted from the foreign currency-dominated capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the relevant government authority and may not be used to make equity investments in PRC, unless specifically provided otherwise. SAFE further strengthened its oversight over the flow and use of RMB funds converted from the foreign currency-dominated capital of a foreign-invested enterprise. The use of such RMB may not be changed without approval from SAFE, and may not be used to repay RMB loans if the proceeds of such loans have not yet been used. Any violation of Circular 142 may result in severe penalties, including substantial fines.

Fluctuations in exchange rates could adversely affect Target’s business and the value of Target’s securities.

The value of Target’s common stock will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which Target’s sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect Target’s financial results reported in U.S. dollar terms without giving effect to any underlying change in Target’s business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend Target issues that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments Target makes in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over the following three years. From July 2008 to June 2010, the RMB traded within a narrow range against the U.S. dollar. Since June 2010 the RMB has further appreciated against the U.S. dollar, from approximately RMB6.83 per U.S. dollar as of June 1, 2010 to approximately RMB6.16 per U.S. dollar as of June 18, 2014. It is difficult to predict how RMB exchange rates may change going forward.

Very limited hedging transactions are available in China to reduce Target’s exposure to exchange rate fluctuations. To date, Target has not entered into any hedging transactions. While Target may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and Target may not be able to successfully hedge Target’s exposure at all. In addition, Target’s foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict Target’s ability to convert RMB into foreign currencies. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

The implementation of the new PRC employment contract law and increases in the labor costs in China may hurt Target’s business and profitability.

China adopted a new Labor Contract Law, effective on January 1, 2008, and issued its implementation rules, effective on September 18, 2008. The Labor Contract Law and related rules and regulations impose more stringent requirements on employers with regard to, among others, minimum wages, severance payment and non-fixed-term employment contracts, time limits for probation periods, as well as the duration and the times that an employee can be placed on a fixed-term employment contract. Due to the limited period of effectiveness of the Labor Contract Law and its implementation rules and regulations, and the lack of clarity with respect to their implementation and potential penalties and fines, it is uncertain how they will impact Target’s current employment policies and practices. In particular, compliance with the Labor Contract Law and its implementation rules and regulations may increase Target’s operating expenses. In the event that Target decides to terminate some of its employees or otherwise change its employment or labor practices, the Labor Contract Law and its implementation rules and regulations may also limit its ability to effect those changes in a manner that Target believes to be cost-effective or desirable, and could result in a material decrease in Target’s profitability.

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Restrictions under PRC law on Target’s PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect Target’s ability to grow, make investments or acquisitions that could benefit Target’s business, pay dividends to you, and otherwise fund and conduct Target’s business.

Substantially all of Target’s sales are earned by Target’s PRC subsidiaries. However, as discussed more fully under “Target’s Business—Regulation—Dividend Distributions” and “Target’s Business—Regulation—Foreign Currency Exchange”, PRC regulations restrict the ability of Target’s PRC subsidiaries to make dividends and other payments to its offshore parent company. Any limitations on the ability of Target’s PRC subsidiaries to transfer funds to Target could materially and adversely limit Target’s ability to grow, make investments or acquisitions that could be beneficial to Target’s business, pay dividends and otherwise fund and conduct Target’s business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject Target’s PRC resident stockholders to personal liability, limit Target’s ability to acquire PRC companies or to inject capital into Target’s PRC subsidiary, limit Target’s PRC subsidiary’s ability to distribute profits to Target or otherwise materially adversely affect us.

In October 2005, SAFE issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75. Circular 75 requires PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China. See “Target’s Business—Regulation—Circular 75” for a detailed discussion of Circular 75 and its implementation.

Target has asked the beneficial owners of Target’s stock, who are PRC residents as defined in Circular 75, to register, or amend their previous registrations, with the relevant branch of SAFE, as currently required, in connection with their equity interests in us. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75. Target also has little control over either Target’s present or prospective beneficial owners or the outcome of such registration procedures. A failure by Target’s PRC resident beneficial owners to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial owners to fines or legal sanctions, restrict Target’s overseas or cross-border investment activities, limit Target’s subsidiary’s ability to make distributions or pay dividends or affect Target’s ownership structure, which could adversely affect Target’s business and prospects.

Our post-Acquisition business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that Target’s acquisition of Hongri PRC constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the Foreign M&A Rule, which became effective on September 8, 2006 and was amended on June 22, 2009.

According to the Foreign M&A Rule, a “Round-trip Investment” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the Foreign M&A Rule, any Round-trip Investment must be approved by MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

Vast Billion acquired Hongri PRC in 2011 from Bizhen Chen and Keyan Yan. At the time of the acquisition, Hongri BVI, the parent company of Vast Billion, was owned and controlled by Mr. Sun Keung Chan and Ms. So Wa Cheung, both of whom are citizens of the Hong Kong Special Administrative Region. Mr. Yan entered into the Amended and Restated Option Agreement with Mr. Chan and Ms. Cheung, dated March 9, 2011, pursuant to which Mr. Yan was granted an option to acquire all of the shares of Target’s Common Stock that Mr. Chan and Ms. Cheung will acquire in Target in connection with the reverse acquisition, for an aggregate exercise price of RMB 131,409 (approximately $20,000). Mr. Yan may exercise this option during the period commencing on the date which is six (6) months after the date on which the first registration statement is filed by the Company under the Securities Act, and ending on the fifth anniversary thereof.

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Because no Chinese nationals have direct stock ownership of either Hongri BVI or Vast Billion, Target believes that the above transactions do not constitute a “Round-trip Investment” and therefore it has decided not to seek the approval from MOFCOM or China Securities Regulatory Commission, or CSRC, pursuant to the Foreign M&A Rule. However, the PRC regulatory authorities may take the view that these transactions and the reverse acquisition of Hongri PRC are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of the transactions, the stockholders of Hongri PRC became majority owners and effective controlling parties of a foreign entity that acquired ownership of Hongri PRC.

If after the Acquisition we are found to be in violation of the Foreign M&A Rule, the PRC regulatory authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income, revoking our PRC subsidiaries’ business or operating licenses, requiring us to restructure or unwind the relevant ownership structure or operations. Any of these actions could cause significant disruption to our business operations and may materially and adversely affect our business, financial condition and results of operations. Target believes that if these regulatory actions occur, Target may be able to find a way to re-establish control of Hongri PRC’s business operations through a series of contractual arrangements rather than an outright purchase of the equity of Hongri PRC. But Target cannot assure you that such contractual arrangements will be protected by PRC law or that we can receive as complete or effective economic benefit and overall control of Hongri PRC’s business than if we had direct ownership of Hongri PRC.

Under the Enterprise Income Tax Law, Target may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to Target and Target’s non-PRC stockholders.

On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or the EIT Law, and on November 28, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. See “Target’s Business—Regulation—Taxation” for a detailed discussion of the EIT Law.

 On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

It remains unclear whether the PRC tax authorities would require or permit Target’s overseas registered entities to be treated as PRC resident enterprises. Target does not currently consider any of Target’s non-PRC subsidiaries to be a PRC resident enterprise. However, if the PRC tax authorities determine that Target is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, Target may be subject to the enterprise income tax at a rate of 25% on Target’s worldwide taxable income as well as PRC enterprise income tax reporting obligations. In Target’s case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to Target from Target’s PRC subsidiaries may qualify as “tax-exempt income,” Target cannot guarantee that such dividends will not be subject to a 5% or 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 5% or 10% withholding tax is imposed on dividends Target pays to Target’s non-PRC stockholders and with respect to gains derived by Target’s non-PRC stockholders from transferring Target’s shares.

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Target faces uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises’ Share Transfer that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation, or SAT, released a circular on December 15, 2009 that addresses the transfer of shares by nonresident companies, generally referred to as Circular 698. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Circular 698, which provides parties with a short period of time to comply with its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company. Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes. There is uncertainty as to the application of Circular 698. For example, while the term “indirectly transfer” is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by Target to determine if Target’s subsidiaries comply with the Circular 698. As a result, Target may become at risk of being taxed under Circular 698 and Target may be required to expend valuable resources to comply with Circular 698 or to establish that Target should not be taxed under Circular 698, which could have a material adverse effect on Target’s financial condition and results of operations.

Target started constructing a factory building in Anhui Province without certain required approvals from relevant governmental authorities, which may expose the company to administrative penalties and cause future use of the factory building to be prohibited.

Under PRC law, prior to the commencement of a building construction, certain approvals and permits should be obtained from various governmental authorities, including the approval or registration of the project, approval of environmental impact assessment, approval of fire-prevention design, land use planning and construction planning, and a building permit. As of the date of this Offer to Purchase, Anhui Kaixin Apparel Co. Ltd., a PRC subsidiary of Hongri PRC, is in the process of constructing its factory building without certain of these approvals and permits. As a result, the construction of this building may be challenged by relevant governmental authorities and subject to potential administrative penalties. In addition, the government may reject Target’s filing for the completion of construction and further refuse to issue the building ownership certificate to Target. As a result, Target’s future use of the building could be prohibited under PRC law and the value of the building could be adversely affected.

 Target’s failure to fully comply with PRC laws relating to social insurance and housing accumulation fund may expose it to potential administrative penalties.

The PRC laws and regulations require all employers in China to fully contribute their own portion to the social insurance and housing accumulation funds for their employees within a certain period of time. Failure to do so may expose the employers to make rectification for the unpaid contributions by the relevant labor authority.

As of the date of this Offer to Purchase, Hongri PRC has not paid housing accumulation funds for its employees. In addition, Hongri PRC failed to make contributions to the social insurance in full amount for its employees before 2013. As of May 2014, Hongri PRC had an aggregate of approximately $0.94 million accrued but not yet paid. PRC governmental authorities may impose penalties on Hongri PRC for failure to comply. In addition, in the event that any current or former employee files a complaint with the PRC government, Hongri PRC may be subject to making up the contributions to the social insurance and housing accumulation funds as well as paying administrative fines. The total cost of these contributions and any related fines or penalties could be significant and could have a material adverse effect on Target’s working capital.

Target may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that Target violated these laws could have a material adverse effect on Target’s business.

Target is subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. Target has operations, has agreements with third parties, and makes most of Target’s sales in China. The PRC also strictly prohibits bribery of government officials. Target’s activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of Target’s subsidiaries, even though they may not always be subject to Target’s control. It is Target’s policy to implement safeguards to discourage these practices by Target’s employees. However, Target’s existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents, or distributors of Target’s subsidiaries may engage in conduct for which Target might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and Target may be subject to other liabilities, which could negatively affect Target’s business, operating results and financial condition. In addition, the U.S. government may seek to hold Target’s subsidiaries liable for successor liability FCPA violations committed by companies in which Target invests or that Target acquires.

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If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation, and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, particularly companies like Target which have completed so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to stockholder lawsuits, SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our subsidiaries, our business and our stock price after the Acquisition. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our subsidiaries. This situation may be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our subsidiaries and business operations may be severely and adversely affected and your investment in our stock could be rendered worthless.

The disclosures in our reports and other filings with the SEC and our other public pronouncements will not be subject to the scrutiny of any regulatory bodies in the PRC. Accordingly, our public disclosure should be reviewed in light of the fact that no governmental agency that is located in China where all of our operations and business are located have conducted any due diligence on our operations or reviewed or cleared any of our disclosure.

Unlike public reporting companies whose operations are located primarily in the United States, however, after the Acquisition, all of our operations will be located in China. Since all of our operations and business takes place in China, it may be more difficult for the Staff of the SEC to overcome the geographic and cultural obstacles that are present when reviewing our disclosure. These same obstacles are not present for similar companies whose operations or business take place entirely or primarily in the United States. Furthermore, our SEC reports and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure in our SEC reports and other filings are not subject to the review of the CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review our SEC reports, filings and our other public pronouncements with the understanding that no local regulator has done any due diligence on our company and with the understanding that none of our SEC reports, other filings or any of our other public pronouncements has been reviewed or otherwise been scrutinized by any local regulator.

Target’s auditor, like other independent registered public accounting firms operating in China, is registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, but has not yet been inspected, and as such, investors currently do not have the benefit of PCAOB oversight.

Auditors of companies that are registered with the SEC and traded publicly in the United States must be registered with the PCAOB and are required by U.S. law to undergo regular inspections by the PCAOB to assess their compliance with U.S. law and professional standards in connection with their audits of public company financial statements filed with the SEC. Because Target’s auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, the audit work and practices of its auditor, like other registered audit firms operating in China, is currently not inspected by the PCAOB. The inability of the PCAOB to conduct inspections of auditors in China also makes it more difficult to evaluate the effectiveness of Target auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. As a result, if we continue to retain Target’s auditor after the Acquisition, investors may lose confidence in our future reported financial information and procedures and the quality of our future financial statements.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	future payments of dividends and the availability of cash for payment of dividends;

•	future acquisitions, business strategy and expected capital spending;

•	assumptions regarding interest rates and inflation;

•	fluctuations in general economic and business conditions;

•	Aquasition’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve Aquasition’s capital base;

•	ability of Aquasition to effect a business combination, and to meet target returns;

•	the risk that a condition to consummation of the Acquisition may not be satisfied or waived;

•	the continued listing of Aquasition’s securities on the Nasdaq Capital Market, and the potential delisting of Aquasition’s securities from the Nasdaq Capital Market;

•	potential changes in the legislative and regulatory environments;

•	a lower return on investment;

•	potential volatility in the market price of the Common Stock; and

•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this Offer to Purchase.

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INFORMATION ABOUT AQUASITION

Introduction

Aquasition Corp. is a blank check company formed on January 26, 2012, pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, or similar acquisition transaction, one or more operating businesses or assets. Our Amended and Restated Articles of Incorporation and by-laws do not limit us to a particular geographic region or industry. To date, our efforts have been limited to organizational activities and financing activities. The address of the Company’s principal executive office is c/o Seacrest Shipping Co. Ltd., 8-10 Paul Street, London EC2A 4JH, England.

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POST-ACQUISITION BUSINESS

KBS Corporate History and Background

KBS was organized under the laws of the State of Nevada on December 20, 2010 under the name Bay Peak 1 Opportunity Corp. Target’s initial shareholders were: Bay Peak, LLC, Kema Management (USA), Inc., Christopher E. Jensen and Jensen Children Irrevocable Trust, dated May 25, 2010. From Target’s inception until completion of the reverse acquisition of Hongri BVI discussed in more detail below, Target was a shell company with no assets or operations. Immediately prior to the share exchange transaction described below, Target’s executive officers and directors consisted of Mr. Christopher Jensen, Mr. David Steele and Mr. Cory Roberts.

On March 9, 2011, Target completed a round of private equity investment and issued an aggregate of 49,665 shares of Target’s common stock to a number of private investors.

Reverse Acquisition of Hongri BVI

On March 11, 2011, Target entered into a share exchange agreement with Hongri BVI and its stockholders, Mr. Sun Keung Chan and Ms. So Wa Cheung, or the Share Exchange Agreement, whereby Target acquired 100% of the issued shares of Hongri BVI in exchange for 15,936,820 shares of Target’s common stock. Target refers to this transaction as the reverse acquisition. The reverse acquisition was completed in two closings occurring on March 11, 2011 and March 31, 2011, respectively. As a result of the reverse acquisition, Target is now engaged in the design, development, manufacturing, marketing and sale of casual menswear in China. On May 25, 2011, Target changed Target’s name to KBS International Holdings Inc. to more accurately reflect Target’s new business operations.

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Corporate History

Mr. Keyan Yan and Ms. Bizhen Chen established Hongri PRC on November 17, 2005 as a manufacturer and distributor of sports clothing. From 2006 to February 2011, Hongri PRC’s revenues and operations were controlled through a “variable interest enterprise”, or VIE, structure as a VIE of Roller Rome, a BVI corporation established on March 28, 2006 by Ms. Bizhen Chen, who is a Chinese national, pursuant to the Technology Development Service Contract and the Repurchase Agreement. The VIE structure was terminated in February 2011, when the Company’s control of Hongri PRC was changed to be a direct shareholding relationship, as described below.

Hongri BVI was organized by Mr. Sun Keung Chan and Ms. So Wa Cheung, both of whom are Hong Kong residents, on July 8, 2008, as an offshore investment holding company on behalf of Mr. Keyan Yan, a mainland PRC resident. Mr. Yan entered into the Option Agreement pursuant to which Mr. Yan was entitled to an exclusive right to purchase the 100% equity interest in Hongri BVI from Mr. Chan and Ms. Cheung at a cash consideration equivalent to the nominal value of the issued share capital of Hongri BVI. The purpose of these arrangements was to permit Mr. Yan to retain control over Hongri BVI without the need to obtain the regulatory approvals that might have been required for a mainland PRC resident to hold stock in a non-Chinese entity. Hongri BVI acquired 100% of the equity interest of Roller Rome on January 4, 2010. In order to rationalize Target’s corporate structure, in February 2011, Hongri PRC was restructured as a wholly-owned subsidiary of Vast Billion, a Hong Kong company and a wholly-owned subsidiary of Hongri BVI, as described below.

Vast Billion was organized by Mr. Sun Keung Chan on November 25, 2010. On December 28, 2010, Vast Billion, Ms. Bizhen Chen and Mr. Keyan Yan entered into a share purchase agreement whereby Vast Billion acquired 100% of the equity of Hongri PRC from Ms. Chen and Mr. Yan. On February 15, 2011, Hongri PRC obtained the approval from the local MOFCOM of Fujian Province to become a PRC wholly-foreign-owned enterprise, or WFOE. In February 2011, Hongri BVI acquired from Mr. Chan 100% of the issued shares of Vast Billion. As a result, Hongri PRC became the indirect wholly-owned subsidiary of Hongri BVI. Since no Chinese nationals have stock ownership of either Hongri BVI or Vast Billion, Target has not been required to obtain any regulatory approvals from the authorities in China with respect to Target’s corporate structure other than the approval obtained on February 15, 2011.

Mr. Keyan Yan entered into an Amended and Restated Option Agreement with Mr. Chan and Ms. Cheung, dated March 9, 2011, or the Amended and Restated Option Agreement, which amended and restated the Option Agreement. Pursuant to the Amended and Restated Option Agreement, Mr. Chan and Ms. Cheung granted an option to Mr. Yan to acquire all of the shares of Target’s common stock that Mr. Chan acquired in connection with the reverse acquisition, for an aggregate exercise price of RMB 131,409 (approximately $20,000). Mr. Yan may exercise this option during the period commencing on the date which is 6 months after the date on which the first registration statement is filed by Target under the Securities Act, and ending on the 5th anniversary thereof. The purpose of this arrangement was to permit Mr. Yan to retain control over the Company without needing to obtain the regulatory approvals that might have been required for a mainland PRC resident to hold stock in a non-Chinese entity.

France Cock, a Hong Kong corporation, was established on September 21, 2005 by Mr. Keyan Yan for the purpose of holding trademarks and patents. Hongri BVI acquired 100% equity interest of France Cock on January 4, 2010 at the then issued and paid up capital and it became a wholly-owned subsidiary of Hongri BVI.

On March 16, 2011, Hongri PRC established a wholly owned subsidiary, Anhui Kai Xin, as a PRC company. Its registered capital is RMB 1 million and is fully paid. Anhui Kai Xin was formed to consolidate Target’s PRC operations in Anhui Province into this entity.

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On October 17, 2011, Hongri PRC established a wholly owned subsidiary, Shishi Hongri Brand Management Company Limited (“Brand Management”), as a PRC company for the purpose of managing the brand name of Hongri PRC. Its registered and paid up capital is RBM100,000. Up to the date of this Tender Offer, it has not yet commenced any operation.

Target is not required to obtain any regulatory approvals with respect to its current corporate structure.

Private Placement

On March 31, 2011, Target completed a private placement of 2,457,016 shares of Target’s common stock for an aggregate price of $6,304,977, representing 11.58% of Target’s issued and outstanding capital stock on a fully-diluted basis. In connection with the private placement, Target’s controlling stockholders entered into the Make Good Agreement, dated March 11, 2011, pursuant to which Target established certain financial targets for fiscal years 2010 and 2011. Target’s controlling stockholders deposited 4,000,000 shares of Target’s common stock owned by them in an escrow account established pursuant to the Escrow Agreement with Deutsche Bank National Trust Company and David Steele, as the Investor Representative, which were to be released to the controlling stockholders upon the fulfillment of the foregoing financial performance targets. The financial performance target for fiscal year 2010 was met and half the stock deposited in escrow was released to the controlling stockholders. The financial performance target for fiscal year 2011 was also met, and the remaining shares deposited in escrow are in the process of being released to the controlling stockholders.

Pursuant to the Make Good Agreement, Target agreed to file a registration statement on Form 10 or Form S-1 with the SEC within 180 days following the closing of the share exchange and, upon the automatic effectiveness or effectiveness of such registration statement, continuously comply with relevant SEC periodic reporting requirements. Target filed a registration statement on Form S-1 within 180 days following the closing of the share exchange, but that registration statement was never declared effective and was subsequently withdrawn. The Make Good Agreement also required Target, subject to satisfying applicable listing standards, to cause its common stock to be listed on the Hong Kong Stock Exchange, NASDAQ, NYSE-Amex, or NYSE within 455 calendar days after the closing of the share exchange. Target never satisfied the applicable listing standards and did not list its common stock on these or any other exchange. The Make Good Agreement contained penalties for failure to comply with the requirements just described. Target believes it has complied with these requirements and should not be subject to any penalties. Upon the closing of the Acquisition, as described below pursuant to the Supplemental Warrant Agreement, all potential claims for these penalties and any other claims under the Make Good Agreement will be released.

The Make Good Agreement gave the investors “piggyback” registration rights in the context of any public offering of Target’s securities for cash, subject to customary exclusions. No such offering has occurred. Under the Make Good Agreement, Target and Target’s controlling stockholders agreed to give the investors a right of first refusal in the sale, transfer or issuance of Target’s securities to subscribe pro rata to the shares being sold, transferred or issued. Where an investor does not exercise in full such right of first refusal, Target and such controlling stockholders agreed to give the investors the co-sale rights to participate pro rata in the sale or transfer of Target’s securities. These rights will terminate following the listing of Target’s shares. Target’s controlling stockholders and the investors agreed not to dispose of their shares in the Company prior to the listing of Target’s shares. Also pursuant to the Make Good Agreement, Target’s controlling stockholders and other shareholders that were party to Target’s March 31, 2011 private placement agreed not to sell or otherwise transfer or dispose of any shares of Target’s common stock until the listing of Target’s shares on an eligible stock exchange, without the prior written consent of the Investor Representative. There have been several transfers of shares by the controlling stockholders since the Make Good Agreement, all of which have been consented to by the Investor Representative under that Agreement and with regard to which all the rights described above were waived.

The Make Good Agreement gave Bay Peak, LLC the right to nominate one member, or Investor Nominee, to Target’s board of directors until Target completes the listing of Target’s shares. The Investor Nominee is initially Cory Roberts. Each of the controlling stockholders and the investors appointed the Investor Nominee as its proxies to represent and to vote all of such party’s shares of Common Stock in accordance with the terms and provisions of the Make Good Agreement, to the extent if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of the Make Good Agreement. The investors are entitled to approve, through the investor representative, certain material corporate transactions of the Target. The investors are also entitled to certain information rights, until Target completes the listing of Target’s shares, which obligates Target to provide Target’s quarterly and yearly financial statements to the investors within prescribed timeframes of 45 days and 120 days following the end of the fiscal quarters and fiscal years, respectively.

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Upon the closing of the private placement that closed on March 31, 2011, Target executed an Additional Warrant Side Letter Agreement, or Warrant Agreement, pursuant to which Target issued a three-year warrant, which we refer to collectively as the Warrants, to each of the investors in the private placement to purchase shares of common stock of the Target in numbers equal to 50% of the aggregate number shares of common stock acquired by such investor in the private placement, at a per share exercise price of $2.96.

Effective as of February 26, 2014, the parties to the Warrant Agreement executed a Supplement to Additional Warrant Side Letter, or Supplemental Warrant Agreement. The expiration date of the Warrants was extended by the Supplemental Warrant Agreement to the earlier of the Acquisition or March 31, 2016. The Supplemental Warrant Agreement also amended each Warrant to provide for an automatic conversion immediately before the closing of the Acquisition of all Warrants to common stock of Target, computed in accordance with an agreed formula.

The Supplemental Warrant Agreement, the parties to which included all parties to the Make Good Agreement, also provides that, upon the closing of the Acquisition, the Make Good Agreement will terminate, and all parties thereto will release and hold one another harmless form all claims, demands and causes of action arising thereunder or relating thereto.

Target’s Corporate Structure

All of Target’s business operations are conducted through Target’s Chinese operating subsidiaries, Hongri PRC and Anhui Kai Xin. The chart below presents Target’s corporate structure as of the date of this Offer:

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TARGET’S BUSINESS

Overview of Target’s Business

Target is engaged in the design, manufacturing, marketing, distribution and sale of casual menswear in China, including apparel and accessories, which it markets under the “KBS” brand. The KBS brand was developed in 2006.

Target’s apparel products include cotton and down jackets, sweaters, shirts, T-shirts, jeans and trousers. Accessories include shoes, bags, socks and caps. In 2013, the suggested retail prices of its products ranged from RMB 168 to RMB 1,699 (approximately $27.55 to $278.67) for its apparel products and RMB 15 to RMB 599 (approximately $2.46 to $98.25) for its accessory products. Since 2006, Target has launched 450 collections of new products, each year with a different theme to highlight the current trends in menswear for the season.

Target’s marketing concept is “French origin, Korean design and made for Chinese.” Its target customers are middle-class consumers in the 20-40 age range, primarily located in tier two and tier three cities in China. Target has adopted “KBS” as a uniform brand name and image for all stores in its distribution network and on all products sold in those stores. It believes that the KBS brand has become a recognized brand name in the cities where its products are sold.

Target has established a nationwide distribution network covering 14 of China’s 32 provinces and centrally administered municipalities. As of December, 2013, this network was comprised of 18 corporate stores owned and operated by Target and 96 franchised stores operated by 23 third-party distributors or their sub-distributors. The number of stores has grown significantly in recent years, from 1 corporate store and 7 franchised stores as of December 31, 2006 to 18 corporate stores and 96 franchised stores as of December 31, 2013. In the years ended December 31, 2013 and 2012, sales through Target’s corporate stores accounted for 19.2% and 43.7% of its revenues, respectively, and sales through distributors accounted for 78.5% and 52.4% of its revenues, respectively. The increase in revenue from distribution sales and the decrease in revenue from corporate store sales reflects a shift in focus on the distribution business as a result of significant increase in rent expense associated with corporate stores in 2013. Target acts as an original design manufacturer, or ODM, upon request. Income from such services accounted for 2.3% and 3.9% of revenue for the years ended December 31, 2013 and 2012, respectively. By the end of 2015, it plans to increase its corporate stores and franchised stores to 48 and 196, respectively.

Relocated from Shishi City, Fujian, China in March 2011, Target’s production facility is currently located in Taihu City in Anhui Province, China. The facility has a production capacity of 2 million pieces per year and is on a year-on-year renewable lease basis. By relocating from the coastal area to Anhui Province, Target’s new facility takes advantage of lower labor costs and a more stable labor supply. Target has a variety of menswear products, including, jeans, shirts, suits and socks. Because of its variety and complexity in the production process, these products require special sewing machines and workmanship, which Target currently does not possess. In addition, as of December 31, 2013, Target had only 162 employees employed in its production operations and therefore did not have a sufficient skilled work force to produce its branded products at its own facility. As a result, Target is not yet able to produce KBS branded products and has outsourced its KBS branded product manufacturing to other established ODM manufacturers.

On the other hand, Target has been working with other brand name owners for a long period of time and has the required equipment and qualified employees to fulfill these brand name owners’ orders with existing production facilities. Currently, Target’s own production facility in Taihu mainly takes ODM orders from other sportswear companies, like Xtep.

Target is acquiring land adjacent to its current facility consisting of 110,557 square meters to build a new facility. Target obtained a portion of such land use rights for two pieces of land of 7,405 square meters and 2,440 square meters on March 19, 2012 and May 28, 2012, respectively and is in the process of obtaining approval from the relevant government bureau for the remaining land use right transfer. Once completed, total production capacity of the facility is expected increase to 20 million pieces per year from the current capacity of 2 million pieces per year. Due to the local government’s need for additional time to conclude negotiations with local residents over appropriate resettlement terms, the timeline of the construction of the adjacent facility has been delayed. Target will schedule its construction plan once it acquires the land use right and expects the construction of new production facilities to be completed by 2018.

Target has experienced rapid growth in recent years. For the years ended December 31, 2009 and 2013, total net sales increased from $28.1 million to $99.6 million, and a net income increased from $9 million to $25.8 million. The compounded annual growth rate for total net sales and net income from 2009 to 2013 is 37.2% and 30.1%, respectively.

Target leases the premises for its 17 corporate stores. Seven of these stores are located in shopping malls. A further ten stores are in other locations. Target has undertaken various measures to verify the lessors’ rights to the property leased to Target in respect of its stores. In China, all land is owned by the State or other governmental bodies, and “ownership” is generally evidenced by a land use rights certificate. Target has requested and received copies of land use rights certificates for all seven stores located in shopping malls and two stores located in other places. The remaining eight stores are located in rural areas where land use rights are held collectively by villages, where records regarding the ownership of land use rights are frequently not kept. In these cases, Target has confirmed Target’s ability to lease the stores through communications with village authorities, and has reviewed electricity and water bills to confirm utilities are being paid by the parties leasing the premises to Target. Based on the results of these efforts, Target believes the risk of third party claims against Target’s leases of these stores is relatively small and the measures taken by Target are sufficient to verify the land use rights for all of its stores. In addition, the property used as Target’s head office and corporate store is leased from a related party, whose ownership of the property has been verified by Target.

Target’s Competitive Strengths

Target believes that the following competitive strengths enable Target to compete effectively in and capitalize on the growing casual menswear industry in China.

•	There is a sizable market for Target’s products. Target believes that Target has a sizeable potential market. Target’s target customers are male middle-class consumers in the 20-40 age range. According to the national census in 2010, the population in China between 15-59 years-old was 940 million. Target’s target group falls into this category and is estimated to be more than 200 million people. As a result of the growing affluence in the PRC and increased purchasing power of the PRC population, Target believes that PRC consumers are becoming more willing and able to purchase casual menswear. In addition, Target believes that the purchasing decision of PRC consumers is becoming more predicated upon brand image, product design and style, rather than just price considerations. With rising affluence and improvement in lifestyle, Target also believes the overall Chinese population is generally growing more brand name conscious and style oriented and has shown a propensity for increased spending on casual menswear.

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•	Target has a strong focus on design and product development. Target believes that Target’s in-house design and product development capabilities allow Target to create unique products that appeal to Target’s customers. Target has established a strong in-house design and product development team of 6 employees as of December 31, 2013. Target’s team identifies new fashion trends by attending fashion shows and exhibitions as well as by drawing from creative ideas in magazines and other media. Each spring and fall, Target carefully plans and creates a new product line for Target’s fall/winter and spring/summer collections of 450 SKU that encompasses Target’s full range of product offerings, including outerwear, tops, bottoms and accessories. Target introduces new design elements into Target’s product lines each season. With Target’s highly skilled and creative team of designers, Target has extensive experience in creating unique designs to meet the preferences and needs of Target’s target customer base.

•	Target’s trademarked brand has earned a following in China. Target’s brand was developed in 2006. Target’s marketing concept is “French origin, Korean design and made for Chinese.” Target customers are middle-class consumers in the 20-40 age range. Target believes that their products’ concept, marketing, design and packaging fully match with the pro-western attitude and life styles of their target customers. Target believes the KBS brand is essential to its success to penetrate to the casual menswear market in China.

•	Target has an extensive and well-managed nationwide distribution network. Target has an extensive distribution network throughout China. As of December 31, 2013, Target had 18 KBS branded corporate stores and 96 franchised stores across 14 of China’s 32 provinces and centrally administered municipalities. The KBS branded corporate stores are required to sell only Target’s products. Target has been building up Target’s selected distributor network since 2007. As of December 31, 2013, Target had 23 large distributors operating 96 franchise stores. All of Target’s distributors have been working with Target from 3 to 7 years. Target selects Target’s distributors based on a number of criteria, including experience in the menswear retail industry, sales channels, business resources, brand promotion capabilities and ability to help Target implement Target’s broader business strategies. Target’s distributors help Target respond to changing consumer tastes in a timely manner by providing regular feedback on Target’s products at Target’s semi-annual sales fairs and frequent communications. The financial resources of Target’s distributors allow Target to expand Target’s retail network with less working capital investment from Target than would be required for establishing direct stores, as Target’s distributors are responsible for the store rentals and cost of inventory in their stores. Target sold a substantial amount of Target’s products through Target’s distributors, which has allowed Target to distribute Target’s products to a wide geographic area and penetrate markets by leveraging the local market knowledge of Target’s distributors and their sub- distributors. Target believes that Target’s distribution network has enabled Target to expand Target’s business and increase Target’s sales efficiently and with less operational risk. This model has also minimized Target’s operational risk because Target typically starts production after Target receives orders from Target’s distributors. Target believes that using a distribution network to sell a substantial amount of Target’s KBS products has enabled Target to devote Target’s resources to Target’s core competitive strengths of design, brand management and product development.

•	Target has an experienced management team. Target’s management team has extensive R&D, marketing and financial experience, led by Target’s Chief Executive Officer and founder, Mr. Keyan Yan, and Target’s Chief Financial Officer, Mr. Stanley Wong. Mr. Yan has over 24 years of experience in the apparel industry and also has developed a differentiated product by international cooperation with a Korean designer. After working in the garment industry for more than 16 years, Mr. Keyan Yan acquired and developed the KBS brand. With his strong understanding of the apparel industry, Mr. Yan has successfully established this brand name in the market. Mr. Stanley Wong joined KBS in November 2009 and has over 20 years of senior management experience in finance, internal control, credit and corporate management both in listed and unlisted companies in the Greater China Region. Mr. Wong has also had over 10 years senior management experience with PRC companies. Target is committed to attract and retain top management level executives who Target believes are and will continue to be the driving force behind Target’s product development and growth.

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Target’s Growth Strategies

Target intends to further strengthen Target’s market position in the casual menswear market in China by implementing the following strategies:

•	Target plans to open additional stores across China. Target intends to continue to strengthen and expand Target’s brand awareness by opening additional stores to showcase Target’s expanding product portfolio. Target intends to increase Target’s store coverage by: (1) strengthening Target’s relationships with Target’s existing distributors through greater support, such as providing on-going training, conducting site visits and working closely to select sites and manage additional store openings; (2) identifying new distributors to broaden Target’s presence in existing and new markets; and (3) expanding the number and geographic coverage of Target’s stores, which Target believes will assist Target in achieving brand recognition. In particular, Target intends to focus on building Target’s network of franchised stores across China, which Target believes can help further promote awareness of Target’s brand, showcase Target’s complete product collections, stimulate sales in corporate stores in nearby regions and improve Target’s overall business performance. By the end of 2015, Target plans to increase Target’s corporate stores and franchised stores to 48 and 196, respectively.

•	Target plans to establish additional marketing and branch offices. Target plans to establish a marketing office in Shanghai by the end of 2015. Target’s marketing and R&D team will move to the Shanghai office, and Target’s distributors will come to Shanghai for Target’s trade fair, instead of Shishi City in Fujian. Shanghai is one of the fashion centers in China with some of the top fashion institutes and designers. Target believes that this strategic relocation will enable Target to quickly adapt to domestic and international fashion trends and to have better access to a high quality pool of designers which, in turn, will strengthen Target’s product design capabilities and Target’s ability to compete more effectively against Target’s competitors. Target also plans to establish branch offices in Hunan, Sichuan, Liaoning, Hubei and Zhejiang provinces to better coordinate the development of corporate and franchised stores. Target’s branch offices will also be responsible for national and regional marketing campaigns, fast feedback reporting system monitoring, inventory control and performance evaluation. In August 2010, Target opened up Target’s first branch office in Jiangsu and it was successful in identifying large, well-positioned distributors and good locations for opening up Target’s self-run stores.

•	Target plans to continue to raise the profile of the KBS brand through enhanced advertising and promotional activities. Target believes that the strong association of KBS brand with Target’s concept of “French origin, Korean design and made for Chinese” has helped drive Target’s brand positioning and customers’ receptivity to Target’s products. Target intends to further build Target’s brand and deliver a consistent brand image from product design to sales and marketing. Target seeks to promote and enhance Target’s presence in China’s casual menswear market by continuing to adopt proactive marketing strategies and produce high quality, well- designed casual menswear for Target’s target market. In particular, Target aims to increase awareness of Target’s brand through: (1) multi-channel advertising strategies through national television, fashion magazines, billboards and other media channels; (2) further assisting Target’s distributors’ regional advertising efforts; (3) distinctive store and product launch campaigns, including special events for new product launches and large-scale grand opening events for new stores, particularly new corporate stores; (4) update of the decoration and layout of a number of existing stores which have been in operation for years to improve the shopping experience; (5) participation in fashion shows; and (6) sponsorships of selected high-impact events. Target believes that these advertising and promotional activities will help to further strengthen brand awareness in Target’s target market and enhance customer loyalty.

•	Target plans to expand and build upon Target’s design and product development capabilities. Target intends to further strengthen Target’s design and product development capabilities by accelerating the commercialization of design concepts, expanding Target’s product offerings and continuing to develop what Target believes is unique casual menswear. Target plans to relocate Target’s design and product development center to Shanghai and plans to further invest in design and product development and expand Target’s design and product development team by attracting talented designers, either domestic or international, and training young graduates from leading fashion design institutes. Target believes that combining western fashion design experience with Target’s local designer’s understanding of the China market and aesthetic will enable Target to create fashionable yet popular casual menswear for consumers in China. Target also intends to cooperate with Target’s suppliers to develop new materials and fabrics which Target believes will give customers a unique fashion product and create new market opportunities. Target believes that Target’s focus on designing unique and quality casual menswear will allow Target to maintain Target’s competitiveness and help to enhance Target’s sales and overall profitability.

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•	Target plans to expand Target’s production capacity to expand and diversify Target’s product offerings.
Target’s production facility is located in Taihu City in Anhui Province, China. Currently the facility has a production capacity of 2 million pieces of clothes per year and the facility is on a leased term. This production facility mainly produces ODM products for famous sportswear producers. Since 2011, Target has been negotiating with the local government to acquire land use rights for land adjacent to their current facility consisting of 110,557 square meters to build a new facility, a portion of which already been acquired. The construction commenced in 2011 and is to occur in four phases: Phase 1 consists of a 5-story dormitory which was completed in 2012. Phase 2 is to add facilities with annual production capacity of five million pieces of clothes, and is expected to be completed by the end of 2014. Phase 3 construction work is to add additional facilities with annual production capacity of 5 million pieces and is expected to be finished by the end of 2015. Phase 4 will include production facilities with annual production capacity of 10 million pieces, an office building, staff quarters and living facilities, and is expected to be completed by the end of 2018. Upon completion, the new facility is expected to have a production capacity of 20 million pieces and accommodate 5,000 workers. Please see “—Production” below for a more complete explanation of Target’s plans for the expansion of Target’s production capacity. Target anticipates that the new production facility will allow Target to further refine Target’s existing product lines by offering more styles within Target’s existing apparel and accessories categories and to introduce additional, complementary apparel and accessories categories into Target’s product line. Target currently introduces 450 to 600 different styles of products each season and intend to increase the number of Target’s product offerings in the future.

•	Target plan to implement an ERP system. Target plans to implement an ERP system (which includes a point-of- sale system) to streamline and secure the data simulation process with Target’s distributors and internal communication in 2014. The ERP system will enhance the timing and accuracy of sales information of each store. It collects data and shows records for daily sales, inventory balance and sales analysis. It will also have better control of cash and credit card vouchers management. With the ERP system, reconciliation of bank and cash balances of each store will be easier to achieve. On a national basis, Target will track customer preferences and fashion trends geographically in order to keep up with Target’s designs. The ERP system will provide Target not only the store and sales analysis, but also just-in-time management and forward looking information such as raw material levels, delivery schedules, cost and management accounting information. As such, Target will be able to make prompt responses to market demand. Target expects to invest around $1.3 million to implement the system, which will enable Target to effectively communicate with Target’s distributors with respect to market information, thus shortening Target’s response time to changing consumer preferences. Target intends to rely on cash on hand and anticipated cash flow from its operations to fund the project.

The KBS Brand

Target is engaged in a highly competitive industry in which brand image and recognition is critical to attracting customers to purchase Target’s products. Target has adopted KBS as a uniform brand name and image for all stores in Target’s distribution network and on all products sold in those stores. The KBS brand was created by Ms. Qinghua Ye in 2006 and registered with the trademark administration authority in 2008. Subsequently, Ms. Ye assigned the KBS trademark to Hongri PRC in 2008. In 2009, Hongri PRC transferred this trademark to France Cock, which then licensed such trademark back to Hongri PRC. Based on Target’s sharp rise in revenue since 2006, Target believes that the KBS brand has gained a following in the casual menswear market in the cities where Target’s products are sold.

To promote Target’s brand, Target has developed and implemented brand management policies in all of Target’s corporate stores and franchised stores. Target’s brand management policies set out detailed requirements for store decorations and display of products. This enables Target to project a consistent brand image. In addition, each season, Target’s design and product development team develops display concepts, including the presentation of Target’s collections in the stores and the color schemes for the backdrops. Target also works closely with Target’s distributors to supervise the daily operations of franchised stores through unscheduled visits to ensure that Target’s brand management policies are properly followed.

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Target may suspend the supply of Target’s products or terminate distribution agreements in the event that any of Target’s distributors or their sub-distributors consistently fails to comply with Target’s brand management policies.

Target’s Products

Target’s apparel products include cotton and down jackets, sweaters, shirts, T-shirts, jeans and trousers. Accessories include shoes, bags, socks and caps. In 2013, the suggested retail prices of its products ranged from RMB 168 to RMB 1,699 (approximately $27.55 to $278.67) for its apparel products and RMB 15 to RMB 599 (approximately $2.46 to $98.25) for its accessory products. Since 2006, Target has launched 450 collections of new products, each year with a different theme to highlight the current trends in menswear for the season.

Target’s Design

Target believes one of Target’s key strengths is Target’s internal design and product development team, which designs products that reinforce Target’s brand image. All Target’s products are designed by Target’s internal design and product development team with the collaboration of Korean designers. As of December 31, 2013, Target’s design and product development team comprised 6 members, including one senior designer with over five years of working experience. Final design concepts are approved by Mr. Yan Keyan, who has more than 24 years of experience in the industry. All of the other designers are graduates of professional design schools in China. Target believes that Target’s design and product development team is innovative and passionate and that the individual experience of each of Target’s designers helps bring new and exciting products to Target’s customers. Target’s design and product development team conceptualizes each season’s collections through an interactive process, taking into account Target’s brand strategy, product image and market feedback, drawing inspirations from domestic and international fashion trends and collaborating with both Target’s suppliers and distributors to fine-tune Target’s designs. In particular, Target collaborates with Target’s suppliers to develop a variety of materials and fabrics for Target’s products. Target also involves distributors in Target’s product selection process to take advantage of their market intelligence, which helps Target to adapt to constantly changing customer preferences in local markets. Target’s designers also attend various domestic and international fashion shows to keep abreast of the latest fashion trends.

In a typical season, Target designs and makes around 600 prototypes. After the initial product selection, internal cost analysis of approved prototypes and final selection by distributors at the sales fairs, Target eventually selects approximately 450 designs for mass production. Final design of all of Target’s products will be approved by Target’s Chairman, Mr. Yan Keyan.

Target plans to relocate Target’s design and product development centre from Shishi City, Fujian Province to Shanghai for product design and market research and analysis by the end of 2015. Shanghai is one of the fashion centers in China with some of the top fashion institutes and designers. Target believes that this strategic relocation will enable Target to quickly adapt to domestic and international fashion trends and to have better access to a high quality pool of designers which, in turn, will strengthen Target’s product design capabilities and Target’s ability to compete more effectively against Target’s competitors.

Target’s Distribution Network

Target has established a nationwide distribution network consisting of corporate stores and franchised stores covering 14 of China’s 32 provinces and centrally administered municipalities.

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Corporate Stores

As of December 31, 2013, Target owned and operated 18 corporate stores with an average floor area of approximately 110 square meters. The number of corporate stores has grown significantly in recent years from 1 as of December 31, 2006 to 18 as of December 31, 2013, with the aggregate floor area increasing from approximately 60 square meters as of December 31, 2006 to approximately 1,974 square meters as of December 31, 2013. In the years ended December 31, 2013 and 2012, sales through Target’s corporate stores accounted for 19% and 44% of Target’s revenues, respectively.

Target directly owns and operates all of Target’s corporate stores. This direct control enables Target to have closer relationship with Target’s ultimate customers and better understanding of market trends and consumer preferences. Required capital for opening of each store depends on the location and area of the designated store. On average, the renovation cost per store is around $50,000 and the first year of rent payment is around $380,000 including premium paid to last owner. Rental period varies from two to five years. The total capital required to open a new store is generally around $430,000 per store. Once negotiation of rent is concluded, it takes one to two months to open up a store. Target usually opens up stores right before a peak season, such as labor holiday in May, National holiday in October and Chinese New Year in January/February. On average, new stores break even after one to three months of operation.

Target has two standard designs for Target’s corporate stores. For corporate stores opened in second tier cities, Target has a higher aesthetic standard compared with corporate stores in third and fourth tier cities. Target generally locates Target’s corporate stores at street level to access high pedestrian flow. Normally, Target will sell in-season stock in Target’s second-tier city corporate stores. Target’s second-tier city corporate stores are also designed to showcase Target’s marketability to potential distributors so as to induce them to join Target’s distributorship. For stores opened in the third and fourth tier cities, Target normally sells some of Target’s slow-moving or off-season stock at a discount due to Target’s awareness of the generally lesser amount of disposable income available to residents of these cities. During certain times of the year, such as the New Year, Chinese New Year and Labor Day, Target will organize promotional discounts together with Target’s franchised stores to attract more customers and increase Target’s stock turnover.

Franchised Stores

Target sells a substantial amount of Target’s products to Target’s franchised distributors who in turn sell them to retail customers through KBS branded retail stores operated by Target’s distributors or their sub-distributors. Since 2013, Target has also been selling products to 3 provincial distributors without their own stores, or the no-store distributors, on a trial basis. Target does not have any ownership in, or controlling relationship with, these franchised stores, but Target has entered into distribution agreements with them in Target’s standard form, pursuant to which Target requires distributors and their sub-distributors to sell only KBS products in these stores. Distributors are responsible for selecting and ordering products from Target and overseeing the sales in the stores operated by them and their sub-distributors. By selling directly to Target’s distributors, Target can recognize revenues upon delivery to Target’s distributors and delegate the distribution responsibilities to Target’s distributors. This allows Target to distribute Target’s merchandise to a wide geographic area and penetrate markets by leveraging the local market knowledge of Target’s distributors and their sub-distributors. This also minimizes Target’s inventory and sales risks while allowing Target to allocate Target’s resources to Target’s core competitive strengths of design, brand management and product development. Target believes that Target’s cooperation with distributors has enabled Target to expand Target’s business and accelerate Target’s sales growth at much lower costs and operational risk and achieve brand recognition throughout China.

As of December 31, 2013, Target had 23 franchised distributors who operated 96 retail stores directly or through their sub-distributors, all of which were stand-alone stores, which were typically located in commercial centers, including department stores or shopping malls, in their cities. The average floor area of each retail store was approximately 78 square meters as of December 31, 2013. The number of retail stores has grown significantly in recent years from 7 as of December 31, 2006 to 96 as of December 31, 2013, with the aggregate floor area increasing from 560 square meters as of December 31, 2006 to 7,465 square meters as of December 31, 2013. In the years ended December 31, 2013 and 2012, sales through Target’s franchised distributors including no-store distributors accounted for 78% and 52% of Target’s revenues, respectively.

During the fiscal year ended December 31, 2013, Target had 3 customers exceeding 10% of net sales, namely Youfu Jiang, Zhiyan Wang and Jinshu Chi accounted for 16%, 14.9% and 15% of revenues, respectively. During the fiscal year ended December 31, 2012, no customer exceeded 10% of net sales.

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Target has been building up Target’s selected franchised distributor network since 2007. As of December 31, 2013, Target had 23 distributors operating 96 franchise stores. All these distributors have worked with Target for more than 3 to 7 years. Target has not encountered any material dispute or financial difficulty with Target’s key distributors.

Sales generated by Target’s five best-performing franchised distributors accounted for approximately 52.8% and 17.7% of Target’s revenues in the years ended December 31, 2013 and 2012, respectively. Those top distributors have been with KBS since 2007 or 2008 and have grown organically with KBS. As the same time, KBS is exploring more distributors in other regions including relatively small distributors to grow with their businesses. Although Target relies on distributors for the sales and marketing of Target’s products, Target believes Target’s business is not substantially dependent on any individual distributor.

Target is highly selective in appointing distributors. Target selects Target’s distributors based on a number of criteria, including experience in the menswear retail industry, sales channels, business resources, brand promotion capabilities and ability to help Target implement Target’s broader business strategies. Target maintains good relationships with many regional or local distributor candidates which Target identifies through Target’s internal research and external referrals but only appoint a handful of them to become Target’s distributors. Target evaluates the relevant experience of the distributor candidates in operating retail stores, their financial condition and sources of funding required for the establishment of a regional distribution network and their ability to develop a network of retail stores in the designated distribution region of a given distributor before Target makes any appointment.

Once appointed, each distributor must enter into a distribution agreement with us. Target does not own any interest in any of Target’s distributors, their sub-distributors or the retail stores they operate. The distribution agreements Target typically enters into with distributors do not allow Target to be involved in the daily operating, financing or other activities of the distributors, except that distributors need to comply with Target’s brand management policies and pricing and store management guidelines. Key terms of Target’s standard distribution agreement include:

•	Product Exclusivity. Target’s distributors are required to sell only Target’s products at KBS branded retail outlets managed by them or authorized retailers.

•	Geographic Coverage. Distributors are granted exclusive rights to distribute Target’s products (directly and indirectly through their sub-distributors) in the retail stores within the specified geographic area with no overlapping of distributors within Target’s distribution network. However, Target retains the right to operate direct stores anywhere regardless of whether Target has appointed distributors there.

•	Duration. The distribution agreements generally have an initial term of one year and are renewable at Target’s discretion after taking into account factors such as compliance with Target’s brand management policies and sales performance.

•	Distributor Pricing. Distributors agree to order Target’s products at a discount from Target’s suggested retail prices. The discounted wholesale prices to distributors are classified into the following three categories: provincial distributor at a discount of 65%, district distributor is 60% and single store is 52%.

•	Minimum Purchase Requirement. Each of Target’s distributors is customarily expected to purchase a minimum amount of Target’s products for each trade fair held biannually according to their present and expected distribution network. The minimum is typically RMB 800,000 for each store.

•	Payment and Delivery. Normally, Target expects distributors to pay Target RMB0.5 million to RMB1 million as a deposit upon placing an order. Upon delivery of the orders, Target will deduct amounts on deposit from the purchase price. For new and small district distributors, Target normally requires them to pay the balance before the delivery of its products. Target may also accept payment on credit terms to the extent requested by distributors experiencing working capital difficulties or encouraging them to order more. The amount and duration of credit granted to each distributor will depend on its financial position and creditworthiness. Target handles the arrangements for delivery of Target’s products, but the distributors are normally expected to bear the related costs and expenses.

•	Return of Products. Target will only accept product returns from distributors for quality reasons and only if the distributors followed Target’s standard procedures in processing the returned products. So far, Target has not experienced any product returns due to expressed quality reasons.

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•	Retail Pricing. Other than at times when Target launches promotional campaigns or adjust Target’s strategies, distributors must adopt, and are required to procure their sub-distributors to adopt, Target’s suggested retail prices for products. Distributors must obtain Target’s consent before launching any distributor specific special offers.

•	Brand Management. Distributors must comply with Target’s brand management policies and store management guidelines. Target may impose penalties, forfeiture of deposit, suspend supply of products and terminate the agreement in the event of any breach of such policies.

•	Termination. Target may generally terminate the distribution agreements and seek indemnification in the event of breach by distributors. In the event of some types of breach, Target may not terminate the agreement but have other remedies. For example, if a distributor fails to order all products provided for under the distributorship agreement, Target may instead impose forfeiture of deposit or withhold certain benefits.

When opening new retail stores, Target’s distributors conduct research on the market potential of the proposed retail sites, after which they will provide Target with an application for opening a new retail store. In reviewing applications, Target considers factors including the store location, store layout, available area, market opportunities, competitors and estimated sales. Target conducts selected on-site investigations to verify applications filed by Target’s distributors. Target’s retail stores are generally located in convenient retail locations in their respective cities and thus benefit from high volumes of pedestrian traffic.

Effective monitoring of distributors and their retail stores is critical to Target’s success. Target has a team in Target’s marketing, sales and distribution department to monitor Target’s distributors’ and their sub-distributors’ performance, who conduct on-site inspections of selected retail stores each quarter without prior notice to ensure compliance with Target’s store management guidelines. According to the results of Target’s inspections, Target, from time to time, makes suggestions to Target’s distributors with respect to the opening or closure of their retail stores. Distributors also need to submit to Target their annual/ semi-annual plans to estimate their orders for the next season and their plan to improve the performance of existing retail stores or expand by opening new retail stores. This reporting system enables Target to access up-to-date sales projections of Target’s distributors and their sub-distributors, which reflects the overall level of retail sales of Target’s products. It also provides Target with the expansion plan of each distributor which helps Target prepare Target’s overall development plan in a more accurate manner.

Target invites Target’s distributors, as well as a select number of their sub-distributors and retail store managers, to attend Target’s sales fairs, which are held twice a year. During the sales fairs, Target discusses with Target’s distributors and their sub-distributors the upcoming product line. Apart from participating in two sales fairs each year, Target’s distributors visit Target from time to time and contact Target as necessary, which allows Target to have access to updated market information. Target also provides training for distributors and their sub-distributors in the areas of sales techniques, customer service and product knowledge, typically prior to the launch of Target’s new collections each year. Target believes that these investments help to improve the operations of the sales network and provide additional value-added services to retain Target’s distributors and their sub-distributors.

The following table lists by region the number of retail stores operated by distributors and sub-distributors as of the dates indicated:

	As of December 31,
Location	2013	2012
Fujian	12	14
Guangdong	5	5
Guangxi	11	11
Jiangsu	5	5
Anhui	1	1
Zhejiang	1	1
Chongqing	11	11
Inner Mongolia	7	7
Tianjin	10	10
Beijing	3	3
Jilin	3	3
Hebei	6	6
Heilongjiang	10	10
Sichuan	11	11
Total	96	98

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Pricing Policy

Target sells Target’s products to Target’s distributors at uniform discounts from Target’s suggested retail prices. Target has a suggested retail price policy that applies to all Target’s stores to help maintain brand image, ensure consistent pricing levels from region to region and prevent price competition among Target’s distributors. In determining Target’s pricing strategies, Target takes into account market supply and demand, production cost and the prices of Target’s competitors’ similar products. Target’s sales representatives collect and record the retail prices of Target’s products sold by Target’s retailers. Target analyzes the information collected and engage in discussions with Target’s distributors to ensure that they follow Target’s pricing policy. See “—Franchised Stores.”

Expansion Plans

As of December 31, 2013, Target’s distribution network consisted of 18 corporate stores operated by Target and 96 franchised stores operated by Target’s distributors. By the end of 2015, Target plans to increase Target’s corporate stores and franchised stores to 48 and 196, respectively.

Production

Target’s production facility was originally located in Shishi City in Fujian Province and started production in 2006. The facility had a production capacity of 2 million units per year. Target’s production facility had been operating at full capacity between 2009 and 2012. In 2013, Target produced about 0.46 million units at the operating capacity of 23%.

Target’s production facility is located in Taihu City in Anhui Province, China. Currently the facility has a production capacity of 2 million pieces of clothes per year and the facility is on a leased term. This production facility mainly produces ODM products for famous sportswear producers. Since 2011, Target has been negotiating with the local government to acquire land use rights for land adjacent to their current facility consisting of 110,557 square meters to build a new facility. Target obtained a portion of such land use rights for two pieces of land of 7,405 square meters and 2,440 square meters on March 19, 2012 and May 28, 2012, respectively and is in the process of obtaining approval from the relevant government bureau for the remaining land use right transfer. The construction commenced in 2011 and is to occur in four phases: Phase 1 consists of a 5-story dormitory located at a piece of land of approximately 7,405 square meters that we have already acquired, which was completed in 2012. Phase 2 is to add facilities on another acquired piece of land of approximately 2,440 square meters with annual production capacity of five million pieces of clothes, and is expected to be completed by the end of 2014. Phase 3 construction work is to add additional facilities with annual production capacity of 5 million pieces and is expected to be finished by the end of 2015. Phase 4 will include production facilities with annual production capacity of 10 million pieces, an office building, staff quarters and living facilities, and is expected to be completed by the end of 2018. Upon completion, the new facility is expected to have a production capacity of 20 million pieces and accommodate 5,000 workers. All of the products produced by Target’s ODM contract manufacturers bear the brand name KBS. In the years ended December 31, 2013 and 2012, Target had 6 and 7 ODM contract manufacturers, respectively. Target’s sourcing strategy is based around the quality fabrics and workmanship that Target’s customers expect from the KBS brand. The costs of Target’s outsourced production amounted to approximately $53.8 million and $31.7 million for years ended December 31, 2013 and 2012, respectively, accounting for approximately 94% and 89% of Target’s total cost of sales in the respective periods.

As of December 31, 2013, Target’s principal ODM contract suppliers included the following:

No.
1	Shishi Chen Xin Sports Goods Co. Ltd.

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2	Shishi Bieqi Apparel Co., Ltd.
3	Shishi Kai Quan Apparel Co., Ltd.
4	Quanzhou Mou He Apparel Co., Ltd.
5	Shishi Shun Da Apparel Manufacturing Co., Ltd.
6	Ju Long (Quanzhou) Industrial Co., Ltd

Target is not materially reliant on any single ODM contract supplier.

Inventory Management

Target recognizes that controlling the level of inventory is important to Target’s overall operational efficiency and cost control. Based on the purchase orders Target’s distributors and the department store chains place at Target’s biannual sales fairs, Target is able to anticipate the demand for Target’s products in advance and plan ahead for Target’s own manufacturing and the orders Target will be required to place with Target’s ODM contract manufacturers. Target generally plans purchases of raw materials and place manufacturing orders with Target’s ODM contract manufacturers immediately after each of Target’s two seasonal sales fairs, usually in May for Target’s autumn and winter products and in October for Target’s spring and summer products, where Target confirms sales orders with Target’s distributors and department store chains. This enables Target and Target’s ODM contract manufacturers to have sufficient time, ranging from two to eight weeks, to produce the products and provide Target’s products suitable for a specific season to Target’s distributors and department store chains on a just-in-time basis so as to minimize Target’s inventory levels.

Quality Control

Product quality control is a critical aspect of Target’s business. Target’s dedicated quality control team performs various quality inspection and testing procedures, including random sample testing at different stages of Target’s production process, to ensure that Target’s products meet or exceed the expectations of Target’s consumers. Target also performs routine product inspections on every batch of Target’s products and sample testing to ensure consistent quality of Target’s products, including semi-finished and finished products.

Target has implemented a centralized system for procurement and inspection of raw materials and ancillary components to help ensure a stable and high quality supply. Those materials and components that fail to meet Target’s tests may be returned to the suppliers for replacement. Target’s quality control team also carries out quality control procedures on the products produced by Target’s ODM contract manufacturers. Target conducts on-site inspections of Target’s ODM contract manufacturers before Target enters into business relationships with them. Target also sends Target’s in-house quality control staff on-site to Target’s ODM contract manufacturers to monitor the entire production process. The initial product inspections are performed on-site by Target’s staff before these products are shipped to Target’s headquarters for further inspection and storage in Target’s warehouse. Target also provides technical training to ODM contract manufacturers to assist them with quality control of the production processes and inspect pre-production samples and finished products from ODM contract manufacturers. Target has not encountered any material disruptions to Target’s business as a result of the failure of any of Target’s ODM contract manufacturers to meet Target’s quality standards.

In order to further improve the quality of Target’s products and shorten Target’s delivery cycle, Target intends to increase Target’s control over the manufacturing process and production cycle of Target’s ODM contract manufacturers, primarily by requiring Target’s ODM contract manufacturers to implement stricter and more comprehensive quality control procedures, which cover each stage of the production process, from raw material selection and procurement to finished products packaging and delivery. Target also intends to apply more stringent standards for inspecting products manufactured for Target by Target’s ODM contract manufacturers.

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Marketing and Advertising

Target has conducted multi-channel marketing campaigns to advertise Target’s products to Target’s target customers through advertising in newspapers, magazines, the Internet, and billboards, and organizing regular and frequent in-store marketing activities and road shows.

Target has implemented strict requirements on Target’s distributors with respect to the display and promotion of Target’s products to ensure consistent branding and enhance marketing results. Target’s distributors are required to ensure that Target’s marketing strategies are implemented at the retail outlets managed or authorized by them, including displaying Target’s products according to Target’s specifications and using Target’s billboard advertisements. Target also assign sales representatives to monitor the in-store displays of Target’s products at various retail outlets on a regular basis to help ensure that Target’s retailers have followed Target’s product display policies.

In the years ended December 31, 2013 and 2012, Target’s total advertising and promotional expenses amounted to approximately $2.5million and $0.9 million, respectively, which accounted for approximately 2.5% and 1.2% of Target’s revenues in the respective periods.

Competition

The menswear industry in China is a fragmented industry. Competition mainly comes from local market players such as Exceed, Xiniya, Zuoan and Cabbeen. Target believes that Target differentiates itself by providing more fashionable, younger-looking and leisure products, and competitive pricing without giving up the casual feel of Target’s products.

Target competes primarily on the basis of product design, brand recognition, operational efficiency and a low cost structure. Some of Target’s domestic competitors have a stronger customer base, greater resources and more industry expertise than us. However, Target believes that Target can continue to successfully compete with Target’s local competitors due to Target’s unique product designs.

Intellectual Property

Target currently has the licenses to use two registered trademarks in the PRC.

The registered trademarks on which Target has licenses are the following:

Trademark	Registration No.	Valid Term
KBS	4342760	January 1, 2014 - December 31, 2018

	3199344	January 1, 2006 - December 31, 2015

Target believes that these trademarks provide significant value as they are important for marketing and building brand recognition. Target is not aware of any third party currently using trademarks similar to Target’s trademarks in the PRC on the same products.

Employees

As of December, 2013, Target employed 348 full-time employees, of which 209 employees at Target’s production facility in Anhui Province, China, are contracted with through a labor agency. The following table sets forth the number of Target’s full-time employees by function.

Function	Number of Employees
Management and Administration	56
Marketing, Sales and Distribution	97
Design and Product Development	6
Production	162
Procurement, Warehousing and Logistics	15
Quality and Assurance	12
TOTAL	348

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Target maintains a satisfactory working relationship with Target’s employees, and Target has not experienced any significant labor disputes or any difficulty in recruiting staff for Target’s operations. None of Target’s employees is represented by a labor union.

Target’s employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. Target is required to make monthly contributions to the plan for each employee at the rate of 23% of his or her average assessable salary. In addition, Target is required by Chinese law to cover employees in China with various types of social insurance. Target believes that Target is in material compliance with the relevant PRC laws.

Insurance

Target does not have any business liability, interruption or litigation insurance coverage for Target’s operations in China. Insurance companies in China offer limited business insurance products. While business interruption insurance is available to a limited extent in China, Target has determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for Target to have such insurance. Therefore, Target is subject to business and product liability exposure. See “Risk Factors—Risks Related to Target’s Business— Target has limited insurance coverage in China and may not be able to recover insurance proceeds if Target experiences uninsured losses.”

Regulation

Because Target’s primary operating subsidiaries are located in China, Target is subject to China’s national and local laws detailed below. Target believes that Target is in material compliance with all registrations and requirements for the issuance and maintenance of all licenses required by the governing bodies and that all license fees and filings are current.

Foreign Invested Entity and Foreign Investment in Commerce Sectors

The establishment, alteration, registered capital requirement, corporate governance, and similar matters, of Hongri PRC will be governed by the Wholly Foreign Owned Enterprise Law of the PRC, which was promulgated on April 12, 1986 and amended on October 31, 2000, and its Implementation Rules which were promulgated on December 1990 and amended on April 12, 2001 and February 19, 2014.

In addition, on April 16, 2004, MOFCOM issued the FICE Regulation to open up the commerce sector to foreign investment, and also to provide for various market entry restrictions against foreign investment in companies engaged in the wholesale, retail, commissioned sale and/or franchise business, or FICEs. FICEs are required to obtain special approvals from the national or provincial-level MOFCOM offices to conduct the foregoing commerce business.

Product Quality

The principal legal provisions governing product liability are set forth in the PRC Product Quality Law, which was promulgated in February 1993 by the SCNPC and amended in July 2000 and August 2009.

The PRC Product Quality Law stipulates the responsibilities and obligations of product sellers and producers. Violations of the PRC Product Quality Law may result in the imposition of fines. In addition, the seller or producer may be ordered to suspend its operations, and its business license may be revoked. There may also be criminal liability in serious cases.

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According to the PRC Product Quality Law, consumers or other victims who suffer injury or property losses due to product defects may demand compensation from the manufacturer as well as the seller. After compensating the consumer, the seller may recover the corresponding amount from the manufacturer if the manufacturer is responsible for the product defects, and vice versa.

Consumer Protection

The principal legal provisions for the protection of consumer interests are set forth in the Law of the PRC on Protection of Consumer Rights and Interests, or the Consumer Protection Law, which was promulgated in October 1993 amended in October 2013. The Consumer Protection Law sets forth standards of behavior that businesses must observe in their dealings with consumers.

Violations of the Consumer Protection Law may result in the imposition of fines. In addition, the violating entity may be ordered to suspend its operations, and its business license may be revoked. There may also be criminal liability in serious cases.

According to the Consumer Protection Law, if the legal rights and interests of a consumer are injured during the purchase or use of goods, the consumer may seek compensation from the seller. If the manufacturer or an upstream distributor is responsible, after compensating the consumer, the seller may recover the corresponding amount from the manufacturer or the upstream distributor. Consumers or other persons who suffer personal injury or property damages due to defects in products may seek compensation from the manufacturer as well as the seller. After compensating the consumer, the seller may recover the corresponding amount from the manufacturer if the manufacturer is responsible for the product defects, and vice versa.

Trademarks

The PRC Trademark Law, adopted in 1982 and revised in 2001 and 2013, protects the proprietary rights to registered trademarks. The Trademark Office under the State Administration of Industry and Commerce handles trademark registration and grants a term of ten years to registered trademarks and another ten years to trademarks as requested upon expiry of the prior term. Trademark license agreements and transfer agreements must be filed with the Trademark Office for record.

Foreign Currency Exchange

All of Target’s net sales and expenses are denominated in RMB. Under the PRC foreign currency exchange regulations applicable to us, RMB is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Currently, Target’s PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, employee salaries (even if employees are based outside of China), and payment for equipment purchases outside of China, without the approval of the SAFE, by complying with certain procedural requirements. Conversion of RMB for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of SAFE. In particular, if Target’s PRC operating subsidiaries borrow foreign currency through loans from Target or other foreign lenders, these loans must be registered with SAFE, and if Target finances the subsidiary by means of an additional capital contribution, these capital contributions must be approved by certain government authorities, including MOFCOM, or their respective local branches. These limitations could affect Target’s PRC operating subsidiary’s ability to obtain foreign exchange through debt or equity financing. In the event of a liquidation of Target’s PRC subsidiary, SAFE approval is required before the remaining proceeds can be expatriated from China.

In addition, the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, issued by SAFE and effective as of August 29, 2008, or Circular 142, regulates the conversion by foreign-invested enterprises of foreign currency into RMB by restricting how the converted RMB may be used. Circular 142 requires that RMB converted from the foreign currency-dominated capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the relevant government authority and may not be used to make equity investments in PRC, unless specifically provided otherwise. SAFE further strengthened its oversight over the flow and use of RMB funds converted from the foreign currency-dominated capital of a foreign-invested enterprise. The use of such RMB may not be changed without approval from SAFE, and may not be used to repay RMB loans if the proceeds of such loans have not yet been used. Any violation of Circular 142 may result in severe penalties, including substantial fines.

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In connection with the royalties that Hongri PRC is required to pay to France Cock, Hongri PRC is allowed to remit the cash outside the mainland China through competent banks after certain conditions are satisfied, including without limitation payment of the related taxes and obtaining the Filing Form regarding the Trademark Licensing Contract issued by the related trademark administration authority. The banks will accept the remittance application of the royalties to offshore companies once the documents evidencing the aforesaid requirements are complete and in order.

For the services fees required under the Technology Development Service Contract between Hongri PRC and Roller Rome, Hongri PRC is allowed to pay such fees across the border through competent banks after all the required documents are submitted, which include tax return certificates, contract between the parties, invoice issued by the receiving party and other documents as required by the banks. Part of the fee was remitted in 2010 to Roller Rome and France Cock. Due to the cash requirement of Hongri PRC and as permitted under a notice of postponement of fee collection provided by Roller Rome to Hongri PRC, all the remaining royalties and fees under the contracts will be legally transferred in due course. Target anticipates that these fees will be returned to Hongri PRC in the form of capital investment.

According to Enterprise Income Tax Law of the PRC and its implementation rules, France Cock and Roller Rome shall pay withholding taxes relating to the royalties and services at a rate of 10% of the income, which shall be withheld by Hongri PRC before it could remit the royalties and fees. As France Cock is a Hong Kong company and under the tax treaty between the mainland China and Hong Kong, France Cock may enjoy a preferential withholding tax rate of 7% of the total royalty fees which may be lower than that requested by Enterprise Income Tax Law of the PRC and its implementation rules. However, whether such preferential tax rate will be granted will be decided by the relevant PRC tax authority.

Target does not anticipate any material impact on Target’s net assets or liquidity relating to the above foreign currency exchange regulations. Target will update future filings with the SEC to reflect any significant changes in these regulations and Target’s expectations of their impact on Target’s net assets or liquidity.

Taxation

On March 16, 2007, the National People’s Congress of China passed the EIT Law, and on November 28, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008. Before the implementation of the EIT Law, foreign invested enterprises, or FIEs, established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. The EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Despite these changes, the EIT Law gives FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law will be subject to gradually increased EIT rates over a 5-year period until their tax rate reaches 25%. In addition, the Old FIEs that are eligible for other preferential tax treatments by the PRC government under the original EIT law are allowed to continue enjoying their preference until these preferential treatment periods expire.

In addition to the changes to the current tax structure, under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” If the PRC tax authorities subsequently determine that Target should be classified as a resident enterprise, then Target’s organization’s global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see “Risk Factors—Risks Related to Doing Business in China—Under the New Enterprise Income Tax Law, Target may be classified as a ‘resident enterprise’ of China. Such classification will likely result in unfavorable tax consequences to Target and Target’s non-PRC stockholders.”

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In addition, the EIT Law and its implementing rules generally provide that an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business to the extent such dividends are derived from sources within the PRC. The State Council of the PRC or a tax treaty between China and the jurisdictions in which the non-PRC investors reside may reduce such income tax. Under the Arrangement between the Mainland and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, effective as of January 1, 2007, such dividend withholding tax rate is reduced to 5% if a Hong Kong resident enterprise owns over 25% of the PRC company distributing the dividends. As Vast Billion is a Hong Kong company and owns 100% of Hongri PRC, under the aforesaid arrangement, any dividends that Hongri PRC pays Vast Billion may be subject to a withholding tax at the rate of 5%. The Notice Regarding Interpretation and Recognition of Beneficial Owners under Tax Treaties, or Notice 601, promulgated by the State Administration of Taxation on October 27, 2009, provides guidance for the determination of “beneficial ownership” for the purpose of claiming benefits under the double tax agreements by treaty residents in respect of certain passive income, such as dividends, royalties, and interest.. If Vast Billion is not considered to be the “beneficial owner” of such dividends under Notice 601, such dividends would be subject to the withholding tax rate of 10%. The withholding tax rate of 5% or 10% applicable to Vast Billion will have a significant impact on the amount of dividends to be received by the Company and ultimately by stockholders.

Pursuant to the Provisional Regulation of China on Value Added Tax and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay value added tax, or VAT, at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to some or all of the refund of VAT that it has already paid or borne.

Dividend Distributions

Substantially all of Target’s sales are earned by Target’s PRC subsidiary. However, PRC regulations restrict the ability of Target’s PRC subsidiary to make dividends and other payments to its offshore parent company. PRC legal restrictions permit payments of dividends by Target’s PRC subsidiary only out of its accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Target’s PRC subsidiary is also required under PRC laws and regulations to allocate at least 10% of its annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of Target’s registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to Target in the form of loans, advances, or cash dividends.

Upon the closing of the Acquisition, the combined entity will be subject to PRC corporate income and other taxes at the level of its PRC operating subsidiaries, to a 5% dividend withholding tax on profits distributed from its PRC operating subsidiaries to their HK holding company, and, if the Company is subject to US taxation, to US taxes on amounts received in distribution from its subsidiary(ies). There is no income tax in Hong Kong, the BVI or the Marshall Islands on amounts distributed up through the entities from the PRC, or any dividend withholding tax in HK, the BVI or the Marshall Islands. The combined entities' obligation to pay dividends to the shareholders of the Company is calculated on an after-tax basis, and therefore is net of the taxes.

Environmental Matters

Target’s facilities are subject to various governmental regulations related to environmental protection. Target uses a myriad of chemicals in Target’s operations and produce emissions that could pose environmental risks. Target’s manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials, including, China’s Environmental Protection Law, Law of the People’s Republic of China on Appraising of Environment Impacts, China’s Law on the Prevention and Control of Water Pollution and its implementing rules, China’s Law on the Prevention and Control of Air Pollution and its implementing rules, China’s Law on the Prevention and Control of Solid Waste Pollution, and China’s Law on the Prevention and Control of Noise Pollution. Target is subject to periodic inspections by local environmental protection authorities.

Target did not incur material costs in environmental compliance in fiscal years 2013 and 2012. Target believes Target is in material compliance with the relevant PRC environmental laws and regulations. Target is not currently subject to any pending actions alleging any violations of applicable PRC environmental laws.

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Circular 75

On November 1, 2005, SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round Trip Investment via Overseas Special Purpose Vehicles, or Circular 75, which regulates the foreign exchange matters in relation to the use of a “special purpose vehicle,” or SPV, by PRC residents to seek offshore equity financing and conduct “round trip investment” in China. Under Circular 75, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or PRC entities for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents or PRC entities in onshore companies, while “round trip investment” refers to the direct investment in China by the PRC residents through the SPV, including, without limitation, establishing foreign-invested enterprises and using such foreign-invested enterprises to purchase or control onshore assets through contractual arrangements. Circular 75 requires that, before establishing or controlling a SPV, PRC residents and PRC entities are required to complete foreign exchange registration with the local offices of SAFE for their overseas investments.

An amendment to the registration is required if there is a material change in the SPV, such as increase or reduction of share capital and transfer of shares. Failure to comply with the registration procedures set forth in Circular 75 may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including the payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate and the capital inflow from the offshore parent, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

SAFE issued the Operating Guidelines on Foreign Exchange Administration of Domestic Residents’ Financing and Round-tripping Investment through Offshore Special Purpose Vehicles, or Circular 19, on May 20, 2011, which took effect on July 1, 2011. Circular 19 clarified the registration requirements applicable to SPVs and non-SPVs. With the introduction of the concept of “non-SPVs” under Circular 19, Target anticipates that SAFE will lessen the scrutiny over the non-Chinese entities whose initial stockholders did not have the intent to set up such entities as the vehicles for “round trip investments”. Target believes that Target’s company and its non-Chinese subsidiaries would likely be considered as non-SPVs, though Target has not received confirmation from SAFE that it does not consider Target and/or any of Target’s non-Chinese subsidiaries as SPVs.

As Target stated under “Risk factors—Risks Related to Doing Business in China—Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject Target’s PRC resident stockholders to personal liability, limit Target’s ability to acquire PRC companies or to inject capital into Target’s PRC subsidiary, limit Target’s PRC subsidiary’s ability to distribute profits to Target or otherwise materially adversely affect us,” Target has asked Target’s stockholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in Target and Target’s acquisitions of equity interests in Target’s PRC subsidiary. However, many of the terms and provisions in Circular 75 remain unclear and implementation by central SAFE and local SAFE branches of Circular 75 have been inconsistent since their adoption. Therefore, Target cannot predict how Circular 75 will affect Target’s business operations or future strategies. For example, Target’s present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by Target’s PRC resident beneficial holders.

Employee Stock Option Plans or Incentive Plans

In December 2006, the People’s Bank of China promulgated the Administrative Measures on Individual Foreign Exchange, or the Individual Foreign Exchange Regulations, setting forth the requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under the current account and the capital account. In January 2007, SAFE issued the implementation rules for the Individual Foreign Exchange Regulations which, among other things, specified the approval and registration requirement for certain capital account transactions such as a PRC citizen’s participation in employee share ownership and share option plans of overseas listed companies.

Pursuant to the implementation rules of Circular 75 issued by the SAFE on May 29, 2007, employee share ownership plans of SPVs and employee share option plans of SPVs must be filed with the SAFE while applying for the registration for the establishment of the SPVs. After employees exercise their options, they must apply for an amendment to the registration for the SPV with the SAFE.

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On March 28, 2007, SAFE promulgated the Operating Procedures on Administration of Foreign Exchange for PRC Individuals’ Participation in Employee Share Ownership Plans and Employee Share Option Plans of Overseas Listed Companies, or the Share Option Rules. Under the Share Option Rules, PRC citizens who are granted incentive shares or share options by an overseas-listed company according to its employee share option or share incentive plan are required to entrust their employers (including the overseas listed companies and the subsidiaries or branch offices of such offshore listed companies in China) or engage other qualified PRC agents, to register with SAFE and complete certain other procedures related to the share option or share incentive plan. Foreign exchange income from the sale of shares or dividends distributed by the overseas-listed company must be remitted into China. In addition, the overseas-listed company or its PRC subsidiary or any other qualified PRC agent is required to appoint an asset manager or administrator and a custodian bank, and open foreign currency accounts to handle transactions relating to the share option or share incentive plan. As of the date of this Offer, Target has not granted any incentive shares or share options to Target’s PRC citizen employees, however, if Target does so in the future, Target’s PRC citizen employees who are granted restricted shares or share options will be subject to these rules upon the listing and trading of Target’s common stock.

M&A Rule

On August 8, 2006, six PRC regulatory agencies promulgated the Foreign M&A Rule, which was later amended in June 2009.

The Foreign M&A Rule, among other things, govern the approval process by which a PRC company may participate in an acquisition of assets or equity interests by foreign investors. The Foreign M&A Rule allow PRC government agencies to assess the economic terms of a business combination transaction. Parties to a business combination transaction may have to submit to MOFCOM and other relevant government agencies an appraisal report, an evaluation report and the acquisition agreement, all of which form part of the application for approval, depending on the structure of the transaction. The Foreign M&A Rule also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, requires that consideration must be paid within defined periods, generally not in excess of a year. The Foreign M&A Rule also limit Target’s ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited.

In addition, the Foreign M&A Rule regulates “Round-trip Investments.” For further information, please see the discussion under “Risk Factors – Risks Related to Doing Business in China – Target’s business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that Target’s acquisition of Hongri PRC constitutes a Round-trip Investment without MOFCOM approval.”

The Chinese Consumer Market and the PRC Apparel Industry

Retail revenues (LHS) and growth (RHS), 2008-2013E, RMB, National Bureau of China Statistics, Management Estimates

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Retail sales of consumer goods have grown by an average of 21.3% annually from 2008-2013E according to the National Bureau of Statistics of China. The National Bureau of Statistics of China also believes that China’s apparel will continue to grow at a double digit rate for the next 10 years. It has become the 3rd largest retail clothing market in the world behind the United States and the EU, estimated turnover of $150 billion or 14% of the total $1.1 trillion global apparel market.

Disposable Urban Household Income 2008-2015E, RMB Per Capita, National Bureau of China Statistics and Aquasition Management Estimates

China’s apparel market has alos been fast, exhibiting 15.2% CAGR during 2007-2013, which is expected to grow at a similar rate over the next 5 years. Over the next decade, we estimate China’s apparel market share will grow to approximately 26% of a global $2.1 trillion market. China’s fashion casual menswear market accounts for approximately 16.5% of the total menswear market, having exhibited a CAGR of 15.4% from 2007 to 2012.

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Target expects this growth primarily due to the following:

•	the continuing rapid growth of China’s economy;

•	the increasing purchasing power of China’s urban middle class consumers;

•	a rising fashion consciousness and heightened brand awareness; and

•	an increasing demand for quality apparel due to a rising wealth effect.

Target believes that the competitive landscape is favourable because, in part, the menswear market is young, very fragmented and has not reached a consolidation stage. The ten leading menswear companies in China had approximately 25% of the market share in 2012. Target believes that Brand competition benefits the companies with their own designers, such as KBS, because this allows such companies to develop a unique style and promote brand awareness, as well as allowing such companies to be respnive to fashion trends.

Top Five Menwear brands in 2012 Revenues and KBS FY2012

Brand	Revenues (RMB bln)	Market Share (%)
Jack & Jones	5.5	7.1
Zuoan	2.5	3.3
Cabbeen	2.1	2.7
GXG	1.9	2.5
Mark Fairwhale	1.9	2.4
KBS	0.44	0.6

As of December 31, 2013 department stores accounted for 20% of menswear sales, shopping malls 30%, while online purchases was at a nascent 5% of revenues. The remainder of menswear revenues come from traditional street stores, which in more developed cities account sfor 40% of sales, while in smaller cities they account for 50% of sales.

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Distribution Channels 2013E, Aquasition Management Estimates

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THE ACQUISITION

Introduction

Aquasition Corp. is a blank check company formed on January 26, 2012, pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, or similar acquisition transaction, one or more operating businesses or assets. Although our Amended and Restated Articles of Incorporation and by-laws do not limit us to a particular geographic region or industry, we intended to focus on operating businesses and assets in the international maritime transportation, offshore and related maritime services industries, especially those requiring energy, commodity, transportation or logistics expertise.

We sought to capitalize on the strength and expertise of our management team, which collectively has over 85 years of experience in the maritime transportation, offshore and related maritime services industries. Through their family businesses, they have collectively owned and managed over 80 vessels in the past 20 years through several market cycles. Our management team also has extensive experience in advising, acquiring, financing, managing and selling assets and private companies in a variety of industries. We believed that our contacts and sources, ranging from private and public company contacts, private equity funds, and investment bankers to attorneys, accountants and business brokers, would allow us to generate acquisition opportunities.

Our management team had identified, researched and considered numerous potential target businesses, both in the maritime transportation, offshore and related maritime services industries and other industries. However, a combination of factors led us to reject all other opportunities. The key reasons were insufficient visibility of returns, the acquisition price being too high, counterparty management quality, level of bank financing, competition risks, lack of historical financial data or audited financial results from prospective targets, and operational risks.

On September 10, 2013 we signed a Non-Disclosure agreement with SNV Global LTD (“SNV”). Mr. Stergios Voskopoulos is the managing director for SNV. On the same date we also signed a Master Finder's Fee Agreement relating to SNV identifying a potential target business with which to perform a merger, share capital exchange, assets acquisition, share purchase, reorganisation or similar business combination or transaction.

On September 11, 2013 Mr Voskopoulos provided information relating to the Target to Mr. Stylianos Stergios Sougioultzoglou, our Chief Financial Officer.

During the period from the of September 11-18, 2013, Mr. Sougioultzoglou and Mr. Matthew Los, Aquasition’s Chief Executive Officer, held various conference calls with Mr. Voskopoulos to further discuss the suitability of the Target.

On September 23, 2013, Mr. Sougioultzoglou sent a draft term sheet relating to the potential acquisition of the Target to Mr. Voskopoulos.

On September 26, 2013 Mr. Voskopoulos informed Mr. Sougioultzoglou via email and later on a conference call that the Target was in principle interested in a transaction with Aquasition. On the same day Mr. Voskopoulos sent to Mr. Sougioultzoglou some preliminary un-audited financial information on the Target for review by Aquasition's management.

On September 27, 2013 Mr. Sougioultzoglou, Mr. Kalapotharakos, Mr. Voskopoulos and Messrs. Keyan Yan and Stanley Wong, the Chief Executive Officer and Chief Financial Officer of the Target, respectively, as well as Mr. Michael Tian of M&T Global Ltd., acting as financial advisor to the Target, had an introductory call, and from this time up to October 10, 2013, several similar calls and exchanges of emails ensued around the main terms of a term sheet.

On October 11, 2013, our Chief Executive Officer, Mr. Matthew Los, and Mr. Wong signed a non-binding term sheet which outlined the basic terms of a transaction.

During the period from October 11, 2012 through December 2013 , Mr. Sougioultzoglou and Mrs. Alexandropoulou from Aquasition, conducted preliminary due diligence on the Target, and focused around the Target's financial statements, business plan, growth prospects and good standing. The Target’s US counsel, Pillsbury Winthrop Shaw Pittman LLP, set up a data room with all the relevant documents in order to facilitate this process.

On November 26, 2013, our Chairman, Mr. Leonidas Polemis met with Mr. Wong, and Mr. Tian in Hong Kong to discuss the Target’s business in more detail and, more specifically, the potential transaction, KBS's business, brand image, accounting/audit, growth strategy, as well as potential market expansion outside China. On the same day the Company received the draft audited financial statements of the Target for 2012.

On November 28, 2013 a first draft of a merger agreement, prepared by Pillsbury Winthrop Shaw Pittman LLP, was provided to Aquasition and its counsel, Loeb & Loeb LLP.

On December 4, 2013, Mr. Los travelled to the Target’s main office in Shishi City, Fujian and met with Mr. Yan and Mr. Wong, as well as Mr. Tian and Mr. Voskopoulos. The purpose of the visit was to discuss various business arrangements as well as the main terms for the merger agreement.

From December 10, 2013 through to March 24, 2014, Mr. Los and Mr. Themistoklis Kalapotharakos, Aquasition’s director, Mr. Giovanni Caruso of Loeb & Loeb LLP, Mr. Thomas Shoesmith of Pillsbury Winthrop Shaw Pittman LLP, Mr. Yan, Mr. Wong, Mr. Voskopoulos and Mr. Tian held several conference calls with regards to the negotiating and the drafting of the terms of the merger agreement and, subsequently the Agreement. The main points of negotiation were the valuation of KBS (on a EV/EBITDA basis) and the minimum cash requirement that Aquasition would have to raise at the closing of the transaction.

On February 19, 2014, Mr. Los and Mr. Kalapotharakos met with Mr. Wong and Mr. Tian in Hong Kong to discuss matters relating to the terms of the merger agreement. In this meeting they discussed and finalized the main points of the merger agreement.

On February 27, 2014 the Aquasition Board held a special meeting to discuss the Acquisition and the merger agreement. During the meeting our Directors reviewed the historical accounts of the Target, its products and business plan, the earnings growth potential, the Chinese economy as a whole, the fact that the due diligence performed was satisfactory, as well as the attractive valuation which the Target was willing to accept. Following these discussions, the board unanimously approved the Acquisition and authorized the officers of Aquasition to execute definitive documents for the Acquisition.

On February 28, 2014, a merger agreement was entered into by and among Aquasition, KBS, the Target, and So Wa Cheung and Sun Keung Chan, each an individual shareholder of KBS (the “Principal Stockholders”).

Subsequently, the parties decided that it would be preferable if Aquasition acquired the shares of the Target from KBS, as opposed to an Aquasition subsidiary merging with KBS. The parties began to negotiate the Agreement in mid-March 2014.

On March 23, 2014 the Aquasition Board held a special meeting to discuss the Acquisition and the Agreement. During the meeting our Directors again reviewed the historical accounts of the Target, its products and business plan, the earnings growth potential, the Chinese economy as a whole, the fact that the due diligence performed was satisfactory, as well as the attractive valuation which the Target was willing to accept. Following these discussions, the board unanimously approved the Acquisition and authorized the officers of Aquasition to execute the Agreement.

On March 24, 2014, the Agreement was entered into by and among Aquasition, KBS, the Target, and the Principal Stockholders.

On April 1, 2014 Aquasition engaged Chinese counsel, Messrs Allbright Law Offices (“Allbright”) based in Shanghai, China, to carry out due diligence on the Target's corporate structure, which included, among other things, incorporation documents, tax payment receipts, land use rights certificates, business licenses, lease contracts, employment contracts and trademark licensing contracts, as well as monthly bank statements and bank deposit verification slips.

In addition, Allbright:

•	searched the corporate registration documents in local Department of Commerce (“DOC”) as well as State Administration of Industry and Commerce (“SAIC”),
•	reviewed all original licenses and certificates as well as permissions of these companies;
•	visited local banks to verify the bank deposits of these companies; and
•	interviewed with the management of these companies.

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In addition to the field visit, Allbright reviewed relevant agreements of these operating companies, including loan agreements, employment agreements and leases.

Based upon their legal due diligence, Allbright concluded that these three PRC subsidiaries are business entities duly incorporated and validly existing under the laws of PRC, and believe that they are in compliance with the foreign M & A Rule.

Aquasition did not receive a formal third party fairness opinion for the Target's valuation as its management believes that it has the ability to evaluate the value of the Target with the advice of its financial advisors. Aquasition assumed that the Target's value would be primarily based on its growth profile and its EV/EBITDA 2014. Through its own financial statement forecasts for the Target and market consensus estimates for the peer group, Aquasition concluded that at the post merger price, the valuation of the Target would be in the 20% fastest growing companies for their valuation (Price to Earnings Growth, or PEG) ratio and in the 20% lowest companies for EV/EBITDA multiple for 2015 among that retail apparel peer group as seen in the following table:

Name	EV/EBITDA 2014	P/E 2014	PEG on 2014 P/E based on a 2 year EPS forecast rate
Fast Retailing	17	36.7	3.2
V.F. Corp	13.1	20	1.5
Iconix Brand	12	16.2	1.6
Columbia	11	24.2	2
PVH	10.5	15.7	1.2
Perry Ellis	9.6	19.1	1.5
Jos. A Bank	9.4	23.2	0.8
Ralph Lauren	9.4	18	1.2
Men's Waterhouse	8.1	19.9	1.5
Urban Outfitters	7.4	16.9	1.1
Fujian Septwolves	6.9	21	NM
The Gap	6.6	14	1.1
JOEONE	6.5	11.8	0.6
Youngor	6.2	NA	NM
China Lilang	5.7	9	1.4
KBS	4.9	9.9	0.4
Peer Average	9.29	19.0	1.4

Our management team also compared certain financial information of the Target with that of other companies in the retail and apparel industry, including: Fast Retailing Co. Ltd, Columbia Sportswear Company, Jos. A Bank Clothiers Inc., Fujian Septwolves Industry Co. Ltd., V.F. Corporation, The Men’s Wearhouse, Inc., Perry Ellis International Inc., Ralph Lauren Corporation, Urban Outfitters Inc., Iconix Brand Group, Inc., PVH Corp., The Gap, Inc., Joeone Co., Ltd., China Liliang Limited, and Youngor Group Co.,Ltd. A number of comparable companies were selected and considered, including both Chinese retail companies listed in China as well as more established, larger international retail companies listed on exchanges outside of China. Given the combined company will be listed on Nasdaq, management felt it was important to include retail companies listed in the U.S. in the peer group in order to present a comprehensive picture of valuation dynamics. Aquasition reviewed fully diluted enterprise values, calculated as equity value plus net debt, as multiples of historical EBITDA for 2013 and projected EBITDA for 2014 and 2015. In addition, our management reviewed price to forward 2014 earnings multiples, price to earnings to growth ratios, EBITDA margins for the last twelve months, and projected two year revenue growth rates. Based on the average enterprise value to 2014 and 2015 EBITDA multiples and the price to 2014 earnings multiples calculated for the selected comparable companies, the valuation of the Target was determined to be at a discount to the peer group (48% discount to the average peer EV/ 2014E EBITDA multiple, 51% discount to the average peer EV/ 2015E EBITDA multiple, and 48% discount to the average peer Price / 2014E Earnings multiple as of June 16, 2014). You should be aware that no company used as a comparison in this analysis is identical to the Target. In addition, mathematical analysis is not in itself a meaningful method of using comparable market trading data.

Our management team decided to pursue a transaction with KBS after careful consideration of the historical accounts of the Target, its products and business plan, and the earnings growth potential, the Chinese economy as a whole, the fact that the due diligence we performed was satisfactory, as well as the attractive valuation which the Target was willing to accept. Management believes that the Acquisition presented the most attractive opportunity for the capital invested and one of the fastest growth profiles among the businesses we considered and determined that this transaction is in the best interests of Aquasition and its shareholders.

On June 21, 2014, the parties to the Agreement amended the Agreement to reduce the consideration to be paid in connection with the Acquisition, to remove the limitation that the total number of shares issued as consideration was required to be no less than 80% of the outstanding capital stock of Aquasition, and to extend the outside closing date to August 1, 2014. The description of the Agreement below describes the Agreement as it was amended on June 21, 2014.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure. A reconciliation of Target’s EBITDA to its nearest comparable GAAP measure is included in the following table. As described more fully below, Target’s management believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating Target’s financial condition and results of operations. EBITDA should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated. EBITDA as the Target calculates it may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Target’s management uses this information to measure performance over time on a consistent basis and to identify trends related to Target's financial condition and results of operations. Target’s management believes that these non-GAAP measures provide investors with information regarding the underlying performance of the Target's core business operating results on a cash basis.

	2013	2012	2011	2010	2009
Profit for the Year	25,795,357	19,536,762	19,375,976	12,157,974	9,066,584
Income Tax Expense	8,629,022	6,560,026	2,380,877	1,331,448	936,651
Finance Costs	116,421	11,329	-	-	-
Other Income(1)	-	-	(794,755)	(45,334)	(9,909)
Profit from Operations	34,540,800	26,108,117	20,962,098	13,444,088	9,993,326

Depreciation & Amortization
PP&E	1,875,812	1,951,223	1,068,372	441,435	130,194
Trademarks	-	-	3,481	3,328	3,299
Prepaid lease payments	15,585	15,768	68,160	-	-
Sublease prepaid	1,397,789	824,955	-	-	-
Prepayments & prem - Op Leases	1,892,254	4,129,335	3,998,588	1,296,027	73,995

EBITDA	39,722,240	33,029,398	26,100,699	15,184,878	10,200,814

Note:
2011 other income includes adjustment for change in fair value of warrant liabilities of $678,000 and sundry income of $37,106. 2010 other income includes adjustment for sundry income of $42,778.

Acquisition of Target; Acquisition Consideration

Upon the closing of the transactions contemplated in the Agreement, Aquasition will acquire 100% of the issued and outstanding equity interest in Target from KBS in exchange for the transaction consideration consisting of shares of Company common stock, which we refer to herein as the Acquisition, and KBS will liquidate immediately thereafter. The number of shares comprising the transaction consideration will be (a) (i) EBITDA multiplied by 5 ($39,722,240 as of December 31, 2013) less (ii) the Long Term Debt, plus (iii) cash held by Target; divided by (b) $10.30 (the “Transaction Consideration”). The Agreement defines EBITDA as Target’s 2013 standalone and adjusted earnings before interest, taxes, depreciation and amortization, as calculated based upon the audited Target financial statements for the year ended December 31, 2013, and defines “Long Term Debt” as Target’s existing net long-term debt as of one business day before the closing date of the Acquisition. Upon consummation of the Acquisition, KBS will dissolve and distribute all its assets to its shareholders in liquidation.

The Agreement provides that immediately after closing, the Company’s board of directors will consist of seven directors, two of whom will be designated by the Principal Stockholders, and one of which will be designated by Aquasition Investments Corp., a company incorporated in the Republic of the Marshall Islands (“AQU Invest”), a company controlled by Aquasition’s founders. The remaining four directors will be “independent” and have experience with public companies listed in the United States. Three of the independent directors will be designated by KBS, and the remaining independent director will be designated by AQU Invest. Concurrently with the closing, the Company, AQU Invest and the Principal Stockholders will enter into a voting agreement regarding the election of director designees following the closing, and the Company will purchase director’s and officer’s insurance.

Representations and Warranties

In the Agreement, KBS and the Principal Stockholders (collectively, the “Warrantors”) make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) proper corporate organization and similar corporate matters, (b) subsidiaries of the Target, (c) authorization, execution, delivery and enforceability of the Agreement and other transaction documents, (d) capital structure, (e) assumed names, (f) financial information, (g) books and records, (h) absence of certain changes and events, (i) material contracts, (j) real property and land use rights, (k) title to properties, (l) Target’s accounts, (m) labor and employment matters, (n) benefit plans, (o) transactions with affiliates and employees, (p) intellectual property, (q) tax matters, (r) insurance, (s) environmental matters, (t) licenses and permits, (u) non-contravention, (v) required consents, (x) litigation, (y) compliance with applicable laws, (z) disclosure, (aa) absence of undisclosed events, liabilities, developments or circumstances, (bb) money laundering laws, (cc) Office of Foreign Assets Control, (dd) Foreign Corrupt Practices, and (ee) Investment Company Act.

In the Agreement, Aquasition makes certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) government authorization, (c) non-contravention, (d) issuance of shares, (e) capital structure, (f) information supplied, (g) the Trust Account (as defined below), (h) Nasdaq listing, (i) board approval and the Tender Offer (as defined below), (j) Company financial information and SEC documents, (k) articles of incorporation, (l) corporate records, (m) required consents, (n) books and records, (o) litigation, (p) compliance with laws, and (q) tax matters.

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Conduct Prior to Closing; Covenants

The Warrantors have agreed to use their best efforts to cause Target and its subsidiaries and affiliated entities to continue to operate their business in the ordinary course prior to the closing (with certain exceptions) and not to take certain specified actions without the prior written consent of Aquasition. The Target will also be required to identify a Chief Financial Officer and make commercially reasonable efforts to ensure that certain key personnel be retained for a period of 36 months following closing. The Warrantors will continue to grant Aquasition full access to Target’s facilities and records, will furnish any information regarding the business of Target requested by Aquasition and its representatives, and cause Target’s employees and representatives to cooperate with Aquasition’s investigation of the business of Target. Target will be required to provide notice of certain events, including threatened litigation, communications with government authorities, and circumstances that may cause a representation to be false or omit a material fact. The Target will be required to provide interim financial statements to Aquasition pending closing, audited financial statements for the two years ended December 31, 2013 by April 28, 2014, and the Target will cooperate in Aquasition’s preparation of its filings with the SEC related to the Acquisition.

The Principal Stockholders agreed to enter into a voting agreement concurrently with the execution of the Agreement pursuant to which they will agree to approve the Agreement and the Acquisition.

Prior to closing Aquasition will conduct a tender offer (the “Tender Offer”) for any and all of the shares of Common Stock underlying the units issued in Aquasition’s initial public offering in accordance with the requirements of its Amended and Restated Articles of Incorporation and bylaws. Aquasition agreed provide the Warrantors notice of any event or development that would require amendment of the Tender Offer documents. Aquasition is required to obtain all necessary consents and authorization to complete the Acquisition including completion of the tender offer with not more than 90% of such shares tendered in the Tender Offer. Upon closing, Aquasition will issue the shares representing the Transaction Consideration, and will take all steps necessary to distribute the funds held in the trust account (the “Trust Account”) established in connection with our IPO in accordance with the Investment Management Trust Agreement governing the Trust Account. Aquasition will ensure that at least $10 million is available to the combined companies, excluding the cash and assets of the Target, as of immediately following the Closing, after deducting any amounts necessary to cover all liabilities including the redemption of shares of Common Stock in this Offer. KBS is permitted to waive this requirement. Aquasition hopes to meet its funding obligations by explaining to shareholders the value of the transaction with KBS so that they do not exercise their redemption rights.

The parties to the Agreement agreed to honor their respective indemnification obligations with respect to their respective directors and officers. The parties will cooperate to prepare and complete all filings, consents and other requirements necessary for consummation of the Acquisition, and will keep the other parties apprised with respect to the matters related thereto.

The Agreement provides for an exclusivity period terminating upon the closing of the Acquisition.

Other covenants of the parties include:

•	to relist the company on a major Asian exchange under certain circumstances;

•	to establish a dividend policy whereby 20% of the combined company’s available profits are distributed as dividends for at least the first two fiscal years after the closing; and

•	confidentiality and coordination of publicity.

Conditions to Closing

General Conditions

Consummation of the Agreement and the acquisition is conditioned on (a) no conflict with any applicable law or order; (b) no pending third-party action enjoining or otherwise restricting the closing; (c) the Tender Offer having been duly completed; and (d) there being one or more valid exemptions to registration of the issuance of the Transaction Consideration, and dissolution and liquidation of KBS following the closing.

Company’s Conditions to Closing

The obligations of Aquasition to consummate the transactions contemplated by the Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

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•	the representations and warranties of the Warrantors being true on and as of the closing date of the Agreement, and each of the Warrantors having complied with all required covenants in the Agreement;

•	the Principal Shareholders having delivered voting and lock-up agreements as specified in the Agreement;

•	certain key personnel having delivered employment agreements, confidentiality and non-solicitation agreements, and lock-up agreements as specified in the Agreement;

•	absence of a material adverse effect, a judgment or order prohibiting the transaction; and

•	delivery to Company of customary officer’s and secretary’s certificates by Target, any documents regarding the existence and authority of Target to complete the transaction, the certificates representing all of the issued and outstanding shares of Target, copies of all applicable consents, lien releases and general releases, legal opinions, updated disclosure letter, outstanding permits, and all customer and supplier agreements, which shall not have been revoked.

Warrantors’ Conditions to Closing

The obligations of the Warrantors to consummate the transactions contemplated by the Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•	the representations and warranties of Aquasition being true on and as of the closing date of the Agreement, and Aquasition having complied with all required covenants in the Agreement;

•	Aquasition having delivered any additional agreements to which it is a party;

•	Aquasition having completed all necessary filings with the SEC and used commercially reasonable efforts to maintain its listing on NASDAQ;

•	absence of a judgment or order prohibiting the Acquisition; and

•	delivery to the Warrantors of applicable director and offer resignations, customary officer’s and secretary’s certificates by Aquasition, copies of all applicable consents, and legal opinions.

If permitted under applicable law, either Aquasition or the Warrantors may waive any inaccuracies in the representations and warranties made to such party in the Agreement and may waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Agreement. However, the condition requiring that the holders of not more than 90% of Company’s public shares of common stock not be tendered in the Tender Offer may not be waived.

Indemnification

The Agreement provides for customary indemnification obligations on the part of Aquasition and the Warrantors. The indemnification obligations of the parties are capped at $1,000,000 and are generally subject to a minimum of $200,000 in indemnifiable losses.

Termination

In the event the closing has not occurred on or before August 1, 2014, the Agreement may be terminated by any party, without liability to the other parties, provided the party seeking to terminate is not in breach of the Agreement, in which case each party will bear its own expenses.

Either party may terminate the Agreement upon a material breach of the other party, provided such breach has not been cured within 10 days of notice thereof by the party seeking to terminate the Agreement, in which case the breaching party will pay the expenses of the non-breaching party.

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Aquasition will be entitled to a termination fee of $4 million in the event that the board of directors of Target terminates the Agreement pursuant to the exercise of its fiduciary duties in order to accept or consummate a superior proposal.· Aquasition will pay Target a termination fee in the event that the condition to complete the Tender Offer cannot be completed, provided Aquasition’s inability to complete the Tender Offer is not due to the SEC not completing its review of the Tender Offer documents notwithstanding Aquasition’s efforts to complete the same.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Agreement, which is filed as Exhibit (d)(1) hereto, and which is incorporated by reference in this report.

Post-Closing Ownership of Aquasition

The following tables show what our ownership structure would look like assuming no redemptions, assuming that $10 million remains in the trust account at closing, and assuming maximum redemptions.

Post Closing Ownership Structure – No redemptions
	Shares	%
KBS	22,957,455	75.43%
Management and Directors	1,755,500	5.77%
Early Bird Capital	35,000	0.12%
SNV Global ltd	136,641	0.45%
Aquasition Public Share holders	5,550,000	18.24%
Total	30,434,596	100.00%
% of shares owned by KBS		75.4%
% of shares owned by other Aquasition stockholders		24.0%
% of shares owned by advisors		0.6%

Post Closing Ownership Structure - $10 million remaining
	Shares	%
KBS	22,957,455	87.93%
Management and Directors	1,755,500	6.72%
Early Bird Capital	35,000	0.13%
SNV Global ltd	136,641	0.52%
Aquasition Public Share holders	1,225,213	4.69%
Total	26,109,809	100.00%
% of shares owned by KBS		87.9%
% of shares owned by other Aquasition stockholders		11.4%
% of shares owned by advisors		0.7%

Post Closing Ownership Structure – Maximum redemptions
	Shares	%
KBS	22,957,455	90.24%
Management and Directors	1,755,500	6.90%
Early Bird Capital	35,000	0.14%
SNV Global ltd	136,641	0.54%
Aquasition Public Share holders	555,000	2.18%
Total	25,439,596	100.00%
% of shares owned by KBS		90.2%
% of shares owned by other Aquasition stockholders		9.1%
% of shares owned by advisors		0.7%

Recommendation of Aquasition’s Board of Directors

Our board of directors has (i) approved our making the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Aquasition’s shareholders. If you tender your shares of Common Stock in the Offer, you will not be a shareholder of Aquasition after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your Common Stock. The Board took into consideration that Target has a solid track record of consistent and high revenues. However, you must make your own decision as to whether to tender your Common Stock and, if so, how many shares of Common Stock to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your Common Stock with your broker or other financial advisor, if any. See “Risk Factors” for a discussion of risks that you should consider before deciding whether to participate in this Offer, and “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

Advisors

Aquasition engaged the following to assist it with the Acquisition:

•	Aquasition has engaged with EarlyBirdCapital, Inc. (“EBC”) to assist in connection with various aspects of the Acquisition, including but not limited to holding meetings with company stockholders to discuss the Acquisition, introducing the company to the investment community and reviewing with the company drafts of any press releases related to the Acquisition or the Target.

•	After entering into the agreement, Aquasition engaged SunTrust Robinson Humphery Inc. to assist in connection with various aspects of the Acquisition, including but not limited to financial advisory services, general advice and guidance, assistance in negotiations and related strategy concerning the prospective acquisition and assistance in corporate capital planning for the prospective Acquisition.

•	Aquasition engaged SNV Global Inc. to assist in identifying suitable targets for the company, discuss with the company projects and structure, connect the targets with the company and advise and be part of the targets discussion in order to help secure the transaction.

Regulatory Approvals

KBS, a Nevada company, wholly owns a British Virgin Islands company, which in turn wholly owns a Hong Kong company, which in turn wholly owns Hongri (Fujian) Sports Goods Co., Ltd. (the “WFOE”). The WFOE owns two subsidiaries in PRC. The relevant PRC authorities approved the corporate structure in 2011.

Since none of the parties signing the Agreement is a PRC company or citizen, no pre-approval of the Chinese government is required to complete the Acquisition.

After the Acquisition, however, the WFOE may be required to do post-event registrations with two Chinese government authorities: 1) at a local branch of the State Administration of Foreign Exchange (“SAFE”), when Aquasition provides funds to the WFOE (otherwise, these foreign funds cannot be used for the WFOE’s operations in China); and 2) depending on local practice, at a local branch of the Department of Commerce (“DOC”), to report the transaction between Aquasition and KBS, and to register the change of the WFOE’s owner from KBS to Aquasition. This registration is a routine process for every foreign owned Chinese company.

Interests of Certain Persons in the Acquisition

When you consider the recommendations of Aquasition’s board of directors in favor of the Acquisition and against the Offer, you should keep in mind that Aquasition’s pre-IPO shareholders, directors and officers (“Aquasition Inside Shareholders”) have interests in the Acquisition and Offer that may be different from, or in addition to, your interests as a shareholder. See “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

Common Stock Held by Aquasition Inside Shareholders

Our founders own an aggregate of 1,437,500 shares of Common Stock that they purchased for $25,000, of which 50,000 shares were cancelled upon partial execution of the over-allotment option by the underwriters of our IPO, plus 368,000 placement units purchased for $3,680,000.

If the Acquisition is not consummated, Aquasition will be required to commence proceedings to dissolve and liquidate following distribution of the amounts in the Trust Account. There will be no distribution from the Trust Account with respect to Aquasition’s pre-IPO shareholders’ securities, which would expire worthless if the Acquisition is not completed. See “The Acquisition—Pro forma Book Value” for a comparison of the tender offer price, the current market price, the price per share paid by the Founders, and the pro forma book value per share.

Compensatory Arrangements for Board of Directors and Management

None of our directors or officers have received any cash compensation for services rendered to us during the years ended December 31, 2012 and 2013. We believe that because our officers and directors own an aggregate of 1,387,500 founders’ shares and 368,000 founders’ units, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

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Immediately after the IPO, we began paying fees of $7,500 per month to Seacrest Shipping Co. Ltd., an agent of Remi Maritime Corp., an affiliate of our founders, and expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Seacrest Shipping Co. Ltd. has agreed that after 4 months the monthly fee will begin to accrue and will only be payable thereafter upon completion of an acquisition transaction. This arrangement was agreed to by Seacrest Shipping Co. Ltd. for our benefit and is not intended to provide the founders compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Seacrest Shipping Co. Ltd. will approximate the monthly reimbursement. As of May 30, 2014, we owed Seacrest Shipping Co. Ltd. an aggregate of $135,000 under this arrangement. We would not be able to repay this amount in the event that the Acquisition does not close.

Other than this $7,500 per month fee no compensation of any kind, including finder’s and consulting fees, will be paid to our officers, or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, our officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the Trust Account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial business combination. Since our IPO, our founders have, from time to time, advanced us funds to cover our operating expenses in exchange for promissory notes that are non-interest bearing and due upon the consummation of an acquisition transaction or our dissolution and liquidation. As of May 30, 2014, we had promissory notes due to our founders and their affiliates in the aggregate principal amount of $330,000. We would not be able to repay this amount in the event that the Acquisition does not close.

Officer and Director Liability

If we are unable to complete a business combination and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Our board of directors has a fiduciary obligation to our shareholders to bring a claim against our founders to enforce their indemnification obligations.

Certain Other Interests in the Acquisition

In addition to the interests of our directors and officers in the Acquisition, you should keep in mind that certain individuals promoting the Acquisition have interests in the Acquisition that may be different from, or in addition to, your interests as a shareholder. The underwriters in the IPO agreed to defer payment of a portion of the underwriting discount equal to 2.5% of the gross proceeds, or $1,387,500. On May 30, 2014 the underwriters in the IPO agreed to reduce the deferred underwriting discount from $1,387,500 to $350,000. This amount will be held in trust and not released until the earlier to occur of (i) the completion of our initial business combination or (ii) our liquidation, in which case such proceeds will be distributed to the holders of Common Stock issued in our IPO, together with all other funds held in the Trust Account. We have asked the underwriter to forfeit any rights to or claims against such proceeds because a business combination was not timely completed.

Finder’s and Financial Services Agreements

On September 10, 2013, Aquasition entered into a Master Finder’s Fee Agreement (as amended from time to time, the “Finder’s Agreement”) with SNV Global Ltd. (“SNV”), pursuant to which SNV agreed to provide introductions to potential target companies to Aquasition, including KBS, among other services. Pursuant to an addendum to the Finder’s Agreement, dated February 26, 2014, the parties agreed that SNV would be entitled to a finder’s fee equal to 1.5% of the pre-closing equity value of Target to be paid in newly issued shares of the combined company, estimated to be 136,641 shares of acquisition common stock. This fee is payable if, and only if, an acquisition transaction with an introduced target is completed.

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On May 8, 2014, Aquasition entered into an agreement (the “STRH Agreement”) with SunTrust Robinson Humphery, Inc. (“STRH”), pursuant to which STRH will provide Aquasition certain financial advisory services in connection with the Acquisition. Pursuant to the STRH Agreement, STRH will be entitled to a cash fee equal to $1,250,000 upon completion of an acquisition transaction prior to August 1, 2014 or during the term of STRH’s engagement. If an acquisition transaction is not completed within such period, then for a period of 24 months thereafter, if Aquasition is entitled to a breakup fee related to an acquisition transaction, then STRH will be entitled to 10% of any such breakup fee. In addition, Aquasition will reimburse STRH its out-of-pocket expenses related to the STRH Agreement, up to a maximum of $50,000.

On May 12, 2014, Aquasition entered into an agreement (the “EBC Agreement”) with Early Bird Capital, Inc. (“EBC”), pursuant to which EBC will provide Aquasition certain financial advisory services in connection with the Acquisition. Pursuant to the EBC Agreement, EBC will be entitled to a cash fee equal to $200,000, equity fee in the amount of 35,000 newly issued shares of the combined company, and an additional fee equal to 4% of the amount of the gross proceeds held in the trust account at closing of the Acquisition (after the payment of the tender offer consideration and excluding amounts attributable to Aquasition’s sponsors or investors introduced by such sponsors), all payable upon closing of the Acquisition. In addition, Aquasition will reimburse EBC its out-of-pocket expenses related to the EBC Agreement.

Reduction of Deferred Underwriting Discounts and Commissions

On May 30, 2014, Aquasition and the underwriter of its IPO agreed to reduce the amount of deferred underwriting discounts and commissions payable to the underwriter upon closing of the Acquisition from $1,387,500 to $350,000.

Accounting Treatment

The Acquisition is being accounted for as a reverse acquisition. Under this method of accounting Aquasition will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Target comprising the ongoing operations of the combined entity, Target’s senior management comprising the senior management of the combined company, and KBS having a majority of the voting power of the combined entity. In accordance with guidance applicable to these circumstances, the acquisition will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Acquistion will be treated as the equivalent of Target issuing stock for the net assets of Aquasition, accompanied by a recapitalization. The net assets of Aquasition will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Acquisition will be those of Target.

Pro forma Book Value

The following table sets forth, in U.S. Dollars, the calculation of the pro forma book value per share of Aquasition’s Common Stock following the Acquisition and assuming the exercise of all options and warrants:

	Hongri	Aquasition	Pro Forma Income Statement Assuming no Exercise of Conversion	Pro Forma Income Statement Assuming Maximum Exercise of Conversion	Pro Forma Income Statement Assuming Maximum Conversions under Aquasition Charter
Net income (loss), or Pro Forma net income for the year ended December 31, 2013	$25,795,357	$(375,991)	$25,419,366	$25,419,366	$25,419,366

Weighted Average Shares Outstanding – Basic		2,310,500	30,434,596	26,109,809	25,439,596

Income (loss) on Pro Forma Earnings Per Share – Basic, for the year ended December 31, 2013		$(0.16)	$0.84	$0.97	$1.00

Shares outstanding	-	2,310,500	30,434,596	26,109,809	25,439,596
Stockholders' equity	$93,462,104	$2,136,800	$142,905,400	$100,057,308	$93,514,840
Book Value Per Share or Pro Forma Book Value Per Share		$0.92	$4.70	$3.83	$3.68

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AQUASITION

Overview

We are a blank check company formed on January 26, 2012, pursuant to the laws of the Republic of the Marshall Islands for the purpose of acquiring through a merger, capital stock exchange, asset acquisition, stock purchase, or similar acquisition transaction, one or more operating businesses or assets. Our Amended and Restated Articles of Incorporation and by-laws do not limit us to a particular geographic region or industry. To date, our efforts have been limited to organizational activities and a search for suitable businesses or assets to acquire.

On March 24, 2014, the Company entered into the Agreement with KBS Target and the Principal Stockholder. See Note 8 in the accompanying financial statements of Aquasition Corp.

Pursuant to the Agreement the Acquisition is expected to be consummated after the required tender offer and the fulfillment of certain other conditions, as described in our Report on Form 6-K furnished on April 4, 2014 and in the Agreement.

Results of Operations and Known Trends or Future Trends

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception up to the closing of our IPO was in preparation of that event. After the IPO, our activity has been limited to the evaluation of acquisition transaction candidates, and we will not be generating any operating revenues until the closing and completion of our initial acquisition transaction. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. We expect to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities).

We had a net loss of $375,991 during the year ended December 31, 2013. The net loss was mainly the result of operating activity, which was principally comprised of $105,889 of travel, $90,000 of rent expense, $64,796 of legal and professional fees and a loss of $45,442 related to the change in the fair value of warrants.

We had a net loss of $3,108,717 for the period from January 26, 2012 (inception) through December 31, 2012. The net loss was mainly the result of a loss of $3,064,114 related to change in the fair value of warrants, $15,296 of travel and $15,000 of rent expense.

We classify the warrants issued as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations.

Until we enter into an acquisition transaction, we will not have any revenues.

Immediately after the IPO, we began paying fees of $7,500 per month to Seacrest Shipping Co. Ltd., an agent of Remi Maritime Corp., an affiliate of our founders, and expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Seacrest Shipping Co. Ltd. has agreed that after 4 months the monthly fee will begin to accrue and will only be payable thereafter upon completion of an acquisition transaction. The Company incurred rent expense of $90,000 and $15,000 under this arrangement for the year ended December 31, 2013 and for the period from January 26, 2012 (inception) through December 31, 2012, respectively.

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Liquidity and Capital Resources

On February 27, 2012, the Company issued an aggregate of $85,650 unsecured promissory notes to its officers and directors. The notes were non-interest bearing and payable on December 31, 2012. In addition, an officer advanced to the Company an additional $95,934. Due to the short-term nature of the notes and advances, the fair value of the notes and advances approximated the carrying amount. Such advances were non-interest bearing and were due on demand. During 2012, the Company repaid $50,000 of the unsecured promissory note and $76,680 of the advance. During the year ended December 31, 2013, the Company repaid $35,650 of the unsecured promissory note. During the year ended December 31, 2013, an affiliate advanced the Company $50,650. The advance is non-interest bearing and is due on demand. As of December 31, 2013 and 2012, amounts owed under the promissory notes were $0 and $35,650, respectively, and amounts owed under the advances were $69,904 and $19,254, respectively.

On November 1, 2012, we consummated our IPO of 5,000,000 units. Each unit issued in the IPO (the “Units”) consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $11.50. Immediately prior to the consummation of the IPO, we completed a private placement of 337,750 Units to our founding stockholders generating gross proceeds of $3,377,500. On November 7, 2012, the underwriters of the IPO exercised their over-allotment option in part, for a total of an additional 550,000 Units (over and above the 5,000,000 Units sold in the IPO). Our founding stockholders acquired an additional 30,250 Units at $10.00 per Unit, generating gross proceeds of $302,500, in accordance with the terms of the private placement agreement entered into immediately prior to the IPO to ensure that the amount of funds initially held in the trust account is equal to $10.30 per unit sold in the IPO. The 5,550,000 Units sold in the IPO, including the 550,000 Units subject to the over-allotment option, were sold at an offering price of $10.00 per Unit, generating gross proceeds of $55,500,000. A total of $57,165,000, which includes a portion of the $3,680,000 of proceeds from the private placement of Units to the founding stockholders, has been placed in trust. On January 23, 2013, the common stock and warrants underlying the units sold in the IPO began to trade separately.

The net proceeds from the sale of our Units, after deducting certain offering expenses of $1,812,208, including underwriting discounts of $1,387,500, were $57,367,892. $57,165,000 of the proceeds from the IPO and the private placement was placed in a trust account for our benefit. The trust account contains $1,387,500 of the underwriter’s compensation which will be paid to them only in the event of an acquisition transaction. On May 30, 2014 the underwriters in the IPO agreed to reduce the deferred underwriting discount from $1,387,500 to $350,000. Except for interest that is earned on the funds contained in the trust account that may be released to us to be used as working capital, we will not be able to access the amounts held in the trust until we consummate an acquisition transaction. The amounts held outside of the trust account are available to be used by us to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. During the year ended December 31, 2013 and for the period from January 26, 2012 (the date of our inception) through December 31, 2012, we had operating expenses of $338,521 and $48,388, respectively. The net proceeds deposited into the trust fund remain on deposit in the trust account earning interest. As of December 31, 2013 and 2012, we had $57,168,785 held in the trust account, which includes deferred underwriting fees of $350,000. Additionally, as of December 31, 2013, we have $27,918 outside the trust account to fund our working capital requirements.

We will use substantially all of the net proceeds of the IPO to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the acquisition transaction. To the extent that our capital stock is used in whole or in part as consideration to effect an acquisition transaction, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business.

We anticipate that in order to fund our working capital requirements, we will need to use all of the remaining funds not held in the Trust Account, the interest earned on the funds held in the Trust Account, as well as entering into contingent fee arrangements with our vendors. We will need to raise additional capital through loans or additional investments from our Founders or third parties. None of our Founders are under any obligation to advance funds to, or to invest in, us. Accordingly, we may not be able to obtain additional financing. If the we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of our business plan, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern.

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It is also possible that we could use a portion of our working capital, including the funds not in the trust account, to make a deposit, down payment or fund a “no-shop” provision with respect to a particular proposed acquisition transaction. In the event we were ultimately required to forfeit such funds, we may not have a sufficient amount of working capital available to pay expenses related to finding a suitable acquisition transaction without securing additional financing. If we were unable to secure additional financing, we would most likely fail to consummate an acquisition transaction in the allotted time and would be forced to liquidate.

Quantitative and Qualitative Disclosures about Market Risk

The net proceeds of our IPO, including amounts in the trust account, are and will be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Off-balance Sheet Arrangements; Commitments and Contractual Obligations

As of December 31, 2013, we did not have any off-balance sheet arrangements and did not have any commitments or contractual obligations.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE TARGET COMPANIES

Overview

Target is engaged in the design, development, marketing and sale of casual menswear in China, including apparel and accessories, which we market under the KBS brand. The KBS brand was developed in 2006. Before 2012, Target was engaged in the design, development, marketing and sale of fashion sportswear in China. Since its products feature a unique and stylish design that is more fashionable than traditional sportswear, as well as quality fabrics and materials and the sportswear market was getting more and more competitive, Target’s management decided to focus on casual menswear market which has higher profit margin, in late 2011.Target’s apparel products include cotton and down jackets, sweaters, shirts, T-shirts, Jeans and trousers. Accessories include shoes, bags, belts and caps. In 2013, the suggested retail prices of Target’s products ranged from RMB 168 to RMB 1,699 for its apparel products and RMB 15 to RMB 599 for its accessory products. Target holds new products launch conference twice every year, one in Spring and the other in Autumn. Since 2006, Target has launched 450 collections of new products each year with a different theme to highlight the current trends for the season. Target’s marketing concept is “French origin, Korean design and made for Chinese.” Target’s customers are male middle-class consumers in the 20-40 age range, primarily located in tier two and tier three cities in China. Target has adopted “KBS” as a uniform brand name, which stands for “Keep Best Style”, and image for all stores in its distribution network and on all products sold in those stores. Target believes that the KBS brand has become a recognized brand name in the cities where their products are sold.

Target has established a nationwide distribution network covering 14 of China’s 32 provinces and centrally administered municipalities. As of December, 2013, this network was comprised of 18 corporate stores owned and operated by Target and 96 franchised stores operated by 23 third-party distributors or their sub-distributors. The number of stores has grown significantly in recent years, from 1 corporate store and 7 franchised stores as of December 31, 2006 to 31 corporate stores as of December 31, 2012 and 96 franchised stores as of December 31, 2013. In 2013, Target closed 13 corporate stores in order to maximize the store operating efficiency. Target is closing corporate stores in tier one and tier two cities where rent expenses are increasing quickly. Developing corporate stores is one of Target’s strategies to attract more distributors to join its franchised program. It also facilitates Target’s efforts to improve its brand image. Target plans to open more stores in the 3rd tier cities by 2015 where the rent expenses are relatively low and consumer purchasing power, however, is increasing. Target expects to spend around $21 million to develop its stores and distribution network and $17 million in its 2nd phase production facilities in 2015. In the long term, Target expects to spend approximately $50 million to complete the remaining phases of its production facilities by 2018.

In the years ended December 31, 2013 and 2012, sales from Target’s corporate stores accounted for 19.2% and 43.7% of its revenues, respectively, and sales made to distributors accounted for 78.5% and 52.4% of its revenues, respectively. The increase in revenue from distribution sales and the decrease in revenue from corporate store sales reflects a shift in focus on the distribution business as a result of significant increase in rent expense associated with corporate stores in 2013. On the contrary, the franchised store operators often own the stores and as a result, do not face rent increases. Even if they do not own the stores, many distributors have good relationships with local malls where the stores are located and their rent expenses usually do not increase to the same extent as Target’s corporate stores. Target acts as an original design manufacturer, or ODM, upon request. Income from such services accounted for 2.3% and 3.9% of revenue for the years ended December 31, 2013 and 2012, respectively. By the end of 2015, it plans to increase its corporate stores and franchised stores to 48 and 196, respectively. Target intends to rely on cash on hand and anticipated cash flow from its operations to fund the project.

Relocated from Shishi City, Fujian, China in March 2011, Target’s production facility is currently located in Taihu City in Anhui Province, China. The facility has a production capacity of 2 million pieces per year and is on a year-on-year renewable lease basis. Target believes that the shortage of labor and rising wage expectations in China, especially in the coastal area, could have a material impact on Target’s operations as well as its suppliers’ cost of manufacturing. By relocating from the coastal area to inland Anhui Province, Target’s new facility takes advantage of lower labor costs and a more stable labor supply. Since Target’s original production team was not ready to produce the new style KBS products, Target has outsourced its product manufacturing to other established ODM manufacturers. As such, Target’s own production facility in Taihu mainly takes ODM orders from other sportswear companies, like Xtep. Target is acquiring land adjacent to its current facility consisting of 110,557 square meters to build a new facility. Target obtained a portion of such land use rights for two pieces of land of 7,405 square meters and 2,440 square meters on March 19, 2012 and May 28, 2012, respectively and is in the process of obtaining approval from the relevant government bureau for the remaining land use right transfer. Once completed, total production capacity of the facility is expected increase to 20 million pieces per year from the current capacity of 2 million pieces per year. Due to the local government’s need for additional time to conclude negotiations with local residents over appropriate resettlement terms, the timeline of the construction of the adjacent facility has been delayed. Target will schedule its construction plan once it acquires the land use right and expects the construction of new production facilities to be completed by 2018. Due to the local government’s need for additional time to conclude negotiations with local residents over appropriate resettlement terms, the timeline of the construction of the adjacent facility has been delayed. Target does not greatly rely on its production facility to satisfy the demand of its products as it may outsource most of the production work to various ODM manufacturers in China. At the same time, building its own factory will give Target assurance to maintain some control over its production process in the longer term.

Principal Factors Affecting Target’s Financial Performance

Target’s operating results are primarily affected by the following factors:

•	Growth of China’s menswear industry. With approximately one-fifth of the world’s population and a fast-growing gross domestic product, China represents a significant growth opportunity for a wide variety of retail goods, including apparel. The enhanced living standards and increased disposable income that has resulted from the vibrant economic growth has driven the rapid development of the men’s apparel market in China in recent years. China is currently one of the world’s largest men’s apparel markets and it is larger than the U.S. market based on retail sales of men’s apparel products in 2011. As a leading provider of casual menswear in China, Target believes they are well positioned to capitalize on the favorable economic, demographic and industry trends in this sector.

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•	Brand recognition. Target derives all of Target’s revenues from sales of the KBS branded products in China, and Target’s success depends on the market perception and acceptance of the KBS brand and the culture, lifestyle and images associated with this brand. Market acceptance of Target’s brand may affect the selling prices and market demand for Target’s products, the profit margin Target can achieve, and Target’s ability to grow.

•	Ratio of franchised stores to corporate stores in Target’s sales network. The ratio of franchised stores to corporate stores in terms of floor area in Target’s sales network affects Target’s results of operations in a given period. The franchised stores operated by Target’s distributors have been and will continue to be the main contributor to Target’s revenue for the foreseeable future. Under the distribution business model, Target sells directly to Target’s distributors and recognize revenues upon delivery of Target’s products to them. Such distribution network has enabled Target to accelerate sales growth at a much lower cost than opening direct stores and has limited Target’s inventory and sales risks. Corporate stores operated by us, despite incurring more significant capital expenditures as compared with franchised stores, allow Target more control over Target’s brand and the consumer’s shopping experience, which are important factors for the overall success of Target’s business. In addition, Target’s corporate store sales generally have a higher gross profit margin than sales to distributors because Target is able to sell the products at retail prices directly to the end-consumers and because Target recognizes expenses relating to Target’s corporate stores as selling and distribution expenses. For the fiscal years ended December 31, 2013 and 2012, the average gross margin earned from Target’s franchised stores and from Target’s corporate stores was 36.1% and 36.2% while from Target’s corporate stores was 69.5% and 67.1% respectively. Therefore, the ratio of franchised stores to corporate stores in Target’s sales network will affect Target’s gross profit margin.

•	Product offering and pricing. Target’s success depends on Target’s ability to identify, originate and define menswear trends as well as to anticipate, gauge and react to changing consumer demands for menswear in a timely manner. Most of Target’s products are subject to changing consumer preferences and fashion trends that cannot be predicted with certainty. Target’s new products may not receive consumer acceptance as consumer preferences could shift rapidly, and Target’s future success depends in part on Target’s ability to anticipate and respond to these changes.

•	Fluctuations in raw material supply and prices. The per unit cost of producing Target’s products depends on the supply and price of raw materials, particularly fabrics such as cotton, wool and polyester, which have experienced volatility in past years. Increases in the price of raw materials would negatively impact Target’s gross margins if Target is not able to offset such price increases through increases in Target’s selling price or changes in product offerings and mix.

Aside from achieving long-term revenue growth, Target’s future results of operations will depend on Target’s ability to: (i) accurately forecast product demand and match demand to manufacturing capacity; (ii) reduce production costs by focusing on cost-efficient manufacturing processes and cost-effective product design that strives to eliminate waste; (iii) control selling and administrative expenses; and (iv)improving working capital efficiency.

Target believes that the global economic crisis and macroeconomic trends could continue to put significant pressure on consumer spending in most markets worldwide, so Target’s future performance remains subject to the inherent uncertainty presented by volatile macroeconomic conditions. These conditions could continue to affect Target’s business in a number of direct and indirect ways, including lower revenues from decreased product demand, compressed margins and/or increased costs, lack of credit availability and business disruptions due to difficulties experienced by suppliers and customers. Target strives to position ourselves, from both a financial and an operational perspective, as a company that can react quickly and adapt effectively to evolving macroeconomic conditions, fluctuations in product demand and changes in liquidity and capital demands.

Taxation

Target is subject to United States federal income tax at a tax rate of 35%. No provision for income taxes in the United States has been made as Target has no income taxable in the United States.

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Hongri BVI and Roller Rome were incorporated in the BVI and under the current laws of the BVI, are not subject to income taxes.

Vast Billion and France Cock were incorporated in Hong Kong and under the current laws of Hong Kong, are subject to Profits Tax of 16.5%. No provision for Hong Kong Profits Tax has been made as Vast Billion and France Cock have no taxable income.

Under the EIT Law, Hongri PRC is subject to an earned income tax of 25.0% . See “Target’s Business—Regulation—Taxation” and “—Dividend Distribution” for a detailed description of the EIT Law and tax regulations applicable to Hongri PRC.

Results of Operations

Financial Statement Presentation

Net sales. During the periods covered by this section, Target generated revenue from sales of Target’s menswear products.

Cost of sales. During the periods covered by this section, Target’s cost of sales primarily consisted of the costs of Target’s outsourcing cost, raw materials, labor and overhead. Target did not have any inward or outward freight charges as these charges are borne by Target’s distributors and Target’s suppliers.

Gross profit and gross margin. For the periods covered by this section, Target’s gross profit is equal to the difference between Target’s net sales and Target’s cost of sales. Target’s gross margin is equal to Target’s gross profit divided by net sales. Target’s gross margin may not be comparable to those of other retail entities since some retail entities include all of their distribution network costs in cost of sales and others, like us, include these expenses in another statement of operations line item.

Administrative expenses. For the periods covered by this section, general and administrative expenses consisted primarily of compensation and benefits to Target’s general management, finance and administrative staff, professional advisor fees, audit fees and other expenses incurred in connection with general operations.

Selling expenses. For the periods covered by this section, Target’s selling and marketing expenses consisted primarily of compensation and benefits to Target’s sales and marketing staff, store rent, business travel, coordination with distributor marketing and promotions, transportation costs and other sales related costs.

Comparison of Fiscal Years Ended December 31, 2013 and 2012

The following table sets forth key components of Target’s results of operations during the fiscal years ended December 31, 2013 and 2012, both in U.S. dollars and as a percentage of Target’s net sales.

	December 31, 2013		December 31, 2012
	Amount	% of Sales Revenue	Amount	% of Sales Revenue
Net sales	$99,559,814	100.0	$71,059,678	100.0
Cost of sales	(57,363,839)	(57.6)	(35,791,977)	(50.4)
Gross profit	42,195,975	42.4	35,267,701	49.6
Operating expenses
Administrative expenses	(1,872,910)	(1.9)	(1,618,714)	(2.3)
Selling expenses	(6,238,995)	(6.3)	(7,964,770)	(11.2)
Total operating expenses	(8,111,905)	(8.2)	(9,583,484)	(13.5)
Other income	456,730	0.5	423,900	0.6
Income from operations	34,540,800	34.7	26,108,117	36.7
Finance expense	(116,421)	(0.1)	(11,329)	(0.0)
Income before income taxes	34,424,379	34.6	26,096,788	36.7
Provision for income taxes	(8,629,022)	8.7	(6,560,026)	9.2
Net income	$25,795,357	25.9	$19,536,762	27.5

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Net sales. Target’s net sales were $99.6 million for 2013, compared to $71.1 million for 2012, an increase of $28.5 million, or 40.1%. Such increase was primarily due to an increase in sale to distributors. Net sales from Target to its franchised stores increased from $37.3 million in 2012 to $78.1 million in 2013, an increase of $40.8 million or 109.6% compared to 2012. The proportion of Target’s net sales from sales to franchised stores increased from 52.5% in 2012 to 78.5% in 2013. There were two reasons for this increase. First, Target has spent more resources to support the upgrade and rental of certain selected franchised stores which were part of the marketing strategy to attract more distributors. Second, Target has released restriction and allowed the distributors to sub-distribute the products to other third parties that run stores through their own local network. The Target also introduced 3 sole distributors in Shandong, Henan and Hubei under the same distribution concept who has brought additional $9 million turnover in 2013.The number of corporate stores was decreased from 31 during the fiscal year ended December 31, 2012 to 18 during the fiscal year ended December 31, 2013. Revenue from Target’s corporate stores decreased from $31 million in 2012 to $19.1 million in 2013, a decrease of $11.9 million or 38.5%. The proportion of Target’s net sales from Target’s corporate stores reduced from 43.7% in 2012 to 19.2% in 2013.

In 2013 and 2012, Target calculated single store sales only for its corporate stores as it had not established mechanisms to check the sales of its franchised stores operated by its distributors. The average weighted single store sales were $804,000 in 2013 as compared with $1,154,000 for 2012 due to the closures of some high revenue but less efficient corporate stores in 2013. As the number of corporate stores changed during the year, Target calculated the average weighted single store sales using total monthly sales of its corporate stores divided by the number of corporate stores at each month end. Target added up all 12 month results to arrive at the annual figure. The average weighted single store sale metric was used to compare how far each individual store deviated from the overall average. Management then determined whether such deviation was caused by factors such as the store location, store size, staff performance, local economy or weather condition. The operating gross profit margin of Target’s corporate stores improved from 43.5% in 2012 to 69.5% in 2013. In 2013, Target sold 5.8 million units of products compared with 2.7 million of products in 2012. This increase was attributable to the focus shifting from corporate store business to distributor business. Although the average sale price per unit decreased, the actual turnover increased which proved to be a successful strategy for the Target.

Additionally, Target’s ODM income decreased from $2.8 million or 3.9% of revenue in 2012 to $2.4 million or 2.3% of revenue in 2013.

Cost of sales. Cost of sales increased $21.6 million, or 60.3%, to $57.4 million in 2013 from $35.8 million in 2012. This increase was mainly due to the increase in sales during 2013. Target’s ratio of inventory to cost of sales decreased from approximately 5.1% in 2012 to approximately 1.2% in 2013 as a result of improvement in Target’s inventory management. Target expects that this reduction will help improve liquidity, meet distributors’ orders and corporate store sales promptly, and mitigate the risk of fast changes in the casual menswear industry.

The reason for the decrease in Target’s inventory level was the reduction of inventory level of its corporate stores. As most of the manufacturing of Target products is outsourced, Target schedules its production orders in line with the delivery orders made by its distributors. As a result, its ODM manufacturers deliver the products to Target’s warehouse first for inventory record and such products are immediately dispatched to Target’s distributors. This cycle takes a few days to complete. As the proportion of sales to distributors in 2013 increased to 78% as compared with 52% in 2012, the proportion of sales from our corporate stores decreased to 19% in 2013 from 44% in 2012. As a result, the inventory level of Target decreased significantly.

Gross profit and gross margin . Target’s gross profit increased $6.9 million, or 19.6%, to $42.2 million in 2013 from $35.3 million in 2012. Gross profit as a percentage of net sales (gross margin) was 42.4% and 49.6% for 2013 and 2012, respectively. The decrease in the gross margin was primarily due to the decrease in the number of Target’s corporate stores from 31 as of December 31, 2012, to 18 as of December 31, 2013, which generally generated higher gross margin on sales than that generated by Target’s franchised stores, and the increase of sales to distributors in 2013, which generally generated lower gross margin on sales than Target’s corporate stores. Gross margin for corporate stores increased to 69.5% in 2013 compared with 67.1% in 2012 due to the minor change of Target’s product portfolio. While the corporate stores segment sales declined by 38.5% in 2013, the segment profit for corporate stores declined only 36.3%, or $7.5 million, from $20.8 million in 2012, to $13.3 million in 2013. However, the operating gross profit margin of corporate stores, which includes all the operating cost of rent, wages, depreciation and utilities, increased to 51.5%, compared with 46.3% in 2012. The reason for this change was the closing of some inefficient corporate stores during 2013. For the franchised or wholesale segment, gross margin was 36.1% in 2013, compared with 36.2% in 2012. Gross margin for the wholesale segment stabilized as three sole provincial distributors were introduced to Target’s distributorship portfolio. The operating gross profit margin of the wholesale segment includes subsidies, promotional and advertisement for distribution business. It slightly increased from 32.2% in 2012 to 32.5% in 2013 as increase in subsidy and promotional expenses did not increase in proportion to the sales to distributors.

The following table provides the calculation of segment operating profit and a reconciliation of aggregated segment operating profit to consolidated gross profit for the fiscal years ended December 31, 2013 and 2012.

Segment Operating Profit Reconciliation

	Wholesale		Retail		Sub-contracting		Total
	2013	2012	2013	2012	2013	2012	2013	2012
Net revenue	78,111,563	37,272,635	19,093,669	31,024,552	2,354,582	2,762,491	99,559,814	71,059,678
Segment gross margin	28,162,776	13,495,905	13,277,404	20,832,864	755,795	938,932	42,195,975	35,267,701
Segment operating cost
Rent			(1,665,836)	(3,865,504)			(1,665,836)	(3,865,504)
Depreciation			(1,178,209)	(1,667,245)			(1,178,209)	(1,667,245)
others	(2,791,937)	(1,504,782)	(603,013)	(927,239)			(3,394,950)	(2,432,021)
	(2,791,937)	(1,504,782)	(3,447,058)	(6,459,988)	-	-	(6,238,995)	(7,964,770)
Operating gross margin	25,370,839	11,991,123	9,830,346	14,372,876	755,795	938,932	35,956,980	27,302,931
%	32.5%	32.2%	51.5%	46.3%	32.1%	34.0%	36.1%	38.4%
Administrative expenses							(1,872,910)	(1,618,714)
Others							340,309	412,571
Profit before tax							34,424,379	26,096,788
Income tax							(8,629,022)	(6,560,026)
Profit for the year							25,795,357	19,536,762

______________

Note: Segment gross operating profit margin is equal to the segment gross profit minus relevant selling and distribution cost related to the particular segment. It refers to the net contribution of each segment.

Administrative expenses. General and administrative expenses increased $0.3 million, or 15.7%, to $1.9 million in 2013, from $1.6 million in 2012. The increase was mainly due to the capitalization of Anhui dormitory building from November 2012. Annual additional depreciation charge is around $0.4 million. As a percentage of net sales, however, administrative expenses decreased slightly from 2.3% in 2012 to 1.9% in 2013.

Distribution and selling expenses. Selling expenses decreased $1.8 million, or 21.7%, to $6.2 million in 2013 from $8.0 million in 2012. As a percentage of net sales, Target’s selling expenses decreased to 6.3% for 2013 from 11.2% for 2012. Such decrease was primarily due to combination effect of the decrease of the number of corporate stores from 31 in 2012 to 18 in 2013 and the increase of support and promotion expenses for distributors in 2013. The effect of savings on reduction of number of corporate stores brought in a savings of $2.2 million rental expenses and $0.3 million reduction of sales related wages. On the contrary, Target incurred additional promotional expenses for supporting the renovation of distributors’ stores in the amount of $1.3 million compared with 2012.

Total other income (expenses). Target had $456,730 in total other income in 2013, as compared to other income of $423,900 in 2012. Other income mainly consisted of government grant and interest income.

Income before income taxes. Target’s income before income taxes increased $8.3 million, or 31.9%, to $34.4 million in 2013 from $26.1 million in 2012. Such increase was mainly due to the increase in turnover and decrease in operating costs in 2013 compared to 2012.

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Income tax expense. Income tax expense increased $2.1 million, or 31.5%, to $8.6 million in 2013, from $6.5 million in 2012. The increase was mainly due to the increase in income before tax in 2013 compared to income before tax in 2012.

Net income. As a result of the factors described above, net income increased $6.3 million, or 32%, to $25.8 million for 2013 from $19.5 million for 2012.

Liquidity and Capital Resources

As of December 31, 2013, Target had cash and cash equivalents of $39.8 million. To date, Target has financed Target’s operations primarily through net cash flow from operations.

Target’s cash flows are driven by key performance indicators including the number of orders placed by distributors, number of outlets that each distributor operates, the pricing of Target’s products, and sales of Target’s corporate store. Currently there is only minimal cash held by offshore subsidiaries and there is no need for these subsidiaries to transfer cash to Hongri PRC.

The following table provides detailed information about Target’s net cash flow for all financial statement periods presented in this report:

Cash Flow
(all amounts in U.S. dollars)

	Fiscal Year Ended December 31,
	2013	2012
Net cash provided by operating activities	$16,200,826	$16,653,469
Net cash used in investing activities	(11,153,862)	(9,661,171)
Net cash provided by financing activities	1,043,983	784,153
Net increase in cash and cash equivalents	6,090,947	7,776,451
Effects of exchange rate change in cash	1,579,543	119,405
Cash and cash equivalents at beginning of period	32,148,309	24,252,453
Cash and cash equivalent at end of period	$39,818,799	$32,148,309

Operating Activities

Net cash provided by operating activities was $16.2 million for the year ended December 31, 2013, as compared to $16.7 million in the same period in 2012, a decrease of $0.5 million in net cash provided by operating activities. Although the Target recorded an increase in net income of $6.3 million in 2013, this increase was offset by the Target’s strategy to support distributors’ liquidity by way of extending their receivable period up to 4 months. The extension of credit period to distributors is to provide an incentive to them to order more of Target’s products. Although the extension could increase credit risk, Target is carefully managing this risk by regularly visiting the distributors and ascertaining their collectability. Since sales by Target owned corporate stores are on cash basis, Target is able to finance the longer term credit to its distributors by its cash sales and the payment cycle from the distributors. An increase of $16.2 million of trade and other receivables to distributors had been successful in stimulating an increase in sales to distributors by $40.8 million in 2013. Target was able to manage its inventory level to a minimal level, which in 2013 released $1.2 million of cash and released $6.2 million of cash in 2012. The reduction in Target’s inventory level is expected to help improve liquidity, meet distributors’ orders and corporate store sales promptly, and mitigate the risk of sudden changes in fashion trends. Income tax of $8.8 million was paid during 2013 which was $4 million more than that in 2012 due to an increase in net taxable profit in 2013. The significant decrease in amortization of prepayments and premiums under operating leases was due to the closure of 13 corporate stores in 2013 without replacement.

Investing Activities

Net cash used in investing activities in fiscal year 2013 was $11.2 million, as compared to $9.7 million in fiscal year 2012. The increase in net cash used in investing activities was mainly due to the increase in payment of construction cost in Taihu production facilities. The net effect of this change in 2013 is inflow of $0.5 million while that of 2012 was outflow of $3.6 million. Related payment for Taihu facility was $11.2 million in 2013 while similar payment in 2012 was $9.7 million.

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Financing Activities

Net cash provided by financing activities in fiscal year 2013 was $1.0 million, as compared to $0.8 million in fiscal year 2012. The increase of net cash provided by financing activities was mainly attributable to an additional loan of $1.2 million raised by the Target’s Anhui facilities for its own working capital purpose partially offset by the payment of loan interest of $0.1 million whereas only $0.8 million loan was raised in 2012.

Accounts payable due to KBS

The accounts payable of $5.3 million due to KBS from Hongri BVI is expected to be transferred to reserves of Hongri BVI with KBS's consent in connection with the Acquisition and dissolution of KBS.

Loans, Other Commitments, Contingencies

As of December 31, 2013, Target had bank loans of approximately $2 million. For discussion regarding certain other commitments and contingencies, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Obligations Under Certain Material Contracts”.

Target believes that Target’s currently available working capital should be adequate to sustain Target’s operations at Target’s current levels through at least the next twelve months. Target may, however, in the future, require additional cash resources due to changed business conditions, implementation of Target’s strategy to expand Target’s business or other investments or acquisitions Target may decide to pursue. If Target’s own financial resources are insufficient to satisfy Target’s capital requirements, Target may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to Target’s stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require Target to agree to operating and financial covenants that would restrict Target’s operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by Target to raise additional funds on terms favorable to us, or at all, could limit Target’s ability to expand Target’s business operations and could harm Target’s overall business prospects.

Obligations under Certain Material Contracts

The table below shows Target’s material contractual obligations as of December 31, 2013.

	Payments Due by Period
	Less than			More than
Contractual Obligations	1 year	1-3 years	3-5 years	5 years
Construction Obligations	$1,631,331	$-	$-	$-
Operating Lease Obligations	76,364	-	-	-
Purchase of finished goods and material	9,004	-	-	-
Total	$1,716,699	$-	$-	$-

Anhui Factory Construction Contract

On November 20, 2010, Hongri PRC entered into an agreement with a third party for the construction of a new plant with a total size of 110,557 square meters, at Taihu City, Anhui at a consideration of RMB 118,380,570 (equivalent to approximately $17.8 million). In accordance with the payment terms, an initial payment of RMB 40 million (approximately $6.07 million) shall be made prior to the commencement of the construction work as advance payment. A second payment of RMB 40 million shall be made prior to the commencement of the second-phase construction work and final payment shall be made upon satisfactory completion of construction work. The contract construction period is December 31, 2010 to December 31, 2012.

Anhui Land Use Right Acquisition Contract

On September 2, 2010, Hongri PRC entered into an agreement with a third party to acquire a land use right in relation to the development of factories in Taihu City, Anhui Province, at a total consideration of RMB 43 million (approximately $6.3 million). Full consideration was paid in September 2010. Target obtained the land use right of two pieces of land of 7,405 square meter and 2,440 square meter on March 19, 2012 and May 28, 2012 respectively and is in the process of obtaining approval from the relevant government bureau for the remaining land use right transfer.

Investor Make Good Side Letter Agreement

Target entered into the Make Good Agreement on March 11, 2011. Pursuant to the Make Good Agreement, among other obligations, Target agreed to certain financial targets for fiscal years 2010 and 2011. Target’s controlling stockholders deposited 4,000,000 shares of Target’s common stock owned by them in an escrow account established pursuant to the Escrow Agreement with Deutsche Bank National Trust Company and David Steele, as the Investor Representative, which were to be released to the controlling stockholders upon the fulfillment of the foregoing financial performance targets. The financial performance target for fiscal year 2010 was met and half the stock deposited in escrow was released to the controlling stockholders. The financial performance target for fiscal year 2011 was also met, and the remaining shares deposited in escrow are in the process of being released to the controlling stockholders.

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As described above under Post-Acquisition Business – Private Placement, KBS filed a registration statement on Form S-1 within 180 days following the closing of the share exchange pursuant to the Make Good Agreement. However, that registration statement was never declared effective and was subsequently withdrawn. The Make Good Agreement also required KBS, subject to satisfying applicable listing standards, to cause its common stock to be listed on the Hong Kong Stock Exchange, NASDAQ, NYSE-Amex, or NYSE within 455 calendar days after the closing of the share exchange. Target never satisfied the applicable listing standards and did not list its common stock on these or any other exchange. The Make Good Agreement contained penalties for failure to comply with the requirements just described.

Among others, the Make Good Agreement also gave the investors “piggyback” registration rights in the context of any public offering of KBS’s securities for cash, subject to customary exclusions. No such offering has occurred. Under the Make Good Agreement, KBS and KBS’s controlling stockholders agreed to give the investors a right of first refusal in the sale, transfer or issuance of KBS’s securities to subscribe pro rata to the shares being sold, transferred or issued. Where an investor does not exercise in full such right of first refusal, KBS and such controlling stockholders agreed to give the investors the co-sale rights to participate pro rata in the sale or transfer of KBS’s securities. These rights will terminate following the listing of Target’s shares.

Upon the closing of the private placement that closed on March 31, 2011, KBS executed the Warrant Agreement, pursuant to which Target issued a three-year Warrant to each of the investors in the private placement to purchase shares of common stock of KBS in numbers equal to 50% of the aggregate number shares of common stock acquired by such investor in the private placement, at a per share exercise price of $2.96. Pursuant to the Supplemental Warrant Agreement, dated as of February 26, 2014, the expiration date of the Warrants was extended to the earlier of the Acquisition or March 31, 2016. The Supplemental Warrant Agreement also amended each Warrant to provide for an automatic conversion immediately before the closing of the Acquisition of all Warrants to common stock of KBS, computed in accordance with an agreed formula.

According to the Supplemental Warrant Agreement, all obligations of the parties under the Make Good Agreement will terminate at the closing of the Acquisition, at which time any and all claims that any parties to the Make Good Agreement may have against one another will be released.

Except as set forth above, Target has no other material long-term debt, capital or operating lease or fixed purchase obligations.

Inflation

Inflation and changing prices have not had a material effect on Target’s business and Target does not expect that inflation or changing prices will materially affect Target’s business in the foreseeable future. However, Target’s management will closely monitor price changes in Target’s industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

Target does not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on Target’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in Target’s securities.

Seasonality

Target’s business, like that of many retailers, is seasonal. Historically, Target has realized more of Target’s revenue and earnings in the fourth quarter, which includes the majority of the holiday shopping season, than in any other fiscal quarter.

Critical Accounting Policies

The preparation of financial statements in conformity with IFRS as issued by the IASB requires Target’s management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. Target has identified certain accounting policies that are significant to the preparation of Target’s financial statements. These accounting policies are important for an understanding of Target’s financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of Target’s financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. Target believes the following critical accounting policies involve the most significant estimates and judgments used in the preparation of Target’s financial statements:

Use of Estimates

In preparing financial statements in conformity with IFRS as issued by the IASB, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates and assumptions include, but are not limited to, the valuation of accounts receivable, inventories and the estimation of useful lives of property, plant and equipment. Actual results could differ from those estimates.

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Allowance for doubtful accounts

The Target establishes an allowance for doubtful accounts based on management’s assessment of the collectability of accounts receivable. A considerable amount of judgment is required in assessing the amount of the allowance. The Target considers the historical level of credit losses and applies percentages to aged receivable categories. The Target makes judgments about the creditworthiness of each customer based on ongoing credit evaluations, and monitors current economic trends that might impact the level of credit losses in the future. If the financial positions of the customers are to deteriorate, resulting in their inability to make payments, a larger allowance may be required.

Based on the above assessment, during the reporting period, the management considers that the establishment of general provisioning policy is not necessary as the bad debt experience was rare and insignificant. For those amounts identified as doubtful after assessment, the Company makes specific provision for these doubtful amounts. Bad debts are written off when identified.

The Target extends unsecured credit to customers ranging from 30 to 90 days in the normal course of business. The Target does not accrue interest on accounts receivable.

The above policy only applies to Target’s distributors.

Inventories

Inventories are stated at the lower of cost or net realizable value where net realizable value is market value less cost to sell. Cost is determined on a weighted-average basis and includes all expenditures incurred in bringing the goods to the point of sale and putting them in a saleable condition. In assessing the ultimate realization of inventories, the management makes judgments as to future demand requirements compared to current or committed inventory levels. The Target adjusts reserve requirements generally based on its projected demand requirements, market conditions and product life cycle changes. The Target estimates the demand requirements based on market conditions, forecasts prepared by its customers, sales contracts and orders in hand.

In addition, the Target estimates net realizable value based on intended use, current market value and inventory ageing analyses. The Target writes down the inventories for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventories and the estimated market value based upon assumptions about future demand and market conditions.

Based on the above assessment, during the reporting periods, the management established the following rates of general provision provided on gross amount of inventories:

	Rate	Percentage of Inventory of this Age in 2013	Percentage of Inventory of this Age in 2012

Aged over 6 months but within 1 year	3%	9.4%	0%
Aged over 1 year but within 2 years	10%	0.15%	0%

Aged inventory levels increased from 2012 to 2013 as a percentage to total inventory primarily due to Target’s significant reduction in the inventory level from $1.8 million in 2012 to $0.7 million in 2013. Since the absolute amount of the aged inventory was not material, the Target considers the inventory management is effective

Historically, the actual net realizable value is close to the management estimation. This general provisioning policy has not changed in the past since establishment and the management considers that the aforementioned general provisioning policy is adequate and not too excessive and does not expect to change this established policy in the near future.

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Operating leases

Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets are effectively retained by the lessors. Operating lease expenses are charged to the consolidated statement of income and comprehensive income on a straight-line basis over the period of the lease term.

Premium paid for operating leases

Premium payments to last owners of new stores under operating leases are amortized over the lease terms on straight-line basis and included in prepayments and premium paid under operating leases in the consolidated balance sheets. During the year ended December 31, 2013, total premiums paid to last owners was $0.7 million and related amortization was $1.9 million and a withdrawal of prepayment was $1.2 million. Total premiums paid to last owners for the year ended December 31, 2012 was $3.6 million and the related amortization was $4.1 million.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

Depreciation is provided on straight-line basis for all property, plant and equipment over their estimated useful lives of the assets as follows:

	Useful life	Residual value
Plant	20 years	10%
Machinery	5 years	10%
Motor vehicles	5 years	10%
Office equipment, furniture and fixtures	5 years	10%
Leasehold improvements - factories and offices	Shorter of estimated useful life of 5 years or lease term	10%
Leasehold improvements – shops	Shorter of estimated useful life of 1.5 years or lease term	Nil
Distributor shops’ furniture and fixtures	Shorter of estimated useful life of 1.5 years or lease term	Nil

Maintenance or repairs are charged to expense as incurred. Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of Long-term Assets

The Target periodically evaluates potential impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Target recognizes impairment of long-term assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets. During the reporting periods, the Target has not identified any indicators that would require testing for impairment.

Revenue Recognition

Revenue from sales of the Target’s products in wholesales is recognized upon customer acceptance, which occur at the time of delivery to customer, provided persuasive evidence of an arrangement exists, such as signed sales contract, the significant risks and rewards of ownership have been transferred to the buyer at the time when the products are delivered to Target’s customers with no significant post-delivery obligation on Target’s part, the sales price is fixed or determinable and collection is reasonably assured. Except for defective items, Target does not provide Target’s customers with contractual rights of return for any of Target’s products. When there are any significant post-delivery performance obligations, revenue is recognized only after such obligations are fulfilled. The Target evaluates the terms of sales agreement with its customer in order to determine whether any significant post-delivery performance obligations exist. Currently, the sales under wholesale do not include any terms which may impose any significant post-delivery performance obligations on the Target.

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Revenue from sales of the Target’s products in retail is recognized upon customer acceptance, which occurs at the time the product is purchased by the retail customers at Target’s retail stores, the sale price is fixed and determinable and collection is reasonably assured. Except for defective items, the Target does not have a return policy allowing retail customers to return the products sold. When there is any significant post-delivery performance obligations, revenue is recognized only after such obligations are fulfilled. The Target evaluates the rules and regulations relating to retail sales of the Target’s products in order determine whether any significant post-delivery performance obligations exist. Currently, the rules and regulations relating to retail sales of the Target’s products in the PRC does not include any provisions which may impose any significant post-delivery performance obligations on the Target.

Net sales represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. The Target is subject to VAT which is levied on the majority of the products of Hongri PRC at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Target in addition to the invoiced value of purchases to the extent not refunded for sales.

Store Opening Costs

Costs incurred in connection with store start-up costs, such as travel for recruitment, training and setup of new store openings, are expensed as incurred.

Income Taxes

The Target uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

VAT

VAT in the PRC is charged at a rate of 17% on the invoiced values of the Target’s purchases from suppliers (“Input VAT”) and sales to customers (“Output VAT”). The Target is required to pay the VAT to the tax authority monthly on a net basis if Output VAT is higher than Input VAT for a particular month and this VAT payable is classified as other payables under current liabilities. If Input VAT is higher than Output VAT for a particular month, the VAT recoverable, which can be used to deduct the Output VAT of subsequent months, is classified as other receivable under current assets. For goods and services from suppliers for non-production purposes (i.e., selling and administrative purposes), the related VAT paid will be expensed when incurred and classified as operating expenses for the reporting periods. The accounts receivable includes the Output VAT receivable from customers. As of December 31, 2013 and 2012, the Output VAT receivables from customers, which were included in accounts receivable, were RMB26.9 million (equivalent to approximately $4.4 million) and RMB13 million (equivalent to approximately $2.1 million) respectively.

The VAT paid to the tax authority for the years ended December 31, 2013 and 2012 were RMB47.9 million (equivalent to approximately USD7.7 million) and RMB41.9 million million (equivalent to approximately USD 6.6), respectively.

Off-Balance Sheet Arrangements

The Target does not have any off-balance sheet arrangements.

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Foreign Currency Translation

The functional currency of Hongri PRC is RMB which is not freely convertible into foreign currencies. Hongri PRC maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income/loss for the respective periods.

For financial reporting purposes, the financial statements of Hongri PRC which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in accumulated other comprehensive income, a component of stockholders’ equity. The exchange rates in effect as of December 31, 2013 and 2012 were USD 1 for RMB6.0969 and USD 1 for RMB6.2855, respectively. There was no significant fluctuation in exchange rate for the conversion of RMB to United States dollars after the balance sheet date.

Fair Value of Financial Instruments

The Target considers the carrying values reported in the consolidated balance sheet for current assets and current liabilities qualifying as financial instruments approximate their fair values due to the short-term maturity of such instruments.

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MANAGEMENT

Current Management

Prior to the Acquisition, our management is comprised of the following:

Our current directors and executive officers, their ages and positions are as follows:

Name	Age	Position
Leonidas S. Polemis	45	Non-Executive Chairman of the Board
Matthew C. Los	48	Chief Executive Officer and director
Stylianos Stergios Sougioultzoglou	39	Chief Financial Officer and director
Nicholas John Frangos	47	Director
Themistoklis Kalapotharakos	38	Director

The biographical information for our current officers and directors, with the exception of Stylianos Stergios Sougioultzoglou, who will be an officer and director of the Company following the Acquisition, is incorporated by reference to the section entitled “Management” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2013 filed with the SEC on May 15, 2014.

Post-Acquisition Management

Following the Acquisition, our management will be comprised of the following individuals:

NAME	AGE	POSITION
Keyan Yan	42	Chairman, Director and Chief Executive Officer
Stanley Wong	51	Director and Chief Financial Officer
Stylianos Stergios Sougioultzoglou	39	Director, Head of Investor Relations and Chief Strategic Officer
Tristan Kuo	59	Director
John Sano	43	Director
Max Zhou	50	Director
Andrew Gaw	48	Director

Mr. Keyan Yan. Mr. Yan became the Chairman of Target’s Board of Directors and Target’s Chief Executive Officer upon the initial closing of the reverse acquisition of Hongri BVI on March 11, 2011, Mr. Yan has over 15 years of senior management experience. From 1994 to present, Mr. Yan served as general manager of Hongri PRC. Prior to joining us, Mr. Yan served as workshop manager, production manager and marketing manager of Zhenshi Knitting Factory in Shishi from 1989-1994. Mr. Yan also obtained a certificate of corporate management from Xiamen University in 1992.

Mr. Stanley Wong. Mr. Wong became Target’s Chief Financial Officer and a member of Target’s Board of Directors upon the initial closing of the reverse acquisition of Hongri BVI on March 11, 2011 and has served as the Chief Financial Officer of Hongri PRC since November 2009. Mr. Wong joined KBS in November 2009 and has over 19 years of senior management experience in finance, internal control, credit and corporate management both in listed and unlisted companies in the Greater China Region. Mr. Wong has also had over 10 years senior management experience with PRC companies relating to initial public offerings and investors relations. Prior to joining us, Mr. Wong served as the Chief Executive Officer of China Biologic Products Inc. (NASDAQ: CBPO), a biopharmaceutical company, from March 2007 until May 2008, and as a consultant of China Biologic Products Inc. from June 2008 until December 2008. Prior to that, Mr. Wong served as the Chief Financial Officer of Futong Technology (HK) Co. Ltd. and Beijing Futong Dongfang Technology Co. Ltd. from December 2003 to November 2006. From December 2008 to November 2009, Mr. Wong acted as a part-time consultant to a jewelry company located in Beijing. From November 2006 to March 2007, Mr. Wong was not actively employed. Mr. Wong holds a Bachelor’s degree in Accounting from the University of Kent in the UK and an Executive MBA from Peking University. Mr. Wong is also a fellow member of the Chartered Association of Certified Accountants and the Hong Kong Institute of Certified Public Accountants. Meanwhile, Mr. Wong is also an Independent Non-executive Director of three Hong Kong Mainboard listed companies namely Great Wall Motor Co., Ltd., Ping Shan Tea Group Limited and China Pioneer Pharma Holdings Ltd. since November 2010, July 2012 and October 2013, respectively.

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Stergios S. Sougioultzoglou. Mr. Sougioultzoglou has been our Chief Financial Officer and a director since March 15, 2012. Upon closing of the Acquisition, he will become our Head of Investor Relations and Chief Strategic Officer, and will remain a director. Since November 2009, Mr. Sougioultzoglou has been a Managing Partner and director of SafeShip Investment Company SICAR, a private equity fund based in Luxembourg which invests in and operates assets in the maritime industry. Since November 2009, he has also been a director of Blue Sea Ship Capital SA, a shipping investment company. Since May 2012, Mr. Sougioultzoglou was engaged as a financial consultant to ALMI Group, a Greek-based tanker and dry bulk owner, in connection with ALMI Group’s financing of the acquisition of eight pre-determined liquid natural gas carriers. From February 2000 to March 2008, while at UBS, Mr. Sougioultzoglou was made responsible for Greek equities and Italian companies, most recently as an Executive Director, covering companies in commodities, energy, transport, retail, oil refining, media. Mr. Sougioultzoglou has a Bachelor’s of Science in Sociology and Economics from the London School of Economics, London, England and a Master’s of Science in Investment Management from the City University Business School in London, England.

In addition, pursuant to the Agreement, immediately after closing of the Acquisition, our board of directors will consist of seven directors, two of whom will be designated by the Principal Stockholders, and one of which will be designated by Aquasition Investments Corp., a company incorporated in the Republic of the Marshall Islands (“AQU Invest”), a company controlled by Aquasition’s founders. The remaining four directors will be “independent” and have experience with public companies listed in the United States. Three of the independent directors will be designated by KBS, and the remaining independent director will be designated by AQU Invest. Concurrently with the closing of the Acquisition, Target, AQU Invest and the Principal Stockholders will enter into a voting agreement regarding the election of director designees following the closing, and the Company will purchase director’s and officer’s insurance. In excess of 15 million ordinary shares are expected to be subject to the terms of the voting agreement (in excess of 60% of the outstanding assuming no redemptions), resulting in our being considered a “controlled company” under the Nasdaq listing rules for the term of the voting agreement.

It is currently anticipated that the following individuals will be named directors of the combined company following the Acquisition.

Tristan Kuo, has extensive accounting, finance and IT experience working on systems development and implementation in international environments, with a critical customer focus, including 7 years of experience in Asia. From June 2012 through November 2013 he was Chief Financial Officer of Crown Bioscience, Inc. in Beijing, and was VP-Finance and Chief Financial Officer of China Biologic Products (NASDAQ: CBPO) from September 2007 until May 2012. In addition, Mr. Kuo has held numerous senior finance positions at a variety of companies since 1986. Mr. Kuo has a bachelor of arts in economics from Soochow University, and a master’s degree in accounting from Ohio State University.

John Sano has over 20 years of experience in apparel & home furnishings concept, design, sourcing, production, and e-commerce. He has extensive experience in all aspects of the retail clothing supply chain, from conceptualization to final production and distribution. Mr. Sano has also advised and worked closely with numerous top brands in the US. He has been General Director of Sano Design Services since 2002. Mr. Sano has an associate’s degree in interior design from Traphagen School of Design.

Max Zhou has over 18 years' management experience in multi-national companies as well as premier local companies in the retail industry in China, and a solid understanding of Chinese culture, business environment, marketing skills, political system, and business practices. Since June 2013, Mr. Zhou has been the President of Best Buy Enterprises in China (Five Star) where he is responsible for the business operations in China. Previously, he was Chief Executive Officer and Managing Director of Central Retail Group in Thailand from August 2008 through May 2013. Mr. Zhou has held a number of management and consulting positions since 1996. He has a bachelor’s degree from South-West University in China, and a master’s degree and doctorate degree from Cornell University in applied economics and management.

Andrew Gaw has over twenty years of diversified experience in finance covering equity research, investment banking, project financing, debt syndications and foreign exchange in both U.S and Asian capital markets. Is the founder of Bayside Asia Capital and investment banking consultancy formed in October 2005. Prior to forming Bayside Asia Capital, Mr. Gaw held a number of financial research and analyst positions, and software engineering positions, since 1987. Mr. Gaw is a Chartered Financial Analyst and holds an electrical engineering degree from Polytechnic University of Brooklyn and an MBA in finance from Carnegie Mellon University.

Directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of shares present in person or represented by proxy at the meeting and entitled to vote in the election. Directors are elected until their successors are duly elected and qualified.

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Except as noted above, there are no agreements or understandings for any of Target’s executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Involvement in Certain Legal Proceedings

None of Target’s directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in Target’s discussion below in “Transactions with Related Persons, Promoters and Control Persons; Director Independence,” none of Target’s directors, director nominees or executive officers has been involved in any transactions with Target or us or any of Target’s or our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

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DIRECTOR AND EXECUTIVE COMPENSATION

Aquasition’s Executive Officers and Director Compensation

None of our directors or officers have received any cash compensation for services rendered to us. Our founders purchased 1,437,500 shares of common stock, of which 50,000 shares were cancelled upon partial execution of the over-allotment option by the underwriters of our IPO, for an aggregate consideration of $25,000. In addition, we issued our founders and certain of their designees, in a private placement occurring simultaneously with the IPO, an aggregate of 337,750 units for an aggregate consideration of $3,377,500. In addition, our founders purchased 30,250 additional units for an aggregate consideration of $302,250. We believe that because our officers and directors own such securities, no compensation (other than reimbursement of out-of-pocket expenses, for which there is no maximum amount of out-of-pocket expenses that may be incurred) is necessary and such persons have agreed to serve in their respective role without compensation.

We have agreed to pay to Seacrest Shipping Co. Ltd. a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on the date of our IPO and ending on the earlier of our consummation of an acquisition transaction or our liquidation. Seacrest Shipping Co. Ltd. has agreed that after 4 months the monthly fee will begin to accrue and will only be payable thereafter upon completion of an acquisition transaction. Seacrest Shipping Co. Ltd. is an agent of Remi Maritime Corp., an affiliate of our founders. This arrangement was agreed to by Seacrest Shipping Co. Ltd. for our benefit and is not intended to provide Seacrest Shipping Co. Ltd. compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Seacrest Shipping Co. Ltd. will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third-party. As of May 30, 2014, we owe Seacrest Shipping Co. Ltd. $135,000 pursuant to the terms of this agreement.

Other than this $7,500 per month fee no compensation of any kind, including finder’s and consulting fees, will be paid to our officers, or directors, or any of their respective affiliates, for services rendered prior to or in connection with an acquisition transaction. However, our officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential acquisition transaction with one of more acquisition targets. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial acquisition transaction.

We have not set aside any amount of assets for pension or retirement benefits.

Target Summary Compensation Table - Fiscal Years Ended December 31, 2013 and 2012

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compen- sation ($)	Total ($)
Keyan Yan, Chairman and CEO	2013	105,015	0	0	0	0	105,015
	2012	102,993	0	0	0	0	102,993

Stanley Wong, Director and CFO	2013	126,018	0	0	0	0	126,018
	2012	123,456	0	0	0	0	123,456

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Employment Agreements

Target has employment agreements with some of its executives. Target’s Chairman and Chief Executive Officer, Mr. Yan does not have employment agreements but receive annual compensation. Mr. Yan receives an annual salary of RMB650,000 (approximately $105,000) following an increase in 2011 salary from RMB104,000 (approximately $16,100) and has an indefinite term. Target’s Chief Financial Officer, Mr. Wong, entered into an employment agreement with Hongri BVI which provides for an annual salary and allowance of RMB650,000 (approximately $105,000). Upon the successful investment fund raised in March 2011, Mr. Wong’s annual salary and allowance increased to RMB780,000 per year (approximately $126,000).The employment agreement can be terminated either by Mr. Wong or by Target by giving one month notice or by payment of one month salary in lieu of notice.

Other than the salary and necessary social benefits and payments required by Hong Kong law and other applicable laws, the benefits under Mr. Wong’s employment are defined in his employment agreement. Mr. Wong is entitled to severance payment upon the termination of his employment agreement.

Outstanding Equity Awards at Fiscal Year End

No unexercised options or warrants were held by any of Target’s named executive officers at December 31, 2013. No equity awards were made during the fiscal year ended December 31, 2013.

Compensation of Directors

No member of Target’s board of directors received any compensation for his services as a director during the fiscal year ended December 31, 2013.

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DESCRIPTION OF SECURITIES

The information under the heading “Description of Securities” in the company’s registration statement on Form F-1 (File No. 333-180571), initially filed with the Securities & Exchange Commission on April 4, 2012, as amended, is hereby incorporated by reference.

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THE OFFER

General

Upon the terms and subject to certain conditions of the Offer, we will purchase up to 4,995,000 shares of Common Stock validly tendered in the Offer and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $10.30 per share, net to the sellers in cash, without interest, for a total maximum Purchase Price of up to $51,448,500, as further described below under the heading “Purchase Price.” The holders of shares of Common Stock issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

The Offer is not conditioned on any minimum number of shares of Common Stock being tendered in the Offer. The Offer is, however, subject to certain other conditions, including the Maximum Tender Condition and the Acquisition Condition. See “The Offer — Conditions of the Offer.”

Only shares of Common Stock validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All shares of Common Stock tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

Purchase Price

The Purchase Price is $10.30 per share. The Purchase Price has been calculated based on the requirement in our Articles of Incorporation that requires that the redemption price payable per share of Common Stock shall be equal to the amount held in the Trust Account (excluding interest earned thereon and taxes payable) as of the commencement of the tender offer, divided by the total number of shares of Common Stock sold as part of the units in our IPO. Under the terms of our Articles of Incorporation and the agreement governing the Trust Account, each as amended, we are required to conduct the Offer in accordance with the terms of our Articles of Incorporation, including the requirement related to the Purchase Price. See “The Offer-Extension of the Offer; Termination; Amendment.”

If we modify the price that may be paid for shares of Common Stock from $10.30, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer — Extensions of the Offer; Termination; Amendment.”

No Proration in Offer

The Offer is subject to certain conditions, including the Maximum Tender Condition that no more than 4,995,000 shares of Common Stock are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, and the Acquisition Condition that the Acquisition is consummated on or before August 1, 2014. Accordingly, if any of the Acquisition Condition or the Maximum Tender Condition has not been satisfied, we will extend or terminate the Offer. Under no circumstances will the number of shares of Common Stock tendered be prorated.

This Offer to Purchase and the related Letter of Transmittal for the shares of Common Stock will be mailed to record holders of the Common Stock and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Aquasition’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

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Purpose of the Offer

On March 24, 2014, the Agreement was entered into by and among Aquasition, KBS, Target; and the Principal Stockholders. Upon the closing of the transactions contemplated in the Agreement, the Company will acquire 100% of the issued and outstanding equity interest in Target from KBS in exchange for the transaction consideration consisting of shares of Aquasition common stock. The number of shares comprising the transaction consideration will be calculated in accordance with the terms of the Agreement, and is estimated to be approximately 22,957,455 shares of Common Stock.

This Offer is being made in connection with the Acquisition pursuant to our organizational documents to provide our public stockholders with an opportunity to redeem their Common Stock for a pro-rata portion of our Trust Account. The holders of Common Stock issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

Our board of directors has (i) approved the Offer, (ii) declared the advisability of the Acquisition, and (iii) determined that the Acquisition is in the best interests of Aquasition’s shareholders. If you tender your shares of Common Stock into the Offer, you will not be a shareholder of Aquasition after the Acquisition and, therefore, our board of directors recommends that you do not accept the Offer with respect to your shares of Common Stock. The Board took into consideration that Target has a solid track record of consistent and high revenues. However, you must make your own decision as to whether to tender your Common Stock pursuant to the Offer and, if so, how many shares of Common Stock to tender. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your Common Stock with your broker, if any, or other financial advisor.

Certain Effects of the Offer

Approximately $51,448,500 will be required to purchase shares of Common Stock in the Offer at the Purchase Price of $10.30 per share if the Offer is fully subscribed. In addition, we estimate approximately $140,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Common Stock will be funded from funds from our Trust Account substantially concurrent with the consummation of the Acquisition. Common Stock acquired pursuant to the Offer will be retired and cancelled.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Scheduled Expiration of Offer

The Offer is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, July 29, 2014, unless the Offer is otherwise extended, which may depend on the timing and process of SEC review of the Offer to Purchase, or terminated (the “Expiration Date”).

Procedures for Tendering shares of Common Stock

Valid Tender of Common Stock

For a shareholder to make a valid tender of Common Stock under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the shares of Common Stock you wish to tender, or confirmation of receipt of the Common Stock pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

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If a broker, dealer, commercial bank, trust company or other nominee holds your Common Stock, you must contact your broker or nominee to tender your Common Stock. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold Common Stock through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

Election to Participate in Offer

In the Letter of Transmittal holders of Common Stock will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the Withdrawal Rights. Tendering shareholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.

Separation Of Units

You may tender Common Stock held as part of a unit in the Offer. If any or all of your shares of Common Stock are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated share. For specific instructions regarding separation of units, please see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the units. The voluntary separation of the units occurs through the facilities of the Depository Trust Company and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while Aquasition believes that such separation of the units can typically be accomplished within 3 business days, no assurance can be given regarding how quickly units can be separated and unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares underlying their units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

•	the registered holder of the Common Stock (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the Common Stock) tendered in the Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	shares of Common Stock are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the shares of Common Stock.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares of Common Stock tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for shares of Common Stock, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Common Stock will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

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Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the Common Stock at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Aquasition may enforce such agreement against the DTC participant.

Guaranteed Delivery

If you want to tender your Common Stock pursuant to the Offer, but (i) your shares of Common Stock are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Common Stock, if all the following conditions are met:

(A) the tender is made by or through an Eligible Institution;

(B) the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(C) the Depositary receives, within three Nasdaq trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1) the certificates for all tendered shares of Common Stock, or confirmation of receipt of the shares of Common Stock pursuant to the procedure for book-entry transfer as described above, and

(2) a properly completed and duly executed Letter of Transmittal (or copy thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the purchase of Common Stock tendered pursuant and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of shares of Common Stock, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

Return of Unpurchased shares of Common Stock

If any tendered shares of Common Stock are not purchased pursuant to the Offer, or if less than all Common Stock evidenced by a shareholder’s certificates are tendered, certificates representing the unpurchased Common Stock will be returned promptly after the expiration or termination of the Offer or, in the case of Common Stock tendered by book-entry transfer at DTC, the Common Stock will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

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Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.

Any tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of the Common Stock is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of Common Stock or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Common Stock, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Common Stock shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering shareholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

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Determination of Validity; Rejection of Common Stock; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of shares of Common Stock to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Common Stock will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Common Stock or waive any defect or irregularity in any tender with respect to any particular shares of Common Stock or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Common Stock. None of Aquasition, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Common Stock, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing shares of Common Stock has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing shares of Common Stock is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date namely 5:00 p.m. on Tuesday, July 29, 2014. You may also withdraw your previously tendered securities at any time after 9:00 a.m., New York City time, on Wednesday, July 30, 2014 if not accepted prior to such time. Except as this section otherwise provides, tenders of Common Stock are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn and the name of the registered holder of the Common Stock to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Common Stock in more than one group of shares of Common Stock, the shareholder may withdraw Common Stock using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those shares of Common Stock, an eligible institution must guarantee the signatures on the notice of withdrawal. If shares of Common Stock have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Common Stock” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of Aquasition, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

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If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Common Stock on our behalf. Such Common Stock may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for Common Stock which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Common Stock and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 4,995,000 shares validity tendered in the Offer and not properly withdrawn on or before the Expiration Date. If more than 4,995,000 shares have been validly tendered in the Offer and not properly withdrawn prior to the Expiration Date or if the Acquisition Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all Common Stock tendered at our expense. Under no circumstances will the number of shares of Common Stock tendered be prorated. The holders of Common Stock issued prior to our IPO, which consists of our officers and directors and their affiliates, have agreed not to tender their shares in this Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, shares of Common Stock that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Common Stock for payment pursuant to the Offer.

In all cases, payment for Common Stock tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of Common Stock into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for Common Stock tendered be made unless the conditions to the Offer including the Acquisition Condition and Maximum Tender Condition have been satisfied. We will make prompt payment upon satisfaction of the offering conditions, but in no event later than three business days after the Expiration Date.

Aquasition will pay for Common Stock purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all Common Stock tendered in the Offer and not purchased will be returned or, in the case of Common Stock tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Common Stock pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of Common Stock purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Common Stock are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

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We urge shareholders who hold Common Stock through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate the Offer or waive the condition, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) if any of the following events has occurred, or has been determined by us to have occurred.

•	the Acquisition having not been consummated (we refer to this condition, which is not waivable, as the “Acquisition Condition”); and

•	no more than 4,995,000 shares of Common Stock having been validly tendered and not properly withdrawn as of the Expiration Date (we refer to this condition, which is not waivable, as the “Maximum Tender Condition”).

The Acquisition is conditioned on completion of the Offer and the other conditions described under the heading “The Acquisition — Acquisition Conditions to Closing.” We refer to the conditions to the Offer, including the Acquisition Condition and the Maximum Tender Condition, as the “offer conditions.”

Furthermore, we will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders, as we receive notification from the SEC that it has no further comment regarding this Offer. At that time, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our shareholders, setting forth a final Expiration Date.

Furthermore, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Aquasition to extend, terminate and/or modify the Offers, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:

•	any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Acquisition illegal or otherwise preventing or prohibiting consummation of the Acquisition; or

•	a material adverse effect with respect to Aquasition shall have occurred since the date of this Offer to Purchase.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, promptly after the occurrence of such condition, subject to applicable law. Once the Offer has expired, all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Shareholders may challenge any determination that we make with respect to such matters.

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You should evaluate current market quotes and trading volume for the Common Stock, among other factors, before deciding whether or not to accept the Offer. See “Market Price Information” and “Risk Factors.”

Source and Amount of Funds

Approximately $51,448,500 will be required to purchase shares of Common Stock in the Offer at the Purchase Price of $10.30 per share if the Offer is fully subscribed. In addition, we estimate approximately $140,000 will be required to pay fees and expenses specifically related to the Offer, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent, services of the Depositary for distribution and handling of Offer materials and other services related to the Offer. The Offer as to Common Stock will be funded from funds from our Trust Account substantially concurrent with the consummation of the Acquisition. Common Stock acquired pursuant to the Offer will be retired and cancelled.

Certain Information Concerning Aquasition and the Acquisition

Set forth elsewhere in this Offer to Purchase is information concerning Aquasition and the Acquisition. Shareholders are urged to review such information prior to making a decision whether to tender their securities.

Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Securities

See “The Acquisition—Management Agreement; Stock Purchase Agreements; and Interests of Certain Persons in the Acquisition,” herein for information related to the proposed Acquisition and the interests of the management of Aquasition in the Acquisition.

Holders of our Common Stock issued prior to our initial public offering, including our officers and directors, have agreed not to participate in the Offer with respect to such shares. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving our securities during the 60 days prior to July 7, 2014.

Certain Legal Matters; Regulatory Approvals

The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of Common Stock pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Common Stock pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Common Stock tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

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Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Common Stock if we determine such extension is required by applicable law or regulations, subject to the restriction in our Articles of Incorporation that requires us to voluntarily wind-up and cease our corporate existence on August 1, 2014. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “— Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for Common Stock, or if we increase or decrease the number of shares of Common Stock sought in the tender offer, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fees and Expenses

We have retained Advantage Proxy, LLC to act as Information Agent and American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of securities by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Aquasition for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

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We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of Common Stock pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Common Stock through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Common Stock held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Common Stock pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our shares of common stock, as of May 15, 2014:

•	each person known to us to own beneficially more than 5% of our shares of common stock; and

•	each of our directors and executive officers who beneficially own our shares of common stock.

Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options exercisable by a person within 60 days after the date of this report. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address (1)	Number of Shares Beneficially Owned		Percentage of Ownership(2)
Leonidas S. Polemis	—		—
Matthew C. Los	1,755,500	(3)	24.0%
Nicholas John Frangos	1,755,500	(3)	24.0%
Stylianos Stergios Sougioultzoglou	1,755,500	(3)	24.0%
Themistoklis Kalapotharakos	1,755,500	(3)	24.0%
All directors and executive officers as a group (5 individuals)	1,755,500	(3)	24.0%
Aqua Investments Corp.	1,755,500		24.0%
Anna Polemis	1,755,500	(3)	24.0%
Fir Tree, Inc. (4)	400,000		5.5%
Bulldog Investors (5)	915,522		12.5%
Polar Securities Inc. (6)	712,771		9.8%
Davidson Kempner Partners (7)	495,000		6.8%
AQR Capital Management, LLC (8)	1,000,000		13.7%

(1) Unless otherwise noted, the business address for each of our beneficial owners is c/o Seacrest Shipping Co. Ltd., 8 – 10 Paul Street, London EC2A 4JH, England.

(2) Based on 7,305,500 shares of common stock outstanding as of May 15, 2014.

(3) Consists of shares owned by Aqua Investments Corp., control of which is shared by the indicated persons.

(4) Based on a Schedule 13G filed by such shareholder with the SEC on February 14, 2013.

(5) Based on a Schedule 13G filed by such shareholder with the SEC on February 14, 2013.

(6) Based on a Schedule 13G/A filed by such shareholder with the SEC on February 14, 2014.

(7) Based on a Schedule 13G filed by such shareholder with the SEC on November 5, 2012.

(8) Based on a Schedule 13G filed by such shareholder with the SEC on February 14, 2013.

As of the date of this report, 50.1% of our outstanding shares of common stock are held by one record holder in the United States.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Transactions of Aquasition

On March 15, 2012, for an aggregate consideration of $25,000, we issued 1,437,500 founders’ shares to Aqua Investments Corp. In December 2012, 50,000 of the founders’ shares were forfeited for no consideration because the underwriters did not fully exercise the over-allotment option.

The founders and their designees purchased an aggregate of 337,750 units for an aggregate purchase price of $3,377,500, or $10.00 per unit. In addition, our founders purchased 30,250 additional units for an aggregate purchase price of $302,500, or $10.00 per unit, to the extent that the over-allotment option was exercised by the underwriters, such that the total amount of the proceeds of the IPO and the sale of the placement units placed in our trust account was $10.30 per unit sold in the IPO. The placement units are identical to the units underlying the IPO except that the warrants included in the placement units may be exercised on a cashless basis at any time after an acquisition transaction and even if there is not an effective registration statement relating to the shares underlying the warrants so long as such warrants are held by the purchasers or their affiliates and the placement units and underlying securities are subject to certain transfer restrictions. Such purchasers have also agreed that the placement units will not be sold or transferred by them until after we have completed an acquisition transaction.

Concurrently with the IPO, we issued to the underwriters as additional compensation, for a purchase price of $100, a unit purchase option to purchase 250,000 units for $12.50 per unit. The underwriters’ option is exercisable at any time, in whole or in part, commencing on the later of the consummation of our initial acquisition transaction, or October 25, 2013, and expiring on the earlier of October 25, 2017 and the day immediately prior to the day on which we and all of our predecessors and successors have been dissolved.

The holders of the founders’ shares, as well as the holders of the placement units (and underlying securities), will be entitled to registration rights pursuant to an agreement signed on the effective date of the IPO. The holders of the majority of these securities are entitled to make up to two demands that we register such securities. The holders of the founders’ shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the placement units (or underlying securities) can elect to exercise these registration rights at any time after we consummate an acquisition transaction. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of an acquisition transaction. We will bear the expenses incurred in connection with the filing of any such registration statements.

We have agreed to pay to Seacrest Shipping Co. Ltd. a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on the date of our IPO and ending on the earlier of our consummation of an acquisition transaction or our liquidation. Seacrest Shipping Co. Ltd. has agreed that after 4 months the monthly fee will begin to accrue and will only be payable thereafter upon completion of an acquisition transaction. Seacrest Shipping Co. Ltd. is an agent of Remi Maritime Corp., an affiliate of our founders. This arrangement was agreed to by Seacrest Shipping Co. Ltd. for our benefit and is not intended to provide Seacrest Shipping Co. Ltd. compensation. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third-party. As of May 30, 2014, we owe Seacrest Shipping Co. Ltd. $135,000 pursuant to the terms of this agreement.

We will reimburse our officers, directors, or any of their respective affiliates, for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential acquisition transaction with one of more acquisition targets. Subject to availability of proceeds not placed in the trust account, there is no limit on the amount of out-of-pocket expenses that could be incurred. This formula was a result of a negotiation between us and the underwriters and was meant to help maximize the amount of money in the trust account that would be returned to the investors if we do not consummate an acquisition transaction within the permitted time. Our board of directors will review and approve all expense reimbursements made to our directors with the interested director or directors abstaining from such review and approval. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account and those proceeds are properly withdrawn from the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate our initial acquisition transaction. As of May 30, 2014, we had promissory notes due to our founders and their affiliates in the aggregate principal amount of $330,000.

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Other than the payment of $7,500 per month to Seacrest Shipping Co. Ltd., an agent of Remi Maritime Corp., an affiliate of our founders, in connection with office space, administrative services and secretarial support rendered to us and reimbursement of reasonable out-of-pocket expenses to our officers, directors, or any of their respective affiliates, for which there is no maximum amount of out-of-pocket expenses that may be incurred, no compensation of any kind, including finders’ and consulting fees, will be paid to any of our executive officers and directors or any of their respective affiliates who owned our shares of common stock prior to our IPO for services rendered to us prior to or with respect to the acquisition transaction.

Currently, one member of our management team (Stylianos Stergios Sougioultzoglou) will remain a director and officer post-Acquisition. After the Acquisition he may be paid consulting, management or other fees from the combined company. The amount of such compensation is not currently known, as it will be up to the directors of the post-combination business to determine executive and director compensation. Such compensation will be publicly disclosed post transaction in applicable filings the company makes with the SEC.

All ongoing and future transactions between us and any of our executive officers and directors or their respective affiliates, including loans by our directors, will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our disinterested directors, who had access, at our expense, to our attorneys or independent legal counsel. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third-party were found to be on terms less favorable to us than with an unaffiliated third-party, we would not engage in such transaction.

If we are unable to complete an acquisition transaction and are forced to dissolve and liquidate, our founders, by agreement, will jointly and severally indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties. Only claims based on agreements that do not include a valid and enforceable waiver of claims against the trust account are covered by the indemnification provided by our founders, and any claim based on an agreement that includes a valid and enforceable waiver of claims against the trust account will not be covered by such indemnification. Our board of directors has a fiduciary obligation to our stockholders to bring a claim against our founders to enforce their indemnification obligations.

Certain Transactions of the Target

The following includes a summary of transactions since the beginning of Target’s 2013 fiscal year, or any currently proposed transaction, in which Target was or is to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of Target’s total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). Target believes the terms obtained or consideration that Target paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

•	Hongri PRC executed a non-cancelable tenancy agreement on December 21, 2005 with Shishi Lingxiu Hongri Knitwear Factory (“Lingxiu”) which became effective on January 1, 2006. Pursuant to this agreement Lingxiu leased Target’s office building to Hongri PRC at an annual rate of RMB600,000 (equivalent to $88,020 as of December 31, 2008) for a lease term of 20 years. As set out in the terms of the tenancy agreement, Hongri PRC was required to pay the total rent due over the duration of the lease term in advance amounting to RMB12,000,000. On February 1, 2010, Hongri PRC entered into a revised cancelable tenancy agreement with Lingxiu at an annual rate of RMB503,434 (equivalent to $73,803), that can be terminated solely by either Hongri PRC or Lingxiu at any time, by providing 3 months notice. The new lease terms of the revised tenancy agreement take retroactive effect from January 1, 2009 to April 22, 2052. As set out in the terms of the tenancy agreement, the total rent due over the duration of the lease term amounting to RMB21,815,462 (equivalent to approximately $3.2 million) was required to be paid in advance. This $3.2 million was settled by offsetting the amount due from the director, Chen Bizhen of approximately $1.7 million and of which approximately $1.5 million was rolled over with the unutilized prepayments of the old agreement. As of June 30, 2011 and December 31, 2010, the prepayment under operating lease represented the amount paid in accordance with the tenancy agreement less accumulated amortization of prepaid rental to expense. The amortization of this lease was $19,130 and $18,310 for the three months ended March 31, 2011 and 2010, respectively. As of December 31, 2013, the prepayment of $3,620,916 under operating lease represented the amount paid in accordance with the tenancy agreement less accumulated amortization of prepaid rental to expense. Hongri PRC and Lingxiu are related parties because Lingxiu is owned by Bizhen Chen, Target’s director and wife of Target’s Chairman and Chief Executive Officer, and the wife of Target’s Chairman and Chief Executive Officer, and Hongri PRC is the Target’s indirectly-owned subsidiary.

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•	Hongri PRC and Roller Rome entered into a Technology Development Service Contract on December 18, 2006, and supplementary agreements on December 28, 2006, December 30, 2007, December 30, 2008, December 28, 2009 and December 29, 2010 pursuant to which Roller Rome shall provide design and development services, including market research, product development, design, technical consulting and staff training, to Hongri PRC for an annual fee ranging from 90% to 99% of Hongri PRC’s net income before tax. The agreement reflects a financial and tax arrangement, and through this arrangement the Company expects that the overall tax burden of Hongri PRC may be minimized. The Technology Development Service Contract is for a term of 5 years commencing from January 1, 2006. Target paid RMB 34.05 million (approximately $5.2 million) to Roller Rome in July 2010. Target has formally extended by agreement the deadline for the remaining payments until December 31, 2013. Hongri PRC has extended the Technology Development Service Contract with Roller Rome for a further year to December 31, 2011. Hongri PRC and Roller Rome are related parties because they are both owned, directly or indirectly, by the Company’s subsidiary Hongri International Holdings Ltd. and their director is Target’s Chief Financial Officer, Mr. Stanley Wong.

•	From time to time, Target has borrowed amounts from Target’s Chairman and Chief Executive Officer, Mr. Keyan Yan, to pay for Target’s expenses. These amounts are interest-free, unsecured and repayable on demand. As of December 31, 2012 and 2013, the balance of these amounts was $0 and $209,116, respectively. The highest amount Target borrowed from Mr. Yan is $477,912 in 2012 and $529,962 in 2013.

Except as set forth in Target’s discussion above, none of Target’s directors, director nominees or executive officers has been involved in any transactions with Target or any of Target’s directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of the material U.S. federal income tax consequences of (i) a Deemed Reorganization (as defined below) to the U.S. Holders (as defined below) of our Common Stock, (ii) the redemption of Common Stock by U.S. Holders pursuant to the Offer, and (iii) the ownership and disposition of our Common Stock following the completion of the Acquisition and related transactions. This summary is based upon laws and relevant interpretations thereof in effect as of the date of this Offer to Purchase, all of which are subject to change.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Common Stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our Common Stock is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of the ownership and disposition of our Common Stock following the completion of the Acquisition and related transactions are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our Common Stock as capital assets within the meaning of Section 1221 of the Code, and does not address the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

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•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5 percent or more of our voting stock (except as specifically provided below);

•	persons that acquired our Common Stock pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

•	persons that hold our Common Stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	passive foreign investment companies; or

•	controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our Common Stock. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Common Stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our shares of Common Stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our Common Stock will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS OF ANY DEEMED REORGANIZATION THAT MAY APPLY TO US AND THE REDEMPTION OF COMMON STOCK PURSUANT TO THE OFFER AND TO HOLDERS OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AFTER THE COMPLETION OF THE ACQUISITION AND RELATED TRANSACTIONS. EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF ANY SUCH DEEMED REORGANIZATION, THE REDEMPTION OF OUR COMMON STOCK PURSUANT TO THE OFFER, AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AFTER THE COMPLETION OF THE ACQUISITION AND RELATED TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

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Our Treatment as a U.S. Corporation or a Foreign Corporation for U.S. Federal Income Tax Purposes

Section 7874(b) of the Code generally provides that a corporation organized outside the United States that acquires, directly or indirectly, pursuant to a plan or series of related transactions, substantially all of the assets of a corporation organized in the United States, will be treated as a U.S. corporation for U.S. federal income tax purposes if (i) the acquiring corporation, together with all corporations connected to it by a chain of greater than 50% ownership by vote and value (the “expanded affiliated group”), does not have substantial business activities in the country in which the acquiring corporation is organized, compared to the total worldwide business activities of the expanded affiliated group, and (ii) shareholders of the acquired corporation, by reason of owning shares of the acquired corporation, own at least 80% of either the voting power or the value of the stock of the acquiring corporation after the acquisition. For this purpose, options and warrants with respect to a corporation are generally treated as stock in the corporation with a value equal to the value of the stock that may be acquired pursuant to the option or warrant, less the exercise price thereof (but not less than zero), and excluding the amount of any property the holder of the option or warrant would be required to provide to the corporation under the terms of the option or warrant if such option or warrant was exercised. If Section 7874(b) of the Code applies to the Acquisition and related transactions, among other things, we would be subject to U.S. federal income tax on our worldwide taxable income following the Acquisition and related transactions as if we were a domestic (U.S.) corporation for U.S. federal income tax purposes.

After the completion of the Acquisition and related transactions, although it is expected that the expanded affiliated group that would include us will not conduct any substantial business activities in the Marshall Islands as compared to the total worldwide business activities of such expanded affiliated group, it is not clear at this time whether the stockholders of KBS will own, by reason of owning stock of KBS, at least 80% of the voting power or value of our Common Stock after the Acquisition (taking into account any redemptions of stock pursuant to the Offer and any options and warrants that may be treated as stock under the above rules). Accordingly, it is not clear at this time whether Section 7874(b) of the Code would apply to the Acquisition and related transactions and whether we will be treated as a U.S. corporation or a foreign corporation for U.S. federal income tax purposes from and after the date of the Acquisition.

U.S. Holders

Tax Consequences of a Deemed Reorganization

In general, the conversion of a foreign corporation to a domestic corporation by reason of Section 7874(b) of the Code constitutes a deemed reorganization pursuant to Section 368(a)(1)(F) of the Code that generally occurs at the end of the day immediately preceding the date of the acquisition, directly or indirectly, of substantially all of the assets of the acquired corporation (a “Deemed Reorganization”).

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As a result, any such Deemed Reorganization that applies to us should qualify as a reorganization for U.S. federal income tax purposes under Section 368(a)(1)(F) of the Code, and except as otherwise provided below in the sections entitled “—PFIC Considerations” and “—Effect of Section 367 of the Code,” a U.S. Holder of Common Stock should not recognize gain or loss upon the deemed exchange of its Common Stock solely for common stock of a domestic corporation pursuant to any such Deemed Reorganization. A U.S. Holder’s aggregate tax basis in the domestic corporation stock deemed received in connection with a Deemed Reorganization should be the same as the aggregate tax basis of the Common Stock deemed surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code. See the discussion under “—PFIC Considerations” and “—Effect of Section 367 of the Code,” below. In addition, the holding period of the domestic corporation stock deemed received in a Deemed Reorganization generally should include the holding period of the Common Stock deemed surrendered in a Deemed Reorganization.

PFIC Considerations

Any such Deemed Reorganization that applies to us may still be a taxable event to U.S. Holders of our Common Stock under the passive foreign investment company (“PFIC”) provisions of the Code to the extent that Section 1291(f) of the Code applies. In addition, if Section 7874(b) of the Code does not apply to us, and we remain a foreign corporation for U.S. federal income tax purposes from and after the date of the Acquisition, U.S. Holders of our Common Stock may still be subject to the PFIC provisions of the Code from and after the date of the Acquisition.

a.	Definition and General Taxation of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Common Stock, and the U.S. Holder did not make either (a) a timely qualified electing fund, or “QEF,” election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Common Stock, (b) a QEF election along with a “purging election,” or (c) a mark-to-market election, all discussed further below, such holder generally will be subject to special rules under Section 1291 of the Code with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of our Common Stock; and

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•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Common Stock during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Common Stock).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Common Stock;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its Common Stock by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of our net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. We, however, do not believe that we had any earnings and profits in any prior taxable year or will have any earnings and profits for our current taxable year.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares of stock in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such stock for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Common Stock and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its Common Stock. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its Common Stock at the end of its taxable year over the adjusted tax basis in its Common Stock. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its Common Stock over the fair market value of its Common Stock at the end of its taxable year (but only to the extent of the net amount of previously included in income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Common Stock will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the shares of common stock will be treated as ordinary income. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq Capital Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although our Common Stock is currently listed and traded on the Nasdaq Capital Market, U.S. Holders should consult their own tax advisors as to the availability and tax consequences of a mark-to-market election in respect to our shares of Common Stock under their particular circumstances.

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b.	Our PFIC Status

Based on the composition of our income and assets, we believe that we were a PFIC for our taxable years ended December 31, 2012 (our initial taxable year) and December 31, 2013 and, in the event of a Deemed Reorganization, that we will qualify as a PFIC for the portion of our current taxable year ending on the day prior to the Acquisition. In addition, if Section 7874(b) of the Code did not apply to us, and we remained a foreign corporation for U.S. federal income tax purposes from and after the date of the Acquisition, our tax year would not close on the day prior to the Acquisition, and our actual PFIC status for our entire current taxable year or any subsequent taxable year would not be determinable until after the end of such taxable year. Accordingly, in such event, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. Moreover, since we have not performed a definitive analysis with respect to our PFIC status for any taxable year, there can be no assurance with respect to our status as a PFIC for any taxable year. The determination of whether we are or have been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with our analysis of whether or not we are or were a PFIC during any particular taxable year.

c.	Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of our Common Stock will depend on whether the U.S. Holder has made a timely and effective election to treat us as a QEF under Section 1295 of the Code for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Common Stock, or if the U.S. Holder made a QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make a QEF election with respect to us is contingent upon, among other things, the provision by us of certain information that would enable the U.S. Holder to make and maintain a QEF election. We have previously indicated that we would endeavor to provide such information, including a PFIC annual information statement, upon request of a U.S. Holder. A U.S. Holder of a PFIC that made a timely and effective QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Common Stock, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Common Stock or that did not make a QEF election along with a purging election is hereinafter referred to as a “Non-Electing Shareholder.”

As indicated above, if a U.S. Holder of our Common Stock has not made a timely and effective QEF election with respect to our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Common Stock, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Common Stock for its fair market value on the “qualification date.” The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held our Common Stock on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Common Stock by the amount of the gain recognized and will also have a new holding period in the Common Stock for purposes of the PFIC rules.

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The impact of the PFIC rules on a U.S. Holder of our Common Stock may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. If such an election is available and is made, such U.S. Holder generally will not be subject to the special taxation rules of Section 1291 of the Code discussed above. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules may still apply to certain dispositions (or deemed dispositions) of, distributions on and other amounts taxable with respect to its Common Stock. There does not appear to be any authority directly addressing the impact of a mark-to-market election on a reorganization (or deemed reorganization) involving a PFIC.

d.	Effect of PFIC Rules on the Deemed Reorganization

Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f) of the Code. Proposed Treasury regulations under Section 1291(f) of the Code were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its deemed exchange of our Common Stock for domestic corporation common stock in any Deemed Reorganization that applies to us if we were classified as a PFIC at any time during such U.S. Holder’s holding period in the Common Stock. Any such gain would be treated as an “excess distribution” made in the year of the Deemed Reorganization and subject to the special tax and interest charge rules discussed above under “—Definition and General Taxation of a PFIC.” In addition, the regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code. See the discussion below under the section entitled “—Effect of Section 367 of the Code.” The proposed Treasury regulations under Section 1291(f) of the Code should not apply to an Electing Shareholder with respect to its Common Stock for which a timely QEF election (or a QEF election along with a purging election) is made. An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “—Effect of Section 367 of the Code.”

The rules dealing with PFICs and with the QEF election and purging election and mark-to-market election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of our Common Stock should consult its own tax advisor concerning the application of the PFIC rules to such Common Stock under such holder’s particular circumstances.

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Effect of Section 367 of the Code

In connection with any Deemed Reorganization that applies to us, U.S. Holder that on the day of the Deemed Reorganization beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all Common Stock entitled to vote (a “U.S. Shareholder”) must include in income as a deemed dividend the “all earnings and profits amount” with respect to the Common Stock it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of Common Stock entitled to vote for U.S. federal income tax purposes. A U.S. Shareholder’s all earnings and profits amount with respect to its Common Stock is our net positive earnings and profits (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the Common Stock (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such Common Stock.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its Common Stock as of the date of any Deemed Reorganization that applies to us. However, we do not expect that our cumulative earnings and profits will be greater than zero through the date of a Deemed Reorganization. If our cumulative earnings and profits through the date of a Deemed Reorganization are not greater than zero, then a U.S. Shareholder generally would (depending on what period the Common Stock was held) not be required to include in gross income an all earnings and profits amount with respect to its Common Stock.

However, it is possible that the amount of our earnings and profits could be greater than expected through the date of a Deemed Reorganization or could be adjusted as a result of an IRS examination. The determination of our earnings and profits is a complex determination and may be impacted by numerous factors. Therefore, it is possible that one or more factors may cause us to have positive earnings and profits through the date of a Deemed Reorganization. As a result, depending upon the period in which such a U.S. Shareholder held its Common Stock, such U.S. Shareholder could be required to include its all earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of a Deemed Reorganization. See above under “—PFIC Considerations—Effect of PFIC Rules on the Deemed Reorganization” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

A U.S. Holder that on the day of a Deemed Reorganization beneficially owns (directly, indirectly or constructively) Common Stock with a fair market value of $50,000 or more but less than ten percent (10%) of the total combined voting power of all classes of Common Stock entitled to vote must either recognize gain with respect to the Deemed Reorganization or, in the alternative, elect to recognize the “all earnings and profits” amount as described below.

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Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to common stock deemed received in exchange for its Common Stock pursuant to a Deemed Reorganization. Any such gain would be equal to the excess of the fair market value of the domestic corporation common stock deemed received over the U.S. Holder’s adjusted tax basis in the Common Stock deemed surrendered in exchange therefor. Subject to the PFIC rules discussed above, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the Common Stock for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Common Stock under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things: (i) a statement that any such Deemed Reorganization is an exchange under Section 367(b) of the Code; (ii) a complete description of the Deemed Reorganization, (iii) a description of any stock, securities or other consideration transferred or received in the Deemed Reorganization, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from us establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Common Stock, and (B) a representation that the U.S. Holder has notified us that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Deemed Reorganization, and the U.S. Holder must send notice to us of the election no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding our earnings and profits upon request.

We do not expect that our cumulative earnings and profits will be greater than zero through the date of a Deemed Reorganization and if that proves to be the case, U.S. Holders who make this election generally would (depending on what period the Common Stock was held) not have an income inclusion under Section 367(b) of the Code provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements.

Thus, it is expected that the making of any election to include the all earnings and profits amount in income as a dividend generally would be advantageous to a U.S. Holder that would otherwise recognize gain under Section 367(b) of the Code with respect to its Common Stock in a Deemed Reorganization.

However, as noted above, if it were determined that we had positive earnings and profits through the date of a Deemed Reorganization, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Common Stock, and thus could be required to include that amount in income as a deemed dividend as a result of the Deemed Reorganization. See above under “—PFIC Considerations—Effect of PFIC Rules on the Deemed Reorganization” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

121

U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election.

A U.S. Holder that on the date of a Deemed Reorganization owns (or is considered to own) Common Stock with a fair market value less than $50,000 generally would not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Deemed Reorganization, and would not be required to include any part of the all earnings and profits amount in income.

Taxation of Redemption of Common Stock Pursuant to the Offer

Subject to the PFIC rules discussed above, the redemption of a U.S. Holder’s Common Stock in exchange for cash in connection with the Offer generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of our Common Stock, rather than as a distribution. Such amounts, however, will be treated as a distribution and taxed as described in “— Taxation of Cash Distributions Paid on Common Stock,” below, if (i) the redemption is “essentially equivalent to a dividend” (meaning that the U.S. Holder’s percentage ownership in us (including shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what such U.S. Holder’s percentage ownership in us (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” meaning, among other requirements, that the percentage of our outstanding voting shares owned (including constructive ownership) by such holder immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption) and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in us (taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in our shares of Common Stock and, taking into account the effect of redemptions by other stockholders, its percentage ownership (including constructive ownership) in us is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its Common Stock.

Taxation of Cash Distributions Paid on Common Stock

Subject to the PFIC rules discussed above (which generally should not apply following a Deemed Reorganization but should continue to apply to us if we remain a foreign corporation for U.S. federal income tax purposes from and after the date of the Acquisition), a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our Common Stock. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Common Stock. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such Common Stock.

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Any cash dividends we pay to a U.S. Holder that is treated as a taxable domestic corporation for U.S. federal income tax purposes following a Deemed Reorganization generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, cash dividends we pay to a non-corporate U.S. Holder following a Deemed Reorganization generally will constitute “qualified dividends” that will be subject to U.S. federal income tax at the maximum regular U.S. federal income tax rate accorded to long-term capital gains.

On the other hand, if we remain a foreign corporation from and after the date of the Acquisition, any cash dividends that we pay on our Common Stock generally will not be eligible for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. In addition, in such case, with respect to non-corporate U.S. Holders, dividends on our Common Stock may be subject to U.S. federal income tax at the lower applicable long-term capital gains tax rate (see “— Taxation on the Disposition of Common Stock” below) provided that (1) such stock is readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed above, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. It is not entirely clear, however, whether a U.S. Holder’s holding period for such shares would be suspended for purposes of clause (3) above for the period that such holder had a right to have such shares redeemed by us. Under published IRS authority, our Common Stock is considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if it is listed on certain exchanges, which presently include the Nasdaq Capital Market. Although our Common Stock is currently listed and traded on the Nasdaq Capital Market, we cannot guarantee that our Common Stock will continue to be listed and traded on the Nasdaq Capital Market. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our Common Stock.

Taxation on the Disposition of Common Stock

Upon a sale or other taxable disposition of our Common Stock (which, in general, would include a distribution in connection with our liquidation or a redemption of Common Stock, as described in “Taxation of Redemption of Common Stock Pursuant to the Offer” above), and subject to the PFIC rules discussed above (which generally should not apply following a Deemed Reorganization but should continue to apply to us if we remain a foreign corporation for U.S. federal income tax purposes from and after the date of the Acquisition), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Common Stock.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock exceeds one year. The deductibility of capital losses is subject to various limitations.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our Common Stock, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our Common Stock.

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Non-U.S. Holders

Taxation of Distributions on Common Stock Following a Deemed Reorganization

Any cash distribution (including a constructive distribution) we make to a Non-U.S. Holder of Common Stock, to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividend paid to a Non-U.S. Holder with respect to its Common Stock following a Deemed Reorganization that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or successor form). In satisfying the foregoing withholding obligation with respect to a distribution, we may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such Common Stock (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such Common Stock, which will be treated as described under “— Taxation on the Disposition of Common Stock Following a Deemed Reorganization” below.

Cash dividends (including constructive dividends) we pay to a Non-U.S. Holder following a Deemed Reorganization that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of Common Stock Following a Deemed Reorganization

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of its Common Stock following a Deemed Reorganization unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

124

•	we are a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Common Stock disposed of, and, generally, in the case where our Common Stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such Common Stock at any time during the shorter of the five year period ending on the date of disposition or the Non- U.S. Holder’s holding period for the Common Stock disposed of. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. Any gain described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

In connection with the third bullet point above, following a Deemed Reorganization, we generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Based on the expected composition and projected values of our assets (looking through applicable subsidiaries) after a Deemed Reorganization and the completion of the Acquisition (and related transactions), we do not believe that we will be treated as a USRPHC (although no assurance can be given that we will not become a USRPHC in the future). Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of our Common Stock following a Deemed Reorganization.

Payments After June 30, 2014 and Following a Deemed Reorganization

Effective generally for payments made after June 30, 2014, certain Non-U.S. Holders may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and after December 31, 2016, the gross proceeds from the sale or other disposition of, our Common Stock following a Deemed Reorganization if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, such Non-U.S. Holders are not satisfied. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of our Common Stock following a Deemed Reorganization.

Taxation of Distributions on, or Dispositions of, Common Stock if There is No Deemed Reorganization

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect to our Common Stock if there is no Deemed Reorganization that applies to us generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our Common Stock if there is no Deemed Reorganization that applies to us unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

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Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions we pay to such holder on such holder’s Common Stock after a Deemed Reorganization and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Common Stock to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, pursuant to recently enacted legislation, certain information concerning a U.S. Holder’s adjusted tax basis in its Common Stock and adjustments to that tax basis and whether any gain or loss with respect to such Common Stock is long-term or short-term also may be required to be reported to the IRS.

In general, if there is no Deemed Reorganization (and we remain a foreign corporation for U.S. federal income tax purposes from and after the date of the Acquisition), information reporting for U.S. federal income tax purposes should also apply to distributions made on our Common Stock within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our Common Stock by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Common Stock and adjustments to that tax basis and whether any gain or loss with respect to such Common Stock is long-term or short-term also may be required to be reported to the IRS, and in such case, pursuant to the Hiring Incentives to Restore Employment Act of 2010, certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our Common Stock.

Moreover, backup withholding of U.S. federal income tax at a rate of 28% generally will apply to cash distributions made on Common Stock to, and the proceeds from sales and other dispositions of such Common Stock by, a U.S. Holder (other than an exempt recipient) who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions following a Deemed Reorganization, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

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Index to FINANCIAL STATEMENTS

Page

Aquasition Corp
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2013 and 2012	F-3
Statements of Operations for the year ended December 31, 2013, the period from January 26, 2012 (inception) through December 31, 2012 and the period from January 26, 2012 (inception) through December 31, 2013	F-4
Statements of Changes in Stockholders’ Equity for the period from January 26, 2012 (inception) through December 31, 2013	F-5
Statements of Cash Flows for the year ended December 31, 2013, the period from January 26, 2012 (inception) through December 31, 2012 and the period from January 26, 2012 (inception) through December 31, 2013	F-6
Notes to Financial Statements	F-7 - F-15

Hongri International Holdings Limited
Independent Auditor’s Report	F-18
Consolidated Statements of Comprehensive Income	F-19
Consolidated Statements of Financial Position	F-20
Consolidated Statements of Changes in Equity	F-21
Consolidated Statements of Cash Flows	F-22
Notes to the Consolidated Financial Statements	F-24 - F-53

Unaudited Pro Forma Condensed Combined Financial Statements
Pro Forma Condensed Combined Balance Sheet	F-56
Pro Forma Condensed Combined Income Statement	F-58

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders of

Aquasition Corp.

We have audited the accompanying balance sheets of Aquasition Corp. (a company in the development stage) (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2013, the period from January 26, 2012 (inception) through December 31, 2012 and for the period from January 26, 2012 (inception) through December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aquasition Corp. (a company in the development stage) as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013, for the period from January 26, 2012 (inception) through December 31, 2012 and for the period from January 26, 2012 (inception) through December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, and the Company’s cash and working capital as of December 31, 2013 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also included in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Marcum llp

Marcum LLP

New York, NY

May 15, 2014

F-2

Aquasition Corp.

(A Company in the Development Stage)

BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$27,918	$328,235
Prepaid expenses	14,732	-
Interest on cash held in trust account	7,972	-
Total Current Assets	50,622	328,235
Investments held in trust	57,168,785	57,168,785
Total Assets	$57,219,407	$57,497,020

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses (includes related party payable of $105,000 and $15,000 at December 31, 2013 and 2012, respectively)	$131,763	$21,722
Accrued offering costs	-	72,105
Loan payable - related party	-	35,650
Advances from related party	69,904	19,254
Total Current Liabilities	201,667	148,731
Warrant liability	3,432,440	3,386,998
Total Liabilities	3,634,107	3,535,729

Commitment and Contingencies

Common stock subject to possible redemption or tender: 4,995,000 shares at redemption value	51,448,500	51,448,500

Stockholders' Equity:
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value; 150,000,000 shares authorized; 2,310,500 shares issued and outstanding at December 31, 2013 and 2012, excluding 4,995,000 shares subject to redemption	231	231
Additional paid-in capital	5,621,277	5,621,277
Deficit accumulated during the development stage	(3,484,708)	(3,108,717)
Total Stockholders' Equity	2,136,800	2,512,791
Total Liabilities and Stockholders' Equity	$57,219,407	$57,497,020

The accompanying notes are an integral part of these financial statements.

F-3

Aquasition Corp.

(A Company in the Development Stage)

STATEMENTS OF OPERATIONS

		Period from	Period from
		January 26, 2012	January 26, 2012
	Year Ended	(inception) through	(inception) through
	December 31, 2013	December 31, 2012	December 31, 2013
Operating expenses:
General and administrative expenses (1)	$338,521	$48,388	$386,909
Loss from operations	(338,521)	(48,388)	(386,909)

Other income (expense):
Interest income	7,972	3,785	11,757
Change in fair value of warrants	(45,442)	(3,064,114)	(3,109,556)
Total other expense, net	(37,470)	(3,060,329)	(3,097,799)

Net loss	$(375,991)	$(3,108,717)	$(3,484,708)

Weighted average number of common shares outstanding, basic and diluted	2,310,500	1,548,405
Net loss per common share outstanding, basic and diluted	$(0.16)	$(2.01)

(1)	Includes related party expenses of $90,000, $15,000 and $105,000 for the year ended December 31, 2013, the period from January 26, 2012 (inception) through December 31, 2012 and the period from January 26, 2012 (inception) through December 31, 2013, respectively.

The accompanying notes are an integral part of these financial statements.

F-4

Aquasition Corp.

(A Company in the Development Stage)

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Period from January 26, 2012 (Inception) to December 31, 2013

	Common Stock		Additional Paid-	Deficit Accumulated During the Development	Total Stockholders'
	Shares	Amount	in Capital	Stage	Equity
Sale on March 15, 2012 of common stock to Founders at $0.02 per share	1,437,500	$144	$24,856	$-	$25,000
Sale on November 1, 2012 of 5,000,000 units at $10.00 per unit	5,000,000	500	49,999,500	-	50,000,000
Proceeds from private placement of 337,750 units on November 1, 2012 at $10.00 per unit	337,750	34	3,377,466	-	3,377,500
Sale on November 7, 2012 of 550,000 units at $10.00 per unit	550,000	55	5,499,945	-	5,500,000
Warrant liability recorded on November 7, 2012	-	-	(322,884)	-	(322,884)
Underwriters' discount and offering expenses	-	-	(1,812,208)	-	(1,812,208)
Sale on November 1, 2012 of underwriters unit purchase option	-	-	100	-	100
Proceeds from private placement of 30,250 units on November 7, 2012 at $10.00 per unit	30,250	3	302,497	-	302,500
Proceeds subject to possible redemption of 4,500,000 shares on November 1, 2012	(4,500,000)	(450)	(46,349,550)	-	(46,350,000)
Proceeds subject to possible redemption of 495,000 shares on November 7, 2012	(495,000)	(50)	(5,098,450)	-	(5,098,500)
Forfeiture of common stock issued to Founders on December 15, 2012	(50,000)	(5)	5	-	-
Net loss for the period from January 26, 2012 to December 31, 2012	-	-	-	(3,108,717)	(3,108,717)
Balance as of December 31, 2012	2,310,500	231	5,621,277	(3,108,717)	2,512,791
Net loss				(375,991)	(375,991)
Balance as of December 31, 2013	2,310,500	$231	$5,621,277	$(3,484,708)	$2,136,800

The accompanying notes are an integral part of these financial statements.

F-5

Aquasition Corp.

(A Company in the Development Stage)

STATEMENTS OF CASH FLOWS

		Period from	Period from
		January 26, 2012	January 26, 2012
	Year Ended	(inception) through	(inception) through
	December 31, 2013	December 31, 2012	December 31, 2013

Cash Flows from operating activities:
Net loss	$(375,991)	$(3,108,717)	$(3,484,708)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	45,442	3,064,114	3,109,556
Interest reinvested into Trust Account	(7,972)	(3,785)	(11,757)
Changes in operating assets and liabilities:
Prepaid expenses	(14,732)		(14,732)
Accounts payable and accrued expenses	110,041	21,722	131,763
Net cash used in operating activities	(243,212)	(26,666)	(269,878)

Cash flows from investing activities:
Principal deposited in Trust Account	-	(57,165,000)	(57,165,000)
Net cash used in investing activities	-	(57,165,000)	(57,165,000)

Cash flows from financing activities:
Proceeds from sale of common stock to sponsor	-	25,000	25,000
Proceeds from loan payable - related party	-	85,650	85,650
Repayment of loan payable - related party	(35,650)	(50,000)	(85,650)
Advance from related party	50,650	95,934	146,584
Repayment of advance from related party	-	(76,680)	(76,680)
Net proceeds from public offering	-	53,759,897	53,759,897
Proceeds from underwriters unit purchase option	-	100	100
Gross proceeds from private placement	-	3,680,000	3,680,000
Payment of offering costs	(72,105)	-	(72,105)
Net cash (used in) provided by financing activities	(57,105)	57,519,901	57,462,796

Increase in cash during period	(300,317)	328,235	27,918
Cash at beginning of period	328,235	-	-
Cash at end of period	$27,918	$328,235	$27,918

Supplemental disclosure of non-cash financing activities:
Accrued offering cost	$-	$72,105	$72,105

The accompanying notes are an integral part of these financial statements.

F-6

Aquasition Corp.

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Note 1 - Organization, Plan of Business Operations and Liquidity

Aquasition Corp. (a development stage company) (the “Company”) was incorporated in the Marshall Islands on January 26, 2012 as a blank check company whose objective is to acquire, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar acquisition transaction, one or more operating businesses or assets (an “Acquisition Transaction”). The Company’s initial Acquisition Transaction is not limited to any specific geographic region or industry. However, the Company intends to focus on operating businesses and assets in the international maritime transportation, offshore and related maritime services industries, especially those requiring energy, commodity, and transportation of logistics expertise. See Note 8 for a discussion of the share exchange agreement entered into on March 24, 2014.

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The Company is a foreign private issuer (“FPI”), as defined by the rules and regulations of the SEC.

As of December 31, 2013, the Company had not yet commenced operations. All activity through November 1, 2012 relates to the Company’s formation and the public offering as described below. Subsequent to November 1, 2012, the Company is seeking to identify acquisition targets.

The Company is considered to be a development stage company and, as such, the Company’s financial statements are prepared in accordance with the Accounting Standards Codification (“ASC”) Topic 915 “Development Stage Entities.” The Company is subject to the risks associated with development stage companies.

The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective on October 25, 2012. On November 1, 2012, the Company consummated the Public Offering and received proceeds, net of underwriter’s discount and offering expenses, of $48,187,792 and simultaneously received $3,377,500 from the issuance of 337,750 units (“Placement Units”) in a private placement (the “Private Placement”) (See Note 3).

The Company granted the underwriter in the Public Offering a 45-day option to purchase up to an additional 750,000 units (“Units”) solely to cover over-allotments, if any. On November 7, 2012, the underwriters exercised a portion of their option and the Company sold an additional 550,000 Units at a price of $10.00 per Unit, generating gross proceeds of $5,500,000. In addition, the Company sold an additional 30,250 Private Placement Units, generating gross proceeds of $302,500.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating an Acquisition Transaction. There is no assurance that the Company will be able to affect an Acquisition Transaction successfully. Upon the closing of the Public Offering, $57,165,000 ($10.30 per public share sold), including the proceeds of the Private Placement, was placed in a trust account (the “Trust Account”) and will be invested in United States government treasury bills having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, that invest solely in U.S. treasuries until the earlier of the consummation of the Company’s initial Acquisition Transaction and the Company’s failure to consummate an Acquisition Transaction within the prescribed time.

Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s sponsor, officers and director’s (collectively referred to as the “Founders”) have agreed that they will be jointly and severally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, they may not be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, (1) interest income on the funds held in the Trust Account can be released to the Company to pay its income and other tax obligations and (2) interest income on the funds held in the Trust Account can be released to the Company to pay for its working capital requirements in connection with searching for an Acquisition Transaction.

F-7

Aquasition Corp.

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

The Company’s units are listed on the Nasdaq Capital Market (“Nasdaq”). Pursuant to the Nasdaq listing rules, the target business or businesses that the Company completes an Acquisition Transaction with must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less deferred underwriting discounts and taxes) at the time of the execution of a definitive agreement for its initial Acquisition Transaction, although the Company may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance.

The Company was required to determine if it was a FPI under Rule 3b4(d) of the Exchange Act, as of a date within 30 days of the filing of the Registration Statement with the SEC for the Public Offering. The Company determined it was a FPI prior to the filing of the Registration Statement. As a FPI, the Company will be required to comply with the tender offer rules in connection with its initial Acquisition Transaction. The Company is required to determine its status as a FPI on an ongoing basis for all subsequent fiscal years as of the last day of its most recently completed second fiscal quarter. On such date, if the Company no longer qualifies as a FPI (as set forth in Rule 3b4 of the Exchange Act), the Company will then become subject to the U.S. domestic issuer rules as of the first day of its fiscal year following the determination date.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders who acquired shares in the Public Offering (“Public Shareholders”) with the opportunity to sell their public shares to the Company for a pro rata share of the Trust Account by means of a tender offer (or it may have the option of conducting redemptions in conjunction with a proxy solicitation pursuant to the proxy rules if the Company is no longer a FPI). Each Public Shareholder will be entitled to receive a full pro rata portion of the amount then in the Trust Account ($10.30 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company or necessary to pay its taxes). The Company will consummate an initial Acquisition Transaction only if holders of no more than 90% of the public shares elect to convert (in the case of a shareholder meeting) or sell their shares to the Company (in the case of a tender offer) and, solely if the Company seeks shareholder approval, a majority of the outstanding shares of common stock voted are voted in favor of the Acquisition Transaction. Notwithstanding the foregoing, the Amended and Restated Articles of Incorporation of the Company provides that a Public Shareholder, together with any other person with whom such Public Shareholder is acting in concert or as a “group” (within the meaning of Section 13 of the Securities Act of 1934, as amended), will be restricted from seeking conversion rights with respect to an aggregate of more than 20% of the shares of common stock sold in the Public Offering. A group will be deemed to exist if the Public Shareholder (i) files a Schedule 13D or 13G indicating the presence of a group or (ii) acknowledge to the Company that they are acting, or intend to act as a group. In connection with any stockholder vote required to approve an Acquisition Transaction, the Founders agreed (1) to vote any of their shares in the same manner as a majority of the Public Shareholders who vote at a meeting called for such purpose and (2) not to redeem any of their shares. In connection with a tender offer, the Founders will not sell any of their shares to the Company pursuant to any tender offer described above. In addition, the Founders or any of their affiliates have agreed that if they acquire any shares of common stock in or after the Public Offering, they will vote all such shares in favor of any Acquisition Transaction presented to the Company’s stockholders by the board of directors, and not to exercise any redemption rights in connection with any shares of common stock held by such person.

The Company’s Amended and Restated Articles of Incorporation provide that the Company will continue in existence only until May 1, 2014 (or August 1, 2014 if certain extension criteria are satisfied). If the Company has not completed an Acquisition Transaction by such date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible release to the Public Shareholders, the aggregate amount then on deposit in the Trust Account, including any interest and the deferred underwriters discount but net of any taxes payable and any remaining net assets, and (iii) as promptly as possible dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Marshall Islands law to provide for claims of creditors and requirements of other applicable law. In such event, the Public Shareholders will be entitled to receive a pro rata portion of the Trust Account (initially $10.30 per share, plus any pro rata interest earned on the funds held in the Trust Account not previously released to the Company).

The Company anticipates that in order to fund its working capital requirements, the Company will need to use all of the remaining funds not held in the Trust Account, the interest earned on the funds held in the Trust Account, as well as entering into contingent fee arrangements with its vendors. The Company will need to raise additional capital through loans or additional investments from its Founders or third parties. None of the Founders are under any obligation to advance funds to, or to invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

F-8

Aquasition Corp.

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Note 2 - Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Investment Held in Trust

The amounts held in the Trust Account represent substantially all of the proceeds of the Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of an Acquisition Transaction. The funds held in the Trust Account are invested primarily in highly liquid treasury bills.

Loss Per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Shares of common stock subject to possible redemption at December 31, 2013 and 2012 of 4,995,000 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. Loss per share assuming dilution would give effect to dilutive options, warrants, and other potential shares of common stock outstanding during the period. The Company has not considered the effect of warrants to purchase 5,918,000 shares of common stock and an option to purchase 250,000 units in the calculation of diluted loss per share, since the exercise of the warrants and the option is contingent upon the occurrence of future events.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates. Significant estimates include the valuation of the warrant liability and the value of the common stock subject to possible redemption or tender.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the Federal depository insurance coverage of $250,000. As of December 31, 2013, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (‘‘ASC 740’’). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company has identified the Marshall Islands as its only ‘‘major’’ tax jurisdiction, as defined. Based on the Company’s evaluation, it has been concluded that there are not significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

F-9

Aquasition Corp.

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

The Company’s policy for recording interest and penalties associated with audits is to record them at such times as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the year ended December 31, 2013 and the period from January 26, 2012 (inception) through December 31, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

The Company’s tax returns from inception are open and subject to examination.

Common Stock subject to possible Redemption or Tender

There are 4,995,000 shares of common stock sold as part of units (the “Units”) issued in the Public Offering, which shares contained a redemption feature which allowed for the redemption of shares of common stock under the Company's Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”) redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity's equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its Amended and Restated Articles of Incorporation provides that in no event will they redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. The Company will consummate an initial Acquisition Transaction only if holders of no more than 90% of the public shares elect to convert (in the case of a shareholder meeting) or sell their shares to the Company (in the case of a tender offer) and, solely if the Company seeks shareholder approval, a majority of the outstanding shares of common stock voted are voted in favor of the Acquisition Transaction.

Accordingly, at December 31, 2013 and 2012, 4,995,000 of the 5,500,000 public shares were classified outside of permanent equity at its redemption value because the redemption rights are subject to the occurrence of uncertain events that are outside of the Company’s control. The redemption value at December 31, 2013 was equal to approximately the pro rata share of the aggregate amount then on deposit in the Trust Account ($10.30 per share at December 31, 2013 and 2012).

Fair Value of Financial Instruments

Unless otherwise disclosed, the fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheets.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events

Management has evaluated subsequent events that have occurred after the balance sheet date through the date the financial statements were publically available to determine if events or transactions occurring after the balance sheet date require potential adjustment to or disclosure in the financial statements and has concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements, except as described in Note 8.

Warrant Liability

The Company accounts for the 5,550,000 warrants issued in connection with the Public Offering and the 368,000 warrants issued in connection with the Private Placement in accordance with the guidance contained in ASC 815, “Derivatives and Hedging,” whereby under that provision they do not meet the criteria for equity treatment and must be recorded as a liability. Accordingly, the Company classifies the warrant instruments as a liability at its fair value and adjusts the instruments to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations.

F-10

Aquasition Corp.

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Note 3 - Initial Public Offering

On November 1, 2012, the Company sold 5,000,000 Units at an offering price of $10.00 per Unit generating gross proceeds of $50,000,000 in the Public Offering. Each Unit consists of one share of common stock of the Company and one warrant to purchase one share of common stock of the Company (“Redeemable Warrants”). Each Redeemable Warrant entitles the holder to purchase one share of common stock at a price of $11.50 commencing on the later of the completion of an initial Acquisition Transaction and October 24, 2013 and expiring five years from the completion of an initial Acquisition Transaction, provided that there is an effective registration statement covering the shares of common stock underlying the Redeemable Warrants. The Company may redeem the Redeemable Warrants at a price of $0.01 per Redeemable Warrant upon 30 days’ notice, only in the event that the last sale price of the common stock is at least $17.50 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given, provided that there is a current registration statement in effect with respect to the shares of common stock underlying such Redeemable Warrants commencing ten days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. The Company is required to use its best efforts to maintain the effectiveness of the registration statement covering the Redeemable Warrants. However, there are no contractual penalties for failure to deliver securities if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Redeemable Warrant shall not be entitled to exercise such Redeemable Warrant for cash and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the Redeemable Warrant exercise.

Simultaneously with the consummation of the Public Offering, the Company consummated the Private Placement with the sale of 337,750 Placement Units to its Founders at a price of $10.00 per share, generating total proceeds of $3,377,500. The Placement Units are identical to the Units sold in the Public Offering except that the warrants included in the Placement Units (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchaser or any of its permitted transferees. Additionally, the Placement Units have been placed in escrow and the purchasers have agreed not to transfer, assign or sell any of the Placement Units, including the underlying securities (except to certain permitted transferees) until 30 days following the completion of an initial Acquisition Transaction. The securities held in the escrow account will only be released prior to the end of the escrow period if following the initial Acquisition Transaction, the Company consummates a subsequent transaction that results in all stockholders having a right to exchange their shares for cash or other consideration.

The Company sold to the underwriter, for $100, an option to purchase up to 250,000 units at $12.50 per unit. The units issuable upon exercise of this option are identical to those sold in the Public Offering except that the underlying warrants will expire on October 25, 2017. The underwriter’s unit purchase option will be exercisable starting on the later of the completion of an initial Acquisition Transaction and October 24, 2013 and expiring on October 24, 2017. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Public Offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of this unit purchase option is approximately $617,960 (or $2.47 per unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.05% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Redeemable Warrants and the market price of the Units and underlying shares of common stock) to exercise the unit purchase option without the payment of any cash. The Company has the right to redeem the unit purchase option, in whole but not in part, in the event the Company’s shares of common stock trade in excess of $18.00 for any 20 trading days in a 30-day period following the completion of an initial Acquisition Transaction. If upon completion of an Acquisition Transaction, the Founders are required to cancel any Founder’s shares or Placement Units, and such securities are not replaced following the Acquisition Transaction, the number of units that may be purchased upon the exercise of the unit purchase option will be reduced on a pro-rata basis with the reduction in Founder’s shares and Placement Units.

The Company granted the underwriter in the Public Offering a 45-day option to purchase up to an additional 750,000 Units solely to cover over-allotments, if any. On November 7, 2012, the underwriters exercised a portion of their option and the Company sold an additional 550,000 Units at a price of $10.00 per Unit generating gross proceeds of $5,500,000. In addition, the Company sold an additional 30,250 Private Placement Units generating gross proceeds of $302,500.

Note 4 - Commitments

The Founder and holders of the Private Placement Units (or underlying shares of common stock) are entitled to demand certain registration rights with respect to the Founders’ shares and the Private Placement Units (or underlying shares of common stock) as well as any other warrants that may be issued to them (or underlying shares of common stock) pursuant to an agreement signed on the October 25, 2012.

F-11

Aquasition Corp.

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

The Company entered into an underwriting agreement with the underwriter of the Public Offering (the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company paid 2.5% of the gross proceeds of the Public Offering or $1,387,500 as underwriting discounts and commissions upon closing of the Public Offering. The Company will also pay the underwriter in the Public Offering a deferred underwriting discount of 2.5% of the gross proceeds of the Public Offering which is held in the Trust Account. The Underwriters will not receive their portion of their deferred underwriting discount related to redeemed or converted shares in connection with an Acquisition Transaction.

The Company presently occupies office space provided by Seacrest Shipping Co. Ltd., an affiliate of the Founders. Such affiliate has agreed that, until the Company consummates an Acquisition Transaction, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate $7,500 per month for such services commencing on November 1, 2012, provided however, that such affiliate has agreed that after four months the monthly fee will begin to accrue and will only be payable thereafter upon completion of an Acquisition Transaction. The Company incurred rent expense of $90,000 and $15,000 under this arrangement for the year ended December 31, 2013 and for the period from January 26, 2012 (inception) through December 31, 2012, respectively, which is included in general and administrative expenses in the accompanying statements of operations. The Company had an accrued related party expense balance under this arrangement of $105,000 and $15,000 as of December 31, 2013 and 2012, respectively, which is included in accounts payable and accrued expenses in the accompanying balance sheets.

Finder’s and Financial Services Agreements

On September 10, 2013, Aquasition entered into a Master Finder’s Fee Agreement (as amended from time to time, the “Finder’s Agreement”) with SNV Global Ltd. (“SNV”), pursuant to which SNV agreed to provide introductions to potential target companies to Aquasition, including KBS, among other services. Pursuant to an addendum to the Finder’s Agreement, dated February 26, 2014, the parties agreed that SNV would be entitled to a finder’s fee equal to 1.5% of the pre-closing equity value of Target to be paid in newly issued shares of the combined company, payable if, and only if, an acquisition transaction with an introduced target is completed.

On May 8, 2014, Aquasition entered into an agreement (the “STRH Agreement”) with SunTrust Robinson Humphery, Inc. (“STRH”), pursuant to which STRH will provide Aquasition certain financial advisory services in connection with the Acquisition. Pursuant to the STRH Agreement, STRH will be entitled to a cash fee equal to $1,250,000 upon completion of an acquisition transaction prior to August 1, 2014 or during the term of STRH’s engagement. If an acquisition transaction is not completed within such period, then for a period of 24 months thereafter, if Aquasition is entitled to a breakup fee related to an acquisition transaction, then STRH will be entitled to 10% of any such breakup fee. In addition, Aquasition will reimburse STRH its out-of-pocket expenses related to the STRH Agreement, up to a maximum of $50,000.

On May 12, 2014, Aquasition entered into an agreement (the “EBC Agreement”) with Early Bird Capital, Inc. (“EBC”), pursuant to which EBC will provide Aquasition certain financial advisory services in connection with the Acquisition. Pursuant to the EBC Agreement, EBC will be entitled to a cash fee equal to $200,000, equity fee in the amount of 35,000 newly issued shares of the combined company, and an additional fee equal to 4% of the amount of the gross proceeds held in the trust account at closing of the Acquisition (excluding amounts attributable to Aquasition’s sponsors or investors introduced by such sponsors), all payable upon closing of the Acquisition. In addition, Aquasition will reimburse EBC its out-of-pocket expenses related to the EBC Agreement.

Note 5 - Stockholders Equity

Preferred Stock

The Company is authorized to issue 5,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined by the Company’s board of directors. No preferred shares are currently issued or outstanding.

Common Stock

The Company is authorized to issue 150,000,000 shares of common stock with a par value of $0.0001 per share.

In connection with the organization of the Company on March 15, 2012, a total of 1,437,500 shares of common stock were sold to the Founders at a price of approximately $0.02 per share for an aggregate of $25,000 (the “Initial Shares”). All of these shares were placed into an escrow account. Subject to certain limited exceptions, these shares will not be released from escrow until one year after the date of the consummation of an initial Acquisition Transaction or earlier if, subsequent to the Company’s initial Acquisition Transaction, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their shares of common stock for cash, securities or other property. The securities held in the escrow account will only be released prior to the end of the escrow period if following an Acquisition Transaction the Company consummates a subsequent transaction that results in all stockholders having a right to exchange their shares for cash or other consideration.

On December 15, 2012, 50,000 shares of common stock were forfeited because the underwriter’s over-allotment option was not fully exercised.

F-12

Aquasition Corp.

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Note 6 - Loan Payable – Related Party and Advance from Related Party

On February 27, 2012, the Company issued an aggregate of $85,650 unsecured promissory notes to its officers and directors. The notes were non-interest bearing and payable on December 31, 2012. In addition, an officer advanced to the Company an additional $95,934. Due to the short-term nature of the notes and advances, the fair value of the notes and advances approximates the carrying amount. Such advances are non-interest bearing and are due on demand. During 2012, the Company repaid $50,000 of the unsecured promissory note and $76,680 of the advance. During the year ended December 31, 2013, the Company repaid $35,650 of the unsecured promissory note. During the year ended December 31, 2013, an affiliate advanced the Company $50,650. The advance is non-interest bearing and is due on demand. As of December 31, 2013 and 2012, amounts owed under the promissory notes are $0 and $35,650, respectively, and amounts owed under the advances are $69,904 and $19,254, respectively.

Note 7 - Fair Value Measurements

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2013 and 2012, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		December 31,
Description	Level	2013	2012
Assets:
Investment held in trust	1	$57,168,785	$57,168,785

Liabilities:
Warrant liability	3	$3,432,440	$3,386,998

The table below provides a reconciliation of the beginning and ending balances for the liabilities measured using fair significant unobservable inputs (Level 3):

Balance – January 26, 2012 (inception)	$-
Correction of an error	3,109,339
Issuance of warrants as part of Units on November 7, 2012	322,884
Change in fair value	(45,225)
Balance – December 31, 2012	$3,386,998
Change in fair value	(45,442)
Balance – December 31, 2013	$3,432,440

The fair value of warrants was determined using a binomial-lattice model. This model requires the input of highly subjective assumptions, including price volatility of the underlying stock. Changes in the subjective input assumptions can materially affect the estimate of fair value of the warrants and the Company’s results of operations could be impacted. This model is dependent upon several variables such as the instrument's expected term, expected strike price, expected risk-free interest rate over the expected instrument term, the expected dividend yield rate over the expected instrument term and the expected volatility of the Company’s stock price over the expected term. The expected term represents the period of time that the instruments granted are expected to be outstanding. The expected strike price is based upon a weighted average probability analysis of the strike price changes expected during the term as a result of the down round protection.  The risk-free rates are based on U.S. Treasury securities with similar maturities as the expected terms of the options at the date of valuation.  Expected dividend yield is based on historical trends.  The Company measures volatility using a blended weighted average of the volatility rates for a number of similar publicly-traded companies. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company's accounting and finance department determine valuation policies and procedures. Their determinations are approved by the Chief Financial Officer.

F-13

Aquasition Corp.

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

The inputs to the model were as follows:

	December 31,
	2013	2012

Stock Price	$10.20	$10.00
Dividend Yield	N/A	N/A
Risk-free Rate	1.75%	1.18%
Expected Term (in years)	5.0	5.0
Expected Volatility	20.5%	21.3%

Note 8 – Subsequent Events

NASDAQ Notification

On March 20, 2014, the Company received a written notice (“Notice”) from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Listing Rule 5550(a)(3) (the “Rule”), which requires that the Company maintain a minimum of 300 public holders for the continued listing of its securities on Nasdaq. Pursuant to the Notice, the Company had until May 5, 2014 to submit a plan to regain compliance with the Rule. If the Staff accepts the Company’s plan to regain compliance, the Staff can grant an extension of up to 180 calendar days from March 20, 2014 for the Company to demonstrate compliance.

On May 5, 2014, the Company submitted to Nasdaq the Company’s plan to regain compliance. The Company plans to include a tender offer as part of its plan to regain compliance and while the tender offer will reduce the number of currently public shares outstanding, the Company believes that the acquisition described below will increase the total number of shares outstanding. The Company has not yet received a letter from Nasdaq indicating that it has accepted the Company’s plan to regain compliance.

Share Exchange Agreement and Plan of Liquidation

On March 24, 2014, the Company entered into a Share Exchange Agreement and Plan of Liquidation (the “Agreement”), with KBS International Holdings, Inc., a Nevada corporation (“KBS”), Hongri International Holdings Ltd., a company organized and existing under the laws of the British Virgin Islands and wholly owned subsidiary of KBS (“Hongri” or the “Target”); and (d) Cheung So Wa and Chan Sun Keung, each an individual and shareholder of KBS (each, a “Principal Stockholder”). The aquisition is expected to be accounted for as a reverse merger and recapitalization where KBS will be the acquirer and the Company will be the acquired company.

Upon the closing of the transactions contemplated in the Agreement, the Company will acquire 100% of the issued and outstanding equity interest in Target from KBS in exchange for the transaction consideration consisting of shares of the Company’s common stock (the “Acquisition”). The number of shares comprising the transaction consideration will be (a) (i) EBITDA multiplied by 6, less (ii) the Long Term Debt less cash held by Target; divided by (b) $10.30; provided, however, that in no event will the transaction consideration be less than 80%, by vote or value, of the outstanding capital stock of the Company immediately following the Closing (the “Transaction Consideration”). The Agreement defines EBITDA as Target’s 2013 standalone and adjusted earnings before interest, taxes, depreciation and amortization, as calculated based upon the audited Target financial statements for the year ended December 31, 2013, and defines “Long Term Debt” Target’s existing net long-term debt as of one business day before the closing date of the Acquisition. Upon consummation of the Acquisition, KBS will dissolve and distribute all its assets to its shareholders in liquidation.

The Agreement provides that immediately after closing, the Company’s board of directors will consist of seven directors, two of whom will be designated by the Principal Stockholders, and one of which will be designated by Aquasition Investments Corp., a company incorporated in the Republic of the Marshall Islands (“AQU Invest”). The remaining four directors will be “independent” and have experience with public companies listed in the United States. Three of the independent directors will be designated by KBS, and the remaining independent director will be designated by AQU Invest. Concurrently with the closing, the Company, AQU Invest and the Principal Stockholders will enter into a voting agreement regarding the election of director designees following the closing, and the Company will purchase director’s and officer’s insurance.

F-14

Aquasition Corp.

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND 2012

Prior to closing the Company will conduct a tender offer (the “Tender Offer”) for any and all of the shares of common stock underlying the units issued in the Company’s initial public offering in accordance with the requirements of its Amended and Restated Articles of Incorporation and bylaws. The Company agreed provide the KBS and the Principal Stockholders (the “Warrantors”) notice of any event or development that would require amendment of the Tender Offer documents. The Company is required to obtain all necessary consents and authorization to complete the Acquisition including completion of the tender offer with not more than 90% of such shares tendered in the Tender Offer. Upon closing, the Company will issue the shares representing the Transaction Consideration, and will take all steps necessary to distribute the funds held in the Trust Account established in connection with the Company’s IPO in accordance with the Investment Management Trust Agreement governing the Trust Account. The Company will ensure that at least $10 million is available to the combined companies, excluding the cash and assets of the Target, as of immediately following the Closing.

Consummation of the Agreement and the acquisition is conditioned on (a) KBS holding at least 80%, by vote or value, of the outstanding capital stock of the Company immediately following the closing; (b) no conflict with any applicable law or order; (c) no pending third-party action enjoining or otherwise restricting the closing; (d) the Tender Offer having been duly completed; and (e) there being one or more valid exemptions to registration of the issuance of the Transaction Consideration, and dissolution and liquidation of KBS following the closing.

F-15

Hongri International Holdings Limited

Consolidated Financial Statements

For the years ended December 31, 2013 and 2012

(Stated in US dollars)

F-16

F-17

Independent Auditor’s Report

To: the Board of Directors and Shareholders of Hongri International Holdings Limited

We have audited the accompanying consolidated statements of financial position of Hongri International Holdings Limited and its subsidiaries (the “Company”), as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive income, statements of changes in equity and statements of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States), Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hongri International Holdings Limited and its subsidiaries at December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

April 25,2014

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP
BDO China Shu Lun Pan Certified Public Accountants LLP
Shanghai China

F-18

Hongri International Holdings Limited

Consolidated statements of comprehensive income

For the years ended December 31, 2012 and 2013

(Stated in US dollars)

		Year ended December 31,
	Notes	2013	2012

Revenue	8	99,559,814	71,059,678
Cost of sales	9	(57,363,839)	(35,791,977)

Gross profit		42,195,975	35,267,701

Other income	10	359,924	342,953
Other gains and losses	11	96,806	80,947
Distribution and selling expenses	12	(6,238,995)	(7,964,770)
Administrative expenses	13	(1,872,910)	(1,618,714)

Profit from operations		34,540,800	26,108,117

Finance costs	14	(116,421)	(11,329)

Profit before tax		34,424,379	26,096,788
Income tax expense	15	(8,629,022)	(6,560,026)

Profit for the year	16	25,795,357	19,536,762

Other comprehensive income

-currency translation differences		2,597,259	190,292

Total comprehensive income for the year		28,392,616	19,727,054

The accompanying notes are an integral part of these consolidated financial statements.

The consolidated financial statements on pages F-19 to F-50 were approved and authorized for issue by the Board of Directors on April 25, 2014 and are signed on its behalf by:

DIRECTOR

F-19

Hongri International Holdings Limited

Consolidated statements of financial position

For the year ended December 31, 2012 and 2013

(Stated in US dollars)

		As of December 31,
	Notes	2013	2012

Non-current assets
Property, plant and equipment	20	27,039,977	10,660,910
Prepayments and premiums under operating leases	21	3,086,792	3,253,545
Prepayment for construction of new plant	22	-	6,363,853
Prepayment for acquisition of land use right	23	6,432,923	6,239,899
Prepaid lease payments	24	747,153	743,660
		37,306,845	27,261,867

Current assets
Inventories	25	665,083	1,835,292
Trade and other receivables	26	30,476,111	14,238,065
Subsidies prepaid to distributors	27	636,258	759,293
Prepayments and premiums
under operating leases	21	534,124	2,598,912
Prepaid lease payments	24	19,512	18,927
Related parties receivables	28	-	414,052
Cash and cash equivalents	29	39,818,799	32,148,309
		72,149,887	52,012,850

Total assets		109,456,732	79,274,717

Current liabilities
Trade and other payables	30	4,262,535	4,172,368
Related parties payables	31	5,789,042	5,367,877
Income tax payable		3,974,838	3,869,502
Short-term loans	32	1,968,213	795,482
		15,994,628	14,205,229

Non-current liability		-	-
Total liabilities		15,994,628	14,205,229

Equity
Share capital	33	20,000	20,000
Share premium	33	760,000	760,000
Statutory surplus reserve	34	5,063,906	2,438,536
Retained profits	34	82,982,989	59,813,002
Foreign currency translation reserve	34	4,635,209	2,037,950
		93,462,104	65,069,488

Total liabilities and equity		109,456,732	79,274,717

The accompanying notes are an integral part of these consolidated financial statements.

F-20

Hongri International Holdings Limited

Consolidated statements of changes in equity

For the year ended December 31, 2012 and 2013

(Stated in US dollars)

			Statutory
			surplus	Retained	Foreign currency
	Share capital	Share premium	reserve	profits	translation reserve	Total
	(Note 33)	(Note 33)	(Note 34)	(Note 34)	(Note 34)

Balance at January 1, 2012	20,000	760,000	469,362	42,245,414	1,847,658	45,342,434
Profit for the year	-	-	-	19,536,762	-	19,536,762
Other comprehensive income for the year	-	-	-	-	190,292	190,292
Appropriation to statutory surplus reserve	-	-	1,969,174	(1,969,174)	-	-
Balance at December 31, 2012	20,000	760,000	2,438,536	59,813,002	2,037,950	65,069,488
Profit for the year	-	-	-	25,795,357	-	25,795,357
Other comprehensive income for the year	-	-	-	-	2,597,259	2,597,259
Appropriation to statutory surplus reserve	-	-	2,625,370	(2,625,370)	-	-
Balance at December 31, 2013	20,000	760,000	5,063,906	82,982,989	4,635,209	93,462,104

The accompanying notes are an integral part of these consolidated financial statements.

F-21

Hongri International Holdings Limited

Consolidated statements of cash flow

For the year ended December 31, 2012 and 2013

(Stated in US dollars)

	Year ended December 31,
	2013	2012

OPERATING ACTIVITIES
Profit for the year	25,795,357	19,536,762

Adjustments for:
Finance cost	116,421	11,329
Interest income	(134,267)	(92,420)
Depreciation of property, plant and equipment	1,875,812	1,951,223
Amortization of prepaid lease payments	15,585	15,768
Amortization of subsidies prepaid to distributors	1,397,789	824,955
Amortization of prepayments and premiums under operating leases	1,892,254	4,129,335
Provision/ (Reversal) of inventory obsolescence	1,994	(44,944)
Loss on disposal of property, plant and equipment	10,132	-

Operating cash flows before movements in working capital	30,971,077	26,332,008

Increase in trade and other receivables	(16,238,046)	(13,333,778)
Decrease /(Increase) in related parties receivables	414,052	(414,052)
Decrease in inventories	1,170,209	6,234,416
Increase in trade and other payables	90,167	683,157
Increase / (Decrease) in related parties payables	421,165	(124,625)
Increase in income tax payable	105,336	1,735,941

Prepayments and premiums paid under operating leases	(725,943)	(3,634,643)
Withdraw the prepayments and premiums paid under operating leases	1,246,270	-
Subsidies prepaid to distributors	(1,253,461)	(824,955)

NET CASH FROM OPERATING ACTIVITIES	16,200,826	16,653,469

INVESTING ACTIVITIES
Interest received	134,267	92,420
Prepayment for construction of new plant	-	(6,338,006)
Prepayment for acquisition of land use right	-	-
Purchase of property, plant and equipment	(11,288,129)	(3,415,585)

NET CASH USED IN INVESTING ACTIVITIES	(11,153,862)	(9,661,171)

The accompanying notes are an integral part of these consolidated financial statements.

F-22

Hongri International Holdings Limited

Consolidated statements of cash flow (continued)

For the year ended December 31, 2012 and 2013

(Stated in US dollars)

	Year ended December 31,
	2013	2012

FINANCING ACTIVITIES
Interest paid	(116,421)	(11,329)
New bank loans raised	1,968,213	795,482
Repayment of borrowings	(807,809)	-

NET CASH USED IN FINANCING ACTIVITIES	1,043,983	784,153

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,090,947	7,776,451
Effects of currency translation	1,579,543	119,405

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	32,148,309	24,252,453

CASH AND CASH EQUIVALENTS AT END OF YEAR, represented by cash and bank balances	39,818,799	32,148,309

The accompanying notes are an integral part of these consolidated financial statements.

F-23

Hongri International Holdings Limited

Notes to consolidated financial statements

1.	GENERAL INFORMATION

(1)	Hongri International Holdings Limited (the "Company") formerly known as Wah Ying International Investment Inc. was incorporated in the British Virgin Islands (the "BVI") on July 8, 2008 as a limited liability company with authorized share capital of $50,000, divided into 50,000 common shares of $1 per value each of which 10,000 common shares were issued at par as of December 31, 2010. On January 27, 2011, the Company issued additional 10,000 common shares at a cash consideration of $77 per share. The principal activity of the Company is investment holding. Wong Chi Hung, Stanley, is the sole director of Hongri International. Before the acquisition by KBS International Holding Inc. (“KBS International”), the 20,000 common shares were held as to 30% by Cheung So Wa and 70% by Chan Sun Keung. On November 16, 2009, Yan Keyan entered into an option agreement with Cheung So Wa and Chan Sun Keung of which Yan Keyan is entitled an exclusive right to purchase the 100% equity interest in the Company at a cash consideration equivalent to the nominal value of issued share capital. Before the execution of the exclusive right by Yan Keyan, the rights and obligations as a stockholder of the 100% equity interest in the Company are still vested in Yan Keyan and the appointment of the board of directors and management is controlled by Yan Keyan. This option agreement was replaced by a new option agreement on March 9, 2011.

(2)	France Cock (China) Limited ("France Cock") was incorporated in Hong Kong on September 21, 2005 as a limited liability company with authorized issued and paid up capital of HK$10,000, divided into 10,000 common shares of HK$1 par value each. The principal activity of France Cock is trademark holding. The directors of France Cock are Yan Keyan and Wong Chi Hung, Stanley. Before the acquisition by the Company, the 10,000 common shares were held by Yan Keyan.

Pursuant to a trademark transfer agreement dated October 4, 2009, Hongri Fujian agreed to transfer a trademark "KBS" to France Cock for a consideration of RMB100,000 (approximately $15,250). The trademark transfer procedure has been completed on October 20, 2010 and the Trademark Authority in the People's Republic of China (the "PRC") issued a trademark registration certificate to France Cock on March 21, 2011.

Pursuant to a trademark licensing agreement dated December 1, 2005, France Cock agreed to license a trademark "Kabiniao" to Hongri Fujian for 10 years commencing from January 1, 2006 at a fee of RMB1,000,000 (approximately $152,500) per annum.

Pursuant to a trademark licensing agreement executed in 2009, France Cock agreed to license a trademark "KBS" to Hongri Fujian for 5 years commencing from January 1, 2009 at a fee of RMB40,000,000 (approximately $6.1million) per annum. The trademark licensing agreement was updated on August 1, 2012. In the new agreement, France Cock agreed to waive the license fee from January 1, 2012.

(3)	Roller Rome Limited ("Roller Rome") was incorporated in the BVI on March 28, 2006 as a limited liability company with authorized share capital of $50,000, divided into 50,000 common shares of $1 par value each of which 1 share was issued at par. The principal activity of Roller Rome is the provision of design and development services for sports apparel. The directors of Roller Rome are Yan Keyan and Wong Chi Hung, Stanley. Before the acquisition by the Company, the only one issued common share was held by Chen Bizhen.

F-24

Hongri International Holdings Limited

Notes to consolidated financial statements

1.	GENERAL INFORMATION-continued

(4)	Vast Billion Investment Limited ("Vast Billion") was incorporated in Hong Kong on November 25, 2010 as a limited liability company with authorized share capital of HK$10,000 divided into 10,000 ordinary share of HK$1 each of which 1 ordinary share was issued at par. Vast Billion was a dormant company until the completion of acquisition of 100% equity interest in Hongri Fujian on February 15, 2011. The directors of Vast Billion are Wong Chi Hung, Stanley and Chan Sun Keung, the father of Chen Bizhen. Before the acquisition by Hongri International, 1 ordinary share was held by Chan Sun Keung.

(5)	Hongri (Fujian) Sports Goods Co. Ltd. ("Hongri Fujian") was established in the People's Republic of China (the "PRC") on November 17, 2005 with a registered and paid up capital of RMB 5,000,000 (which are not divided into shares). On March 24, 2011, Hongri Fujian increased registered capital from RMB 70,000,000 to RMB75,000,000. As of September 30, 2011, the paid up capital was RMB 39,551,860. Hongri Fujian is engaged in the design manufacture marketing and sale of apparel in the PRC. On August 10, 2011, Chen Bizhen replaced Wang Feiya as legal representative of Hongri Fujian. Before the acquisition by Vast Billion, the paid up capital of RMB 5,000,000 was held as to 50% by Yan Keyan and 50% by Chen Bizhen. On December 18, 2006, Roller Rome entered into a buy back agreement with Yan Keyan and his wife Chen Bizhen of which Roller Rome is entitled the exclusive right to acquire all of Yan Keyan's and Chen Bizhen's 100% equity interest in Hongri Fujian at a consideration equivalent to the paid up capital of Hongri Fujian. Before the execution of the exclusive right by Roller Rome, i) 100% equity interest in Hongri Fujian is pledged to Roller Rome as collateral for the annual fee due to Roller Rome; ii) Roller Rome is entitled the exclusive right to receive all of dividend declared by Hongri Fujian; and iii) the appointment of the board of directors and management of Hongri Fujian are controlled by Roller Rome. This buy back agreement was mutually terminated upon the completion of acquisition of Hongri Fujian by Vast Billion.

(6)	Anhui Kai Xin Apparel Company Limited ("Anhui Kai Xin") was established in the PRC on March 16, 2011 with a registered and paid up capital of RMB 1,000,000. Anhui Kai Xin is a wholly owned subsidiary of Hongri Fujian. Anhui Kai Xin provides sub-contracting service for the manufacture of sports apparel to Hongri Fujian and other brand name owners in the PRC. Yan Keyan is the director and legal representative of Anhui Kai Xin.

(7)	Shishi Hongri Brand Management Company Limited ("Brand Management”) was established in the PRC on October 17, 2011 with a registered and paid up capital of RMB 100,000, Brand Management is a wholly owned subsidiary of Hongri Fujian and a dormant company in the PRC. Chen Bizhen is the director and legal representative of Brand Management.

(8)	According to a Design and Development Agreement entered into between Roller Rome and Hongri Fujian on December 18, 2006, Roller Rome provides design and development services, including market research, product development, design technical consulting and staff training to Hongri Fujian for an annual fee ranging from 90% to 99% of Hongri Fujian's net income before tax. The Design and Development Agreement expired on December 31, 2011.

F-25

Hongri International Holdings Limited

Notes to consolidated financial statements

2.	GROUP REORGANISATION AND BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS

To rationalize the group structure, the Company, KBS International, France Cock, Roller Rome, Vast Billion and Hongri Fujian reorganized their group structure (the "Reorganization") as follows:

(1)	On January 4, 2010, Yan Keyan's 100% equity interest in France Cock were transferred to Hongri International at a cash consideration of HK$10, 000, which is the nominal value of issued and paid up capital of France Cock.

(2)	On January 4, 2010, Chen Bizhen's 100% equity interest in Roller Rome were transferred to Hongri International at a cash consideration of $1, which is the nominal value of issued and paid up capital of Roller Rome.

(3)	On February 14, 2011, Hongri International acquired 100% equity interest in Vast Billion from Chan Sun Keung at a cash consideration of HK$1, which is the nominal value of issued and paid up capital of Vast Billion.

(4)	On February 15, 2011, Yan Keyan and Chen Bizhen transferred 100% equity interest in Hongri Fujian to Vast Billion at a cash consideration $756,950 (equivalent to Hongri Fujian's paid up capital of RMB 5 million).

(5)	On March 11, 2011, KBS International entered into a share exchange agreement with the shareholders of the Company to acquire their 100% of the issued and outstanding common shares in the Company by issuance of the Company's 15,936,820 common shares with par value of $0.0001 each.

(6)	In connection with the share exchange transaction, Yan Keyan entered into a new option agreement with Chan Sun Keung on March 9, 2011 pursuant to which Yan Keyan was granted an option to purchase all of Chan Sun Keung's equity interest in KBS International at a cash consideration of RMB91,986. Such option will be effective during the period commencing on the date which is six months after the date on which the first registration statement is filed by KBS International under the United States Securities Act of 1933, as amended but before the fifth anniversary of the registration statement effective date.

Upon the completion of the Reorganization on March 11, 2011, the Company became the immediate holding company of the Roller Rome, France Cock, Vast Billion, Hongri Fujian, Anhui Kai Xin and Brand Management.

Before and immediately after the completion of Reorganization, the Company, Roller Rome, France Cock, Vast Billion and Hongri Fujian are under the common control of Yan Keyan, Chen Bizhen (the wife of Yan Keyan) and Chan Sun Keung (the father of Chen Bizhen). Upon the completion of reorganization, the Company has controlling interest on all consolidated subsidiaries. Accordingly, accounting for recapitalization is adopted for the preparation of consolidated financial statements to present the combined results of operations and financial position of the Company, Roller Rome, France Cock, Vast Billion, Hongri Fujian, Anhui Kai Xin and Brand Management as if the current group structure had been in existence at the beginning of the reporting period.

F-26

Hongri International Holdings Limited

Notes to consolidated financial statements

2	GROUP REORGANISATION AND BASIS OF PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS-continued

The Group structure as at the reporting date is as follows:

The consolidated financial statements have been prepared in accordance with international financial reporting standards ("IFRS") as issued by the International Accounting Standards Board.

F-27

Hongri International Holdings Limited

Notes to consolidated financial statements

3.	APPLICATION OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS ("IFRSs")

Except as described below, for the year ended December 31, 2013 the Company has consistently adopted all the new and revised standards, amendments and interpretations (collectively IFRSs) issued by the International Accounting Standards Board ("IASB") and the IFRS Interpretations Committee (formerly known as "International Financial Reporting Interpretations Committee" ("IFRIC")) of the IASB that are effective as of December 31, 2013 in the preparation of the consolidated financial statements throughout the year.

The Company has applied the following new and revised standards, amendments or interpretations that have been issued and effective during the reporting period:

IAS 1 (Amendments) Presentation of Items of Other Comprehensive Income

IFRS 7 (Amendments) Disclosures – Offsetting Financial Assets and Financial Liabilities

IFRS 13 Fair Value Measurement

IAS 19 (Revised 2011) Employee Benefits

Annual Improvements 2009-2011 cycle

Its application has had no impact on the consolidated financial statements.

At the date these consolidated financial statements are authorized for issuance, the IASB has issued the following new and revised International Accounting Standards ("IASs"), IFRSs, amendments and IFRICs which are not yet effective in respect of the years. The Company has not early applied the following new and revised standards, amendments or interpretations that have been issued but are not yet effective:

IAS 27 (Revised 2011) Separate Financial Statements

IAS 28 (Revised 2011) Investments in Associates and Joint Ventures

IFRS 10 Consolidated Financial Statements

IFRS 11 Joint Arrangements

IFRS 12 Disclosure of Interests in Other Entities

IAS 32 (Amendments) Offsetting Financial Assets and Financial Liabilities

IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine

The directors of the Company anticipate that the application of the new and revised standards, amendments or interpretations will have no material impact on the consolidated financial statements of the Company.

F-28

Hongri International Holdings Limited

Notes to consolidated financial statements

4.	SIGNIFICANT ACCOUNTINGPOLICIES

The principal accounting policies adopted in the preparation of the financial statements are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.

Basis of preparation

The consolidated financial statements have been prepared on the historical cost basis and in accordance with IFRS as issued by the IASB. The principal accounting policies are set out below.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries). Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Group.

All intra-group transactions, balances, income and expenses are eliminated on consolidation.

Foreign currencies

Functional and presentation currency

Items included in the financial statements are measured using the currency of the primary economic environment in which the entity operates (the "functional currency").

The Group conducts its business predominately in the PRC and hence its functional currency is the Renminbi (RMB).

Translation from RMB to USD found place at the following rates:

	Period end rates	Average rates

December 31, 2012	USD 1.00= RMB 6.2855	USD 1.00=RMB 6.3111

December 31, 2013	USD 1.00= RMB 6.0969	USD 1.00=RMB 6.1896

The results and financial positions in functional currency are translated into the presentation currency of its intended ultimate legal parent as follows:

(1)      Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

(2)      Income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions);

(3)      Share equity, share premium and dividends are translated at historical exchange rates; and

(4)      All resulting exchange differences are recognized in foreign currency translation reserve, a separate component of equity.

F-29

Hongri International Holdings Limited

Notes to consolidated financial statements

4.	SIGNIFICANT ACCOUNTING POLICIES - continued

Segment reporting

Operating segments, and the amounts of each segment item reported in the financial statements, are identified from the financial information provided regularly to the Group’s most senior executive management for the purposes of allocating resources to, and assessing the performance of, the Group’s various lines of business and geographical locations.

Individually material operating segments are not aggregated for financial reporting purposes unless the segments have similar economic characteristics and are similar in respect of the nature of products and services, the nature of production processes, the type or class of customers, the methods used to distribute the products or provide the services, and the nature of the regulatory environment. Operating segments which are not individually material may be aggregated if they share a majority of these criteria. The Group’s three segments are wholesale, retail and subcontracting.

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods sold in the normal course of business, net of discounts and sales related taxes.

The Group’s revenue originating (i) from corporate owned stores, (ii) distributors and (iii) the services performed as an original design manufacturer. Revenue from the all above categories is recognized when all the following conditions are satisfied:

●	the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

●	the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

●	the amount of revenue can be measured reliably;

●	it is probable that the economic benefits associated with the transaction will flow to the Group; and the costs incurred or to be incurred in respect of the transaction can be measured reliably.

Specifically, revenue from sale of goods is recognized when the goods are delivered and title has passed.

Interest income from a financial asset is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the financial asset to that asset's net carrying amount on initial recognition.

Value added tax (VAT)

Output VAT is 17% of product sales and taxable services revenue, according to tax laws. The remaining balance of output VAT, after subtracting the deductible input VAT of the period, is VAT payable.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets until such time as the assets are substantially ready for their intended use or sale.

All other borrowing costs are recognized in profit or loss in the period in which they are incurred.

F-30

Hongri International Holdings Limited

Notes to consolidated financial statements

4.	SIGNIFICANT ACCOUNTING POLICIES - continued

Retirement benefit costs

Pursuant to the relevant regulations of the PRC government, the Group participates in a local municipal government retirement benefits scheme (the "Scheme"), whereby the subsidiaries located in the PRC are required to contribute a certain percentage of the basic salaries of its employees to the Scheme to fund their retirement benefits. The local municipal government undertakes to assume the retirement benefits obligations of all existing and future retired employees of the subsidiaries located in the PRC. The only obligation of the Group with respect to the Scheme is to pay the on-going required contributions under the Scheme mentioned above. Contributions under the Scheme are charged to the profit or loss as incurred. There are no provisions under the Scheme whereby forfeited contributions may be used to reduce future contributions. These plans are considered defined contribution plans. The Group has no legal or constructive obligations to pay further contributions after its payment of the fixed contributions into the national pension schemes. Contributions to national pension schemes are recognized as an expense in the period in which the related service is performed.

Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statements of comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

F-31

Hongri International Holdings Limited

Notes to consolidated financial statements

4.	SIGNIFICANT ACCOUNTING POLICIES - continued

Taxation-continued

Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Property, plant and equipment

Property, plant and equipment ("PPE") including buildings held for use in the production or supply of goods or services, or for administrative purposes other than construction in progress are stated at cost less subsequent accumulated depreciation and accumulated impairment losses.

Depreciation is provided to write off the cost of items of property, plant and equipment other than construction in progress over their estimated useful lives and after taking into account of their estimated residual value, using the straight-line method.

Construction in progress includes property, plant and equipment in the course of construction for production or for its own use purposes. Construction in progress is carried at cost less any recognized impairment loss. Construction in progress is classified to the appropriate category of property, plant and equipment when completed and ready for intended use. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in profit or loss in the period in which the item is derecognized.

Leasehold improvements

Leasehold improvements, principally comprising costs of office buildings and shops renovation, are held for administrative and selling purposes. Leasehold improvements are initially measured at cost and amortized systematically over its useful life.

Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Group as lessor

Rental income from operating leases is recognized in profit or loss on a straight-line basis over the term of the relevant lease.

F-32

Hongri International Holdings Limited

Notes to consolidated financial statements

4.	SIGNIFICANT ACCOUNTING POLICIES - continued

Leasehold land

When a lease includes both land and building elements, the Group assesses the classification of each element as a finance or an operating lease separately based on the assessment as to whether substantially all the risks and rewards incidental to ownership of each element have been transferred to the Group. Specifically, the minimum lease payments (including any lump-sum upfront payments) are allocated between the land and the building elements in proportion to the relative fair values of the leasehold interests in the land element and building element of the lease at the inception of the lease.

To the extent the allocation of the lease payments can be made reliably, interest in leasehold land that is accounted for as an operating lease is presented as "prepaid lease payments" in the consolidated statement of financial position and is amortized over the lease term on a straight-line basis.

Inventories

Inventories are stated at the lower of cost and net realizable value. Costs of inventories are determined using the weighted average method. Net realizable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

Financial instruments

Financial assets and financial liabilities are recognized on the consolidated statements of financial position when a group entity becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition.

Financial assets

The Group's financial assets are classified as receivables.

Effective interest method

The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset, or, where appropriate, a shorter period to the net carrying amount on initial recognition.

Interest income is recognized on an effective interest basis for debt instruments.

Receivables

Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Receivables (including trade and other receivables, related parties receivables, and cash and cash equivalents) are measured at amortized cost using the effective interest method, less any impairment (see accounting policy on impairment loss on receivables below).

F-33

4.   SIGNIFICANT ACCOUNTING POLICIES - continued

Financial instruments-continued

Financial assets-continued

Impairments of receivables

Receivables are assessed for indicators of impairment at the end of the reporting period. Receivables are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the receivables, the estimated future cash flows of the receivables have been affected.

Objective evidence of impairment could include:

●   significant financial difficulty of the issuer or counterparty;

●   default or delinquency in interest or principal payments;

●   it becoming probable that the borrower will enter bankruptcy or financial reorganization.

For certain categories of financial asset, such as trade and other receivables, assets that are assessed not to be impaired individually are subsequently assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Group's past experience of collecting payments, and increase in the number of delayed payments in the portfolio past the average credit period, observable changes in national or local economic conditions that correlate with default on receivables.

An impairment loss is recognized in profit or loss when there is objective evidence that the asset is impaired, and is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the original effective interest rate.

The carrying amount of the receivables is reduced by the impairment loss directly for all financial assets with exception of trade and other receivables, where the carrying amount is reduced through the use of an allowance account. Changes in carrying amount of the allowance account are recognized in profit or loss. When a trade and other receivable are considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited to profit or loss.

If, in a subsequent period, the amount of impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment losses was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition.

F-34

4.      SIGNIFICANT ACCOUNTING POLICIES - continued

Financial instruments-continued

Financial liabilities and equity

Financial liabilities and equity instruments issued by a group entity are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument.

An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

Effective interest method

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or, where appropriate, a shorter period to the net carrying amount on initial recognition.

Interest expense is recognized on an effective interest basis.

Financial liabilities

Financial liabilities including trade and other payables, related parties payables and short-term loans are subsequently measured at amortized cost, using the effective interest method.

Equity instruments

Equity instruments issued by the group entities are recorded at the proceeds received, net of direct issue costs.

Derecognition

Financial assets are derecognized when the rights to receive cash flows from the assets expire or, the financial assets are transferred and the Group has transferred substantially all the risks and rewards of ownership of the financial assets. On derecognition of a financial asset, the difference between the asset's carrying amount and the sum of the consideration received and receivable is recognized in profit or loss.

Financial liabilities are derecognized when the obligation specified in the relevant contract is discharged, cancelled or expires. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized in profit or loss.

F-35

4.     SIGNIFICANT ACCOUNTING POLICIES - continued

Capital and Reserves

Share capital represents the nominal value of shares that have been issued by the Group. Share capital is determined using the nominal value of shares that have been issued.

Retained profits include all current and prior period results as determined in the combined statement of comprehensive income.

Foreign currency translation reserve arising on the translation are included in the currency translation reserve.

In accordance with the relevant laws and regulations of PRC, the subsidiaries of the Group established in PRC are required to transfer 10% of its annual statutory net profit (after offsetting any prior years’ losses) to the statutory reserve. When the balance of such reserve reaches 50% of the subsidiary’s share capital, any further transfer of its annual statutory net profit is optional. Such reserve may be used to offset accumulated losses or to increase the registered capital of the subsidiary subject to the approval of the relevant authorities. However, except for offsetting prior years’ losses, such statutory reserve must be maintained at a minimum of 25% of the share capital after such usage. The statutory reserves are not available for dividend distribution to the shareholders.

All transactions with owners of the Group are recorded separately within equity.

The preparation of financial statements in conformity with IFRS requires management to exercise judgment in the process of applying the Group’s accounting policies and requires the use of accounting estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and reported amount of revenue and expenses during the reporting period. The following estimates that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year are disclosed below:

F-36

Hongri International Holdings Limited

Notes to consolidated financial statements

5.	SIGNIFICANT MANAGEMENT JUDGMENT IN APPLYING ACCOUNTING POLICIES

Allowance for Bad and Doubtful debts

Allowances for bad and doubtful debts are based on an assessment of the recoverability of trade and other receivables. Allowances are applied to trade and other receivables where events or changes in circumstances indicate that the balances may not be collectible. The identification of bad and doubtful debts requires the use of judgment and estimates, where the expected outcome is different from the original estimate, such difference will impact carrying value of trade and other receivables and doubtful debt expenses in the period in which such estimate has been charged.

Income Tax

The Group has exposure to income taxes in numerous jurisdictions. Significant judgment is involved in determining the Group’s provision for income taxes. There are certain transactions and computations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for expected tax issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recognized, such differences will impact the income tax and differed tax provisions in the period in which such determination is made. The carrying amount of the Group’s income tax payable as at December 31, 2012 and 2013 amounted to USD 3,869,502 and USD 3,974,838 respectively.

6.	KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Group's accounting policies, which are described in Note 4, management is required to make estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets within the next financial year.

Depreciation of building, machinery and equipment

As described in Note 4, the Group reviews the estimated useful lives and residual values of property, plant and equipment at the end of each reporting period. The cost of building, machinery and equipment is depreciated on a straight-line basis over the assets' estimated useful lives. Management estimates the useful lives of these buildings, machinery and equipment to be within 5 to 20 years. These are the common life expectancies applied in the same industry. Changes in the expected level of usage and technological developments could impact the economic useful lives and the residual values of these assets, therefore future depreciation charges could be revised.

F-37

Hongri International Holdings Limited

Notes to consolidated financial statements

7.	SEGMENT REPORTING

Management currently identifies the Group’s three sales models as operating segments, which are wholesale, retail and subcontracting. The segment presentation is in accordance with management’s expectation of future business developments. These operating segments are monitored and strategic decisions are made on the basis of segmental gross margins.

By business	Wholesale		Retail		Subcontracting		Consolidated
	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2013	Year ended December 31, 2012
Sales to external customers	78,111,563	37,272,635	19,093,669	31,024,552	2,354,582	2,762,491	99,559,814	71,059,678
Segment revenue	78,111,563	37,272,635	19,093,669	31,024,552	2,354,582	2,762,491	99,559,814	71,059,678
Segment gross margins	28,162,776	13,495,905	13,277,404	20,832,864	755,795	938,932	42,195,975	35,267,701
Reconciling items							(7,771,596)	(9,170,913)
Profit before tax							34,424,379	26,096,788
Income tax expense							(8,629,022)	(6,560,026)
Profit for the year							25,795,357	19,536,762

The Group does not allocate the assets because they are shared by the three segments and can not be split.

Geographical information

The Group’s operations are located in the PRC and all of the Group’s revenue is derived from sales to customers in the PRC. Hence, no analysis by geographical area of operations is provided.

F-38

Hongri International Holdings Limited

Notes to consolidated financial statements

7. SEGMENT REPORTING - continued

Information about major customers

Major distributors that make up 10% or more of wholesale revenue are as below:

	Year ended December 31,
	2013	2012
Distributor A	15,967,077	6,620,482
Distributor B	14,869,975	3,966,164
Distributor C	11,438,483	-
Other distributors	35,836,028	26,685,989
	78,111,563	37,272,635

8.	REVENUE

	Year ended December 31,
	2013	2012

Apparel
-Wholesale	78,111,563	37,272,635
-Retail	19,093,669	31,024,552
Subtotal	97,205,232	68,297,187
Subcontracting	2,354,582	2,762,491
	99,559,814	71,059,678

9.	COST OF SALES

Cost of sales comprises of purchasing materials, labor costs for personnel employed in production, depreciation of non-current assets used for production purpose, outsourced manufacturing cost, taxes and surcharges and water and electricity. The following table shows a breakdown of cost of sales for the period under review for each category:

	Year ended December 31,
	2013	2012
Changes in inventories of finished goods and work in progress	1,168,215	971,228
Materials consumed in production	63,541	485,387
Purchases of finished goods	53,846,922	31,670,326
Labor	934,457	1,214,098
Depreciation	252,759	146,282
Rental	145,082	184,061
Outsourced manufacturing cost	26,679	241,242
Taxes and surcharges *	754,593	751,039
Water and electricity	79,850	89,480
Inventory provision	1,994	(44,944)
Others	17,039	80,876
Foreign currency translation difference	72,708	2,902
	57,363,839	35,791,977

* Tax and surcharges are mainly Urban Maintenance and Construction Tax (7% of Valued Added Tax payment amount), Extra Charges of Education Fund (3% of Valued Added Tax payment amount) and Local Surcharge for Education Fund (2% of Valued Added Tax payment amount).

10.	OTHER INCOME

	Year ended December 31,
	2013	2012

Sales of raw material	9,875	246,477
Government grant	215,782	4,056
Interest income on bank deposits	134,267	92,420
	359,924	342,953

F-39

Hongri International Holdings Limited

Notes to consolidated financial statements

11.	OTHER GAINS AND LOSSES

	Year ended December 31,
	2013	2012

Gain on disposals of property, plant and equipment	10,132	-
Foreign exchange gain	79,968	3,653
Impairment losses	(1,994)	-
Others	8,700	77,294
	96,806	80,947

12.	DISTRIBUTION AND SELLING EXPENSES

	Year ended December 31,
	2013	2012

Rental	1,665,836	3,865,504
Depreciation	1,178,209	1,667,245
Labor	603,013	927,239
Subsidy to distributors	1,397,789	824,955
Promotion	1,092,238	409,135
Advertisement	-	50,847
Others	301,910	219,845
	6,238,995	7,964,770

13.	ADMINISTRATIVE EXPENSES

	Year ended December 31,
	2013	2012

Labor	742,797	777,677
Audit fee	182,620	177,631
Depreciation and amortization charges	460,429	153,464
Bank charges	69,146	101,731
Rental	81,336	79,769
Travelling and entertainment	78,366	102,544
Others	213,216	225,898
	1,872,910	1,618,714

14.	FINANCE COSTS

	Year ended December 31,
	2013	2012

Interest expenses on bank borrowings wholly repayable within one year	116,421	11,329

Bank borrowings interests are charged on interest rates of 6.60% and 7.80%, per annum during the years ended December 31, 2013 and 2012 respectively.

F-40

Hongri International Holdings Limited

Notes to consolidated financial statements

14.	FINANCE COSTS-continued

December 31, 2013

	Amount
Bank loans	USD	Period		Interest rate	Interest
#1	1,968,213	2013-2-26	2014-2-25	6.60%	116,421

December 31, 2012

	Amount
Bank loans	USD	Period		Interest rate	Interest
#2	795,482	2012-10-15	2013-2-18	7.80%	11,329

The detailed information of the short - term loans is set out in Note 32.

15.	INCOME TAX EXPENSE
	Year ended December 31,
	2013	2012

Current tax:
PRC enterprise income tax	8,629,022	6,560,026
	8,629,022	6,560,026

Hongri Fujian, Anhui Kai Xin and Brand Management subject to the applicable enterprise income tax rate of 25%. As of December 31, 2012 and 2013, the Company had no unrecognized tax benefits.

France Cock and Vast Billion were incorporated in Hong Kong and subject to Hong Kong profits tax at a tax rate of 16.5%. No provision for Hong Kong profits tax has been made as France Cock and Vast Billion has no taxable income during the reporting period.

The Company and Roller Rome were incorporated in the BVI and under the current laws of the BVI, are not subject to income taxes.

The tax charge for the year can be reconciled to the profit per the consolidated statements of comprehensive income as follows:

	Year ended December 31,
	2013	2012

Profit before tax	34,424,379	26,096,788
Tax calculated at domestic tax rates applicable to profits in PRC (2012 and 2013: 25%)	8,606,095	6,524,197
Tax effect of expenses not deductible for tax purpose	6,133	8,321
Tax effect of tax loss of Hongri International, Roller Rome, Vast Billion and France Cock for which no deferred Income tax asset was recognized	16,303	38,744
Tax effect of provision for diminution in value of inventories	491	(11,236)
Tax charge for the year	8,629,022	6,560,026

F-41

Hongri International Holdings Limited

Notes to consolidated financial statements

16.	PROFIT FOR THE YEAR

Profit for the year has been arrived at after charging:

	Year ended December 31,
	2013	2012
Cost of inventories recognized as expenses	56,609,246	35,040,938
Taxes and surcharges	754,593	751,039
	57,363,839	35,791,977
Depreciation of property, plant and equipment	1,875,812	1,951,223
Amortization of prepaid lease payments	15,585	15,768
Amortization of subsidies prepaid to distributors	1,397,789	824,955
Amortization of prepayments and premiums under operating leases	1,892,254	4,129,335
Provision (Reversal) of inventory obsolescence	1,944	(44,944)
	5,183,384	6,876,337

17.	EMPLOYEES' EMOLUMENTS

	Year ended December 31,
	2013	2012

Salaries and other short-term benefits	2,187,866	2,766,145
Defined contribution benefit schemes	92,401	152,869
Total employee benefits expense (including directors’ emoluments)	2,280,267	2,919,014

The employees of the Group’s PRC subsidiaries are members of state-managed retirement benefit schemes operated by the local government. The subsidiaries are required to contribute a specified percentage of its payroll costs to the retirement benefit schemes to fund the benefits. The only obligation of the Group with respect to the retirement benefit schemes is to make the specified contributions.

18.	DIRECTORS' EMOLUMENTS

The emoluments paid or payable to the directors of the Company were as follows:

	Year ended December 31,
	2013	2012

Directors' emoluments
- Salaries	105,015	102,993
Yan Keyan	105,015	102,993
Chen Bizhen	126,018	123,456
Stanley Wong	336,048	329,442
- Social Welfare	758	990
Yan Keyan	758	990
Chen Bizhen	1,516	1,980

F-42

Hongri International Holdings Limited

Notes to consolidated financial statements

19.	EARNINGS PER SHARE

	Year ended December 31,
	2013	2012

Basic earnings per share

From continuing operations	1,290	977
Total basic earnings per share	1,290	977

The earnings and weighted average number of ordinary shares used in the calculation of basic earnings per share are as follows:

	Year ended December 31,
	2013	2012

Profit for the year attributable to owners of the Company for the purpose of basic earnings per share	25,795,357	19,536,762

	Year ended December 31,
	2013	2012

Weighted average number of ordinary shares for the purpose of basic earnings per share	20,000	20,000

No diluted earnings per share have been presented because no dilutive potential ordinary shares existed during the Periods.

F-43

Hongri International Holdings Limited

Notes to consolidated financial statements

20.	PROPERTY, PLANT AND EQUIPMENT

	Plant	Machinery	Office equipment	Motor vehicles	Furniture and fixtures	Leasehold improvements -factories and offices	Leasehold improvements- shops	Distributor shops' furniture and fixtures	Construction in progress	Total

COST
At January 1, 2012	-	699,504	134,828	133,957	51,048	267,774	1,712,378	1,436,303	-	4,435,792
Additions	8,659,241	351,800	42,123	-	7,647		657,774	-	34,925	9,753,510
Disposals	-	-	-	-	-	-	-	-	-	-
Translation adjustment	35,313	3,149	502	328	156	656	6,878	3,519	-	50,501
At December 31, 2012	8,694,554	1,054,453	177,453	134,285	58,851	268,430	2,377,030	1,439,822	34,925	14,239,803
Additions	-	785	39,149	1,205	9,825	-	210,648	1,287,610	16,421,867	17,971,089
Disposals	-	(33,881)	(55,749)	-	(21,440)	-	-	-		(111,070)
Translation adjustment	268,956	32,618	5,490	4,153	1,820	8,303	73,530	44,539		439,409
At December 31, 2013	8,963,510	1,053,975	166,343	139,643	49,056	276,733	2,661,208	2,771,971	16,456,792	32,539,231

DEPRECIATION
At January 1, 2012	-	(144,086)	(61,203)	(49,824)	(21,713)	(174,803)	(1,164,083)	-	-	(1,615,712)
Provided for the year	(64,944)	(140,622)	(21,585)	(16,096)	(6,156)	(48,121)	(697,716)	(955,983)	-	(1,951,223)
Eliminated on disposals of assets	-	-	-	-	-	-	-	-	-	-
Translation adjustment	(265)	(927)	(238)	(188)	(78)	(625)	(5,739)	(3,898)	-	(11,958)
At December 31, 2012	(65,209)	(285,635)	(83,026)	(66,108)	(27,947)	(223,549)	(1,867,538)	(959,881)	-	(3,578,893)
Provided for the year	(400,005)	(26,913)	(24,639)	(16,776)	(7,816)	(11,145)	(536,062)	(852,456)	-	(1,875,812)
Eliminated on disposals of assets	-	-	50,174	-	19,296	-	-	-	-	69,470
Translation adjustment	(5,370)	(8,836)	(2,568)	(2,045)	(864)	(6,915)	(57,728)	(29,693)	-	(114,019)
At December 31, 2013	(470,584)	(321,384)	(60,059)	(84,929)	(17,331)	(241,609)	(2,461,328)	(1,842,030)	-	(5,499,254)

CARRYING AMOUNT
At December 31, 2012	8,629,345	768,818	94,427	68,177	30,904	44,881	509,492	479,941	34,925	10,660,910
At December 31, 2013	8,492,926	732,591	106,284	54,714	31,725	35,124	199,880	929,941	16,456,792	27,039,977

F-44

Hongri International Holdings Limited

Notes to consolidated financial statements

20.	PROPERTY, PLANT AND EQUIPMENT-continued

Depreciation is provided on straight-line basis for all property, plant and equipment over their estimated useful lives of the assets as follows:

	Useful life	Residual value

Plant	20 years	10%
Machinery	5 years	10%
Office equipment	5 years	10%
Motor vehicles	5 years	10%
Furniture and fixtures	5 years	10%
Leasehold improvements-factories and offices	Shorter of estimated	10%
	useful life of 5 years
	or lease term

Leasehold improvements-shops	Shorter of estimated	Nil
	useful life of 1.5 years
	or lease term

Distributor shops' furniture and fixtures	1.5 years	Nil

All the plant mentioned above were owned by Anhui Kaxin.

Buildings on leasehold land comprise:

	Location	Description	Gross area (m2)

*	Jinxi Town, Longshan Road, Taihu City, Anhui Province, the PRC	Dormitory	8,573

* Items pledged to secure bank borrowings

The Group pledged buildings having a carrying amount of USD 8,492,926 as at December 31, 2013 to secure general banking facilities granted to the Group (December 31, 2012: 8,629,345).

The gross carrying amount of the fully depreciated property, plant and equipment that is still in use is USD 9,440 as at December 31, 2013 (December 31, 2012:USD 31,179).

21.	PREPAYMENTS AND PREMIUMS UNDER OPERATING LEASES

Amount

Cost
At January 1, 2012	6,333,650
additions for the year	3,634,643
charge for the year	(4,129,335)
translation adjustment	13,499
At December 31, 2012	5,852,457
additions for the year	725,943
charge for the year	(1,892,254)
withdraw during the year	(1,246,270)
translation adjustment	181,040
At December 31, 2013	3,620,916

F-45

Hongri International Holdings Limited

Notes to consolidated financial statements

21.	PREPAYMENTS AND PREMIUMS UNDER OPERATING LEASES-continued

Analyzed for reporting purposes as:

	As at December 31,
	2013	2012

Current asset	534,124	2,598,912
Non-current asset	3,086,792	3,253,545
	3,620,916	5,852,457

22.	PREPAYMENT FOR CONSTRUCTION OF NEW PLANT

On November 20, 2010, Hongri Fujian entered into an agreement with a third party, Anqing Zhongfang Construction and Installation Co., Ltd., for the construction of the new plant in Anhui at a consideration of USD 17,826,251. In 2012, Kaixin Anhui has made another prepayment of USD 6,363,853 for the second phase project. In 2013, Kaixin Anhui has made another prepayment of USD 9,747,897 for the second phase project and USD 16,401,778 was recognized in Construction in progress.

23.	PREPAYMENT FOR ACQUISITION OF LAND USE RIGHT

On September 2, 2010, Hongri Fujian entered into an agreement with a third party, Taihu Weiqi Sports Apparel Co., Ltd., to acquire a land use right in relation to the development of factories of Anhui Kaixin, at a total consideration of USD6,340,456.

24.	PREPAID LEASE PAYMENTS

Amount

Cost
At January 1, 2012	31,741
additions for the year	760,205
translation adjustment	3,179
At December 31, 2012	795,125
additions for the year	-
translation adjustment	24,596
At December 31, 2013	819,721

AMORTISATION
At January 1, 2012	(16,664)
charge for the year	(15,768)
translation adjustment	(106)
At December 31, 2012	(32,538)
charge for the year	(15,585)
translation adjustment	(4,933)
At December 31, 2013	(53,056)

CARRYING AMOUNTS
At December 31, 2012	762,587
At December 31, 2013	766,665

F-46

Hongri International Holdings Limited

Notes to consolidated financial statements

24.	PREPAID LEASE PAYMENTS-continued

Analyzed for reporting purposes as:

	As at December 31,
	2013	2012

Current asset	19,512	18,927
Non-current asset	747,153	743,660
	766,665	762,587

The amounts represent the prepayment of rentals for land use right (industrial use) situated in the PRC. The leasehold lands have the term of 50 years.

All the leasehold lands mentioned above were owned by Anhui Kaixin.

The Group has pledged leasehold land having a carrying amount of approximately USD 195,037 at December 31, 2013 to secure general banking facilities granted to the Group (2012: USD 185,392).

The leasehold land comprises:

	Location	Expiry date of tenure	Land area (m2)
*	Longshan Road, Economic development District, Taihu County	2062-05-23	2,440

* Items pledged to secure bank borrowings

25.	INVENTORIES

	As at December 31,
	2013	2012

Work in progress	42,658	91,055
Finished goods	624,419	1,744,237
Provision for obsolete inventories	(1,994)	-
	665,083	1,835,292

26.	TRADE AND OTHER RECEIVABLES

	As at December 31,
	2013	2012

Trade receivables	30,401,177	14,188,429
Other receivables	74,934	44,863
Subtotal financial assets	30,476,111	14,233,292
Prepayments	-	4,773
	30,476,111	14,238,065

F-47

Hongri International Holdings Limited

Notes to consolidated financial statements

26.	TRADE AND OTHER RECEIVABLES-continued

The fair value of trade and other receivables have not been disclosed as, due to their short duration, management considers the carrying amounts recognized in the consolidated statements of financial position to be reasonable approximation of their fair values.

Before accepting any new customer, the Group assesses the potential customer's credit quality and defined credit limits by customer. Limits attributed to customers are reviewed once a year. The aging analysis of trade receivables is as follows:

	As at December 31,
	2013	2012

Current	20,436,960	10,090,315
Past due for less than 4 months	9,964,217	4,098,114
	30,401,177	14,188,429

The Group allows an average credit period of 90 days to its trade customers. There are no trade receivables that are past due and impaired.

Among the amounts of trade receivables, USD 4,417,265 and USD 2,061,567 Output VAT was included as of December 31, 2013 and 2012, respectively.

27.	SUBSIDIES PREPAID TO DISTRIBUTORS

Amount

Cost
At January 1, 2012	757,437
additions for the year	824,955
charge for the year	(824,955)
translation adjustment	1,856
At December 31, 2012	759,293
additions for the year	1,253,461
charge for the year	(1,397,789)
translation adjustment	21,293
At December 31, 2013	636,258

Subsidies were paid to major distributors for compensating their rental expenses. Such subsidies would vest to distributors when they met the sales targets predetermined by the Company. Subsidies prepaid to distributors were recognized when payments were made and amortized over the agreement term on a straight-line basis in selling expenses. The amortization for 2012 and 2013 were USD 824,955 and USD 1,397,789 respectively.

F-48

Hongri International Holdings Limited

Notes to consolidated financial statements

28.	RELATED PARTIES RECEIVABLES

(1) Nature of relationship with related parties:

Name	Relationship with the Group

Yan Keyan	Actual controller

(2) Significant balances between the Group and the above related parties:

		As at December 31,
Name	Nature	2013	2012
		Unit:USD	Unit:USD

Yan Keyan	Borrowing of funds	-	414,052
		-	414,052

Related parties receivables were unsecured, non-interest bearing and repayment on demand.

29.	CASH AND CASH EQUIVALENTS

	As at December 31,
	2013	2012

Cash on hand	16,519	44,373
Bank deposits	39,802,280	32,103,936
	39,818,799	32,148,309

	As at December 31,
	2013	2012

Renminbi	39,798,525	32,127,812
Hong Kong Dollars	19,457	7,470
United States Dollars	817	13,027
	39,818,799	32,148,309

Cash and cash equivalents comprise cash held by the Group and short-term deposits with an original maturity of three months or less. Bank deposits as at December 31, 2013 carry interest at market rates which ranged from 0.35% to 0.50% (2012: 0.35%-0.50%) per annum

F-49

Hongri International Holdings Limited

Notes to consolidated financial statements

30.	TRADE AND OTHER PAYABLES

	As at December 31,
	2013	2012

Trade payables	166,049	249,731
Employee benefits payable	1,178,682	1,221,437
Other payables	876,738	479,928
Subtotal financial liabilities	2,221,469	1,951,096

Other taxes payable	2,041,066	2,221,272
	4,262,535	4,172,368

The fair value of trade and other payables have not been disclosed as, due to their short duration, management considers the carrying amounts recognized in the consolidated statements of financial position to be reasonable approximation of their fair values.

Trade payables comprise amounts outstanding for trade purchase. The average credit period is 30 days from the time when the services are rendered by or goods received from suppliers. The aging analysis of trade payables is as follows:

	As at December 31,
	2013	2012

Current	166,049	24,275
Past due for less than 4 months	-	225,456
	166,049	249,731

The Company was granted a credit term of 30 days. The balances past due were mainly for the Company's high bargaining power.

31.	RELATED PARTIES PAYABLES

(1) Nature of relationship with related parties:

Name	Relationship with the Group

Yan Keyan	Actual controller

Chen Bizhen	Wife of Yan Keyan

KBS International	Parent company of the Company

(2) Significant balances between the Group and the above related parties:

		As at December 31,
Name	Nature	2013	2012

Yan Keyan	Borrowing of funds	209,116	-

Chen Bizhen	Borrowing of funds	214,028	-

KBS International	Borrowing of funds	5,365,898	5,367,877
		5,789,042	5,367,877

Related parties payables were unsecured, non-interest bearing and repayment on demand.

The highest amount the Group borrowed from Mr. Keyan Yan was USD 529,962 and USD 477,912 for the years ended December 31, 2013 and 2012 respectively.

F-50

Hongri International Holdings Limited

Notes to consolidated financial statements

32.	SHORT-TERM LOANS

	As at December 31,
	2013	2012

Secured bank borrowings	1,968,213	795,482
Carrying amount repayable within 1 year	1,968,213	795,482

The borrowings are fixed-rate and denominated in RMB.

December 31, 2013

Bank loans	Amount USD	Period		Interest rate	Mortgage	Personal guarantee
#1	1,968,213	2013-2-26	2014-2-25	6.60%	Land use right and buildings	Yan Keyan/ Chen Bizhen
	1,968,213

December 31, 2012

Bank loans	Amount USD	Period		Interest rate	Mortgage	Personal guarantee
#2	795,482	2012-10-15	2013-2-18	7.80%	Land use right and buildings	Yan Keyan/ Chen Bizhen
	795,482

Assets with the following carrying amounts have been pledged to secure bank borrowings:

	As at December 31,
	2013	2012

Land use right	758,464	751,053
Plant	8,492,926	8,629,345
	9,251,390	9,380,398

A personal guarantee was provided by director of the Company, Yan Keyan and Chen Bizhen for USD 1,968,213 among the balances at December 31, 2013 (December 31, 2012:USD 795,482).

33.	SHARE CAPITAL AND SHARE PREMIUM

Share capital shown in the consolidated statements of financial position is as follows:

The details of the Company's share capital are as follows:

	Numbers of	Share capital	Share premium
	shares	USD	USD

Issue of shares at December 31, 2010(a)	10,000	10,000	-

Issue of shares at January 27, 2011(b)	10,000	10,000	760,000

Cost of issue of shares	20,000	20,000	760,000

Authorized and issued and fully paid

Ordinary shares of $1USD at December 31, 2012 and December 31, 2013	20,000	20,000	760,000

F-51

Hongri International Holdings Limited

Notes to consolidated financial statements

33.	PAID-IN CAPITAL & CAPITAL RESERVE-continued

The share capital shown on the consolidated statement of financial position as at December 31, 2012 and 2013 represents the share capital of the Company issued and fully paid on the date of incorporation.

(a)	As of December, 31, 2010, the Company issued 10,000 common shares were issued at a cash consideration of USD 1 per share.

(b)	As of January, 27, 2011, the Company issued additional 10,000 common shares at a cash consideration of USD 77 per share.

34.	RESERVES

Statutory surplus reserve

As stipulated by the relevant laws and regulations applicable to China’s foreign investment enterprises, the Company’s PRC subsidiaries are required to maintain a statutory surplus reserve which is non-distributable. Appropriations to such reserve are made out of net profit after tax of the statutory financial statements of the PRC subsidiaries at the amounts determined by their respective boards of directors annually up to 50% of authorized capital, but must not be less than 10% of the net profit after tax.

The statutory surplus reserve can be used for making up losses of the group entities in Mainland China, if any. The statutory surplus reserve may also be used to increase capital or to meet unexpected or future losses. The statutory surplus reserve is non-distributable other than upon liquidation.

The statutory surplus reserve of the Group amounts to USD 5,063,906 at December 31, 2013 (2012: USD 2,438,536). The statutory surplus reserve of the Group is related to Hongri Fujian and Anhui Kaixin.

Retained profits

The retained profits comprise the cumulative net gains and losses recognized in the Company's income statement.

Foreign currency translation reserve (other comprehensive income)

Foreign currency translation reserve represents the foreign currency translation difference arising from the translation of the financial statements of companies within the Group from their functional currency to the Group's presentation currency.

F-52

Hongri International Holdings Limited

Notes to consolidated financial statements

35.	COMMITMENTS AND CONTINGENCIES

(1)	The Company had the following capital commitments in respect of the construction of plant and equipment which were contracted but not provided for in the financial statements:

	As at December 31,
	2013	2012

Contracted and authorized	1,631,331	11,462,398

(2)	As at December 31, 2013, the Company had lease commitment as follows

	As at December 31,
	2013	2012

Contracted and authorized	76,364	95,458

(3)	As at 31 December, 2013, the Company had no contingencies that needed to be disclosed.

36.	SUBSEQUENT EVENTS

On March 24, 2014, its holding company, KBS International Holdings Inc, the Company together with the principal stockholders have entered into a Shares Exchange Agreement with Aquasition Corporation, a company incorporated in the Republic of the Marshall Islands and currently listed in the Nasdaq with the intention to effect an alternative listing in the Nasdaq. The expected date of completion of the Share Exchange would be in early July 2014.

* * * * *

F-53

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Aquasition is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Acquisition.

The following unaudited pro forma condensed combined balance sheet combines the audited consolidated historical statement of financial position of Hongri as of December 31, 2013 with the audited historical balance sheet of Aquasition as of December 31, 2013, giving effect to the Acquisition as if it had been consummated as of that date.

The following unaudited pro forma condensed combined income statement combines the audited historical statement of comprehensive income of Hongri for the year ended December 31, 2013 with the audited historical statement of operations of Aquasition for the year ended December 31, 2013, giving effect to the Acquisition as if it had occurred on January 1, 2013.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Acquisition, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Acquisition.

The historical financial statements of Hongri have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and presented in US Dollars. The historical financial statements of Aquasition have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and presented in US Dollars and for these pro formas have been converted into IFRS. No material adjustments were made to Aquasition’s financial statements prepared under US GAAP when converting them to IFRS. The unaudited pro forma condensed combined financial statements included herein are prepared under IFRS and presented in US Dollars. Following the consummation of the Acquisition, the combined entity intends to prepare its consolidated financial statements under IFRS and present such consolidated financial statements in US Dollars.

The historical financial information of Hongri was derived from the audited financial statements of Hongri for the years ended December 31, 2013 and 2012 included elsewhere in this Offer. The historical financial information of Aquasition was derived from the audited financial statements of Aquasition for the year ended December 31, 2013, for the period from January 26, 2012 (inception) through December 31, 2012 and for the period from January 26, 2012 (inception) through December 31, 2013 included elsewhere in this Offer. This information should be read together with Hongri’s and Aquasition’s audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Target Companies,” Management’s Discussion and Analysis of Financial Condition and Results of Operations of Aquasition” and other financial information included elsewhere in this Offer.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

In the Acquisition, Aquasition will acquire 100% of the issued and outstanding equity interest in Hongri from KBS in exchange for the transaction consideration consisting of shares of Aquasition’s common stock. The number of shares comprising the transaction consideration will be calculated in accordance with the terms of the share exchange agreement, and is estimated to be approximately 22,957,455 shares of common stock. Aquasition will issue its shares of common stock to KBS and KBS will liquidate immediately thereafter, distibuting all of its assets to its stockholders in proportion to their ownership. The number of shares comprising the transaction consideration will be calculated as follows: (a) (i) EBITDA multiplied by 5, less (ii) the difference of Long Term Debt minus cash held by Hongri; divided by (b) $10.30.

F-54

As a result of the Acquisition, assuming that no stockholders of Aquasition elect to convert their shares into cash, KBS will own approximately 75.4% of Aquasition’s common stock to be outstanding immediately after the acquisition, and the other Aquasition stockholders will own approximately 24.6% of Aquasition’s outstanding common stock, based on the number of shares of Aquasition common stock outstanding as of December 31, 2013. If 4,324,787 of the public shares are converted into cash, which assumes maximum conversion to provide for a minimum of $10.0 million of cash, excluding the cash and assets of Hongri and after the payment of all liabilities, including the redemption of Aquasition’s common stock, such that Hongri does not have a contractual right to terminate the share exchange agreement, KBS will own approximately 87.9% and the other Aquasition stockholders will own approximately 12.1% of Aquasition’s common stock to be outstanding immediately after the acquisition. If 4,995,000 of the public shares are converted into cash assuming maximum conversions under Aquasition’s charter, KBS will own approximately 90.2% and the other Aquasition stockholders will own approximately 9.8% of Aquasition’s common stock to be outstanding immediately after the acquisition.

The Acquisition will be accounted for as a reverse acquisition in accordance with IFRS. Under this method of accounting, Aquasition will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Hongri comprising the ongoing operations of the combined entity, Hongri senior management comprising the senior management of the combined company, and KBS having a majority of the voting power of the combined entity. In accordance with guidance applicable to these circumstances, the Acquisition will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Acquisition will be treated as the equivalent of Hongri issuing stock for the net assets of Aquasition, accompanied by a recapitalization. The net assets of Aquasition will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Acquisition will be those of Hongri.

Aquasition cannot predict how many of its public stockholders will elect to convert their shares to cash. As a result, it has elected to provide pro forma financial statements under three different assumptions which produce significant differences in cash and stockholders’ equity. The actual results are likely to be in between the results shown, but there can be no assurance that will be the case. Pursuant to the share exchange agreement, either Aquasition or Hongri may terminate the share exchange agreement if holders of more than 90.0% public shares sought conversion of such shares. Additionally, Aquasition must ensure that at least $10.0 million of cash is available to the combined companies, excluding the cash and assets of Hongri, immediately following the acquisition.

Even though Aquasition may seek to raise additional financing in order to consummate the Acquisition, Aquasition has not taken any steps to obtain a commitment for such additional financing, nor is it aware whether such additional financing is available on terms acceptable to Aquasition, or at all. Therefore, it is unlikely that Aquasition will be able to locate any suitable third party financing at this point. Accordingly, separate pro forma information has been presented assuming the following circumstances: (1) no holders of Aquasition common stock exercise their right to have their shares converted upon the consummation of the acquisition; (2) holders of 4,324,787 shares of Aquasition common stock elect to have their shares converted upon the consummation of the Acquisition at the conversion price of approximately $10.30 per share (which is a full pro rata share of the trust account as of December 31, 2013), to provide $10.0 million of cash, such that Hongri does not have a contractual right to terminate the share exchange agreement; (3) shareholders of no more than 4,995,000 shares of Aquasition common stock elect to have their shares converted upon the consummation of the Acquisition at the conversion price of approximately $10.30 per share (which is a full pro rata share of the trust account as of December 31, 2013), which will only occur if Aquasition is not required to provide $10.0 million of cash.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 22,957,455 shares of Aquasition common stock to be issued to KBS in exchange for their shares in Hongri.

F-55

PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2013 (Unaudited)

	(A)	(B)
	Hongri	Aquasition	Pro Forma Adjustments Assuming no Exercise of Conversion		Pro Forma Balance Sheet Assuming no Exercise of Conversion	Pro Forma Adjustments Assuming Maximum Conversions from Share Exchange Agreement		Pro Forma Balance Sheet Assuming Maximum Exercise of Conversion	Pro Forma Adjustments Assuming Maximum Conversions under Aquasition Charter		Pro Forma Balance Sheet Assuming Maximum Conversions under Aquasition Charter
Assets
Current assets:
Cash and cash equivalents	$39,818,799	$27,918	$57,176,757	(1)
			(3,652,004	)(2)
			(350,000	)(3)
			(105,000	)(4)
			(69,904	)(5)		$1,697,216	(2)		$360,724	(2)
			(140,000	)(9)	$92,706,566	(44,545,308	)(12)	$49,858,474	(6,903,192	)(12)	$43,316,006
Inventories	665,083	-	-		665,083	-		665,083	-		665,083
Trade and other receivables	30,476,111	-	-		30,476,111	-		30,476,111	-		30,476,111
Interest on cash held in trust	-	7,972	(7,972	)(1)	-	-		-	-		-
Other current assets	1,189,894	14,732	-		1,204,626	-		1,204,626	-		1,204,626
Total Current Assets	72,149,887	50,622	52,851,877		125,052,386	(42,848,092)		82,204,294	(6,542,468)		75,661,826
Long term assets:
Investments held in trust	-	57,168,785	(57,168,785	)(1)	-	-		-	-		-
Property, plant and equipment	27,039,977	-	-		27,039,977	-		27,039,977	-		27,039,977
Other assets	10,266,868	-	-		10,266,868	-		10,266,868	-		10,266,868
Total Long Term Assets	37,306,845	57,168,785	(57,168,785)		37,306,845	-		37,306,845	-		37,306,845
Total Assets	$109,456,732	$57,219,407	$(4,316,908)		$162,359,231	$(42,848,092)		$119,511,139	$(6,542,468)		$112,968,671

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$4,262,535	$131,763	$(105,000	)(4)	$4,289,298	$-		$4,289,298	$-		$4,289,298
Short-term loans	1,968,213	-	-		1,968,213	-		1,968,213	-		1,968,213
Other current liabilities	9,763,880	69,904	(69,904	)(5)	9,763,880	-		9,763,880	-		9,763,880
Total Current Liabilities	15,994,628	201,667	(174,904)		16,021,391	-		16,021,391	-		16,021,391
Long term liabilities:
Warrant liability	-	3,432,440	-		3,432,440	-		3,432,440	-		3,432,440
Total Liabilities	15,994,628	3,634,107	(174,904)		19,453,831	-		19,453,831	-		19,453,831

Commitments and Contingencies
Common stock subject to possible redemption or tender	-	51,448,500	(51,448,500	)(6)	-	-		-	-		-

Stockholders’ Equity
Share capital	20,000	-	(20,000	)(7)	-	-		-	-		-
Share premium	760,000	-	(760,000	)(7)	-	-		-	-		-
Common stock	-	231	17	(2)							-
			2,296	(7)
			500	(6)	3,044	(433	)(10)	2,611	(67	)(11)	2,544
Additional paid-in capital	-	5,621,277	(3,652,021	)(2)
			(350,000	)(3)
			51,448,000	(6)
			777,704	(7)		1,697,216	(2)		360,724	(2)
			(3,484,708	)(8)		433	(10)		67	(11)
			(140,000	)(9)	50,220,252	(44,545,308	)(12)	7,372,593	(6,903,192	)(12)	830,192
Legal reserves	5,063,906	-	-		5,063,906	-		5,063,906	-		5,063,906
Cumulative translation adjustments	4,635,209	-	-		4,635,209	-		4,635,209	-		4,635,209
Retained earnings (accumulated deficit)	82,982,989	(3,484,708)	3,484,708	(8)	82,982,989	-		82,982,989	-		82,982,989
Total Stockholders’ Equity	93,462,104	2,136,800	47,306,496		142,905,400	(42,848,092)		100,057,308	(6,542,468)		93,514,840
Total Liabilities and Stockholders’ Equity	$109,456,732	$57,219,407	$(4,316,908)		$162,359,231	$(42,848,092)		$119,511,139	$(6,542,468)		$112,968,671

F-56

Pro Forma Adjustments to the Unaudited December 31, 2013 Audited Condensed Combined Balance Sheet

(A) Derived from the audited balance sheet of Hongri as of December 31, 2013.

(B) Derived from the audited balance sheet of Aquasition Corp. as of December 31, 2013.

Note:	The pro forma condensed combined balance sheet does not reflect the use of cash to repay $330,000 of related party promissory notes entered into by Aquasition subsequent to December 31, 2013.

(1)	To liquidate investments held in trust by Aquasition.
(2)	To record payment of costs related to the acquisition. Aquasition engaged SNV Global Ltd. (“SNV”) pursuant to which SNV agreed to provide introductions to potential target companies to Aquasition, including KBS, among other services. Aquasition will pay SNV a finder’s fee equal to 1.5% of the pre-closing equity of Hongri to be paid in newly issued shares of the combined company, estimated to be 136,641 shares of Aquasition common stock, valued at $1,401,932, or $10.26 per share (based on the closing price of Aquasition’s common stock on June 16, 2014). Aquasition also engaged SunTrust Robinson Humphery, Inc. (“STRH”) pursuant to which Aquasition will pay STRH a cash fee equal to $1,250,000 upon completion of an acquisition transaction prior to August 1, 2014. Additionally, Aquasition engaged Early Bird Capital, Inc. (“EBC”), pursuant to which EBC will provide Aquasition certain financial advisory services in connection with the acquisition. Aquasition will pay EBC a cash fee equal to $200,000 and an equity fee in the amount of 35,000 shares of the combined company, valued at $359,100, or $10.26 per share (based on the closing price of Aquasition’s common stock on June 16, 2014). Aquasition will also pay EBC an additional cash fee equal to 4% of the amount of the gross proceeds held in the trust account at the closing, after the payment of fees, including the redemption of Aquasition’s common stock. Assuming no shares are redeemed, the additional cash fee payable to EBC is estimated to be $2,202,004. Assuming 4,324,787 shares are redeemed, the additional cash fee payable is estimated to be $504,788 and assuming all 4,995,000 shares are redeemed, the additional cash fee payable is estimated to be $144,064.
(3)	To record $350,000 payment of deferred underwriters’ fee from Aquasition’s IPO, payable at the consummation of an acquisition.
(4)	To record payment of related party amounts due to Seacrest Shipping Co. Ltd., payable at the consummation of an acquisition.
(5)	To record payment of advances from related parties, payable at the consummation of an acquisition.
(6)	Assuming no Aquasition stockholders exercise their conversion rights, the common stock subject to redemption or tender amounting to $51,448,500 would be transferred to permanent equity.
(7)	To reflect the recapitalization of Hongri through the issuance of 22,957,455 shares of Aquasition’s common stock to KBS.
(8)	To eliminate the historical accumulated deficit of Aquasition of $3,484,708, the accounting acquiree.
(9)	To reflect the payment of estimated legal, financial advisory, accounting, printing and other professional fees and expenses incurred in connection with the acquisition.
(10)	To reflect the recapitalization of Hongri through (a) the issuance of 22,957,455 shares of Aquasition’s common stock to KBS and (b) the cancellation of 4,324,787 shares of common stock for stockholders electing cash conversion.
(11)	To reflect the recapitalization of Hongri through (a) the issuance of 22,957,455 shares of Aquasition’s common stock to KBS and (b) the cancellation of 4,995,000 shares of common stock for stockholders electing cash conversion.
(12)	To reflect the use of cash and the corresponding reduction in common stock and additional paid-in capital in connection with the redemption of common stock held by Aquasition stockholders exercising conversion rights.

F-57

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

Year Ended December 31, 2013 (Unaudited)

	(A)	(B)
	Hongri	Aquasition	Pro Forma Adjustments Assuming no Exercise of Conversion		Pro Forma Income Statement Assuming no Exercise of Conversion	Pro Forma Adjustments Assuming Maximum Conversions from Share Exchange Agreement		Pro Forma Income Statement Assuming Maximum Exercise of Conversion	Pro Forma Adjustments Assuming Maximum Conversions under Aquasition Charter		Pro Forma Income Statement Assuming Maximum Conversions under Aquasition Charter

Revenue	$99,559,814	$-	$-		$99,559,814	$-		$99,559,814	$-		$99,559,814
Cost of sales	57,363,839	-	-		57,363,839	-		57,363,839	-		57,363,839
Gross profit	42,195,975	-	-		42,195,975	-		42,195,975	-		42,195,975

Operating expenses:
Distribution and selling expenses	6,238,995	-	-		6,238,995	-		6,238,995	-		6,238,995
General and administrative expenses	1,872,910	338,521	-		2,211,431	-		2,211,431	-		2,211,431
Total operating expenses	8,111,905	338,521	-		8,450,426	-		8,450,426	-		8,450,426

Other income:
Change in fair value of warrants	-	(45,442)	-		(45,442)	-		(45,442)	-		(45,442)
Interest income	-	7,972	-		7,972	-		7,972	-		7,972
Finance costs	(116,421)	-	-		(116,421)	-		(116,421)	-		(116,421)
Other income	456,730	-	-		456,730	-		456,730	-		456,730

Income (loss) before income taxes	34,424,379	(375,991)	-		34,048,388	-		34,048,388	-		34,048,388
Provision for income taxes	8,629,022	-	-		8,629,022	-		8,629,022	-		8,629,022
Net income (loss)	$25,795,357	$(375,991)	$-		$25,419,366	$-		$25,419,366	$-		$25,419,366

Weighted average shares outstanding, basic		2,310,500	28,124,096	(1)	30,434,596	(4,324,787	)(1)	26,109,809	(670,213	)(1)	25,439,596
Basic net income (loss) per share		$(0.16)			$0.84			$0.97			$1.00

Weighted average shares outstanding, diluted		2,310,500	28,124,096	(1)	30,434,596	(4,324,787	)(1)	26,109,809	(670,213	)(1)	25,439,596
Diluted net income (loss) per share		$(0.16)			$0.84			$0.97			$1.00

F-58

Pro Forma Adjustments to the Unaudited Condensed Combined Income Statement

(A)	Derived from the audited statement of comprehensive income of Hongri for the year ended December 31, 2013.
(B)	Derived from the audited statement of operations of Aquasition Corp. for the year ended December 31, 2013.

(1)

As the acquisition is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the acquisition have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period. Similarly, if shares are assumed to be repurchased, this calculation is retroactively adjusted to eliminate such shares for the entire period. The Aquasition public shares used in the weighted average shares calculation is computed as the sum of the public shares outstanding, plus the shares issued to advisors, less the shares redeemed under each seenario presented below. Weighted average common shares outstanding – basic and diluted is calculated as follows:

	Combined (Assuming No Conversions)	Combined (Assuming Maximum Conversions with Cash Ceiling from Share Exchange Agreement)	Combined (Assuming Maximum Conversions under Aquasition Charter)
Aquasition public shares electing cash conversion	-	(4,324,787)	(4,995,000)
Aquasition shares issued to advisors	171,641	171,641	171,641
Aquasition public shares outstanding	7,305,500	7,305,500	7,305,500
Aquasition shares issued in merger	22,957,455	22,957,455	22,957,455
Shares outstanding	30,434,596	26,109,809	25,439,596
Percent of shares owned by KBS	75.4%	87.9%	90.2%
Percent of shares owned by other Aquasition stockholders and advisors	24.6%	12.1%	9.8%

Weighted average shares calculation, basic and diluted
KBS	22,957,455	22,957,455	22,957,455
Aquasition and advisors shares	7,477,141	3,152,354	2,482,141
Weighted average shares, basic and diluted	30,434,596	26,109,809	25,439,596

The computation of diluted income per share excludes the effect of Unit purchase Options to purchase 250,000 units (consisting of one warrant and one common stock) and warrants to purchase 5,918,000 shares of common stock because their inclusion would be anti-dilutive.

F-59

The Depositary for the Offer is:

American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, New York 11219
Attention: Reorganization Department

Questions and requests for assistance regarding the Offer may be directed to Advantage Proxy, LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Attention: Karen Smith
Telephone number: toll Free: 877-870-8565 or 206-870-8565
Email: ksmith@advantageproxy.com